As filed with the Securities and Exchange Commission on August 5, 2010.

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-4

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

EXPRESS, LLC*

EXPRESS FINANCE CORP.*

(Exact name of each registrant as specified in its charter)

Delaware	5600	54-2170160
Delaware	5600	27-1817713
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Number)	(I.R.S. Employer Identification No.)

1 Express Drive

Columbus, Ohio 43230

Telephone: (614) 474-4001

(Address, including zip code, and telephone number, including area code, of the registrants’ principal executive offices)

Matthew C. Moellering

Executive Vice President, Chief Administrative Officer, Chief Financial Officer, Treasurer and Secretary Express, Inc.

1 Express Drive

Columbus, Ohio 43230

Telephone: (614) 474-4001

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Robert M. Hayward, P.C.

William R. Burke

Kirkland & Ellis LLP

300 North LaSalle

Chicago, Illinois 60654

Telephone: (312) 862-2000

Approximate date of commencement of proposed sale of the securities to the public: The exchange will occur as soon as practicable after the effective date of this Registration Statement.

If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.  ☐

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☒	Smaller reporting company ☐
(Do not check if a smaller reporting company)

If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:

Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer)  ☐

Exchange Act Rule 14d-1(d) (Cross-Border Third Party Tender Offer)  ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Unit(1)	Proposed Maximum Aggregate Offering Price(1)	Amount of Registration Fee
8 3/4 % Senior Notes due 2018	$250,000,000	100%	$250,000,000	$17,825(1)
Guarantees of 8 3/4% Senior Notes due 2018(2)	—	—	—	(3)

(1)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(f)(2) under the Securities Act.
(2)	See the inside facing page for registrant guarantors.
(3)	Pursuant to Rule 457(n) of the Securities Act, no separate fee is payable with respect to the guarantees being registered hereby.

* The Companies listed on the next page in the table of additional registrants are also included in this Form S-4 Registration Statement as additional Registrants.

The Registrants hereby amend this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrants shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to Section 8(a), may determine.

TABLE OF ADDITIONAL REGISTRANTS

Exact Name of Additional Registrants*	Primary Standard Industrial Classification Number	Jurisdiction of Formation	I.R.S. Employer Identification No.
Express, Inc.	5600	Delaware	26-2828128
Express GC, LLC	5600	Ohio	31-1816092

*	The address, including zip code, and telephone number, including area code, for each of the additional registrants’ principal executive offices are the same as Express, LLC. The name, address, including zip code of the agent for service for each of the additional registrants are the same as Express, LLC.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Subject to Completion.

Preliminary Prospectus dated August 5, 2010.

PROSPECTUS

Express, LLC

Express Finance Corp.

Offer to Exchange

Up to $250,000,000 aggregate principal amount

of our 8 3/4% Senior Notes due 2018

(which we refer to as Exchange Notes)

and the guarantees thereof which have been registered

under the Securities Act of 1933, as amended,

for all of our outstanding unregistered

8  3/4% Senior Notes due 2018 issued on March 2, 2010

(which we refer to as Senior Notes)

and the guarantees thereof.

The Exchange Offer:

•	We will exchange all Senior Notes that are validly tendered and not validly withdrawn for an equal principal amount of Exchange Notes.

•	You may withdraw tenders of Senior Notes at any time prior to the expiration date of the exchange offer.

•	The exchange offer expires at 5:00 p.m., New York City time, on , 2010, unless extended. We do not currently intend to extend the expiration date.

•	The exchange of Senior Notes for Exchange Notes in the exchange offer should not be a taxable event for U.S. federal income tax purposes.

•	We will not receive any proceeds from the exchange offer.

The Exchange Notes:

•	We are offering the Exchange Notes to satisfy certain of our obligations under the registration rights agreement entered into in connection with the private offering of the Senior Notes.

•

The terms of the Exchange Notes are substantially identical to the Senior Notes, except that transfer restrictions, registration rights and additional interest provisions relating to the Senior Notes do not apply to the Exchange Notes.

•

The Exchange Notes and the related guarantees will be general unsecured obligations of the Issuers and the guarantors, respectively, and will rank equally in right of payment with all existing and future senior indebtedness of the issuers and the guarantors.

•	The Exchange Notes will be guaranteed by each of the domestic subsidiaries of Express, LLC, other than immaterial subsidiaries, and by the issuers’ indirect parent, Express, Inc.

•	The Exchange Notes will mature on March 1, 2018.

•	The Exchange Notes will bear interest at a rate of 8 3 /4% per annum. We will pay interest on the Exchange Notes semi-annually on March 1 and September 1 of each year, beginning on September 1, 2010.

•	We may redeem the Exchange Notes in whole or in part from time to time. See “Description of Exchange Notes.”

See “Risk Factors” beginning on page 15 for a discussion of certain risks you should consider before participating in the exchange offer.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

Until                    , 2010, all dealers that buy, sell or trade the Exchange Notes, whether or not participating in the exchange offer, may be required to deliver a prospectus. This requirement is in addition to the dealers’ obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments and subscriptions.

                    , 2010

No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this prospectus. You must not rely on any unauthorized information or representations. This prospectus is an offer to participate in the exchange offering, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus is current only as of its date.

BASIS OF PRESENTATION

Unless otherwise indicated, all of the financial data presented in this prospectus is presented on a consolidated basis for Express, Inc. and its subsidiaries, because Express, Inc. is a guarantor of the notes.

We use a 52-53 week fiscal year ending on the Saturday closest to January 31. Fiscal years are identified in this prospectus according to the calendar year prior to the calendar year in which they end. For example, references to “2009,” “fiscal 2009,” “fiscal year 2009” or similar references refer to the fiscal year ended January 30, 2010.

On July 6, 2007, investment funds managed by Golden Gate Private Equity, Inc. (“Golden Gate”) acquired 75% of the equity interests in our business from Limited Brands, Inc. (“Limited Brands”). As a result of the acquisition (the “Golden Gate Acquisition”), a new basis of accounting was created beginning July 7, 2007. The periods prior to the Golden Gate Acquisition are referred to as the “Predecessor” periods and the periods after the Golden Gate Acquisition are referred to as the “Successor” periods in this prospectus. The Predecessor periods presented in this prospectus include the period from February 4, 2007 through July 6, 2007, reflecting 22 weeks of operations, and the Successor periods presented in this prospectus include the period from July 7, 2007

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through February 2, 2008, reflecting 30 weeks of operations. Due to the Golden Gate Acquisition, the financial statements for the Successor periods are not comparable to those of the Predecessor periods presented in this prospectus. Prior to the Golden Gate Acquisition, our consolidated financial statements were prepared on a carve-out basis from Limited Brands. The carve-out consolidated financial statements include allocations of certain costs of Limited Brands. In the Successor periods we no longer incur these allocated costs, but do incur certain expenses as a standalone company for similar functions, including for certain support services provided by Limited Brands under the Limited Brands Transition Services Agreements, which are discussed further in the section entitled “Certain Relationships and Related Party Transactions.” These allocated costs were based upon various assumptions and estimates and actual results may differ from these allocated costs, assumptions and estimates. Accordingly, the carve-out consolidated financial statements may not be a comparable presentation of our financial position or results of operations as if we had operated as a standalone entity during the Predecessor periods. See “Risk Factors—Risks Related to Our Business—We have a limited operating history as a standalone company, which may make it difficult to compare our current operating results to prior periods.”

In the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” we have presented pro forma consolidated financial data for the fiscal year ended February 2, 2008, which gives effect to the Golden Gate Acquisition as if such transaction had occurred on February 4, 2007, in addition to the Predecessor and Successor periods. We believe that presenting the discussion and analysis of the results of operations in this manner promotes the overall usefulness of the comparison given the complexities involved with comparing two significantly different periods.

On May 12, 2010, in connection with its initial public offering (the “IPO”), Express Parent LLC (“Express Parent”) converted from a Delaware limited liability company into a Delaware corporation and changed its name to Express, Inc. See “Certain Relationships and Related Party Transactions—Reorganization as a Corporation.” In connection with this conversion, all of the equity interests in Express Parent, which consisted of Class L, Class A, and Class C units, were converted into shares of common stock of the Company at a ratio of 0.702, 0.649, and 0.442, respectively. All share and per share information in the accompanying consolidated financial statements and related notes has been retrospectively recast to reflect this conversion.

Prior to Express, Inc.’s registration statement on Form S-1 (File No. 333-164906) for its initial public offering being declared effective on May 12, 2010, (i) Express Investment Corp. (“EIC”), the holding company that held 67.3% of the equity interests in Express Parent on behalf of certain investment funds managed by Golden Gate and (ii) the holding companies that directly or indirectly held 6.1% of the equity interests in Express Parent on behalf of certain members of management (the “Management Holding Companies”) merged with and into Express Parent. EIC did not have any independent operations or any significant assets or liabilities and does not comprise a business. Accordingly, this legal merger represented in substance a reorganization and transfer of EIC’s income tax payables or receivables between entities under common control. Accordingly, for financial reporting purposes, the transaction was reflected as a contribution of certain of EIC’s income tax payables or receivables to Express Parent, in exchange for a net receivable or payable of equal amount with an affiliate of Golden Gate. See “Unaudited Pro Forma Condensed Consolidated Financial Data.”

In this prospectus, we refer to all of these events as the “Reorganization.” See “Certain Relationships and Related Party Transactions—Reorganization as a Corporation.”

The consolidated financial data presented in this prospectus includes the impact of certain indebtedness that was outstanding at Express Topco LLC, an indirect parent of the Issuers, prior to the IPO and other fees and expenses incurred by the direct and indirect parents of the Issuers. The direct and indirect parents of the Issuers are holding companies. See “Prospectus Summary—Corporate Structure.”

ii

MARKET AND INDUSTRY DATA

We obtained the industry, market and competitive position data throughout this prospectus from our own internal estimates and research as well as from industry and general publications and research, surveys and studies conducted by third parties. Industry publications, studies and surveys generally state that they have been obtained from sources believed to be reliable, although they do not guarantee the accuracy or completeness of such information. While we believe that each of these studies and publications is reliable, we have not independently verified market and industry data from third-party sources. While we believe our internal company research is reliable and the definitions of our market and industry are appropriate, neither such research nor these definitions have been verified by any independent source. Certain industry, market and competitive position data presented in this prospectus was obtained from a survey conducted by e-Rewards, Inc. in April 2007 that was commissioned by Golden Gate prior to the Golden Gate Acquisition in connection with their evaluation of our business. We refer to this survey throughout this prospectus as the “2007 Market Survey.”

TRADEMARKS AND TRADE NAMES

This prospectus includes our trademarks such as “Express,” which are protected under applicable intellectual property laws and are the property of Express, Inc. or its subsidiaries. This prospectus also contains trademarks, service marks, trade names and copyrights, of other companies, which are the property of their respective owners. Solely for convenience, trademarks and trade names referred to in this prospectus may appear without the ® or TM symbols, but such references are not intended to indicate, in any way, that we will not assert, to the fullest extent under applicable law, our rights or the right of the applicable licensor to these trademarks and trade names.

iii

PROSPECTUS SUMMARY

This summary highlights information contained elsewhere in this prospectus. This summary does not contain all of the information that you should consider when deciding whether to take part in this exchange offer. You should read the following summary together with the entire prospectus, including the more detailed information regarding our company, the Exchange Notes being offered in this offering and our consolidated financial statements and the related notes appearing elsewhere in this prospectus. You should carefully consider, among other things, our consolidated financial statements and the related notes thereto included elsewhere in this prospectus and the matters discussed in the sections entitled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in this prospectus before deciding whether to take part in this exchange offer. Some of the statements in this prospectus constitute forward-looking statements. See “Forward-Looking Statements.”

Except where the context otherwise requires or where otherwise indicated, the terms “Express,” “we,” “us,” “our,” “our company” and “our business” refer, prior to the Reorganization discussed in the section entitled “Basis of Presentation,” to Express Parent LLC and, after the Reorganization, to Express, Inc., in each case together with its consolidated subsidiaries as a combined entity. The term “Express Parent” refers, prior to the Reorganization, to Express Parent LLC and, after the Reorganization, to Express, Inc. The term “Express Topco” refers to Express Topco LLC and “Express Holding” refers to Express Holding, LLC, each of which is a wholly-owned subsidiary of Express Parent, and in each case not to any of their subsidiaries.

Company Overview

Express is the sixth largest specialty retail apparel brand in the United States. With 30 years of experience offering a distinct combination of style and quality at an attractive value, we believe we are a core shopping destination for our customers and that we have developed strong brand awareness and credibility with them. We target an attractive and growing demographic of women and men between 20 and 30 years old. We offer our customers an edited assortment of fashionable apparel and accessories to address fashion needs across multiple aspects of their lifestyles, including work, casual and going-out occasions. Since we became an independent company in 2007, we have made several significant changes to our business model, including completing the conversion of our stores to a dual-gender format, re-designing our go-to-market strategy and launching our e-commerce platform, all of which we believe have improved our operating profits and positioned us well for future growth and profitability.

As of May 1, 2010, we operated 576 stores. Our stores are located primarily in high-traffic shopping malls, lifestyle centers and street locations across the United States, and average approximately 8,700 square feet. We also sell our products through our e-commerce website, express.com. Our stores and website are designed to create an exciting shopping environment that reflects the sexy, sophisticated and social brand image that we seek to project. Our product offering includes both women’s and men’s apparel and accessories, of which women’s represented 67% of our net sales and men’s represented 33% of our net sales during fiscal 2009. Our product assortment is a mix of core styles balanced with the latest fashions, a combination we believe our customers look for and value in our brand. For fiscal 2009, we generated net sales, net income and Adjusted EBITDA of $1,721.1, $75.3 and $229.8 million, respectively. Our Adjusted EBITDA increased 168% from $85.9 million in fiscal 2006 to $229.8 million in fiscal 2009. For the thirteen weeks ended May 1, 2010, we generated net sales, net income and Adjusted EBITDA of $426.5, $30.6 and $76.3 million, respectively. Our Adjusted EBITDA increased 69% from $45.2 million in the thirteen weeks ended May 2, 2009 to $76.3 million in the thirteen weeks ended May 1, 2010. See “—Summary Historical and Pro Forma Consolidated Financial and Operating Data” for a discussion of Adjusted EBITDA, an accompanying presentation of the most directly comparable GAAP financial measure and a reconciliation of the differences between Adjusted EBITDA and the most directly comparable GAAP financial measure, net income.

Company History and Recent Accomplishments

We opened our first store in 1980, in Chicago, Illinois as a division of Limited Brands, Inc., and launched our men’s apparel line in 1987, which we rebranded under the name Structure in 1989. In the mid 1990s, we experienced a period of rapid expansion, resulting in our operation of over 1,000 stores by 2000, including in many cases a women’s and men’s store in the same shopping center. In 2001, we began to consolidate our separate women’s and men’s stores into combined dual-gender stores under the Express brand. In 2007, we began to operate as a standalone company and have since implemented and completed numerous initiatives to strengthen our business, including:

•

Transitioned to Standalone Company. As a standalone company, we have made a number of changes to improve our organization, reinvest in our business and align incentives with our performance. Among these, we rehired Michael Weiss as our President and CEO in July 2007. We have also worked to build depth in our organization, including by strengthening our merchandising and design teams and improving the processes by which we make product decisions.

•

Completed Dual-Gender Store Conversion. During the last nine years, we have significantly improved the efficiency of our store base by consolidating separate women’s and men’s stores that were located in the same shopping center into combined dual-gender stores. Over this time period, this conversion has allowed us to reduce our total gross square footage by approximately 30%. We believe our converted store model has resulted in higher store productivity and lower store expenses, leading to increased profitability.

•

Redesigned Go-To-Market Strategy. Since 2007, we have revised the process by which we design, source and merchandise our product assortment. We now design a greater number of styles, colors and fits of key items for each season and test approximately three-quarters of our product early in each season at a select group of stores before ordering for our broader store base. We believe the results of these changes are higher product margins from reduced markdowns, lower inventory risk and a more relevant product offering for our customers.

•

Reinvested in Our Business to Support Growth. Over the past three years, we have expanded several of our key functional departments and shifted our marketing focus to better position our company for long-term growth. In addition, we have placed increased focus on long-term brand-building initiatives.

•

Launched Express.com. We launched our e-commerce website, express.com, in July 2008, offering our customers a new channel to access our products. We believe our e-commerce platform has improved the efficiency of our business by allowing us to monitor real-time customer feedback, enhancing our product testing capabilities, expanding our advertising reach and providing us with a merchandise clearance channel.

Competitive Strengths

We attribute our success to the following competitive strengths:

Established Lifestyle Brand. With 30 years of brand heritage, we have developed a distinct and widely recognized brand that we believe fosters loyalty and credibility among our customers who look to us to provide the latest fashions and quality at an attractive value. We are the sixth largest specialty retail apparel brand in the United States in terms of 2008 sales and we believe we are the largest specialty lifestyle brand focused on the 20 to 30 year old customer demographic.

Attractive Market and Customer Demographic. According to The NPD Group (“NPD Group”), in the twelve months ended June 30, 2009, our brand represented approximately 5% of the $20 billion upscale specialty apparel market for 18 to 30 year old women and men in the United States. Our customer demographic is a growing segment of the United States population, and we believe that the Express brand appeals to a particularly attractive subset of this group.

Sophisticated Design, Sourcing and Merchandising Model. We believe that we have an efficient, diversified and flexible supply chain that allows us to quickly identify and respond to trends and to bring a tested assortment of products to our stores. We believe our model allows us to better meet customer needs and enables us to reduce inventory risk and improve product margins from reduced markdowns. Our product testing processes early in the season allow us to test approximately three-quarters of our merchandise in select stores before placing orders for our broader store base. In addition, we assess sales data and new product development on a weekly basis in order to make in-season inventory adjustments where possible and to allow us to respond to the latest trends.

Optimized Real Estate Portfolio. During the last nine years we have completed the conversion of our store base into dual-gender stores from separate women’s and men’s stores, which has reduced our total square footage by approximately 30%. We believe that over this period, this conversion has brought our average store size in-line with other specialty retailers, has contributed to improved per store sales and profitability and has positioned us to drive improvement in store sales and margins.

Strong Cash Flow. Since the Golden Gate Acquisition, we have significantly improved the margin structure of our business, resulting in an Adjusted EBITDA margin of 17.9% for the first fiscal quarter of 2010. We have also delivered strong cash flows as evidenced by cash flows from operations of $282.2 million, $35.2 million and $200.7 million for the 2007 Successor period, fiscal year 2008 and fiscal year 2009, respectively.

Proven and Experienced Team. Michael Weiss, our President and Chief Executive Officer, has more than 40 years of experience in the fashion industry and has served as our President for over 20 years. In addition, our senior management team has an average of 25 years of experience across a broad range of disciplines in the specialty retail industry, including design, sourcing, merchandising and real estate. Experience and tenure with Express extends deep into our organization. For example, our district managers and store managers have been with Express for an average of ten years and seven years, respectively.

Business Strategy

Key elements of our business and growth strategies include the following:

Improve Productivity of Our Retail Stores. We believe that the efforts we have taken over the last several years to optimize our store base through conversion to dual-gender stores and to improve our go-to-market strategy have positioned us well for future growth. We seek to grow our comparable store sales and operating margins by executing the following initiatives:

•

Continuing to Refine Our Go-to-Market Strategy. As we increase testing and refine our go-to-market strategy, we believe our in-store product assortment will be more appealing to our customers and will help us to decrease markdowns and to increase sales and product margins;

•

Recapture Market Share in Our Core Product Categories. Approximately five years ago we shifted our product mix, which included a high percentage of tops, casual bottoms and denim, to increase our focus on a more premium wear-to-work assortment. Based on our historical peak sales levels across product categories, we believe there is opportunity for us to recapture sales as our customers re-discover Express in certain product categories, specifically in casual and party tops, dresses and denim; and

•

Improve Profit Margins. We believe we have the opportunity to continue to improve margins through further efficiencies in sourcing and continued refinement of our merchandising strategy. We plan to leverage our infrastructure, corporate overhead and fixed costs through our converted dual-gender store format.

•

Expand Our Store Base. While there has been significant growth in retail shopping centers during the last decade, we have focused on converting our existing store base to a dual-gender format and have opened few new stores over this time period. As a result, we believe there are numerous attractive, high-traffic locations that present opportunities for us to expand our store base. We currently plan to open an average of 30 new stores across the United States and Canada over each of the next five years, representing annual store growth of approximately 5%.

Expand Our e-Commerce Platform. In July 2008, we launched our e-commerce platform at express.com, providing us with a direct-to-consumer sales channel. In fiscal 2009, our e-commerce sales increased 231% relative to fiscal 2008 but still only represented approximately 5% of our net sales in fiscal 2009.

International Expansion with Development Partners. We believe Express has the potential to be a successful global brand. There are currently four Express stores in the Middle East, which were constructed through a development agreement with Alshaya Trading Co. Over the next five years, we believe there are additional opportunities to expand the Express brand internationally through additional low capital development arrangements.

Summary Risk Factors

We are subject to a number of risks, including risks that may prevent us from achieving our business objectives or may adversely affect our business, financial condition, results of operations, cash flows and prospects. You should carefully consider these risks, including the risks discussed in the section entitled “Risk Factors,” before participating in this exchange offer. Risks relating to our business include, among others:

•	our business is sensitive to consumer spending and general economic conditions, and therefore a continued or further economic slowdown could adversely affect our financial performance;

•	our business is highly dependent upon our ability to identify and respond to new and changing fashion trends, customer preferences and other related factors;

•

our sales and results of operations fluctuate quarterly and are affected by a variety of factors, including fashion trends, changes in our merchandise mix, the effectiveness of our inventory management, actions of competitors or mall anchor tenants, holiday or seasonal periods, changes in general economic conditions and consumer spending patterns, the timing of promotional events and weather conditions;

•

the clothing retail market in the United States is highly competitive, and we face substantial competition from numerous retailers, including major specialty retailers, department stores, regional retail chains, web-based retail stores and other direct retailers;

•	our ability to attract customers to our stores that are located in malls or other shopping centers depends heavily on the success of these malls and shopping centers;

•

we depend upon third parties for the manufacture of all of the products that we sell, the transportation of these products to and from all of our stores and the operation of our distribution facilities;

•

we may not be able to carry out our growth strategy in a manner that is profitable, and the expansion of our business will place increased demands on our financial, operational, managerial and administrative resources; and

•

as of May 1, 2010, we had $515.6 million of outstanding indebtedness and minimum annual rental obligations under long-term leases of $159.4 million for 2010, and this substantial indebtedness and these lease obligations have significant effects on our business.

Our Equity Sponsor

Golden Gate Private Equity, Inc. is a San Francisco-based private equity investment firm with approximately $8 billion of assets under management. Golden Gate is dedicated to partnering with world class management teams and targets investments in situations where there is a demonstrable opportunity to significantly enhance a company’s value. The principals of Golden Gate have a long history of investing with management partners across a wide range of industries and transaction types, including leveraged buyouts and recapitalizations, corporate divestitures and spin-offs, build-ups and venture stage investing. Over the last five years, Golden Gate has invested in numerous brands in the specialty retail and apparel sectors, including Eddie Bauer, J. Jill and Orchard Brands, a multi-brand direct marketer which owns brands such as Appleseed’s, Blair, Draper’s and Damon’s, Haband and Norm Thompson.

Golden Gate acquired a 75% interest in our business from an affiliate of Limited Brands on July 6, 2007 for aggregate cash payments of $484.9 million. In addition, on the closing of the Golden Gate Acquisition, we distributed to an affiliate of Limited Brands $117.0 million in loan proceeds (which amount includes an expense reimbursement paid to Limited Brands) from a $125.0 million term loan facility that was entered into in connection with the Golden Gate Acquisition. See “Certain Relationships and Related Party Transactions—Golden Gate Acquisition—Purchase Agreement.”

Corporate Information

Express, LLC, a Delaware limited liability company, and Express Finance Corp., a Delaware corporation, are the co-issuers of the Exchange Notes in this offering. Unless otherwise indicated, all of the financial data presented in this prospectus is presented on a consolidated basis for Express, Inc. and its subsidiaries, because Express, Inc. is a guarantor of the notes. Our corporate headquarters is located at 1 Express Drive, Columbus, Ohio 43230. Our telephone number is (614) 474-4001. Our website address is express.com. The information on our website is not deemed to be part of this prospectus.

Corporate Structure

The following chart summarizes our corporate structure and principal indebtedness as of August 5, 2010.

(1)	On May 12, 2010, we reorganized our existing corporate structure such that Express Parent, a guarantor of the Senior Notes, converted into a Delaware corporation named Express, Inc. and certain entities through which our equity holders held their equity in us were merged with and into Express, Inc. so that those existing equity holders directly hold our common stock. See “Certain Relationships and Related Party Transactions—Reorganization as a Corporation.” Express, Inc., one of the guarantors of the Senior Notes, is the indirect parent company of each of the registrants involved in this exchange offer. As a result, all financial information presented is the consolidated financial information of Express, Inc.
(2)	As of May 1, 2010, Express, LLC had $124.0 million available for borrowing under the $200.0 million secured Asset-Based Loan Credit Agreement entered into by Express Holding and Express, LLC with Wells Fargo Retail Finance, LLC, as administrative agent, and certain other lenders (the “Opco revolving credit facility”) and no borrowings were then outstanding.
(3)	Express Finance Corp. is a co-issuer of the Notes and a guarantor of our credit facilities. Express Finance Corp. conducts no other business operations.
(4)	Includes Express GC, LLC, a guarantor of the Notes, and Express Fashion Apparel Canada Inc., which is a non-U.S. subsidiary and therefore not a guarantor of the Notes.
(5)	Express Topco only holds debt, which was paid off on March 5, 2010 and May 18, 2010. Express Holding has no independent assets and liabilities.

The Exchange Offer

The following summary contains basic information about the exchange offer and is not intended to be complete. For a more detailed description of the terms and conditions of the exchange offer, please refer to the section entitled “Exchange Offer.”

The Exchange Offer	We are offering to exchange up to $250.0 million aggregate principal amount of our 8 3/4% Senior Notes due 2018, which have been registered under the Securities Act, for all of our outstanding unregistered 8 3/4% Senior Notes due 2018. We issued the Senior Notes on March 5, 2010.

In order to exchange your Senior Notes, you must promptly tender them before the expiration date (as described in this prospectus). All Senior Notes that are validly tendered and not validly withdrawn will be exchanged. We will issue the Exchange Notes on or promptly after the expiration date.

You may tender your Senior Notes for exchange in whole or in part in denominations of $2,000 and integral multiples of $1,000 in excess thereof.

Registration Rights Agreement	Simultaneously with the initial sale of the Senior Notes, we entered into a registration rights agreement for this exchange offer. In the registration rights agreement, we agreed, among other things, to use all commercially reasonable efforts to file a registration statement with the SEC and to commence and complete this exchange offer within 365 days of issuing the Senior Notes. The exchange offer is intended to satisfy your rights under the registration rights agreement. After the exchange offer is complete, you will no longer be entitled to any exchange or registration rights with respect to your Senior Notes.

Consequences of Failure to Exchange	If you do not exchange your Senior Notes for Exchange Notes in the exchange offer, you will still have the restrictions on transfer provided in the Senior Notes and in the indenture that governs both the Senior Notes and the Exchange Notes. In general, the Senior Notes may not be offered or sold unless registered or exempt from registration under the Securities Act, or in a transaction not subject to the Securities Act and applicable state securities laws. See “Risk Factors—Risks Related to the Exchange Offer—If you do not exchange your Senior Notes for Exchange Notes, your ability to sell your Senior Notes will be restricted.”

Expiration Date	The exchange offer will expire at 5:00 p.m., New York City time, , 2010, unless we decide to extend the expiration date.

See “Exchange Offer—Expiration Date; Extensions; Amendments.”

Conditions to the Exchange Offer	The exchange offer is subject to customary conditions, some of which we may waive. See “Exchange Offer—Conditions to the Exchange Offer.”

Procedures for Tendering Senior Notes	If you hold Senior Notes through The Depository Trust Company, or DTC, and wish to participate in the exchange offer, you must comply with the Automated Tender Offer Program procedures of DTC. See “Exchange Offer—Procedures for Tendering Senior Notes.” If you are not a DTC participant, you may tender your Senior Notes by book-entry transfer by contacting your broker, dealer or other nominee or by opening an account with a DTC participant, as the case may be. By accepting the exchange offer, you will represent to us that, among other things:

•	any Exchange Notes that you receive will be acquired in the ordinary course of your business;

•

you are not engaging in or intending to engage in a distribution of the Exchange Notes and you have no arrangement or understanding with any person or entity, including any of our affiliates, to participate in the distribution of the Exchange Notes;

•

if you are a broker-dealer that will receive Exchange Notes for your own account in exchange for Senior Notes that were acquired as a result of market-making activities, that you will deliver a prospectus, as required by law, in connection with any resale of the Exchange Notes; and

•

you are not our “affiliate” as defined in Rule 405 under the Securities Act, or, if you are an affiliate, you will comply with any applicable registration and prospectus delivery requirements of the Securities Act.

Withdrawal Rights	You may withdraw the tender of your Senior Notes at any time before the expiration date. To do this, you should deliver a written notice of your withdrawal to the exchange agent according to the withdrawal procedures described in the section “Exchange Offer—Withdrawal Rights.”

Exchange Agent	The exchange agent for the exchange offer is U.S. Bank National Association. The address, telephone number and facsimile number of the exchange agent are provided in the section entitled “Exchange Offer—Exchange Agent.”

Use of Proceeds	We will not receive any cash proceeds from the issuance of Exchange Notes. See “Use of Proceeds.”

United States Federal Income Tax Considerations	Your exchange of the Senior Notes for Exchange Notes in the exchange offer should not be a taxable event for U.S. federal income tax purposes. Accordingly, you will not recognize any taxable gain or loss as a result of the exchange. See “Certain United States Federal Income Tax Considerations.”

Summary of Terms of the Exchange Notes

The form and terms of the Exchange Notes are the same as the form and terms of the Senior Notes, except that the Exchange Notes will be registered under the Securities Act. As a result, the Exchange Notes will not bear legends restricting their transfer and will not be entitled to registration rights and liquidated damage provisions contained in the Senior Notes. The Exchange Notes represent the same debt as the Senior Notes. Both the Senior Notes and the Exchange Notes are governed by the same indenture. Unless the context otherwise requires, we use the term “notes” in this prospectus to collectively refer to the Senior Notes and the Exchange Notes.

Issuers	Express, LLC and Express Finance Corp.

Notes Offered	$250.0 million in aggregate principal amount of 8 3/4% Senior Notes due 2018.

Maturity Date	March 1, 2018.

Interest Payment Dates	March 1 and September 1 of each year, beginning on September 1, 2010.

Guarantees	The Issuers’ obligations under the notes will be unconditionally guaranteed by Express, Inc., the indirect parent of the Issuers, and all of the domestic subsidiaries of Express, LLC, other than certain immaterial subsidiaries.

Ranking	The Exchange Notes will be general unsecured obligations of the Issuers and the guarantees will be general unsecured obligations of the guarantors and they will rank:

•	equally in right of payment with all existing and future senior indebtedness of the Issuers and the guarantors;

•	senior in right of payment to any future subordinated indebtedness of the Issuers and the guarantors;

•

effectively junior to all borrowings under Express, LLC’s term loan facility and revolving credit facility, each of which are secured by substantially all of the assets of Express Holding, LLC and its subsidiaries, including the Issuers, to the extent of the value of the collateral; and

•	effectively junior to all of the liabilities and obligations of any of the Issuers’ subsidiaries which do not guarantee the notes.

Optional Redemption	Prior to May 1, 2014, the Issuers may redeem all or part of the notes at a redemption price equal to 100% of the principal amount of the notes plus an applicable make-whole premium and accrued and unpaid interest. Prior to March 1, 2013, the Issuers may redeem up to 35% of the outstanding notes with the net proceeds of certain equity offerings at 108.750% of the principal amount of the notes plus accrued and unpaid interest. After March 1, 2014, the notes may be redeemed at the option of the Issuers on the redemption dates and at the redemption prices specified under “Description of Exchange Notes—Optional Redemption.”

Change of Control Offer	If we experience a defined change of control, the Issuers may be required to offer to repurchase the Exchange Notes at a price equal to 101% of the principal amount of the Exchange Notes, plus accrued and unpaid interest, if any, to the date of the repurchase.

Certain Covenants	The indenture governing the Exchange Notes will contain covenants that limit, among other things, the ability of the Issuers and their restricted subsidiaries to:

•	incur additional indebtedness;

•	conduct certain asset sales;

•	pay dividends on or make distributions in respect of capital stock or make certain other restricted payments or investments;

•	enter into agreements that restrict distributions from restricted subsidiaries;

•	sell or otherwise dispose of assets, including capital stock of restricted subsidiaries;

•	enter into transactions with affiliates;

•	create or incur liens; and

•	merge, consolidate or sell substantially all of the Issuers’ assets.

Certain of these covenants will be suspended if the notes are assigned an investment grade rating by both Standard & Poor’s Rating Services and Moody’s Investors Service, Inc. and no default has occurred or is continuing. If either rating on the notes should subsequently decline to below investment grade, the suspended covenants will be reinstated.

These covenants are subject to important exceptions and qualifications. See “Description of Exchange Notes—Certain Covenants.”

No Public Market	The Exchange Notes are a new issue of securities and will not be listed on any securities exchange or included in any automated quotation system. There is currently no established trading market for the Exchange Notes. Accordingly, there can be no assurance as to the development or liquidity of any market for the Exchange Notes.

Risk Factors	See “Risk Factors” for a discussion of factors you should consider carefully before deciding to participate in the exchange offer.

Summary Historical and Pro Forma Consolidated Financial and Operating Data

The following tables summarize our consolidated financial and operating data as of the dates and for the periods indicated. We have derived the summary consolidated financial data for the periods ended July 6, 2007 and February 2, 2008 from our consolidated financial statements for such periods, which were audited by Ernst & Young LLP, an independent registered public accounting firm. We have derived the summary consolidated financial data as of January 30, 2010 and for the fiscal years ended January 31, 2009 and January 30, 2010 from our consolidated financial statements as of and for such fiscal years, which were audited by PricewaterhouseCoopers LLP, an independent registered public accounting firm. Our audited consolidated financial statements as of January 31, 2009 and January 30, 2010 and for the fiscal years or periods, as applicable, ended July 6, 2007, February 2, 2008, January 31, 2009 and January 30, 2010 have been included in this prospectus. We have derived the summary historical consolidated financial data for the thirteen weeks ended May 2, 2009 and May 1, 2010 from our unaudited interim consolidated financial statements which include all adjustments, consisting of normal and recurring adjustments, that we consider necessary for a fair presentation of the financial position and results of operations for such periods. Operating results for the thirteen week periods are not necessarily indicative of results for a full fiscal year, or for any other period. Our unaudited consolidated financial statements are included elsewhere in this prospectus.

On July 6, 2007, investment funds managed by Golden Gate acquired 75% of the interest in our business from Limited Brands. As a result of the Golden Gate Acquisition, a new basis of accounting was created beginning July 7, 2007 for the Successor periods ending after such date. Prior to the Golden Gate Acquisition, our consolidated financial statements were prepared on a carve-out basis from Limited Brands. The carve-out consolidated financial statements include allocations of certain costs of Limited Brands. In the Successor periods we no longer incur these allocated costs, but do incur certain expenses as a standalone company for similar functions, including support services provided by Limited Brands under the Limited Brands Transition Services Agreements, which are discussed in the section entitled “Certain Relationships and Related Party Transactions.” These allocated costs were based on various assumptions and estimates and actual results may differ from these allocated costs, assumptions and estimates. Accordingly, the carve-out consolidated financial information may not be a comparable presentation of our financial position or results of operations as if we had operated as a standalone entity during the Predecessor period from February 4, 2007 through July 6, 2007. See “Risk Factors—Risks Related to Our Business—We have a limited operating history as a standalone company, which may make it difficult to compare our current operating results to prior periods.”

On May 12, 2010, in connection with its initial public offering, Express Parent LLC converted from a Delaware limited liability company into a Delaware corporation and changed its name to Express, Inc. See “Certain Relationships and Related Party Transactions—Reorganization as a Corporation.” In connection with this conversion, all of the equity interests in Express Parent, which consisted of Class L, Class A, and Class C units, were converted into shares of common stock of the Company. All share and per share information in the accompanying consolidated financial statements and related notes has been retrospectively recast to reflect this conversion.

The summary historical and pro forma consolidated data presented below should be read in conjunction with the sections entitled “Risk Factors,” “Selected Historical Consolidated Financial and Operating Data,” “Unaudited Pro Forma Condensed Consolidated Financial Data,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the consolidated financial statements and the related notes thereto and other financial data included elsewhere in this prospectus.

	Predecessor	Successor
	Period from February 4, 2007 through July 6, 2007	Period from July 7, 2007 through February 2, 2008	Year Ended		Thirteen Weeks Ended
			January 31, 2009	January 30, 2010	May 2, 2009	May 1, 2010
		(dollars in thousands, excluding net sales per gross square foot data)			(unaudited)
Statement of Operations Data:
Net sales	$659,019	$1,137,327	$1,737,010	$1,721,066	$374,358	$426,462
Cost of goods sold, buying and occupancy costs	451,514	890,063	1,280,018	1,175,088	262,274	269,256

Gross profit	207,505	247,264	456,992	545,978	112,084	157,206
General, administrative, and store operating expenses	170,100	275,150	447,071	409,198	89,524	102,910
Other operating expense, net	302	5,526	6,007	9,943	1,617	3,014

Operating income (loss)	37,103	(33,412)	3,914	126,837	20,943	51,282
Interest expense	—	6,978	36,531	53,222	13,649	20,780
Interest income	—	(5,190)	(3,527)	(484)	(76)	(10)
Other expense (income), net	—	4,712	(300)	(2,444)	(443)	(432)

Income (loss) before income taxes	37,103	(39,912)	(28,790)	76,543	7,813	30,944
Provision for income taxes	7,161	487	246	1,236	214	383

Net income (loss)	$29,942	$(40,399)	$(29,036)	$75,307	$7,599	$30,561

Pro forma net income per share(1):
Basic				$0.73		$0.29
Diluted				$0.72		$0.29
Pro forma weighted average shares(1):
Basic				86,302		86,970
Diluted				86,945		88,642
Statement of Cash Flows Data:
Net cash provided by (used in):
Operating activities	$45,912	$282,192	$35,234	$200,721	$10,949	$4,720
Investing activities	(22,888)	(15,258)	(51,801)	(26,873)	(5,682)	(13,226)
Financing activities	(29,939)	39,361	(127,347)	(115,559)	(75,312)	(142,628)
Other Financial and Operating Data:
Comparable store sales change(2)	6%	12%	(3)%	(6)%	(16)%	12%
Net sales per gross square foot(3)	$118	$213	$337	$321	$70.47	$79.44
Total gross square feet (in thousands) (average)	5,604	5,348	5,060	5,033	5,028	4,994
Number of stores (at period end)	622	587	581	573	580	576
Capital expenditures	22,888	15,258	50,551	26,853	5,682	13,226
EBITDA(4)	62,154	10,071	83,514	198,949	40,182	67,835
Adjusted EBITDA(4)	62,154	115,272	137,198	229,750	45,150	76,312

	May 1, 2010
	Actual	Pro Forma(6)
		(unaudited)
Balance Sheet Data (at end of period):
Cash and cash equivalents	$83,270	$67,838
Working capital (excluding cash and cash equivalents)(5)	(43,625)	(24,660)
Total assets	718,117	743,575
Total debt (including current portion)	515,622	368,108
Total stockholders’ equity	(81,790)	95,539

(1)	Unaudited pro forma net income per share gives effect to the Reorganization and issuance of 10.5 million shares of common stock issued by Express, Inc. in its initial public offering on May 18, 2010, whose proceeds, together with cash on hand, were used to prepay all of the Term B Loans under the term loan facility of Express, Inc.’s wholly-owned subsidiary, Express Topco (the “Topco credit facility”) plus accrued and unpaid interest and prepayment penalties. See “Unaudited Pro Forma Condensed Consolidated Financial Data.”
(2)	Comparable store sales have been calculated based upon stores that were open at least thirteen full fiscal months as of the end of the reporting period.
(3)	Net sales per gross square foot is calculated by dividing net sales for the applicable period by the average gross square footage during such period. For the purpose of calculating net sales per gross square foot, e-commerce sales and other revenues are excluded from net sales.
(4)	EBITDA and Adjusted EBITDA have been presented in this prospectus and are supplemental measures of financial performance that are not required by, or presented in accordance with, generally accepted accounting principles in the United States (“GAAP”). EBITDA is defined as consolidated net income (loss) before depreciation and amortization, interest expense (net) and amortization of debt issuance costs and discounts and provision for income taxes. Adjusted EBITDA is calculated in accordance with our existing credit agreements, and is defined as EBITDA adjusted to exclude the items set forth in the table below.

EBITDA is included in this prospectus because it is a key metric used by management to assess our operating performance. Adjusted EBITDA is included in this prospectus because it is a measure by which our lenders evaluate our covenant compliance. The $125.0 million secured term loan entered into by Express Holding and Express, LLC on July 6, 2007 (the “Opco term loan”) contains a leverage ratio covenant and the Opco revolving credit facility contains a fixed charge coverage ratio covenant that we must meet if we do not meet the excess availability requirement under the Opco revolving credit facility, and are calculated based on Adjusted EBITDA, without the adjustment for management bonuses paid in connection with our distribution to equity holders in 2008. See “Certain Relationships and Related Party Transactions—2008 Corporate Reorganization.” Non-compliance with the financial ratio covenants contained in the Opco term loan and the Opco revolving credit facility could result in the acceleration of our obligations to repay all amounts outstanding under those agreements. The applicable interest rates on the Opco term loan and the Opco revolving credit facility are also based in part on our leverage ratio and excess availability, respectively. In addition, the Opco term loan, the Opco revolving credit facility and the indenture governing the Senior Notes contain covenants that restrict, subject to certain exceptions, our ability to incur additional indebtedness or make restricted payments, such as dividends, based, in some cases, on our ability to meet leverage ratios or fixed charge coverage ratios. Adjusted EBITDA is a material component of these ratios.

EBITDA and Adjusted EBITDA are not measures of our financial performance or liquidity under GAAP and should not be considered as alternatives to net income as a measure of operating performance, cash flows from operating activities as a measure of liquidity, or any other performance measure derived in accordance with GAAP. Additionally, EBITDA and Adjusted EBITDA are not intended to be measures of free cash flow for management’s discretionary use, as they do not consider certain cash requirements such as interest payments, tax payments and debt service requirements. EBITDA and Adjusted EBITDA contain certain other limitations, including the failure to reflect our cash expenditures, cash requirements for working capital needs and cash costs to replace assets being depreciated and amortized, and exclude certain non-recurring charges that may recur in the future. Management compensates for these limitations by relying primarily on our GAAP results and by using EBITDA and Adjusted EBITDA only supplementally.

Our measures of EBITDA and Adjusted EBITDA are not necessarily comparable to other similarly titled captions of other companies due to potential inconsistencies in the methods of calculation.

The following table sets forth a reconciliation of net income (loss), the most directly comparable GAAP financial measure, to EBITDA and Adjusted EBITDA.

	Predecessor	Successor
	Period from February 4, 2007 through July 6, 2007	Period from July 7, 2007 through February 2, 2008	Year Ended		Thirteen Weeks
			January 31, 2009	January 30, 2010	May 2, 2009	May 1, 2010
		(dollars in thousands)			(unaudited)
Net income (loss)	$29,942	$(40,399)	$(29,036)	$75,307	$7,599	$30,561
Depreciation and amortization	25,051	48,195	79,105	69,668	18,796	16,111
Interest expense, net(a)	—	1,788	33,199	52,738	13,573	20,780
Provision for income taxes	7,161	487	246	1,236	214	383

EBITDA	62,154	10,071	83,514	198,949	40,182	67,835
Non-cash deductions, losses, charges(b)		9,780	21,112	12,128	922	2,707
Non-recurring expenses(c)		86,886	18,660	5,908	1,100	794
Transaction expenses(d)		766	3,596	1,656	674	239
Permitted Advisory Agreement fees and expenses(e)		3,882	4,238	7,153	1,193	2,275
Non-cash expense related to equity incentives		1,233	2,069	2,052	503	1,563
Other adjustments allowable under our existing credit agreements(f)		2,654	4,009	1,904	576	899

Adjusted EBITDA	$62,154	$115,272	$137,198	$229,750	$45,150	$76,312

(a)	Includes interest income at Express Parent in the year ended January 31, 2009 and also includes the amortization of debt issuance costs and amortization of debt discount.
(b)	Adjustments made to reflect the net impact of non-cash expense items such as non-cash rent and expense associated with the change in the fair value of our interest rate swap.
(c)	Primarily includes an $86.9 million non-cash cost of goods sold charge associated with the allocation of purchase price adjustments to inventory in the 30 weeks ended February 2, 2008, a one-time management bonus paid in the first quarter of fiscal 2008 and expenses related to the development of standalone IT systems in anticipation of the termination of our transition services agreement with Limited Brands.
(d)	Represents costs incurred related to items such as the issuance of stock, recapitalizations and the incurrence of permitted indebtedness.
(e)	Golden Gate provides us with on-going consulting and management services pursuant to the advisory agreement entered into in connection with the Golden Gate Acquisition (“Advisory Agreement”). See “Certain Relationships and Related Party Transactions—Golden Gate Acquisition—Golden Gate Advisory Agreement.”
(f)	Reflects adjustments permitted under our existing credit agreements, including advisory fees paid to Limited Brands.
(5)	Working capital is defined as current assets, less cash and cash equivalents, less current liabilities excluding the current portion of long-term debt.
(6)	Pro forma balance sheet data reflects (A) the Reorganization and (B) the IPO. See “Unaudited Pro Forma Condensed Consolidated Financial Data.”

RISK FACTORS

This exchange offer involves a high degree of risk. You should carefully consider the risks described below, together with the financial and other information contained in this prospectus, before you decide to participate in this exchange offer. If any of the following risks actually occurs, our business, financial condition, results of operations, cash flow and prospects could be materially and adversely affected. As a result, you could lose all or part of your original investment in the Exchange Notes.

Risks Related to Our Business

Our business is sensitive to consumer spending and general economic conditions, and a continued or further economic slowdown could adversely affect our financial performance.

Consumer purchases of discretionary retail items, including our products, generally decline during recessionary periods and other periods where disposable income is adversely affected. Our performance is subject to factors that affect domestic and worldwide economic conditions, including employment, consumer debt, reductions in net worth based on recent severe market declines, residential real estate and mortgage markets, taxation, fuel and energy prices, interest rates, consumer confidence, value of the United States dollar versus foreign currencies and other macroeconomic factors. For example, our net sales declined by 1% in fiscal 2009 compared to fiscal 2008, primarily due to the global economic recession. Further deterioration in economic conditions or increasing unemployment levels, may continue to reduce the level of consumer spending and inhibit consumers’ use of credit, which may continue to adversely affect our revenues and profits. In recessionary periods, we may have to increase the number of promotional sales or otherwise dispose of inventory for which we have previously paid to manufacture, which could further adversely affect our profitability. Our financial performance is particularly susceptible to economic and other conditions in regions or states where we have a significant number of stores. Current economic conditions and further slowdown in the economy could further adversely affect shopping center traffic and new shopping center development and could materially adversely affect us.

In addition, the current economic environment and future recessionary periods may exacerbate some of the risks noted below, including consumer demand, strain on available resources, store growth, interruption of the flow of merchandise from key vendors and foreign exchange rate fluctuations. The risks could be exacerbated individually or collectively.

Our business is highly dependent upon our ability to identify and respond to new and changing fashion trends, customer preferences and other related factors, and our inability to identify and respond to these new trends may lead to inventory markdowns and writeoffs, which could adversely affect us and our brand image.

Our focus on fashion conscious young women and men means that we have a target market of customers whose preferences cannot be predicted with certainty and are subject to change. Our success depends in large part upon our ability to effectively identify and respond to changing fashion trends and consumer demands, and to translate market trends into appropriate, saleable product offerings. Our failure to identify and react appropriately to new and changing fashion trends or tastes or to accurately forecast demand for certain product offerings could lead to, among other things, excess inventories, markdowns and write-offs, which could materially adversely affect our business and our brand image. Because our success depends significantly on our brand image, damage to our brand image as a result of our failure to respond to changing fashion trends could have a negative impact on us.

We often enter into agreements for the manufacture and purchase of merchandise well ahead of the season in which that merchandise will be sold. Therefore we are vulnerable to changes in consumer preference and demand between the time we design and order our merchandise and the season in which this merchandise will be sold. There can be no assurance that our new product offerings will have the same level of acceptance as our product offerings in the past or that we will be able to adequately and timely respond to the preferences of our customers. The failure of any new product offerings to appeal to our customers could have a material adverse effect on our business, results of operations and financial condition.

Our sales and profitability fluctuate on a seasonal basis and are affected by a variety of other factors.

Our sales and results of operations are affected by a variety of factors, including fashion trends, changes in our merchandise mix, the effectiveness of our inventory management, actions of competitors or mall anchor tenants, holiday or seasonal periods, changes in general economic conditions and consumer spending patterns, the timing of promotional events and weather conditions. As a result, our results of operations fluctuate on a quarterly basis and relative to corresponding periods in prior years, and any of these factors could adversely affect our business and could cause our results of operations to decline. For example, our third and fourth quarter net sales are impacted by early Fall shopping trends and the holiday season. Likewise, we typically experience lower net sales in the first fiscal quarter relative to other quarters. Any significant decrease in net sales during the early Fall selling period or the holiday season would have a material adverse effect on us. In addition, in order to prepare for these seasons, we must order and keep in stock significantly more merchandise than we carry during other parts of the year. This inventory build-up may require us to expend cash faster than we generate by our operations during this period. Any unanticipated decrease in demand for our products during these peak shopping seasons could require us to sell excess inventory at a substantial markdown, which could have a material adverse effect on our business, profitability, ability to repay any indebtedness and our brand image with customers.

We could face increased competition from other retailers that could adversely affect our ability to generate higher net sales and our ability to obtain favorable store locations.

We face substantial competition in the specialty retail apparel industry. We compete on the basis of a combination of factors, including among others, price, breadth, quality and style of merchandise offered, in-store experience, level of customer service, ability to identify and offer new and emerging fashion trends and brand image. We compete with a wide variety of large and small retailers for customers, vendors, suitable store locations and personnel. We face competition from major specialty retailers that offer their own private label assortment, department stores, regional retail chains, web-based retail stores and other direct retailers that engage in the retail sale of apparel accessories, footwear and similar merchandise to fashion-conscious young women and men.

Some of our competitors have greater financial, marketing and other resources available. In many cases, our competitors sell their products in stores that are located in the same shopping malls or lifestyle centers as our stores. In addition to competing for sales, we compete for favorable site locations and lease terms in shopping malls and lifestyle centers and our competitors may be able to secure more favorable locations than us as a result of their relationships with, or appeal to, landlords. Our competitors may also sell substantially similar products at reduced prices through the Internet or through outlet centers or discount stores, increasing the competitive pricing pressure for those products. We cannot assure you that we will continue to be able to compete successfully against existing or future competitors. Our expansion into markets served by our competitors and entry of new competitors or expansion of existing competitors into our markets could have a material adverse effect on us.

Our ability to attract customers to our stores that are located in malls or other shopping centers depends heavily on the success of these malls and shopping centers, and any decrease in customer traffic in these malls or shopping centers could cause our net sales to be less than expected.

A significant number of our stores are located in malls and other shopping centers. Sales at these stores are dependent, to a significant degree, upon the volume of traffic in those shopping centers and the surrounding area. Our stores benefit from the ability of a shopping center’s other tenants, particularly anchor stores, such as department stores, to generate consumer traffic in the vicinity of our stores and the continuing popularity of the shopping center as a shopping destination. Our sales volume and traffic generally may be adversely affected by, among other things, a decrease in popularity of malls or other shopping centers in which our stores are located, the closing of anchor stores important to our business, a decline in popularity of other stores in the malls or other shopping centers in which our stores are located or a deterioration in the financial condition of shopping center operators or developers which could, for example, limit their ability to finance tenant improvements for us and other retailers. A reduction in consumer traffic as a result of these or any other factors, or our inability to obtain or maintain favorable store locations within malls or other shopping centers could have a material adverse effect on us. Although we do not have specific information with respect to the malls and other shopping centers in which we locate or plan to locate our stores, we believe mall and other shopping center vacancy rates have been rising and mall and other shopping center traffic has been decreasing nationally, as a result of the current economic downturn which could reduce traffic to our stores.

We do not own or operate any manufacturing facilities and therefore depend upon independent third parties for the manufacture of all of our merchandise, and any inability of a manufacturer to ship goods to our specifications or to operate in compliance with applicable laws could negatively impact our business.

We do not own or operate any manufacturing facilities. As a result, we are dependent upon our timely receipt of quality merchandise from third-party manufacturers. A manufacturer’s inability to ship orders to us in a timely manner or meet our quality standards could cause delays in responding to consumer demands and negatively affect consumer confidence in the quality and value of our brand or negatively impact our competitive position, all of which could have a material adverse effect on our financial condition or results of operations. Furthermore, we are susceptible to increases in sourcing costs, which we may not be able to pass on to customers, and changes in payment terms from manufacturers, which could adversely affect our financial condition or results of operations.

Failure by our manufacturers to comply with our guidelines also exposes us to various risks, including with respect to use of acceptable labor practices and compliance with applicable laws. We do not independently investigate whether our vendors and manufacturers use acceptable labor practices and comply with applicable laws, such as child labor and other labor laws, and instead rely on audits performed by several unrelated third party auditors. Our business may be negatively impacted should any of our manufacturers experience an interruption in operations, including due to labor disputes and failure to comply with laws, and our business may suffer from negative publicity for using manufacturers that do not engage in acceptable labor practices and comply with applicable law. Any of these results could harm our brand image and have a material adverse effect on our business and growth.

The interruption of the flow of merchandise from international manufacturers could disrupt our supply chain.

We purchase the majority of our merchandise outside of the United States through arrangements with approximately 90 vendors, utilizing approximately 350 foreign manufacturing facilities located throughout the world, primarily in Asia and Central and South America. Political, social or economic instability in Asia, Central or South America, or in other regions in which our manufacturers are located, could cause disruptions in trade, including exports to the United States. Other events that could also cause disruptions to exports to the United States include:

•	the imposition of additional trade law provisions or regulations;

•	the imposition of additional duties, tariffs and other charges on imports and exports;

•	quotas imposed by bilateral textile agreements;

•	foreign currency fluctuations;

•	restrictions on the transfer of funds;

•	the financial instability or bankruptcy of manufacturers; and

•	significant labor disputes, such as dock strikes.

We cannot predict whether the countries in which our merchandise is manufactured, or may be manufactured in the future, will be subject to new or additional trade restrictions imposed by the United States or other foreign governments, including the likelihood, type or effect of any such restrictions. Trade restrictions, including new or increased tariffs or quotas, embargos, safeguards and customs restrictions against apparel items, as well as United States or foreign labor strikes and work stoppages or boycotts, could increase the cost or reduce the supply of apparel available to us and adversely affect our business, financial condition or results of operations.

If we encounter difficulties associated with our distribution facilities or if they were to shut down for any reason, we could face shortages of inventory, delayed shipments to our online customers and harm to our reputation. Any of these issues could have a material adverse effect on our business operations.

Our distribution facilities are operated by third parties. Our Columbus, Ohio facility operates as our central distribution facility and supports our entire business, as all of our merchandise is shipped to the central distribution facility from our vendors, and is then packaged and shipped to our stores or our e-commerce distribution facility for further distribution to our online customers. The success of our stores and the satisfaction of our online customers depend on their timely receipt of merchandise. The efficient flow of our merchandise requires that the third parties who operate our facilities have adequate capacity in both of our distribution facilities to support our current level of operations, and any anticipated increased levels that may follow from the growth of our business. If we encounter difficulties associated with our distribution facilities or in our relationships with the third parties who operate our facilities or if either facility were to shut down for any reason, including as a result of fire or other natural disaster, we could face shortages of inventory, resulting in “out of stock” conditions in our stores, incur significantly higher costs and longer lead times associated with distributing our products to both our stores and online customers and experience dissatisfaction from our customers. We are in the process of moving our e-commerce distribution facility from Warren, Pennsylvania to a facility located in Groveport, Ohio, and we may encounter difficulties and unanticipated costs in transitioning our e-commerce fulfillment operations to this facility. Any of these issues could have a material adverse effect on our business and harm our reputation.

We rely upon independent third-party transportation providers for substantially all of our product shipments and are subject to increased shipping costs as well as the potential inability of our third-party transportation providers to deliver on a timely basis.

We currently rely upon independent third-party transportation providers for substantially all of our product shipments, including shipments to and from all of our stores. Our utilization of these delivery services for shipments is subject to risks, including increases in fuel prices, which would increase our shipping costs, and employee strikes and inclement weather which may impact a shipping company’s ability to provide delivery services that adequately meet our shipping needs. If we change the shipping companies we use, we could face logistical difficulties that could adversely affect deliveries and we would incur costs and expend resources in connection with such change. Moreover, we may not be able to obtain terms as favorable as those received from independent third-party transportation providers which in turn would increase our costs.

Our growth strategy, including our international expansion plan, is dependent on a number of factors, any of which could strain our resources or delay or prevent the successful penetration into new markets.

Our growth strategy is partially dependent on opening new stores across North America, remodeling existing stores in a timely manner and operating them profitably. Additional factors required for the successful implementation of our growth strategy include, but are not limited to, obtaining desirable store locations, negotiating acceptable leases, completing projects on budget, supplying proper levels of merchandise and successfully hiring and training store managers and sales associates. In order to optimize profitability for new stores, we must secure desirable retail lease space when opening stores in new and existing markets. We must choose store sites, execute favorable real estate transactions on terms that are acceptable to us, hire competent personnel and effectively open and operate these new stores. We historically have received landlord allowances for store build outs, which offset certain capital expenditures we must make to open a new store. If landlord allowances cease to be available to us in the future or are decreased, opening new stores would require more capital outlay, which could adversely affect our ability to continue opening new stores.

To the extent we open new stores in markets where we have existing stores, our existing stores in those markets may experience reduced net sales. Our planned growth will also require additional infrastructure for the development, maintenance and monitoring of those stores. In addition, if our current management systems and information systems are insufficient to support this expansion, our ability to open new stores and to manage our existing stores would be adversely affected. If we fail to continue to improve our infrastructure, we may be unable to implement our growth strategy or maintain current levels of operating performance in our existing stores.

Additionally, we plan to expand outside of North America through development agreements with third parties and these plans could be negatively impacted by a variety of factors. We may be unable to find acceptable partners with whom we can enter into joint development agreements, negotiate acceptable terms for franchise and development agreements and gain acceptance from consumers outside of North America. Our planned usage of development agreements outside of North America also creates the inherent risk if such third parties are able to both effectively operate the businesses and appropriately project our brand image in their respective markets. Ineffective or inappropriate operation of our partners’ businesses or projection of our brand image could create difficulties in the execution of our international expansion plans.

Our domestic growth plans and our international expansion plan will place increased demands on our financial, operational, managerial and administrative resources. These increased demands may cause us to operate our business less efficiently, which in turn could cause deterioration in the performance of our existing stores. Furthermore, relating to our international expansion, our ability to conduct business in international markets may be affected by legal, regulatory, political and economic risks, including our unfamiliarity with local business and legal environments in other areas of the world. Our international expansion strategy and success could also be adversely impacted by the global economy, as well as by fluctuations in the value of the dollar against foreign currencies.

Our business depends in part on a strong brand image, and if we are not able to maintain and enhance our brand, particularly in new markets where we have limited brand recognition, we may be unable to attract sufficient numbers of customers to our stores or sell sufficient quantities of our products.

Our ability to maintain our reputation is critical to our brand image. Our reputation could be jeopardized if we fail to maintain high standards for merchandise quality and integrity. Any negative publicity about these types of concerns may reduce demand for our merchandise. Failure to maintain high ethical, social and environmental standards for all of our operations and activities or adverse publicity regarding our responses to these concerns could also jeopardize our reputation. Failure to comply with local laws and regulations, to maintain an effective system of internal controls or to provide accurate and timely financial statement information could also hurt our reputation. Damage to our reputation or loss of consumer confidence for any of these reasons could have a material adverse effect on our business, financial condition and results of operations, as well as require additional resources to rebuild our reputation.

We are subject to risks associated with leasing substantial amounts of space, including future increases in occupancy costs.

We lease all of our store locations, our corporate headquarters and our central distribution facility. We typically occupy our stores under operating leases with terms of ten years, with options to renew for additional multi-year periods thereafter. In the future, we may not be able to negotiate favorable lease terms. Our inability to do so may cause our occupancy costs to be higher in future years or may force us to close stores in desirable locations.

Some of our leases have early cancellation clauses, which permit the lease to be terminated by us or the landlord if certain sales levels are not met in specific periods or if the center does not meet specified occupancy standards. In addition to future minimum lease payments, some of our store leases provide for additional rental payments based on a percentage of net sales, or “percentage rent,” if sales at the respective stores exceed specified levels, as well as the payment of common area maintenance charges, real property insurance and real estate taxes. Many of our lease agreements have defined escalating rent provisions over the initial term and any extensions. As we expand our store base, our lease expense and our cash outlays for rent under the lease terms will increase.

We depend on cash flow from operations to pay our lease expenses. If our business does not generate sufficient cash flow from operating activities to fund these expenses, we may not be able to service our lease expenses, which could materially harm our business.

If an existing or future store is not profitable, and we decide to close it, we may nonetheless be committed to perform our obligations under the applicable lease including, among other things, paying the base rent for the balance of the lease term. Moreover, even if a lease has an early cancellation clause, we may not satisfy the contractual requirements for early cancellation under that lease. Our inability to enter into new leases or renew existing leases on terms acceptable to us or be released from our obligations under leases for stores that we close could materially adversely affect us.

Our failure to find store employees that reflect our brand image and embody our culture could adversely affect our business.

Our success depends in part upon our ability to attract, motivate and retain a sufficient number of store employees, including store managers, who understand and appreciate our corporate culture and customers, and are able to adequately and effectively represent this culture and establish credibility with our customers. The store employee turnover rate in the retail industry is generally high. Excessive store employee turnover will result in higher employee costs associated with finding, hiring and training new store employees. If we are unable to hire and retain store personnel capable of consistently providing a high level of customer service, as demonstrated by their enthusiasm for our culture, understanding of our customers and knowledge of the merchandise we offer, our ability to open new stores may be impaired, the performance of our existing and new stores could be materially adversely affected and our brand image may be negatively impacted. Competition for such qualified individuals could require us to pay higher wages to attract a sufficient number of employees. Additionally, our labor costs are subject to many external factors, including unemployment levels, prevailing wage rates, minimum wage laws, potential collective bargaining arrangements, health insurance costs and other insurance costs and changes in employment and labor legislation or other workplace regulation (including changes in entitlement programs such as health insurance and paid leave programs). Such increase in labor costs may adversely impact our profitability, or if we fail to pay such higher wages we could suffer increased employee turnover.

We are also dependent upon temporary personnel to adequately staff our stores and distribution facilities, with heightened dependence during busy periods such as the holiday season and when multiple new stores are opening. There can be no assurance that we will receive adequate assistance from our temporary personnel, or that there will be sufficient sources of suitable temporary personnel to meet our demand. Any such failure to meet our staffing needs or any material increases in employee turnover rates could have a material adverse effect on our business or results of operations.

We depend on key executive management and may not be able to retain or replace these individuals or recruit additional personnel, which could harm our business.

We depend on the leadership and experience of our key executive management. The loss of the services of any of our executive management members could have a material adverse effect on our business and prospects, as we may not be able to find suitable individuals to replace such personnel on a timely basis or without incurring increased costs, or at all. We believe that our future success will depend greatly on our continued ability to attract and retain highly skilled and qualified personnel. There is a high level of competition for experienced, successful personnel in the retail industry. Our inability to meet our staffing requirements in the future could impair our growth and harm our business.

We work with Limited Brands to provide us with certain key services for our business. If Limited Brands fails to perform its obligations to us or if we do not find appropriate replacement services, we may be unable to provide these services or implement substitute arrangements on a timely and cost-effective basis on terms favorable to us.

Limited Brands, our former parent and a current equity holder, provides certain services to us under various agreements and arrangements. MAST Industries, Inc., an affiliate of Limited Brands (“MAST”), currently provides us with certain support services relating to our product production and sourcing. Under a logistics services agreement with Limited Brands that was entered into on October 5, 2009 and took effect in February 2010, Limited Brands has agreed to provide certain inbound and outbound transportation and delivery services, distribution services, customs and brokerage services and rental of warehouse/distribution space. The logistics services agreement ends on April 30, 2016. The agreement will continue thereafter unless it is terminated by either party on no less than 24 months’ prior notice. Notwithstanding the foregoing, we have the right to terminate the agreement on 24 months’ prior notice, which may be given any time after February 1, 2011. In no event may the termination of the agreement occur between October 1 of any calendar year and the last day of February of the next calendar year. If Limited Brands fails to perform its obligations under either the logistics services agreement or other agreements we may be unable to obtain substitute arrangements in a timely and cost-effective manner. In addition, we may be unable to obtain replacement services for these arrangements, or may be required to incur additional costs and may experience delays or business interruptions as a result of our transition to other service providers, which could have a material adverse effect on our business. See “Certain Relationships and Related Party Transactions.”

We rely significantly on information systems and any failure, inadequacy, interruption or security failure of those systems could harm our ability to effectively operate our business.

Our ability to effectively manage and maintain our inventory, and to ship products to our stores and our customers on a timely basis, depends significantly on our information systems. To manage the growth of our operations, personnel and real estate portfolio, we will need to continue to improve and expand our operational and financial systems, real estate management systems, transaction processing, internal controls and business processes; in doing so, we could encounter implementation issues and incur substantial additional expenses. The failure of our information systems to operate effectively, problems with transitioning to upgraded or replacement systems or expanding them into new stores, or a breach in security of these systems could adversely impact the promptness and accuracy of our merchandise distribution, transaction processing, financial accounting and reporting, the efficiency of our operations and our ability to properly forecast earnings and cash requirements. We could be required to make significant additional expenditures to remediate any such failure, problem or breach. Such events may have a material adverse effect on us.

We sell merchandise over the Internet through our website, express.com. Our Internet operations may be affected by our reliance on third-party hardware and software providers, technology changes, risks related to the failure of computer systems that operate the Internet business, telecommunications failures, electronic break-ins and similar disruptions. Furthermore, our ability to conduct business on the Internet may be affected by liability for on-line content and state and federal privacy laws.

In addition, we may now and in the future implement new systems to increase efficiencies and profitability. To manage growth of our operations and personnel, we will need to continue to improve and expand our operational and financial systems, transaction processing, internal controls and business processes. When implementing or changing existing processes, we may encounter transitional issues and incur substantial additional expenses.

System security risk issues could disrupt our internal operations or information technology services, and any such disruption could harm our net sales, increase our expenses and harm our reputation.

Experienced computer programmers and hackers, or even internal users, may be able to penetrate our network security and misappropriate our confidential information or that of third parties, including our customers, create system disruptions or cause shutdowns. In addition, employee error, malfeasance or other errors in the storage, use or transmission of any such information could result in a disclosure to third parties outside of our network. As a result, we could incur significant expenses addressing problems created by any such inadvertent disclosure or any security breaches of our network. This risk is heightened because we collect and store customer information, including credit card information, and use certain customer information for marketing purposes. Any compromise of customer information could subject us to customer or government litigation and harm our reputation, which could adversely affect our business and growth. Moreover, we could incur significant expenses or disruptions of our operations in connection with system failures or breaches. In addition, sophisticated hardware and operating system software and applications that we procure from third parties may contain defects in design or manufacture, including “bugs” and other problems that could unexpectedly interfere with the operation of the systems. The costs to us to eliminate or alleviate security problems, viruses and bugs, or any problems associated with the outsourced services, could be significant, and the efforts to address these problems could result in interruptions, delays or cessation of service that may impede our sales, distribution or other critical functions.

There are claims made against us from time to time that can result in litigation or regulatory proceedings which could distract management from our business activities and result in significant liability.

We face the risk of litigation and other claims against us. Litigation and other claims may arise in the ordinary course of our business and include commercial disputes, intellectual property issues, product-oriented allegations and slip and fall claims. In addition, we could face a wide variety of employee claims against us, including general discrimination, privacy, labor and employment, ERISA and disability claims. For example, Express, LLC is named as a defendant in a purported class action lawsuit alleging various California state labor law violations. See “Business—Legal Proceedings.” Any claims could result in litigation against us and could also result in regulatory proceedings being brought against us by various federal and state agencies that regulate our business, including the United States Equal Employment Opportunity Commission. Often these cases raise complex factual and legal issues, which are subject to risks and uncertainties and which could require significant management time. Litigation and other claims and regulatory proceedings against us could result in unexpected expenses and liability, and could also materially adversely affect our operations and our reputation.

In addition, we may be subject to liability if we infringe the trademarks or other intellectual property rights of third parties. If we were to be found liable for any such infringement, we could be required to pay substantial damages and could be subject to injunctions preventing further infringement. Such infringement claims could subject us to boycotts by our customers and harm to our brand image. In addition, any payments we are required to make and any injunctions we are required to comply with as a result of such infringement actions could adversely affect our financial results.

Changes in laws, including employment laws and laws related to our merchandise, could make conducting our business more expensive or otherwise change the way we do business.

We are subject to numerous regulations, including labor and employment, customs, truth-in-advertising, consumer protection and zoning and occupancy laws and ordinances that regulate retailers generally and/or govern the importation, promotion and sale of merchandise and the operation of stores and warehouse facilities. If these regulations were to change or were violated by our management, employees, vendors, buying agents or trading companies, the costs of certain goods could increase, or we could experience delays in shipments of our goods, be subject to fines or penalties, or suffer reputational harm, which could reduce demand for our merchandise and hurt our business and results of operations.

In addition to increased regulatory compliance requirements, changes in laws could make ordinary conduct of our business more expensive or require us to change the way we do business. For example, changes in federal and state minimum wage laws could raise the wage requirements for certain of our employees, which would likely cause us to reexamine our entire wage structure for stores. Other laws related to employee benefits and treatment of employees, including laws related to limitations on employee hours, supervisory status, leaves of absence, mandated health benefits or overtime pay, could also negatively impact us, such as by increasing compensation and benefits costs for overtime and medical expenses.

Moreover, changes in product safety or other consumer protection laws could lead to increased costs to us for certain merchandise, or additional labor costs associated with readying merchandise for sale. It is often difficult for us to plan and prepare for potential changes to applicable laws and future actions or payments related to such changes could be material to us.

We may be unable to protect our trademarks or other intellectual property rights, which could harm our business.

We rely on certain trademark registrations and common law trademark rights to protect the distinctiveness of our brand. However, there can be no assurance that the actions we have taken to establish and protect our trademarks will be adequate to prevent imitation of our trademarks by others or to prevent others from claiming that sales of our products infringe, dilute or otherwise violate third party trademarks or other proprietary rights in order to block sales of our products.

The laws of certain foreign countries may not protect the use of unregistered trademarks to the same extent as do the laws of the United States. As a result, international protection of our brand image may be limited and our right to use our trademarks outside the United States could be impaired. Other persons or entities may have rights to trademarks that contain portions of our marks or may have registered similar or competing marks for apparel and/or accessories in foreign countries in which our vendors source our merchandise. There may also be other prior registrations of trademarks identical or similar to our trademarks in other foreign countries of which we are not aware. Accordingly, it may be possible for others to prevent the manufacture of our branded goods in certain foreign countries or the sale or exportation of our branded goods from certain foreign countries to the United States. If we were unable to reach a licensing arrangement with these parties, our vendors may be unable to manufacture our products in those countries. Our inability to register our trademarks or purchase or license the right to use the relevant trademarks or logos in these jurisdictions could limit our ability to obtain supplies from less costly markets or penetrate new markets in jurisdictions outside the United States.

Litigation may be necessary to protect our trademarks and other intellectual property rights, to enforce these rights or to defend against claims by third parties alleging that we infringe, dilute or violate third party trademark or other intellectual property rights. Any litigation or claims brought by or against us, whether with or without merit, or whether successful or not, could result in substantial costs and diversion of our resources, which could have a material adverse effect on our business, financial condition, results of operations or cash flows. Any intellectual property litigation or claims against us could result in the loss or compromise of our intellectual property rights, could subject us to significant liabilities, require us to seek licenses on unfavorable terms, if available at all, prevent us from manufacturing or selling certain products and/or require us to redesign or relabel our products or rename our brand, any of which could have a material adverse effect on our business, financial condition, results of operations or cash flows.

We have a limited operating history as a standalone company, which may make it difficult to compare our current operating results to prior periods.

On July 6, 2007, investment funds managed by Golden Gate acquired 75% of the equity interest in our business from Limited Brands. As a result of the Golden Gate Acquisition, a new basis of accounting was created beginning July 7, 2007 for the Successor periods ending after such date. Prior to the Golden Gate Acquisition, our consolidated financial statements were prepared on a carve-out basis from Limited Brands. The carve-out consolidated financial statements include allocations of certain costs of Limited Brands. In the Successor periods we no longer incur these allocated costs, but do incur certain expenses as a standalone company for similar functions, including for certain support services provided by Limited Brands under the Limited Brands transition services agreement, which are discussed further in the section entitled “Certain Relationships and Related Party Transactions.” These allocated costs were based upon various assumptions and estimates and actual results may differ from these allocated costs, assumptions and estimates. Accordingly, the carve-out consolidated financial statements may not provide a comparable presentation of our financial position or results of operations as if we had operated as a standalone entity during the Predecessor periods.

Our results may be adversely affected by fluctuations in energy costs.

Energy costs have fluctuated dramatically in the past. These fluctuations may result in an increase in our transportation costs for distribution, utility costs for our retail stores and costs to purchase product from our manufacturers. A continual rise in energy costs could adversely affect consumer spending and demand for our products and increase our operating costs, both of which could have a material adverse effect on our financial condition and results of operations.

Changes in taxation requirements or the results of tax audits could adversely affect our financial results.

In connection with the Reorganization, we elected to be treated as a corporation under Subchapter C of Chapter 1 of the Internal Revenue Code effective May 2, 2010 which will subject us to additional taxes and risks, including tax on our income. As a result of the Reorganization, we will record a net deferred tax asset and a one-time, non-cash tax benefit of $31.8 million in second quarter of 2010. In addition, we may be subject to periodic audits by the Internal Revenue Service and other taxing authorities. These audits may challenge certain of our tax positions, such as the timing and amount of deductions and allocations of taxable income to the various jurisdictions. These additional taxes and the results of any tax audits could adversely affect our financial results.

In addition, we are subject to income tax in numerous jurisdictions, and in the future as a result of our expansion we may be subject to income tax in additional jurisdictions, including international and domestic locations. Our products are subject to import and excise duties and/or sales or value-added taxes in many jurisdictions. Fluctuations in tax rates and duties could have a material adverse effect on our financial condition, results of operations or cash flows.

We may recognize impairment on long-lived assets.

Our long-lived assets, primarily stores and intangible assets, are subject to periodic testing for impairment. Store assets are reviewed using factors including, but not limited to, our future operating plans and projected future cash flows. Failure to achieve our future operating plans or generate sufficient levels of cash flow at our stores could result in impairment charges on long-lived assets, which could have a material adverse effect on our financial condition or results of operations.

If we fail to establish and maintain adequate internal controls over financial reporting, we may not be able to report our financial results in a timely and reliable manner, which could harm our business and impact the value of our securities.

We depend on our ability to produce accurate and timely financial statements in order to run our business. If we fail to do so, our business could be negatively affected and our independent registered public accounting firm may be unable to attest to the accuracy of our financial statements and effectiveness of our internal controls.

We restated our 2007 Successor and fiscal 2008 financial statements after certain accounting errors were identified that we determined to be material. Management identified the following material weaknesses in its internal controls: (1) we did not have the appropriate resources and controls to properly account for our deferred taxes and (2) we did not have adequate oversight and controls related to the accounting for complex agreements arising from transactions unrelated to our core business operations, which resulted in accounting errors. A material weakness is a control deficiency, or combination of control deficiencies, that results in more than a remote likelihood that a material misstatement of the annual or interim financial statements will not be prevented or detected. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Internal Control Over Financial Reporting.”

We have remediated the material weakness associated with accounting for deferred taxes as a result of expanding our senior level resources in our tax, accounting and financial reporting groups in fiscal 2008. While we are still in the process of remediating the material weakness associated with accounting for complex agreements arising from transactions unrelated to the our core business operations, we have developed and are implementing a plan to remediate this material weakness by, among other things, establishing an internal committee of accounting, legal and internal audit personnel to review our policies and accounting treatment of all complex agreements and monitor ongoing compliance with such agreements. This committee has already established a charter, selected members, has held meetings, and intends to hold, at a minimum, monthly meetings on an on-going basis. In addition, we have also hired a director of external reporting to expand our financial reporting resources.

If we fail to fully remediate this material weakness or fail to maintain effective internal controls in the future, it could result in a material misstatement of our financial statements that would not be prevented or detected on a timely basis, which could cause investors to lose confidence in our financial information or cause our stock price to decline.

Risks Relating to the Exchange Notes

Our substantial indebtedness and lease obligations could adversely affect our financial flexibility and our competitive position.

We have, and we will continue to have, a significant amount of indebtedness. As of May 1, 2010, we had $515.6 million of outstanding indebtedness (net of unamortized original issue discounts of $6.0 million). As of May 1, 2010, we had no borrowings outstanding and $124.0 million available under our revolving credit facility. On a pro forma basis after giving effect to the use of proceeds from the IPO, we had $368.1 million of outstanding indebtedness (net of unamortized original issue discounts of $3.5 million) as of May 1, 2010. Our substantial level of indebtedness increases the risk that we may be unable to generate cash sufficient to pay amounts due in respect of our indebtedness. We also have, and will continue to have, significant lease obligations. As of May 1, 2010, our minimum annual rental obligations under long-term operating leases for fiscal 2010 and 2011 are $159.4 million and $133.9 million, respectively. Our substantial indebtedness and lease obligations could have other important consequences to you and significant effects on our business. For example, it could:

•	increase our vulnerability to adverse changes in general economic, industry and competitive conditions;

•

require us to dedicate a substantial portion of our cash flow from operations to make payments on our indebtedness and leases, thereby reducing the availability of our cash flow to fund working capital, capital expenditures and other general corporate purposes;

•	limit our flexibility in planning for, or reacting to, changes in our business and the industry in which we operate;

•	restrict us from exploiting business opportunities;

•	make it more difficult to satisfy our financial obligations, including payments on our indebtedness;

•	place us at a disadvantage compared to our competitors that have less debt and lease obligations; and

•	limit our ability to borrow additional funds for working capital, capital expenditures, acquisitions, debt service requirements, execution of our business strategy or other general corporate purposes.

In addition, the agreements governing our existing credit agreements and the indenture governing the Exchange Notes contain, and the agreements evidencing or governing other future indebtedness may contain, restrictive covenants that will limit our ability to engage in activities that may be in our long-term best interests. Our failure to comply with those covenants could result in an event of default which, if not cured or waived, could result in the acceleration of all of our indebtedness.

Our indebtedness may restrict our current and future operations, which could adversely affect our ability to respond to changes in our business and to manage our operations.

Our existing credit agreements and the indenture governing the Exchange Notes contain financial restrictions on us and our restricted subsidiaries, including restrictions on our or our restricted subsidiaries’ ability to, among other things:

•	place liens on our or our restricted subsidiaries’ assets;

•	make investments other than permitted investments;

•	incur additional indebtedness;

•	prepay or redeem certain indebtedness;

•	merge, consolidate or dissolve;

•	sell assets;

•	engage in transactions with affiliates;

•	change the nature of our business;

•	change our or our subsidiaries’ fiscal year or organizational documents; and

•	make restricted payments (including certain equity issuances).

In addition, we are required to maintain compliance with various financial ratios in the agreement governing our Opco credit facilities, including:

•	pursuant to our Opco revolving credit facility, a fixed charge coverage ratio of 1.00 to 1.00, if excess availability plus eligible cash collateral is less than $30.0 million; and

•	pursuant to our Opco term loan facility, a leverage ratio of not more than 2.00 to 1.00 at the end of the second quarter of 2010 and 1.75 to 1.00 thereafter.

A failure by us or our subsidiaries to comply with the covenants or to maintain the required financial ratios contained in the agreements governing our indebtedness could result in an event of default under such indebtedness, which could adversely affect our ability to respond to changes in our business and manage our operations. Additionally, a default by us under one agreement covering our indebtedness may trigger cross-defaults under other agreements covering our indebtedness. Upon the occurrence of an event of default or cross-default under any of the agreements governing our indebtedness, the lenders could elect to declare all amounts outstanding to be due and payable and exercise other remedies as set forth in the agreements. If any of our indebtedness were to be accelerated, there can be no assurance that our assets would be sufficient to repay this indebtedness in full, which could have a material adverse effect on our ability to continue to operate as a going concern. See “Description of Other Indebtedness.”

To service our indebtedness, we will require a significant amount of cash.

Our ability to generate cash depends on many factors beyond our control, and any failure to meet our debt service obligations could harm our business, financial condition and results of operations. Our ability to make payments on and to refinance our indebtedness, including the Exchange Notes, and to fund working capital needs and planned capital expenditures will depend on our ability to generate cash in the future. This, to a certain extent, is subject to general economic, financial, competitive, business, legislative, regulatory and other factors that are beyond our control.

If our business does not generate sufficient cash flow from operations or if future borrowings are not available to us in an amount sufficient to enable us to pay our indebtedness, including the Exchange Notes, or to fund our other liquidity needs, we may need to refinance all or a portion of our indebtedness, including the Exchange Notes, on or before the maturity thereof, sell assets, reduce or delay capital investments or seek to raise additional capital, any of which could have a material adverse effect on our operations. In addition, we may not be able to affect any of these actions, if necessary, on commercially reasonable terms or at all. Our ability to restructure or refinance our indebtedness, including the Exchange Notes, will depend on the condition of the capital markets and our financial condition at such time. Any refinancing of our debt could be at higher interest rates and may require us to comply with more onerous covenants, which could further restrict our business operations. The terms of existing or future debt instruments, including the indenture governing the Exchange Notes offered hereby, may limit or prevent us from taking any of these actions. In addition, any failure to make scheduled payments of interest and principal on our outstanding indebtedness would likely result in a reduction of our credit rating, which could harm our ability to incur additional indebtedness on commercially reasonable terms or at all. Our inability to generate sufficient cash flow to satisfy our debt service obligations, or to refinance or restructure our obligations on commercially reasonable terms or at all, would have an adverse effect, which could be material, on our business, financial condition and results of operations, as well as on our ability to satisfy our obligations in respect of the Exchange Notes.

In addition, if we are unable to meet our debt service obligations under the notes, the holders of the Exchange Notes would have the right following a cure period to cause the entire principal amount of the Exchange Notes to become immediately due and payable. If the amounts outstanding under these instruments are accelerated, we cannot assure you that our assets will be sufficient to repay in full the money owed to our debt holders, including holders of the Exchange Notes.

The Exchange Notes will be unsecured and will be effectively subordinated to our and the guarantors’ senior secured indebtedness and indebtedness of non-guarantor subsidiaries.

Our obligations under the Exchange Notes and the guarantors’ obligations under the guarantees of the Exchange Notes will not be secured by any of our or our subsidiaries’ assets. Borrowings under the Opco revolving credit facility and Opco term loan are secured by substantially all of the assets of Express Holding and its subsidiaries. In addition, the indenture governing the Exchange Notes permits us and our subsidiaries to incur additional secured indebtedness. As a result, the Exchange Notes and the guarantees will be effectively subordinated to all of our and the guarantors’ secured indebtedness and other obligations to the extent of the value of the assets securing such obligations. As of May 1, 2010, Express, LLC had $121.6 million of senior secured indebtedness outstanding under the Opco term loan and Opco revolving credit facility and an additional $124.0 million of availability under the Opco revolving credit facility. If we and the guarantors were to become insolvent or otherwise fail to make payments on the Exchange Notes, holders of our and our guarantors’ secured obligations would be paid first and would receive payments from the assets securing such obligations before the holders of the Exchange Notes would receive any payments. You may therefore not be fully repaid in the event we become insolvent or otherwise fail to make payments on the Exchange Notes.

The Exchange Notes may not be guaranteed by all of our subsidiaries. For example, our immaterial or non-U.S. subsidiaries are not required to guarantee the Exchange Notes. Accordingly, claims of holders of the Exchange Notes will be structurally subordinate to the claims of creditors of these non-guarantor subsidiaries, including trade creditors. All obligations of our non-guarantor subsidiaries will have to be satisfied before any of the assets of such subsidiaries would be available for distribution, upon a liquidation or otherwise, to us or a guarantor of the Exchange Notes.

Our failure to comply with the agreements relating to our outstanding indebtedness, including as a result of events beyond our control, could result in an event of default that could materially and adversely affect our results of operations and our financial condition.

If there were an event of default under any of the agreements relating to our outstanding indebtedness, the holders of the defaulted debt could cause all amounts outstanding with respect to that debt to be due and payable immediately. Upon acceleration of certain of our other indebtedness, holders of the Exchange Notes could declare all amounts outstanding under the Exchange Notes immediately due and payable. We cannot assure you that our assets or cash flow would be sufficient to fully repay borrowings under our outstanding debt instruments if accelerated upon an event of default. Further, if we are unable to repay, refinance or restructure our secured debt, the holders of such debt could proceed against the collateral securing that indebtedness. In addition, any event of default or declaration of acceleration under one debt instrument could also result in an event of default under one or more of our other debt instruments. In addition, counterparties to some of our long-term customer contracts may have the right to amend or terminate those contracts if we have an event of default or a declaration of acceleration under certain of our indebtedness, which could adversely affect our business, financial condition or results of operations.

Under certain circumstances a court could cancel the Exchange Notes or the related guarantees under fraudulent conveyance laws.

Federal and state fraudulent transfer and conveyance statutes may apply to the issuance of the Exchange Notes and the incurrence of the guarantees. Under federal bankruptcy law and comparable provisions of state fraudulent transfer or conveyance laws, which may vary from state to state, the Exchange Notes or guarantees could be voided as a fraudulent transfer or conveyance if (1) we or any of the guarantors, as applicable, issued the Exchange Notes or incurred the guarantees with the intent of hindering, delaying or defrauding creditors or (2) we or any of the guarantors, as applicable, received less than reasonably equivalent value or fair consideration in return for either issuing the Exchange Notes or incurring the guarantees and, in the case of (2) only, one of the following is also true at the time thereof:

•	we or any of the guarantors, as applicable, were insolvent or rendered insolvent by reason of the issuance of the Exchange Notes or the incurrence of the guarantees;

•	the issuance of the Exchange Notes or the incurrence of the guarantees left us or any of the guarantors, as applicable, with an unreasonably small amount of capital to carry on the business;

•	we or any of the guarantors intended to, or believed that we or such guarantor would, incur debts beyond our or such guarantor’s ability to pay as they mature; or

•

we or any of the guarantors was a defendant in an action for money damages, or had a judgment for money damages docketed against us or such guarantor if, in either case, after final judgment, the judgment is unsatisfied.

If a court were to find that the issuance of the Exchange Notes or the incurrence of the guarantee was a fraudulent transfer or conveyance, the court could void the payment obligations under the Exchange Notes or such guarantee or further subordinate the Exchange Notes or such guarantee to presently existing and future indebtedness of ours or of the related guarantor, or require the holders of the Exchange Notes to repay any amounts received with respect to such guarantee. In the event of a finding that a fraudulent transfer or conveyance occurred, you may not receive any repayment on the Exchange Notes. Further, the voidance of the Exchange Notes could result in an event of default with respect to our and our subsidiaries’ other debt that could result in acceleration of such debt.

As a general matter, value is given for a transfer or an obligation if, in exchange for the transfer or obligation, property is transferred or an antecedent debt is secured or satisfied. A debtor will generally not be considered to have received value in connection with a debt offering if the debtor uses the proceeds of that offering to make a dividend payment or otherwise retire or redeem equity securities issued by the debtor. We cannot be certain as to the standards a court would use to determine whether or not we or the guarantors were solvent at the relevant time or, regardless of the standard that a court uses, that the issuance of the guarantees would not be further subordinated to our or any of our guarantors’ other debt.

If the Exchange Notes are rated investment grade by both Standard & Poor’s and Moody’s, certain covenants contained in the indenture will be suspended, and you will lose the protection of these covenants unless or until the Exchange Notes subsequently fall back below investment grade.

The indenture contains certain covenants that will be suspended for so long as the Exchange Notes are rated investment grade by both Standard & Poor’s Rating Services and Moody’s Investors Service, Inc. These covenants restrict, among other things, the Issuers’ and Express, LLC’s restricted subsidiaries’ ability to:

•	incur additional indebtedness or issue preferred stock;

•	make distributions or other restricted payments;

•	sell capital stock or other assets; and

•	engage in transactions with affiliates.

Because these restrictions will not apply when the Exchange Notes are rated investment grade, we will be able to incur additional debt and consummate transactions that may impair our ability to satisfy our obligations with respect to the Exchange Notes. In addition, we will not have to make certain offers to repurchase the Exchange Notes. These covenants will only be restored if the credit ratings assigned to the Exchange Notes later fall below investment grade.

We may not have the ability to raise the funds necessary to finance the change of control offer required by the indenture governing the Exchange Notes.

Upon the occurrence of a “change of control,” as defined in the indenture governing the Exchange Notes, we must offer to buy back the Exchange Notes at a price equal to 101% of the principal amount, together with any accrued and unpaid interest, if any, to the date of the repurchase. Our failure to purchase, or give notice of purchase of, the Exchange Notes would be a default under the indenture governing the Exchange Notes. See “Description of Exchange Notes—Repurchase at the Option of Holders—Change of Control.”

If a change of control occurs, it is possible that we may not have sufficient assets at the time of the change of control to make the required repurchase of notes or to satisfy all obligations under our credit facilities and the indenture governing the Exchange Notes. In order to satisfy our obligations, we could seek to refinance any or all of our outstanding indebtedness or seek to obtain a waiver from the lenders under our credit facilities or the holders of the Exchange Notes. We cannot assure you that we would be able to obtain a waiver or refinance our indebtedness on terms acceptable to us, if at all.

Our principal stockholders’ interests may conflict with yours.

Golden Gate currently owns approximately 48.8 million shares, or 55%, of our outstanding common stock, and Limited Brands currently owns approximately 16.3 million shares, or 18%, of our outstanding common stock. Accordingly, Golden Gate, acting alone or together with Limited Brands, is able to control virtually all matters requiring stockholder approval, including amendments to our certificate of incorporation and bylaws and approval of significant corporate transactions, including mergers and sales of substantially all of our assets.

Pursuant to a Stockholders Agreement entered into by Golden Gate and Limited Brands in connection with the IPO, Golden Gate has the right to nominate (1) three directors to our Board of Directors, so long as Golden Gate holds at least 50% of the number of shares of our common stock held by Golden Gate immediately prior to the completion of the IPO, and (2) two directors, so long as Golden Gate holds at least 25% of the number of shares of our common stock held by Golden Gate immediately prior to the completion of the IPO. Limited Brands has the right to nominate (1) two directors to our Board of Directors, so long as Limited Brands holds at least 50% of the number of shares of our common stock held by Limited Brands immediately prior to the completion of the IPO, and (2) one director, so long as Limited Brands holds at least 25% of the number of shares of our common stock held by Limited Brands immediately prior to the completion of the IPO. The Stockholders Agreement requires Golden Gate and Limited Brands to vote their shares of common stock in favor of those persons nominated pursuant to rights under the Stockholders Agreement. Accordingly, Golden Gate and Limited Brands, acting together, are able to control the election of a majority of our directors. The directors so elected will have the authority, subject to the terms of our indebtedness and the rules and regulations of the New York Stock Exchange (“NYSE”), to issue additional stock, implement stock repurchase programs, declare dividends and make other decisions, including determining what matters are submitted to a vote of our stockholders.

The interests of Golden Gate and Limited Brands as equity holders could conflict with your interests. For example, if we encounter financial difficulties or are unable to pay our debts as they mature, the interests of Golden Gate and Limited Brands might conflict with your interests as a holder of the Exchange Notes. Golden Gate and Limited Brands may also have an interest in pursuing acquisitions, divestitures, financings or other transactions that, in their judgment, could enhance their equity investments, even though such transactions might involve risks to you as a holder of the Exchange Notes. See “Certain Relationships and Related Party Transactions” and “Principal Stockholders.”

Risks Relating to the Exchange Offer

If you do not exchange your Senior Notes for Exchange Notes, your ability to sell your Senior Notes will be restricted.

If you do not exchange your Senior Notes for Exchange Notes in the exchange offer, you will continue to be subject to the restrictions on transfer described in the legend on your Senior Notes. The restrictions on transfer of your Senior Notes arise because we issued the Senior Notes in a transaction not subject to the registration requirements of the Securities Act and applicable state securities laws. In general, you may only offer to sell the Senior Notes if they are registered under the Securities Act and applicable state securities laws or offered or sold pursuant to an exemption from those requirements. If you are still holding any Senior Notes after the expiration date of the exchange offer and the exchange offer has been consummated, you will not be entitled to have those Senior Notes registered under the Securities Act or to any similar rights under the registration rights agreement, subject to limited exceptions, if applicable. After the exchange offer is completed, we will not be required, and we do not intend, to register the Senior Notes under the Securities Act.

There is no established trading market for the Exchange Notes and you may not be able to sell the Exchange Notes readily or at all or at or above the price that you paid.

The Exchange Notes are a new issue of securities and there is no established trading market for them. We do not intend to apply for the Exchange Notes to be listed on any securities exchange or to arrange for quotation on any automated dealer quotation system. You may not be able to sell your Exchange Notes at a particular time or at favorable prices. As a result, we cannot assure you as to the liquidity of any trading market for the Exchange Notes. Accordingly, you may be required to bear the financial risk of your investment in the Exchange Notes indefinitely. If a trading market were to develop, future trading prices of the Exchange Notes may be volatile and will depend on many factors, including:

•	the number of holders of Exchange Notes;

•	our operating performance and financial condition;

•	the interest of securities dealers in making a market for them;

•	prevailing interest rates; and

•	the market for similar securities.

In addition, the market for non-investment grade debt historically has been subject to disruptions that have caused substantial volatility in the prices of securities similar to the Exchange Notes. The market for the Exchange Notes, if any, may be subject to similar disruptions that could adversely affect their value. In addition, subsequent to their initial issuance to tendering holders of the Senior Notes in the exchange offer, the Exchange Notes may trade at a discount from their initial offering price, depending on prevailing interest rates, the market for similar Exchange Notes, our performance and other factors.

Some holders who exchange their Senior Notes may be deemed to be underwriters, and these holders will be required to comply with the registration and prospectus delivery requirements in connection with any resale transaction.

If you exchange your Senior Notes in the exchange offer for the purpose of participating in a distribution of the Exchange Notes, you may be deemed to have received restricted securities and, if so, will be required to comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction.

FORWARD-LOOKING STATEMENTS

This prospectus contains forward looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) that are based on current expectations, estimates, forecasts and projections about us, our future performance, our liquidity, the apparel industry, our beliefs and management’s assumptions. Words such as “anticipate,” “assume,” “believe,” “estimate,” “expect,” “intend,” “plan,” “seek,” “project,” “target,” “goal,” and variations of such words and similar expressions are intended to identify such forward-looking statements. All statements in this prospectus regarding our business strategy, future operations, financial position, cost savings, prospects, plans and objectives, as well as information concerning industry trends and expected actions of third parties, are forward-looking statements. All forward-looking statements speak only as of the date on which they are made. These statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions concerning future events that are difficult to predict. Therefore, actual future events or results may differ materially from these statements. We believe that the factors that could cause our actual results to differ materially include the factors that we describe in “Risk Factors.” These factors, risks and uncertainties include, but are not limited to, the following:

•	changes in consumer spending and general economic conditions;

•	our ability to identify and respond to new and changing fashion trends, customer preferences and other related factors;

•	fluctuations in our sales and results of operations on a seasonal basis and due to store events, promotions and a variety of other factors;

•	increased competition from other retailers;

•	the success of the malls and shopping centers in which our stores are located;

•	our dependence upon independent third parties to manufacture of all of our merchandise;

•	interruptions of the flow of our merchandise from international manufacturers causing disruptions in our supply chain;

•	shortages of inventory, delayed shipments to our online customers and harm to our reputation due to difficulties or shut-downs at our distribution facilities;

•	our reliance upon independent third-party transportation providers for substantially all of our product shipments;

•	our growth strategy, including our international expansion plan;

•	our dependence on a strong brand image;

•	our leasing substantial amounts of space;

•	the failure to find store employees that reflect our brand image and embody our culture;

•	our dependence upon key executive management;

•	our reliance on Limited Brands to provide us with certain key services for our business;

•	our reliance on information systems;

•	system security risk issues that could disrupt our internal operations or information technology services;

•	changes in laws and regulations applicable to our business;

•	our inability to protect our trademarks or other intellectual property rights;

•	our limited operating history as a standalone company;

•	fluctuations in energy costs;

•	changes in taxation requirements or the results of tax audits;

•	claims made against us resulting in litigation;

•	increased costs as a result of being a public company;

•	our failure to maintain adequate internal controls;

•	our substantial indebtedness and lease obligations; and

•	restrictions imposed by our indebtedness on our current and future operations.

These factors should not be construed as exhaustive and should be read in conjunction with the other cautionary statements included in this prospectus. These risks and uncertainties, as well as other risks of which we are not aware or which we currently do not believe to be material, may cause our actual future results to be materially different than those expressed in our forward-looking statements. We caution you not to place undue reliance on these forward-looking statements. We do not undertake any obligation to make any revisions to these forward-looking statements to reflect events or circumstances after the date of this prospectus or to reflect the occurrence of unanticipated events, except as required by law, including the securities laws of the United States and rules and regulations of the SEC.

USE OF PROCEEDS

This exchange offer is intended to satisfy our obligations under the registration rights agreement. We will not receive any proceeds from the exchange offer. You will receive, in exchange for Senior Notes tendered by you and accepted by us in the exchange offer, Exchange Notes in the same principal amount. The Senior Notes surrendered in exchange for the Exchange Notes will be retired and cancelled and cannot be reissued. Accordingly, the issuance of the Exchange Notes will not result in any increase of our outstanding debt or the receipt of any additional proceeds.

CAPITALIZATION

The following table sets forth our cash and cash equivalents and our capitalization as of May 1, 2010 on an actual basis and a pro forma basis giving effect to the Reorganization and IPO.

You should read the following table in conjunction with the sections entitled “Selected Historical Consolidated Financial and Operating Data,” “Unaudited Pro Forma Condensed Consolidated Financial Data,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and related notes included elsewhere in this prospectus.

	As of May 1, 2010
	Actual	Pro Forma
	(unaudited)
	(dollars in thousands)
Cash and cash equivalents	$83,270	$67,838

Debt, including current portion:
Opco long-term liabilities:
Opco revolving credit facility	$—	$—
Opco term loan	121,562	121,562
8 3/4 % Senior Notes due 2018(1)	246,546	246,546
Topco long-term liabilities:
Term B Loans(1)	147,514	—

Total long term debt, including current portion	515,622	368,108

Total stockholders’ equity	(81,790)	95,539

Total capitalization	$433,832	$463,647

(1)	GGC Unlevered Credit Opportunities, LLC, an investment fund managed by Golden Gate, was a lender under the Topco credit facility and held $50.0 million in principal amount of Term B Loans, which were prepaid on May 18, 2010 in connection with the IPO and held $50.0 million in the principal amount of Term C Loans which were prepaid on March 5, 2010 in connection with the issuance of the Senior Notes. See “Certain Relationships and Related Party Transactions.” As of May 1, 2010, the principal balances of the Senior Notes and the Term B Loans reflect $3.5 million and $2.5 million, respectively, of unamortized original issue discount. An affiliate of Golden Gate holds $50.0 million in principal amount of the Senior Notes.

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL DATA

The following unaudited pro forma condensed consolidated data sets forth our unaudited pro forma and historical consolidated statements of operations for the year ended January 30, 2010 and the thirteen weeks ended May 1, 2010 and our unaudited pro forma balance sheet at May 1, 2010. Such information is based on the audited consolidated financial statements of Express, Inc. appearing elsewhere in this prospectus.

The unaudited pro forma condensed consolidated balance sheet at May 1, 2010, and the unaudited pro forma condensed consolidated statement of operations for the year ended January 30, 2010 and the thirteen weeks ended May 1, 2010, give effect to the following as if each had occurred on May 1, 2010 for the unaudited pro forma condensed consolidated balance sheet and on February 1, 2009 for the unaudited pro forma condensed consolidated statement of operations:

•

Issuance of the Senior Notes. On March 5, 2010, we issued, in a private placement, $250.0 million of 8 3/4% Senior Notes due 2018 at an offering price of 98.599% of the face value of the Senior Notes. The proceeds from the Senior Notes of $246.5 million, together with cash on hand of $153.8 million, were used to (1) prepay all of the Term C Loans outstanding under the Topco credit facility of our wholly-owned subsidiary, Express Topco, and to pay accrued and unpaid interest and prepayment penalties in an aggregate amount equal to $154.9 million, (2) make a distribution to the equity holders of Express Parent in an aggregate amount equal to $230.0 million and (3) pay related transaction fees and expenses, including discounts and commissions to the initial purchasers of the Senior Notes, in an aggregate amount equal to $15.4 million.

•

Reorganization. On May 12, 2010 Express Parent converted from a Delaware limited liability company into a Delaware corporation and changed its name from Express Parent to Express, Inc. Upon the conversion, all of Express Parent’s outstanding Class L Common Units, Class A Common Units and Class C Common Units were automatically converted into shares of common stock of Express, Inc. based on their relative rights as set forth in our LLC Agreement.

Prior to Express, Inc.’s registration statement on Form S-1 being declared effective on May 12, 2010, (1) EIC, the holding company that held 67.3% of the equity interests in Express Parent on behalf of certain investment funds managed by Golden Gate and (2) the Management Holding Companies that directly or indirectly held 6.1% of the equity interests in Express Parent merged with and into Express Parent. EIC did not have any independent operations or any significant assets or liabilities and did not comprise a business. Accordingly, this legal merger represents in substance a reorganization and transfer of EIC’s income tax payables or receivables between entities under common control. Accordingly, for financial reporting purposes, the transaction was reflected as a contribution of certain of EIC’s income tax payables or receivables to Express Parent, in exchange for a net receivable or payable of equal amount with an affiliate of Golden Gate. In connection with the conversion and these mergers, Golden Gate (indirectly through a limited liability company) and certain members of our management received, in exchange for their equity interests in the entities merged into Express Parent, the number of shares of Express, Inc.’s common stock that they would have held had they held Express, Inc.’s equity interests directly.

•

Initial Public Offering. On May 18, 2010, Express, Inc. completed an initial public offering of common stock. Express, Inc. issued 10.5 million shares of common stock in the IPO at a price equal to $17.00 per share, and used the proceeds of approximately $166.9 million, after deducting underwriting discounts and commissions, and available cash to (1) prepay all of the Term B Loans outstanding under Topco credit facility and to pay accrued and unpaid interest and prepayment penalties in an aggregate amount equal to approximately $164.9 million and (2) pay related transaction fees and expenses in an aggregate amount equal to approximately $17.3 million. An additional 5.5 million shares of common stock were sold in the IPO by existing stockholders for which we did not receive any proceeds.

The unaudited pro forma condensed consolidated statements of operations do not reflect the following items due to their non-recurring nature: (1) transaction fees and related expenses payable to Golden Gate pursuant to our Advisory Agreement with them of $2.7 million related to the issuance of our Senior Notes and a fee to terminate this Advisory Agreement in the amount of $10.0 million in connection with the IPO, (2) a fee payable to Limited Brands of $3.3 million to terminate its advisory fee arrangement in the LLC Agreement in connection with the IPO, (3) the recognition of a net deferred tax asset of approximately $31.8 million upon our change in tax status, (4) the payment of prepayment penalties of $12.0 million and write-off of deferred financing costs of $3.3 million related to the prepayments of our Topco credit facility and (5) stock based compensation of $1.5 million due to accelerated vesting of certain A and C units. See “Certain Relationships and Related Party Transactions.”

The unaudited pro forma adjustments are based on available information and certain assumptions that we believe are reasonable. The unaudited pro forma condensed consolidated financial information was prepared on a basis consistent with that used in preparing our audited consolidated financial statements and includes all adjustments, consisting of normal and recurring items, that we consider necessary for a fair presentation of our financial position and results of operations for the unaudited periods.

The unaudited pro forma condensed consolidated financial information should be read in conjunction with the sections of this prospectus entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and our historical consolidated financial statements and related notes thereto included elsewhere in this prospectus. The unaudited pro forma condensed consolidated financial information is for informational purposes only and is not intended to represent or be indicative of the consolidated results of operations or financial position that we would have reported had the transactions been completed on the dates indicated and should not be taken as representative of our future consolidated results of operations or financial position.

EXPRESS, INC.

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET

AT MAY 1, 2010

	Historical	Pro Forma Adjustments						Pro Forma
		Reorganization			Initial Public Offering
	(unaudited)
	(dollars in thousands)
Assets
Current assets
Cash and cash equivalents	$83,270	$—			$(15,432)	(G	)	$67,838
Receivables, net	3,706	—			—			3,706
Inventories	155,575	—			—			155,575
Prepaid minimum rent	21,152	—			—			21,152
Other	18,486	3,960	(A	)	10,648	(D	)	33,094

Total current assets	282,189	3,960			(4,784)			281,365
Property and equipment, net	209,928	—			—			209,928
Tradename/domain name	197,414	—			—			197,414
Other assets	28,586	28,420	(A	)	(2,138)	(E	)	54,868

Total assets	$718,117	$32,380			$(6,922)			$743,575

Liabilities and stockholders’ equity
Current liabilities
Accounts payable	$49,558	$—			$—			$49,558
Deferred revenue	18,008	—			—			18,008
Accrued bonus	6,099	—			—			6,099
Accrued expenses	69,507	580	(A	)	(4,937)	(F	)	65,150
Distribution payable	31,000	—			—			31,000
Accounts payable and accrued expenses—related parties	69,622	—			—			69,622

Total current liabilities	243,794	580			(4,937)			239,437
Long-term debt	514,372	—			(147,514)	(F	)	366,858
Other long-term liabilities	41,741	—			—			41,741

Total liabilities	799,907	580			(152,451)			648,036

Common stock	782	—			105	(G	)	887
Additional paid-in capital	—	—			161,733	(G	)
		31,800	(A	)	1,271	(H	)
		(82,572)	(B	)				112,232
Retained earnings (Accumulated deficit)	(82,572)	82,572	(B	)	(2,138)	(E	)
		—			(11,486)	(F	)
		—			(13,333)	(I	)
		—			(1,271)	(H	)
		—			10,648	(D	)	(17,580)

Total stockholders’ equity	(81,790)	31,800			145,529			95,539

Total liabilities and stockholders’ equity	$718,117	$32,380			$(6,922)			$743,575

EXPRESS, INC.

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

FOR THE YEAR ENDED JANUARY 30, 2010

	Express, Inc.	Pro Forma Adjustments								Pro Forma
		Issuance of the Senior Notes		Reorganization			Initial Public Offering
	(unaudited)
	(dollars and shares in thousands, except per share data)
Net sales	$1,721,066	$—		$—			$—			$1,721,066
Cost of goods sold, buying and occupancy costs	1,175,088	—		—			—			1,175,088

Gross profit	545,978	—		—			—			545,978
General, administrative, and store operating expenses	409,198	—		—			—			409,198
Other operating expense, net	9,943	—		—			(9,427)	(M	)	516

Operating income	126,837	—		—			9,427			136,264
Interest expense	53,222	3,801	(J)	—			(20,730)	(N	)	36,293
Interest income	(484)	—		—			265	(C	)	(219)
Other income, net	(2,444)	—		—			—			(2,444)

Income (loss) before income taxes	76,543	(3,801)		—			29,892			102,634
Provision for income taxes	1,236	—		26,908	(K	)	11,807	(K	)	39,951

Net income (loss)	$75,307	$(3,801)		$(26,908)			$18,085			$62,683

Net income per share:
Basic	$1.01
Diluted	$1.00
Weighted average shares outstanding:
Basic	74,566
Diluted	75,604
Pro forma net income per share(L)
Basic										$0.73
Diluted										$0.72
Pro forma weighted average shares outstanding(L)
Basic										86,302
Diluted										86,945

EXPRESS, INC.

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

FOR THE THIRTEEN WEEKS ENDED MAY 1, 2010

	Express, Inc.	Pro Forma Adjustments								Pro Forma
		Issuance of the Senior Notes		Reorganization			Initial Public Offering
	(unaudited)
	(dollars and shares in thousands, except per share data)
Net sales	$426,462	$—		$—			$—			$426,462
Cost of goods sold, buying and occupancy costs	269,256	—		—			—			269,256

Gross profit	157,206	—		—			—			157,206
General, administrative, and store operating expenses	102,910	—		—			—			102,910
Other operating expense, net	3,014	—		—			(3,030)	(M	)	(16)

Operating income	51,282	—		—			3,030			54,312
Interest expense	20,780	(3,521	)(J)	—			(5,195)	(N	)	12,064
Interest income	(10)	—		—			7	(C	)	(3)
Other income, net	(432)	—		—			—			(432)

Income before income taxes	30,944	3,521		—			8,218			42,683
Provision for income taxes	383	—		13,664	(K	)	3,246	(K	)	17,293

Net income (loss)	$30,561	$3,521		$(13,664)			$4,972			$25,390

Net income per share:
Basic	$0.40
Diluted	$0.39
Weighted average shares outstanding:
Basic	76,470
Diluted	78,142
Pro forma net income per share(L)
Basic										$0.29
Diluted										$0.29
Pro forma weighted average shares outstanding(L)
Basic										86,970
Diluted										88,642

NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL DATA

A. Reflects adjustments to deferred income tax assets and liabilities in connection with the Reorganization. The deferred tax balances are primarily associated with timing differences between IRS tax regulations and GAAP financial accounting.

The Reorganization, for tax purposes, was deemed a contribution by Express Parent of its assets and liabilities to Express, Inc., followed by the liquidation of Express Parent. The Reorganization resulted in a taxable gain to the partners which will correspondingly increase the tax basis in the assets deemed acquired by Express, Inc. in the Reorganization. The tax basis of our assets and liabilities after the Reorganization reflect the increased tax basis in the assets deemed acquired in the Golden Gate Acquisition and certain gains resulting from the Reorganization. As a result we will record a net deferred tax asset and a one-time, non-cash tax benefit of approximately $31.8 million. In addition, the merger of EIC with and into us resulted in the transfer of certain of EIC’s income tax payables and receivables to us; however, as the parties funded these liabilities prior to the merger, such balances were not material.

B. Represents a reclassification of historic accumulated deficit to additional paid-in capital due to the Reorganization.

C. Represents the repayment in full by each member of management, effective as of February 9, 2010, of loans made to management participants in our equity incentive plan in conjunction with their 2007 purchase of equity shares, and elimination of interest income associated with these loans.

D. Represents the tax effect of the pro forma balance sheet adjustments at an assumed applicable tax rate of 39.5% which represents a federal statutory rate of 35% and a state statutory rate of 4.5%.

E. Represents the effect of the write-off of deferred debt financing costs associated with the Term B Loans under the Topco credit facility.

F. Represents the prepayment of the $150.0 million principal amount of the Term B Loans under the Topco credit facility, the recognition of $2.5 million of unamortized original issue discount, payment of the prepayment penalty of $9.0 million and payment of accrued and unpaid interest of $4.9 million as of May 1, 2010.

Accrued and unpaid interest was paid in full on May 18, 2010 as required by the credit agreement governing the Term B Loans under our Topco credit facility.

G. Represents the sale of shares of our common stock in the IPO, the net proceeds of which were used together with cash on hand to prepay of all of the Term B Loans outstanding under our Topco credit facility plus accrued and unpaid interest and prepayment penalties in connection with the prepayment of the Term B Loans, to pay a fee to terminate the Advisory Agreement, to pay a fee to terminate Limited Brands’ advisory fee arrangement under the LLC Agreement and to pay fees and expenses in connection with the IPO.

H. Represents the acceleration of certain equity incentive awards upon completion of the IPO.

I. Reflects fees and expenses paid to Golden Gate required by the Advisory Agreement, a fee to terminate the Advisory Agreement payable to Golden Gate and a fee to terminate Limited Brands’s advisory fee arrangement under the LLC Agreement.

J. Gives effect to (1) the prepayment of $150.0 million in outstanding Term C Loans under our existing Topco credit facility, (2) the issuance of the Senior Notes and (3) the increase in interest rates resulting from the amendment of our existing Opco term loan and Opco revolving credit facility in connection with the issuance of the Senior Notes.

	Year Ended January 30, 2010	Quarter Ended May 1, 2010
Elimination of net interest expense on Term C Loans	$(22.2)	$(6.2)
Net interest expense on Senior Notes	22.8	1.9
Increase in net interest expense associated with amending existing credit facilities	3.2	0.8

Total adjustment	$3.8	$(3.5)

K. As a limited liability company we were subject to taxes only in certain state and local tax jurisdictions. This adjustment represents our conversion to a corporation subject to federal tax obligations reflecting an effective tax rate of 38.7% at January 30, 2010 and 40.9% at May 1, 2010 and the tax effect of the pro forma adjustments at an assumed applicable tax rate of 39.5% which represents a federal statutory rate of 35% and a state statutory rate of 4.5%.

L. Represents the issuance of 10.5 million shares of Express, Inc. common stock in the IPO.

M. In connection with the IPO, our Advisory Agreement with Golden Gate and our advisory fee arrangement with Limited Brands under the LLC Agreement terminated. Other operating expense, net has been adjusted to reflect the elimination of the annual management fees payable to Golden Gate and Limited Brands pursuant to our Advisory Agreement and the LLC Agreement, respectively.

N. Represents elimination of interest expense on the Term B Loans under the Topco credit facility due to its full prepayment.

RATIO OF EARNINGS TO FIXED CHARGES

The following table sets forth the ratio of our earnings to our fixed charges for the periods indicated.

	Predecessor			Successor
	Year Ended		February 4, 2007 through July 6, 2007	July 7, 2007 through February 2, 2008	Year Ended		Thirteen Weeks Ended
Ratio of earnings to fixed charges(1)	January 28, 2006	February 3, 2007			January 31, 2009	January 30, 2010	May 1, 2010
Actual(2)	N/A	1.4	2.7	N/A	N/A	1.7	2.1

(1)	For purposes of calculating the ratio or deficiency, as applicable, of earnings to fixed charges, earnings consist of earnings before provision for income taxes plus fixed charges. Fixed charges consist of interest expensed and amortized premiums, discounts and capitalized expenses related to indebtedness and an estimate of the interest within rental expense.
(2)	For fiscal year 2005, the period from July 7, 2007 through February 2, 2008, and fiscal year 2008, our ratio of earnings to fixed charges was less than 1.0. Our earnings were insufficient to cover fixed charges by $103.2 million, $39.9 million, and $28.8 million for the fiscal year 2005, the period from July 7, 2007 through February 2, 2008, and fiscal year 2008, respectively.

SELECTED HISTORICAL CONSOLIDATED FINANCIAL AND OPERATING DATA

The following tables set forth our selected historical consolidated financial and operating data as of the dates and for the periods indicated. We have derived the selected historical consolidated financial and operating data for the period ended July 6, 2007 and as of and for the fiscal period ended February 2, 2008 from our consolidated financial statements as of and for such fiscal periods, which were audited by Ernst & Young LLP, an independent registered public accounting firm. We have derived the selected historical consolidated financial and operating data as of and for the fiscal year ended February 3, 2007 from our audited consolidated financial statements, which are not included in this prospectus. We have derived the selected unaudited historical consolidated financial and operating data as of and for the year ended January 28, 2006, from our unaudited consolidated financial statements for such year, which include all adjustments, consisting of normal and recurring adjustments, that we consider necessary for a fair presentation of the financial position and results of operations for such year. We have derived the selected historical consolidated financial and operating data as of and for the fiscal years ended January 31, 2009 and January 30, 2010 from our consolidated financial statements as of and for such fiscal year, which were audited by PricewaterhouseCoopers LLP, an independent registered public accounting firm. Our audited consolidated financial statements as of January 31, 2009 and January 30, 2010 and for the fiscal years or periods, as applicable, ended July 6, 2007, February 2, 2008, January 31, 2009 and January 30, 2010 have been included in this prospectus. We have derived the summary historical consolidated financial data as of and for the thirteen weeks ended May 2, 2009 and May 1, 2010 from our unaudited interim consolidated financial statements which include all adjustments, consisting of normal and recurring adjustments, that we consider necessary for a fair presentation of the financial position and results of operations for such periods. Operating results for the thirteen week periods are not necessarily indicative of results for a full fiscal year, or for any other period. Our unaudited consolidated financial statements and as of May 1, 2010 and for the thirteen week period ended May 2, 2009 and May 1, 2010 are included elsewhere in this prospectus.

On July 6, 2007, investment funds managed by Golden Gate acquired 75% of the interest in our business from Limited Brands. As a result of the Golden Gate Acquisition, a new basis of accounting was created beginning July 7, 2007 for the Successor periods ending after such date. Prior to the Golden Gate Acquisition, our consolidated financial statements were prepared on a carve-out basis from Limited Brands. The carve-out consolidated financial statements include allocations of certain costs of Limited Brands. In the Successor periods we no longer incur these allocated costs, but do incur certain expenses as a standalone company for similar functions, including for certain support services provided by Limited Brands under the Limited Brands Transition Services Agreements, which is discussed further in the section entitled “Certain Relationships and Related Party Transactions.” These allocated costs were based upon various assumptions and estimates and actual results may differ from these allocated costs, assumptions and estimates. Accordingly, the carve-out consolidated financial statements may not be a comparable presentation of our financial position or results of operations as if we had operated as a standalone entity during the Predecessor periods. See “Risk Factors—Risks Related to Our Business—We have a limited operating history as a standalone company, which may make it difficult to compare our current operating results to prior periods.”

On May 12, 2010, in connection with its initial public offering, Express Parent LLC converted from a Delaware limited liability company into a Delaware corporation and changed its name to Express, Inc. See “Certain Relationships and Related Party Transactions—Reorganization as a Corporation.” In connection with this conversion, all of the equity interests in Express Parent, which consisted of Class L, Class A, and Class C units, were converted into shares of common stock of the Company. All share and per share information in the accompanying consolidated financial statements and related notes has been retrospectively recast to reflect this conversion.

The selected historical consolidated data presented below should be read in conjunction with the sections entitled “Risk Factors,” “Unaudited Pro Forma Condensed Consolidated Financial Data,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and the consolidated financial statements and related notes thereto and other financial data included elsewhere in this prospectus.

	Predecessor			Successor
	Year Ended		February 4, 2007 through July 6, 2007	July 7, 2007 through February 2, 2008	Year Ended		Thirteen Weeks Ended
	January 28, 2006	February 3, 2007			January 31, 2009	January 30, 2010	May 2, 2009	May 1, 2010
	(unaudited)						(unaudited)
		(dollars in thousands, excluding net sales per gross square foot data)
Statement of Operations Data:
Net sales	$1,793,963	$1,748,873	$659,019	$1,137,327	$1,737,010	$1,721,066	$374,358	$426,462
Cost of goods sold, buying and occupancy costs	1,435,343	1,254,762	451,514	890,063	1,280,018	1,175,088	262,274	269,256

Gross profit	358,620	494,111	207,505	247,264	456,992	545,978	112,084	157,206
General, administrative, and store operating expenses	461,847	470,117	170,100	275,150	447,071	409,198	89,524	102,910
Other operating expense, net	—	—	302	5,526	6,007	9,943	1,617	3,014

Operating (loss) income	(103,227)	23,994	37,103	(33,412)	3,914	126,837	20,943	51,282
Interest expense	—	—	—	6,978	36,531	53,222	13,649	20,780
Interest income	—	—	—	(5,190)	(3,527)	(484)	(76)	(10)
Other expense (income), net	—	—	—	4,712	(300)	(2,444)	(443)	(432)

Income (loss) before income taxes	(103,227)	23,994	37,103	(39,912)	(28,790)	76,543	7,813	30,944
Provision for income taxes	(41,154)	6,525	7,161	487	246	1,236	214	383

Net (loss) income	$(62,073)	$17,469	$29,942	$(40,399)	$(29,036)	$75,307	$7,599	$30,561

Pro forma net income per share(1)
Basic						$0.73		$0.29
Diluted						$0.72		$0.29
Pro forma weighted average shares(1)
Basic						86,302		86,970
Diluted						88,945		88,642

Statement of Cash Flows Data:
Net cash provided by (used in):
Operating activities	$39,040	$84,913	$45,912	$282,192	$35,234	$200,721	$10,949	$4,720
Investing activities	(72,184)	(53,867)	(22,888)	(15,258)	(51,801)	(26,873)	(5,682)	(13,226)
Financing activities	32,636	(24,130)	(29,939)	39,361	(127,347)	(115,559)	(75,312)	(142,628)

Other Financial and Operating Data:
Comparable store sales change(2)	(8)%	(1)%	6%	12%	(3)%	(6)%	(16)%	12%
Net sales per gross square foot(3)	$263	$282	$118	$213	$337	$321	$70.47	$79.44
Total gross square feet (in thousands) (average)	6,822	6,195	5,604	5,348	5,060	5,033	5,028	4,994
Number of stores (at period end)	743	658	622	587	581	573	580	576
Capital expenditures	72,184	53,867	22,888	15,258	50,551	26,853	5,682	13,226

Balance Sheet Data (at period end):
Cash and cash equivalents	$13,733	$20,649	$—	$320,029	$176,115	$234,404	$106,070	$83,270
Working capital (excluding cash and cash equivalents)(4)	60,253	60,455	—	(63,308)	(28,317)	(65,794)	(11,800)	(43,625)
Total assets	483,346	479,184	—	1,025,817	860,413	869,554	753,772	718,117
Total debt (including current portion)	—	—	—	124,375	498,478	416,763	423,433	515,622
Total stockholders’ equity	270,855	265,849	—	615,290	97,099	141,453	105,202	(81,790)

(1)	Unaudited pro forma net income per share gives effect to the issuance of the Senior Notes, the Reorganization and the IPO. See “Unaudited Pro Forma Condensed Consolidated Financial Data.”
(2)	Comparable store sales have been calculated based upon stores that were open at least thirteen full fiscal months as of the end of the reporting period. For the year ended February 3, 2007, which was a fifty-three week year, sales from the fifty-third week were excluded from the calculation to present comparable periods.
(3)	Net sales per gross square foot is calculated by dividing net sales for the applicable period by the average gross square footage during such period. For the purpose of calculating net sales per gross square foot, e-commerce sales and other revenues are excluded from net sales.
(4)	Working capital is defined as current assets, less cash and cash equivalents, less current liabilities excluding the current portion of long-term debt.

BUSINESS

Our Company

Express is the sixth largest specialty retail apparel brand in the United States. With 30 years of experience offering a distinct combination of style and quality at an attractive value, we believe we are a core shopping destination for our customers and that we have developed strong brand awareness and credibility with them. We target an attractive and growing demographic of women and men between 20 and 30 years old. We offer our customers an edited assortment of fashionable apparel and accessories to address fashion needs across multiple aspects of their lifestyles, including work, casual and going-out occasions. Since we became an independent company in 2007, we have made several significant changes to our business model, including completing the conversion of our stores to a dual-gender format, re-designing our go-to-market strategy and launching our e-commerce platform, all of which we believe have improved our operating profits and positioned us well for future growth and profitability.

As of May 1, 2010, we operated 576 stores. Our stores are located primarily in high-traffic shopping malls, lifestyle centers and street locations across the United States, and average approximately 8,700 square feet. We also sell our products through our e-commerce website, express.com. Our stores and website are designed to create an exciting shopping environment that reflects the sexy, sophisticated and social brand image that we seek to project. Our product offering includes both women’s and men’s apparel and accessories, of which women’s represented 67% of our net sales and men’s represented 33% of our net sales during fiscal 2009. Our product assortment is a mix of core styles balanced with the latest fashions, a combination we believe our customers look for and value in our brand. For fiscal 2009, we generated net sales, net income and Adjusted EBITDA of $1,721.1, $75.3 and $229.8, respectively. Our Adjusted EBITDA increased 168% from $85.9 million in fiscal 2006 to $229.8 in fiscal 2009. For the thirteen weeks ended May 1, 2010, we generated net sales, net income and Adjusted EBITDA of $426.5, $30.6 and $76.3 million, respectively. Our Adjusted EBITDA increased 69% from $45.2 million in the thirteen weeks ended May 2, 2009 to $76.3 million in the thirteen weeks ended May 1, 2010. See “Prospectus Summary—Summary Historical and Pro Forma Consolidated Financial and Operating Data” for a discussion of Adjusted EBITDA, an accompanying presentation of the most directly comparable GAAP financial measure and a reconciliation of the differences between Adjusted EBITDA and the most directly comparable GAAP financial measure, net income.

History and Recent Accomplishments

We opened our first store in 1980, in Chicago, Illinois as a division of Limited Brands, Inc., and launched our men’s apparel line in 1987, which we rebranded under the name Structure in 1989. In the mid 1990’s, we experienced a period of rapid expansion, resulting in the operation of over 1,000 stores by 2000, including in many cases a women’s and men’s store in the same shopping center. In 2001, we began to consolidate our separate women’s and men’s stores into combined dual-gender stores under the Express brand. In 2007, we began to operate as a standalone company and have since implemented and completed numerous initiatives to strengthen our business, including:

•

Transitioned to Standalone Company. As a standalone company, we have made a number of changes to improve our organization, reinvest in our business and align incentives with our performance. Among these, we rehired Michael Weiss as our President and CEO in July 2007. Mr. Weiss has been President of Express for over 20 years and has more than 40 years of experience in our industry. We have also worked to build depth in our organization, including by strengthening our merchandising and design teams and improving the processes by which we make product decisions. In addition, we have transitioned our corporate structure and team to be more entrepreneurial and focus decisions on profitability and return on investment instead of sales volume maximization.

•

Completed Dual-Gender Store Conversion. During the last nine years, we have significantly improved the efficiency of our store base by consolidating separate women’s and men’s stores that were located in the same shopping center into combined dual-gender stores. Over this time period, this conversion has allowed us to reduce our total gross square footage by approximately 30%. In shopping centers where conversions took place, we reduced our square footage per center from approximately 13,500 square feet to approximately 8,700 square feet. We believe our converted store model has resulted in higher store productivity and lower store expenses, leading to increased profitability.

•

Redesigned Go-To-Market Strategy. Since 2007, we have revised the process by which we design, source and merchandise our product assortment. We now design a greater number of styles, colors and fits of key items for each season and test approximately three-quarters of our product early in each season at a select group of stores before ordering for our broader store base. Based on the data gathered from product testing, our merchants are able to refine and narrow the items ordered for each season. We have also worked with our vendors to reduce our lead times, allowing us to make buying decisions closer to each selling season. We believe the results of these changes are higher product margins from reduced markdowns, lower inventory risk and a more relevant product offering for our customers.

•

Reinvested in Our Business to Support Growth. Over the past three years, we have expanded several of our key functional departments and shifted our marketing focus to better position our company for long-term growth. For example, we have increased the number of merchants by 50%, allowing our merchandising organization to focus on specific sub-categories and lines to ensure we have consistent quality and design offered across our broad range of fashion products. In addition, we have placed increased focus on long-term brand-building initiatives.

•

Launched Express.com. We launched our e-commerce website, express.com, in July 2008, offering our customers a new channel to access our products. We believe our e-commerce platform has improved the efficiency of our business by allowing us to monitor real-time customer feedback, enhancing our product testing capabilities, expanding our advertising reach and providing us with a merchandise clearance channel. In fiscal 2009, our e-commerce sales increased 231% relative to the fiscal 2008 but still only represented approximately 5% of our net sales in fiscal 2009.

Competitive Strengths

We attribute our success to the following competitive strengths:

Established Lifestyle Brand. With 30 years of brand heritage, we have developed a distinct and widely recognized brand that we believe fosters loyalty and credibility among our customers who look to us to provide the latest fashions and quality at an attractive value. We are the sixth largest specialty retail apparel brand in the United States in terms of 2008 sales and we believe we are the largest specialty lifestyle brand focused on the 20 to 30 year old customer demographic. According to the 2007 Market Survey, we have more than 90% aided brand awareness among our core customer demographic. We believe that our brand awareness and product offering makes our stores a compelling and frequent destination for our customers.

Attractive Market and Customer Demographic. According to the NPD Group, in the twelve months ended June 30, 2009, our brand represented approximately 5% of the $20 billion upscale specialty apparel market for 18 to 30 year old women and men in the United States. During that period, this upscale specialty apparel market accounted for 42% of the $46 billion total apparel market for 18 to 30 year old women and men in the United States. Our customer demographic is a growing segment of the United States population, and we believe that the Express brand appeals to a particularly attractive subset of this group. Based on the 2007 Market Survey, our customers are frequent, fashion-conscious shoppers who spend a higher percentage of their budget on fashion compared to the broader population and shop for clothing at least once every few weeks, and our female customers spend approximately $1,700 on clothing annually, nearly 50% more than the average female specialty retail shopper.

Sophisticated Design, Sourcing and Merchandising Model. We believe that we have an efficient, diversified and flexible supply chain that allows us to quickly identify and respond to trends and to bring a tested assortment of products to our stores. We believe our model allows us to better meet customer needs and enables us to reduce inventory risk and improve product margins from reduced markdowns. We design our entire product assortment in our New York City design studio based on an extensive review of fashion trends, styles, fabrics, colors and fits for the upcoming season. Our product testing processes early in the season allow us to test approximately three-quarters of our merchandise in select stores before placing orders for our broader store base. In addition, we assess sales data and new product development on a weekly basis in order to make in-season inventory adjustments where possible and to allow us to respond to the latest trends. We utilize a diversified network of third-party manufacturers located throughout the world that we believe allows us to source the high quality products that our customers demand at competitive prices.

Optimized Real Estate Portfolio. Our stores are located in high-traffic shopping malls, lifestyle centers and street locations in 47 states across the United States, and are diversified across all regions. During the last nine years we have completed the conversion of our store base into dual-gender stores from separate women’s and men’s stores, which has reduced our total square footage by approximately 30%. We believe that over this period, this conversion has brought our average store size in-line with other dual-gender specialty retailers, has contributed to improved per store sales and profitability and has positioned us to continue to drive improvement in store sales and margins. We believe we also benefit from 30 years of operating experience identifying and opening new stores. As a result of our strong brand and established presence, we have been able to acquire high-traffic locations in most retail centers in which we operate. Substantially all of our stores were profitable in fiscal 2009.

Strong Cash Flow. Since the Golden Gate Acquisition, we have significantly improved the margin structure of our business, resulting in an Adjusted EBITDA margin of 13% for fiscal year 2009. We have also delivered strong cash flows as evidenced by cash flows from operations of $282.2 million, $35.2 million and $200.7 million for the 2007 Successor period, fiscal year 2008 and fiscal year 2009, respectively. During the last nine years we made significant investments in our store base and anticipate modest capital expenditures during the next several years of approximately $35 to $40 million per year to maintain our existing stores.

Proven and Experienced Team. Michael Weiss, our President and Chief Executive Officer, has more than 40 years of experience in the fashion industry and has served as our President for over 20 years. In addition, our senior management team has an average of 25 years of experience across a broad range of disciplines in the specialty retail industry, including design, sourcing, merchandising and real estate. Experience and tenure with Express extends deep into our organization. For example, our district managers and store managers have been with Express for an average of ten years and seven years, respectively.

Business Strategy

Key elements of our business and growth strategies include the following:

Improve Productivity of Our Retail Stores. We believe that the efforts we have taken over the last several years to optimize our store base through conversion to dual-gender stores and to improve our go-to-market strategy have positioned us well for future growth. We seek to grow our comparable store sales and operating margins by executing the following initiatives:

•

Continuing to Refine Our Go-to-Market Strategy. As we increase testing and refine our go-to-market strategy, we believe our in-store product assortment will be more appealing to our customers and will help us to decrease markdowns and increase sales and product margins;

•

Recapture Market Share in Our Core Product Categories. Approximately five years ago we shifted our product mix, which included a high percentage of tops, casual bottoms and denim to increase our focus on a more premium wear-to-work assortment. In the last several years we have re-focused on a broader lifestyle clothing mix consistent with our brand heritage. Based on our historical peak sales levels across product categories, we believe there is opportunity for us to recapture sales as our customers re-discover Express in certain product categories, which are specifically casual and party tops, dresses and denim. We believe our efforts to deliver a clear and consistent brand message provides us with additional opportunities to increase sales in core categories that will allow us to return to historical volumes; and

•

Improve Profit Margins. We believe we have the opportunity to continue to improve margins through further efficiencies in sourcing and continued refinement of our merchandising strategy. We plan to leverage our infrastructure, corporate overhead and fixed costs through our converted dual-gender store format.

Expand Our Store Base. While there has been significant growth in retail shopping centers during the last decade, we have focused on converting our existing store base to a dual-gender format and have opened few new stores over this time period. As a result, we believe there are numerous attractive, high-traffic locations that present opportunities for us to expand our store base. We currently plan to open an average of 30 new stores across the United States and Canada over each of the next five years, representing annual store growth of approximately 5%.

Expand Our e-Commerce Platform. In July 2008, we launched our e-commerce platform at express.com, providing us with a direct-to-consumer sales channel. In fiscal 2009, our e-commerce sales increased 231% relative to fiscal 2008 but still only represented approximately 5% of our net sales in fiscal 2009. In the thirteen weeks ended May 1, 2010, our e-commerce sales increased 57% relative to the thirteen weeks ended May 2, 2009, but still only represented approximately 6% of our net sales for that same period. We believe that our target customer regularly shops online, and we see continued opportunity to grow our e-commerce business by providing our customers with a seamless retailing experience. In addition, we believe our multi-channel platform will allow us to continue to improve overall profit margins as our e-commerce business becomes an increased percentage of our sales.

International Expansion with Development Partners. We believe Express has the potential to be a successful global brand. We recently have begun to bolster our brand image and awareness outside of the United States. There are currently four Express stores in the Middle East, which were constructed through a development agreement with Alshaya Trading Co. Through our development agreement, we earn royalty payments from these stores with no capital investment or inventory risk. The agreement allows us to control our brand image, store design and the product assortment offered in these stores. Over the next five years, we believe there are additional opportunities to expand the Express brand internationally through additional low capital development arrangements.

Our Industry

According to the NPD Group, a leading provider of global market information, retail sales of domestic apparel totaled $159 billion in the United States in the twelve months ended June 30, 2009. We operate primarily in the specialty retail distribution channel of this market, which represented 32.7% of the total industry, or $53.5 billion in retail sales, in 2008. According to the United States Census Bureau, the specialty retail channel has grown 37% from 2000 to 2007 and continues to gain share from the department store channel. Our core customer demographic within this segment is 20 to 30 year old women and men. According to United States Census Bureau, this segment of the population is growing, with steady growth projected through 2015.

Our Products

We offer our customers an edited assortment of fashionable merchandise to address multiple aspects of their lifestyle, including work, casual and going-out occasions. Our products are created by our in-house design team and range from core styles to the latest fashions. We believe we have developed a portfolio of products that have significant brand value, including the Editor pant, of which we have sold approximately 16 million over the last seven years, Essential and 1MX shirts, and our Stella, Zelda and Eva lines of denim. We believe our products offer our customer an attractive value. We focus on providing our customers with items made from high-quality materials that are designed to last for several seasons, and we believe our customers have come to expect durability from our brand. For fiscal 2009, approximately 67% of our net sales were from women’s apparel and accessories and 33% were from men’s apparel and accessories.

We design our products and display them in our stores in a coordinated manner to encourage our customers to purchase multi-item outfits as opposed to individual items. We believe this allows us to better meet our customers’ shopping objectives while differentiating our product line from competitors. On average, our customers purchase two to three items per transaction. In season, we monitor cross-selling trends in order to optimize our in-store and online product assortment and collection recommendations.

Design and Merchandising

Our internal design and merchandising team designs high-quality products that reinforce our brand image. Our products are designed to reflect the latest fashions and colors, and we seek to incorporate high-quality fabrics and construction as well as consistent fits and detailing. We have strategically located our design studio on 5th Avenue in New York City to ensure that our staff of over fifty designers are immersed in the heart of New York City’s fashion community and have easy access to inspiration from other high-fashion markets in Europe and abroad. We believe our dual offices in New York City and Columbus, Ohio provide us a balanced design and merchandising perspective.

We develop four seasonal collections per year and then subdivide them so that we have monthly product introductions in our stores. The seasonal design process begins approximately 45 weeks in advance of store delivery with a collaborative planning effort between our designers, merchandisers and finance staff. Each season is carefully planned based on a number of inputs, including the previous year’s sales, recent fashion trends and customer feedback. Over the course of the design process, the seasonal assortment is refined based on in-store tests and continual review of fashion trends. We engage in early season testing across all product categories and test approximately three-quarters of our merchandise in select stores before placing orders for our company-wide store base. In addition, our designers establish contingency plans in the event that a particular product performs differently than anticipated. We assess sales data on a weekly basis in order to make in-season inventory adjustments where possible and to allow us to respond to the latest trends. We utilize a broad base of manufacturers located throughout the world that we believe produce goods at the levels of quality that our customers demand, and we are able to use manufacturers from this base that can supply products to us on a timely basis at competitive prices relative to our other providers. We conduct extensive post-season reviews of our products to identify areas in which our merchandising process can be improved. We believe that each of these components of our merchandising model helps us to maximize our sales and margins and reduce our inventory risk. As a result, a greater percentage of our products are sold at full-price, and we have experienced an approximate 30% reduction in markdowns since 2007.

Sourcing

Our Sourcing Strategy

Our sourcing approach is focused on optimizing quality, speed of production and cost of our merchandise and is a key element of our success. To accomplish this, we have established collaborative relationships with our third-party vendors and agents. We believe our sourcing strategy maximizes our speed to market and allows us to respond quickly to customers’ preferences. We have weekly calls with many of our vendors to optimize the use of fabric and supplies to meet the needs of our customers. We have the ability in our supply chain to place and receive orders within eight to twelve weeks, and also have the ability to track popular items and place refill orders and re-stock merchandise at our distribution center within five to eight weeks.

Our Sourcing Methods

We do not own or operate any manufacturing facilities and as a result contract with third-party vendors for production of our merchandise. We purchase apparel and accessories both from importers, including through intermediaries, and directly from manufacturers. Our relationships with our direct manufacturers are sometimes supported by intermediaries, who help coordinate our purchasing requirements with the factories. In exchange for a commission, these buying agents identify suitable vendors and coordinate our purchasing requirements with vendors by placing orders for merchandise on our behalf, ensuring the timely delivery of goods to us, obtaining samples of merchandise produced in factories, inspecting finished merchandise and carrying out administrative communications on our behalf. One of the buying agents we work with is MAST Industries, Inc., an affiliate of Limited Brands. Our relationship with MAST is discussed in the section entitled “Certain Relationships and Related Party Transactions.”

We purchase the majority of our merchandise outside of the United States through arrangements with approximately 90 vendors utilizing approximately 350 foreign manufacturing facilities located throughout the world, primarily in Asia and Central and South America. Our top ten manufacturers, based on cost, supplied 34% of our merchandise in fiscal 2009. MAST assisted us with the purchase of $359.9 million, $616.3 million, and $480.7 million of our goods in Successor 2007, fiscal 2008, and fiscal 2009, respectively, representing 87%, 76%, and 68% of total goods purchased during those periods. Approximately 92% to 96% of the amounts paid to MAST consist of pass through costs for products sourced from manufacturers that we have a direct relationship with. The remainder of the amounts paid to MAST relate to fees charged to us in their capacity as a buying agent. Our unit volumes, long-established vendor relationships and our knowledge of fabric and production costs, combined with a flexible, diversified sourcing base, enable us to buy high-quality, low cost goods. We source from over 25 countries and are not subject to long-term production contracts with any of our vendors, manufacturers or buying agents.

Quality Assurance and Compliance Monitoring

Regardless of the sourcing method used, each factory, subcontractor, supplier and agent that manufactures our merchandise is required to adhere to our Code of Vendor Conduct, contained within our Master Sourcing Agreement, which is designed to ensure that each of our suppliers’ operations are conducted in a legal, ethical and responsible manner. Our Code of Vendor Conduct requires that each of our suppliers operates in compliance with applicable wage, benefit, working hours and other local laws, and it forbids the use of practices such as child labor or forced labor. We monitor compliance through the use of third parties who conduct regular factory audits.

Distribution

We centrally distribute finished products from third-party distribution centers in Columbus, Ohio and Warren, Pennsylvania. The Columbus, Ohio facility is approximately 418,000 square feet and is operated under a long-term logistics services agreement with an affiliate of Limited Brands. Our long-term contract with an affiliate of Limited Brands is discussed in the section entitled “Certain Relationships and Related Party Transactions.” All of our merchandise is received, inspected, processed, warehoused and distributed through the Columbus distribution facility. Merchandise is typically shipped to our stores and to the Warren distribution facility via third-party delivery services multiple times per week, providing them with a steady flow of new inventory.

Our facility in Warren, Pennsylvania is used both to fulfill all orders placed through our website and to perform call center operations. This facility is operated by an affiliate of Golden Gate. Merchandise at this facility is received from our Columbus, Ohio distribution facility and is sent directly to customers via third-party delivery services.

We are in the process of transitioning our fulfillment operations from Warren, Pennsylvania to a facility in Groveport, Ohio which is operated by an affiliate of Golden Gate. We believe that this transition will provide several benefits including faster replenishment of out-of-stock inventory, more efficient trucking lanes to our customers, reduced delivery costs, and ease of oversight and management of our third party provider.

We believe our customer call center, order fulfillment and distribution operations are designed to handle customer orders and distribute merchandise to stores in a customer-friendly, efficient and cost-effective manner. We believe that these facilities are sufficient to accommodate our expected growth over the next several years.

For additional information on our third-party distribution relationships, see “Certain Relationships and Related Party Transactions.”

Our Stores

As of May 1, 2010, we operated 576 stores in 47 states throughout the United States, the District of Columbia and Puerto Rico, including 530 dual-gender stores, 28 women’s stores and 18 men’s stores. Our retail stores are located in high-traffic shopping malls, lifestyle centers and street locations. Over the last several years, we have actively consolidated our presence in most of our shopping centers into one dual-gender store from separate women’s and men’s stores. We believe this consolidation allows us to compete more effectively with other dual-gender specialty retailers and has significantly improved our productivity, contributing to an increase in net sales per gross square foot from $260 in 2001 to $321 in 2009. We have completed this store conversion process and do not plan to convert our remaining standalone women’s and men’s stores. These stores are generally in locations that we consider to be favorable and in some cases where adequate space for a dual-gender store is not available.

Our average retail store is approximately 8,700 square feet and generates sales of approximately $2.9 million per year. The first table below indicates certain historical information regarding the number of stores by type of location, the total gross square footage (which includes retail selling, storage and back-office space) of all stores and the average gross square footage of our stores as of the end of the fiscal year indicated. The second table below indicates certain historical information regarding the number of women’s stores, men’s stores and dual-gender stores as of the end of the fiscal year indicated.

	2004	2005	2006	2007	2008	2009
Mall	760	627	551	490	480	473
Lifestyle Center	71	73	69	68	74	75
Street	53	43	38	29	27	25

Total	884	743	658	587	581	573

Total gross square footage (in thousands)	6,867	6,477	5,777	5,142	5,032	4,995

Average gross square footage	7,768	8,718	8,780	8,760	8,661	8,716

Women’s stores	467	326	195	67	42	29
Men’s stores	223	113	69	34	26	19
Dual-gender stores	194	304	394	486	513	525

Total stores	884	743	658	587	581	573

Percentage of total stores that are dual-gender stores	22%	41%	60%	83%	88%	92%

Store Locations

The following store list shows the number of stores we operated as of May 1, 2010:

State	Count
Alabama	9
Arizona	8
Arkansas	2
California	71
Colorado	11
Connecticut	9
Delaware	3
District of Columbia	2
Florida	39
Georgia	18
Hawaii	1
Idaho	1
Illinois	32
Indiana	9
Iowa	8
Kansas	4
Kentucky	5

State	Count
Louisiana	7
Maine	1
Maryland	9
Massachusetts	18
Michigan	20
Minnesota	14
Mississippi	2
Missouri	11
Nebraska	3
Nevada	7
New Hampshire	4
New Jersey	21
New Mexico	3
New York	39
North Carolina	15
North Dakota	1
Ohio	20

State	Count
Oklahoma	5
Oregon	3
Pennsylvania	25
Puerto Rico	2
Rhode Island	3
South Carolina	9
South Dakota	1
Tennessee	10
Texas	51
Utah	5
Vermont	1
Virginia	18
Washington	7
West Virginia	1
Wisconsin	8

Total	576

Store Design and Environment. We design our stores to create a distinctive and engaging shopping environment that we believe resonates with our customers. Our stores feature a vibrant and youthful look, bright signage and popular music. Our stores are constructed and finished to allow us to efficiently shift merchandise displays throughout the year as seasons dictate. To further enhance our customers’ experience, we seek to attract enthusiastic store associates who are knowledgeable about our products and are able to offer superior customer service and expertise. We believe that our store atmosphere enhances our brand as a provider of the latest fashions.

North American Store Growth

Now that we have completed our transition to a dual-gender store base, we plan to open an average of 30 new stores per year in the United States and Canada in each of the next five years. Our new store strategy is to open stores of the same size, location type and productivity as in our current fleet. Based on our new stores opened since July 2008, opening new stores has consistently been an attractive use of capital by generating an average pretax cash return on investment of approximately 50%. Our average net investment to open a new store during the last three fiscal years was approximately $0.6 million.

We intend to focus on opening stores in high-traffic malls, lifestyle centers and street locations. We plan to utilize our in-house real estate team to identify attractive locations, negotiate leases and manage the construction costs for our new stores. In selecting shopping centers in which to locate a new store, we target locations with demographics that resemble those of our current locations, including a large 18 to 30 year old customer base, and favorable lease terms. We generally seek to locate our stores in malls in which similar fashion retailers have performed well. Within the shopping centers in which we seek to locate stores, we target locations in high-traffic areas of the shopping center and near other popular retailers that cater to our customers. We also focus on evaluating the market and mall-specific competitive environment for potential new store locations. We seek to diversify our store locations regionally and by caliber of mall. We have currently identified approximately 300 potential sites for new stores with appropriate market characteristics.

International Stores

In 2009, we entered into a development agreement in the Middle East with Alshaya Trading Co. under which the Alshaya Trading Co. constructs and operates Express stores, and we charge a royalty based on monthly sales volume. As of January 30, 2010, the Alshaya Trading Co. operated four Express stores located in Saudi Arabia, Kuwait, and the United Arab Emirates under this arrangement. Beyond North America, we intend to continue to pursue development agreements to expand our global presence in the Middle East and other select regions internationally. We believe that partnering with companies and individuals that have significant experience and proven success in the target country is to our advantage because it allows us to leverage our partners’ knowledge of local markets to improve our probability of success and reduce capital investment and risk.

Properties

We do not own any real property. Our 161,000 square foot principal executive office and 418,000 square foot distribution facility are located in Columbus, Ohio and are leased from Limited Brands. Our Columbus, Ohio distribution facility is also operated by Limited Brands. Our lease for both facilities expires in 2016. See “Certain Relationships and Related Party Transactions—Golden Gate Acquisition—Logistics Services Agreement.” We also lease office space for our design and merchandising functions in New York City at 111 Fifth Avenue under a lease agreement that expires in July 2014.

All of our stores are leased from third parties, including nine subleases from Limited Brands, and the leases typically have terms of ten years with options to renew for additional multi-year periods thereafter. Some of our leases have early cancellation clauses, which permit the lease to be terminated by us or the landlord if certain sales levels are not met in specific periods or if a shopping center does not meet specified occupancy standards. In addition to future minimum lease payments, most of our store leases provide for additional rental payments based on a percentage of net sales if sales at the respective stores exceed specified levels, as well as the payment of common area maintenance charges, real property insurance and real estate taxes. Many of our lease agreements have defined escalating rent provisions over the initial term and any extensions.

We believe that our facilities are generally adequate for current and anticipated future use, although we may from time to time lease new facilities or vacate existing facilities as our operations require.

Internet Website

Since 2008, our customers have been able to purchase our merchandise over the Internet at our website, express.com. In fiscal 2009, our e-commerce sales increased 231% relative to fiscal 2008, but still only represented approximately 5% of our net sales in fiscal 2009. We design and operate our website using an in-house technical staff. Our website emphasizes simplicity and ease of customer use while integrating the Express brand’s fashion-oriented imagery used in our stores. We update our website periodically throughout the day to accurately reflect product availability and to determine where on the website a particular product generates the best sales. In addition to selling our regular merchandise on our website, we also use our website as a means to sell marked-down merchandise.

Our current fulfillment operation is located in Warren, Pennsylvania and is owned and operated by an affiliate of Golden Gate. We are in the process of transitioning our fulfillment operations to facilities in Groveport, Ohio, which is also owned and operated by an affiliate of Golden Gate.

Store Management and Training

We believe that our store managers and associates are key to our success. Each of our retail stores is led by a store manager and, depending on the volume of the store, one or two co-managers as well as part-time management associates. We believe that our managers and associates are committed to our customers and are passionate about our brand. On average, our store managers have been with Express for seven years. The number of store associates we employ generally increases during peak selling seasons, particularly the early fall shopping trends as well as the winter holiday seasons, and will increase to the extent that we open new stores.

We empower our managers and associates to deliver a superior shopping experience through training, fostering a culture of accountability and providing them with sales data that helps them to optimize their own store. While general guidelines for our merchandise assortments, store layouts and in-store visuals are provided by our home office, we give our store managers and district managers substantial discretion to tailor their stores to the individual market and empower them to make store-level business decisions. Our comprehensive training programs are offered at the store, regional and national levels. Our programs allow managers from all geographic locations to interact with each other and to exchange ideas to better operate stores. Our regional, district and store managers are compensated in part based on the sales volume of the store or stores they manage.

Through our training, evaluation and incentive programs, we seek to enhance the productivity of our store associates. Our store associates receive extensive training from their managers to improve their product expertise and selling skills. We evaluate our store associates on measures such as sales per associate hour, items per transaction and dollars per transaction to ensure consistent productivity, to reward top performers and to identify potential training opportunities. We bring our top managers to a conference each year in order to reward them for their performance and provide them with additional management training.

Marketing and Advertising

We use a variety of marketing vehicles to increase customer traffic and build brand loyalty. These include direct mail offers, e-mail communications, in-store promotions and magazine, web-based banner and search advertising and social networking sites, such as Facebook and Twitter. We use our proprietary database, which includes the purchasing habits, fashion preferences and other key information on over 12 million customers who have made purchases within the last twelve months, to tailor our marketing efforts to our customers. We have begun testing new media channels to increase our exposure to our customers in order to increase our brand value.

The success of our products also results in frequent placement and promotion of our products and brand in the mainstream media, including editorial print and television credits. We also actively work to expose our products by encouraging celebrities to wear our fashions and regularly receive press coverage of our products as a result of celebrities who wear Express clothing. In 2009, Express was referenced in approximately 500 editorial and television credits through outlets such as Lucky, Cosmopolitan, Glamour, Elle, Marie Claire, InStyle, GQ and Vogue. We believe such references reinforce our brand image and we have an in-house public relations group that works to maximize such opportunities.

We offer a private-label credit card through an agreement with World Financial Network National Bank, under which World Financial Network National Bank owns the credit card accounts and Alliance Data Systems Corporation provides services to our private-label credit card customers. All of our proprietary credit cards carry the Express brand. We believe that our credit card rewards program encourages frequent store and website visits and promotes multiple-item purchases, thereby cultivating customer loyalty to the Express brand and increasing sales.

Management Information Systems

Our management information systems provide a full range of business process support and information to our store, merchandising, financial and real estate business teams. We believe the combination of our business processes and systems provide us with improved operational efficiencies, scalability, increased management control and timely reporting that allow us to identify and respond to trends in our business. We utilize a combination of customized and industry standard software systems to provide various functions related to:

•	point-of-sales;

•	inventory management;

•	design;

•	planning and distribution; and

•	financial reporting.

We believe our management information systems benefit us through enhanced customer service, more efficient operations and increased control over our business.

Over the last few years, we have been transitioning to standalone information technology platforms from sharing many parts of our information systems and hardware with our former parent, Limited Brands. We completed our transition in the second quarter of 2010 after working with our existing point of sale equipment vendor to upgrade certain elements of our existing system.

Competition

The specialty apparel retail market is highly competitive. We compete primarily with other specialty retailers, higher-end department stores and Internet businesses that engage in the retail sale of women’s and men’s apparel, accessories and similar merchandise targeting customers aged 18 to 30. We believe the principal basis upon which we compete are design, quality, price and customer service. We believe that our primary competitive advantages are consumer recognition of the Express brand name, strong real estate locations and a passionate employee sales force that creates a customer focused shopping experience. We believe that we also differentiate ourselves from competitors on the basis of our consistent look by our in-house product design team, our ability to offer a balanced assortment of core styles and the latest fashions, our focus on the quality of our product offerings and the attractive value we offer to our customers.

Our success also depends in substantial part on our ability to originate and define product and fashion trends so that we can anticipate, gauge and react to changing consumer demands on a timely basis. While we do not believe that any retailer directly competes with us on all of these attributes, we believe our competitors include other specialty retailers and department stores, including Aéropostale, American Eagle Outfitters, Banana Republic, Bebe, Forever21, Gap, Guess?, J. Crew, Macy’s and Zara. Further, we may face new competitors and increased competition from existing competitors as we expand into new markets and increase our presence in existing markets.

Intellectual Property

The Express trademark and certain variations thereon, such as Express Fashion, are registered or are subject to pending trademark applications with the United States Patent and Trademark Office and with the registries of many foreign countries. In addition, we own domain names, including express.com, for our primary trademarks. We believe our material trademarks have significant value and we vigorously protect them against infringement.

Regulation and Legislation

We are subject to labor and employment laws, including minimum wage requirements, laws governing advertising and promotions, privacy laws, safety regulations and other laws, such as consumer protection regulations that govern product standards and regulations with respect to the operation of our stores and warehouse facilities. We monitor changes in these laws and believe that we are in material compliance with applicable laws.

A substantial portion of our products are manufactured outside the United States. These products are imported and are subject to United States customs laws, which impose tariffs as well as import quota restrictions for textiles and apparel. Some of our imported products are eligible for duty-advantaged programs. While importation of goods from foreign countries from which we buy our products may be subject to embargo by

United States customs authorities if shipments exceed quota limits, we closely monitor import quotas and believe we have a diversified sourcing network to allow us to efficiently shift production to factories located in countries with a similar manufacturing base if necessary.

Employees

As of May 1, 2010, we had over 17,000 employees of which approximately 14,000 were part-time employees. Of this total number, approximately 500 employees were based at our corporate headquarters, approximately 100 regional and district managers were employed in the field, approximately 1,500 store managers and co-managers and approximately 15,000 sales associates were located in our stores. None of our employees are represented by a union and we have had no labor-related work stoppages. We believe our relations with our employees are good.

Seasonality

Our business is seasonal and, historically, we have realized a higher portion of our net sales and net income in the third and fourth fiscal quarters due primarily to early fall selling patterns as well as the impact of the holiday season. In fiscal 2009, 57% of our net sales were generated in the third and fourth fiscal quarters, while 43% were generated in the first and second fiscal quarters. Working capital requirements are typically higher in the second and fourth quarters due to inventory-related working capital requirements for holiday and early Fall selling periods. Our business is also subject, at certain times, to calendar shifts, which may occur during key selling periods close to holidays such as Easter, Thanksgiving and Christmas and regional fluctuations for events such as sales tax holidays.

Legal Proceedings

In addition to the matter described below, we are subject to various other legal claims and proceedings which arise in the ordinary course of our business, including employment related claims, involving routine claims incidental to our business. Although the outcome of these routine claims cannot be predicted with certainty, we do not believe that the ultimate resolution of these claims will have a material adverse effect on our results of operations, financial condition or cash flows.

In February 2009, Express, LLC was named as a defendant in a purported class action lawsuit in a complaint filed in the Superior Court of California in the County of Santa Clara. The complaint alleges claims concerning the failure by Express, LLC to provide meal and rest periods to its employees and various related claims. See Note 15 to our consolidated financial statements as of May 1, 2010 included elsewhere in this prospectus.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF

FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion summarizes the significant factors affecting the consolidated operating results, financial condition, liquidity and cash flows of our company as of and for the periods presented below. The following discussion and analysis should be read in conjunction with the consolidated financial statements and the related notes thereto included elsewhere in this prospectus. This discussion contains forward-looking statements that are based on the beliefs of our management, as well as assumptions made by, and information currently available to, our management. Actual results could differ materially from those discussed in or implied by forward-looking statements as a result of various factors, including those discussed below and elsewhere in this prospectus, particularly in the section entitled “Risk Factors.”

Overview

Express is the sixth largest specialty retail apparel brand in the United States. With 30 years of experience offering a distinct combination of style and quality at an attractive value, we believe we are a core shopping destination for our customers and that we have developed strong brand awareness and credibility with them. We target an attractive and growing demographic of women and men between 20 and 30 years old. We offer our customers an edited assortment of fashionable apparel and accessories to address fashion needs across multiple aspects of their lifestyles, including work, casual and going-out occasions. Since we became an independent company in 2007, we have made several significant changes to our business model, including completing the conversion of our stores to a dual-gender format, re-designing our go-to-market strategy and launching our e-commerce platform, all of which we believe have improved our operating profits and positioned us well for future growth and profitability.

As of May 1, 2010, we operated 576 stores. Our stores are located primarily in high-traffic shopping malls, lifestyle centers and street locations across the United States, and average approximately 8,700 square feet. We also sell our products through our e-commerce website, express.com. Our stores and website are designed to create an exciting shopping environment that reflects the sexy, sophisticated and social brand image that we seek to project. Our product offering includes both women’s and men’s apparel and accessories, of which women’s represented 67% of our net sales and men’s represented 33% of our net sales during fiscal 2009. Our product assortment is a mix of core styles balanced with the latest fashions, a combination we believe our customers look for and value from our brand. For fiscal 2009, we generated net sales, net income and Adjusted EBITDA of $1,721.1, $75.3 and $229.8 million, respectively. Our Adjusted EBITDA increased 168% from $85.9 million in fiscal 2006 to $229.8 million in fiscal 2009. For the thirteen weeks ended May 1, 2010, we generated net sales, net income and Adjusted EBITDA of $426.5, $30.6 and $76.3 million, respectively. Our Adjusted EBITDA increased 69% from $45.2 million in the thirteen weeks ended May 2, 2009 to $76.3 million in the thirteen weeks ended May 1, 2010. See “Prospectus Summary—Summary Historical and Pro Forma Consolidated Financial and Operating Data” for a discussion of Adjusted EBITDA, an accompanying presentation of the most directly comparable GAAP financial measure and a reconciliation of the differences between Adjusted EBITDA and the most directly comparable GAAP financial measure, net income.

Factors Affecting Our Operating Results

Various factors affect our operating results during each period, including:

Overall Economic Trends. Consumer purchases of clothing generally remain constant or may increase during stable economic periods and decline during recessionary periods and other periods when disposable income is adversely affected. As a result, our results of operations during any given period are often impacted by the overall economic conditions in the markets in which we operate. According to the Bureau of Economic Analysis, during 2008, apparel expenditures in the United States decreased by 1% compared to 2007, and by 4% in 2009 compared to 2008, in each case primarily as a result of the global economic recession, in which the

United States economy was significantly adversely affected by increased unemployment levels, high levels of consumer debt, reductions in net worth based on recent severe market declines, significant declines in residential real estate and mortgage markets and the resulting significant declines in consumer confidence. Similarly, primarily as a result of the overall decline in consumer spending due to the economic recession, our net sales decreased by 3.3% in fiscal 2008 compared to pro forma 2007 and decreased by 1% in fiscal 2009 compared to fiscal 2008.

Consumer Preferences and Fashion Trends. Our ability to maintain our appeal to our existing customers and to attract new customers depends on our ability to anticipate fashion trends. Periods in which we have successfully anticipated fashion trends generally have had more favorable results. If we misjudge the market for our products, we may be faced with significant excess inventories for some products and be required to mark down those products in order to sell them or we may be required to discard those products, either of which would impact our gross profit. In recent periods we have redesigned our go-to-market strategy by focusing on early season testing and managing timing on purchases and production to reduce our exposure to changes in specific styles, which we believe has led to higher product margins from reduced markdowns and lower inventory risk.

Competition. The retail industry is highly competitive, and retailers compete based on a variety of factors, including design, quality, price and customer service. Levels of competition and the ability of our competitors to more accurately predict fashion trends and otherwise attract customers through competitive pricing or other factors impact our results of operations.

Pricing and Changes in Our Merchandise Mix. Our fashion offerings change from period to period, so the prices at which goods are sold and the margins we are able to earn from those goods also change. For example, if an item with a high price and/or a high margin is popular with our customers, then our results will be positively impacted. In fiscal 2009, for instance, our margins were positively impacted by increases in sales in items within our accessories assortment, all of which have high margins. The levels at which we are able to price our merchandise are influenced by a variety of factors, including the quality of the product, cost of production for those products, prices at which our competitors are selling similar items and willingness of our customers to pay for higher priced items. During certain periods we reduce prices or put items on sale if we determine that we need to do so in order to sell inventory before fashion seasons change. For instance, during the third and fourth quarters of 2008, we had disproportionately higher markdowns on excess inventory due to the global economic recession, which resulted in a decrease in our product margins for 2008. In some cases, we have increased prices for specific items if it was supported by customer demand.

The Timing of Our Releases of New Merchandise and Promotional Events. We incur expenditures relating to planning and production when we release new merchandise. If a release is successful, this new merchandise will have a positive impact on our sales until consumer preferences change or until those items are replaced in our stores by new items. Promotional events are intended to generate increased consumer awareness of our products and to increase sales in later periods. These may result in increased expenses in the periods in which the promotions are taking place, with the intent of increasing sales in later periods.

Seasonality. Our business is seasonal. As a result, our net sales fluctuate from quarter to quarter, which often affects the comparability of our results between periods. Net sales are historically higher in the third and fourth fiscal quarters due primarily to early Fall selling patterns and the impact of the holiday season. Generally, the annual sales split is 45% for the Spring season (February through July) and 55% for the Fall season (August through January). Working capital requirements are typically higher in the second and fourth quarters due to inventory-related working capital requirements for holiday and early Fall selling periods.

Changes in Sales Mix Among Sales Channels. Our results of operations may vary according to the amount of products we sell in our stores versus the amount of products we sell through e-commerce. Most of our store operating costs are fixed in the short term, with the exceptions of incentive compensation for our employees and discretionary spending, while our e-commerce operating model has a larger variable cost component and depends in large part on the amount of goods sold. Our sales from e-commerce increased by 231% from 2008 (which reflects sales after we launched our website in July 2008) to 2009, and comprised 1.6% of our net sales in 2008 and 5.3% of our net sales in 2009. Our sales from e-commerce increased by 57% from the thirteen weeks ended May 2, 2009 to the thirteen weeks ended May 1, 2010, and comprised 4.6% of our net sales in the thirteen weeks ended May 2, 2009 and 6.4% of our net sales in the thirteen weeks ended May 1, 2010. As sales from e-commerce continue to increase, we expect our gross margins to be positively affected.

Our Ability to Source and Distribute Products Effectively. Our costs of sales are impacted by our ability to find third parties who can manufacture our products at favorable costs while maintaining the levels of quality that we desire to deliver to our customers. Our costs of distribution are affected by a number of items, such as the cost of fuel and the amount of product being transported though similar distribution networks in the markets in which we operate (which affects our ability to obtain more favorable pricing with our providers).

The Number of Stores We Open, Close and Convert to a Dual-Gender Format in Any Period. During any period in which we are constructing additional stores, we will incur capital expenditures as a result of that expansion. In the past, when we converted stores to a dual-gender format, we incurred capital expenditures. Because our dual-gender store conversion efforts are complete, store conversions are not expected to have a significant impact on our results going forward. The number of stores that we operate in any period will impact our results for that period.

How We Assess the Performance of Our Business

In assessing the performance of our business, we consider a variety of performance and financial measures. These key measures include net sales and comparable store sales and other individual store performance factors, gross profit and general, administrative and store operating expenses. We also review other metrics such as EBITDA and Adjusted EBITDA.

Net Sales. Net sales reflects our revenues from the sale of our merchandise less returns and discounts, as well as shipping and handling revenue received related to e-commerce and royalties received from our international development agreements.

Comparable Store Sales and Other Individual Store Performance Factors. Comparable store sales have been calculated based upon stores that were open at least thirteen full fiscal months as of the end of the reporting period. A store is not considered a part of the comparable store sales base if the square footage of the store changed by more than 20% due to remodel or relocation activities. As we continue to increase our number of stores, we expect that non-comparable store sales will contribute to our total net sales. We also review sales per gross square foot, average unit retail price, units per transaction, dollars per transaction, traffic and conversion, among other things, in order to evaluate the performance of individual stores. We also review sales per gross square foot on a company-wide basis.

Gross Profit. Gross profit is equal to our net sales minus cost of goods sold, buying and occupancy costs. Gross margin measures gross profit as a percentage of our net sales. Cost of goods sold, buying and occupancy costs includes the direct cost of purchased merchandise, inventory shrinkage, inventory write-downs, inbound freight, all freight costs to get merchandise to our stores, design, buying, allocation and production costs, occupancy costs related to store operations, such as rent and common area maintenance, utilities and depreciation on assets, and all logistics costs associated with our e-commerce business.

Our cost of goods sold, buying and occupancy costs increase in higher volume quarters because we purchase more merchandise for sale. Buying and occupancy costs are largely fixed and do not necessarily increase as volume increases. Changes in the mix of our products, such as changes in the proportion of accessories, which are higher margin, may also impact our overall cost of goods sold, buying and occupancy costs. We review our inventory levels on an ongoing basis in order to identify slow-moving merchandise and generally use markdowns to clear that merchandise. The timing and level of markdowns are driven primarily by customer acceptance of our merchandise. We use a third party vendor to dispose of marked-out-of-stock merchandise which, in turn, is sold to third party discounters. The primary drivers of the costs of individual goods are the raw materials, labor in the countries where we source our merchandise and logistics costs.

General, Administrative, and Store Operating Expenses. General, administrative and store operating expenses include all operating costs not included in cost of goods sold, buying and occupancy costs. These expenses include payroll and other expenses related to operations at our headquarters, store expenses, other than occupancy, and marketing expense, which primarily includes production, mailing and print advertising costs. These expenses generally do not vary proportionally with net sales. As a result, general, administrative and store operating expenses as a percentage of net sales is usually higher in lower volume quarters and lower in higher volume quarters.

Other Operating Expense, net. Other operating expense, net includes advisory fees paid to Golden Gate under the terms of our Advisory Agreement with them and to Limited Brands under the terms of the LLC Agreement. See “Certain Relationships and Related Party Transactions.” Changes in other operating expense, net relates primarily to changes in the advisory fees which are calculated as a percent of Adjusted EBITDA.

Other Factors Affecting Our Results

Certain important factors impacted the results presented in this “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” including (1) the Golden Gate Acquisition, (2) our transition from a division of Limited Brands to a standalone private company and (3) our tax structure. In the future, our results will be impacted by costs we incur as a public company, our change in tax status as a result of the Reorganization, the prepayment of our Term C Loans which occurred concurrently with the issuance of our Senior Notes on March 5, 2010 and the prepayment of our Term B Loans which occurred concurrently with the IPO on May 18, 2010.

Purchase Accounting Impact of Golden Gate Acquisition. On July 6, 2007, we were acquired by investment funds managed by Golden Gate through a transaction that was accounted for under SFAS 141, “Business Combinations.” The purchase price was allocated to state our assets and liabilities at fair value. The allocation of the purchase price had the effect of increasing the carrying amount of inventory by $86.9 million, property and equipment by $38.5 million and amortizable intangible assets by $24.5 million. The $86.9 million increase in inventory value had the effect of reducing gross margin during pro forma fiscal 2007 and the 2007 Successor period. We have depreciated the $38.5 million increase in property and equipment over the useful life of each asset, which has had the effect of reducing gross margin in all periods subsequent to the Golden Gate Acquisition in 2007. The $24.5 million increase in amortizable intangible assets is being amortized over the remaining life of each asset and has reduced gross margin in all periods subsequent to the 2007 Golden Gate Acquisition.

Standalone Private and Public Company Costs. During our transition from a division of Limited Brands, a public company, to a standalone private company, we incurred one-time costs related to the establishment of infrastructure associated with information technology, tax, risk management, internal audit, treasury, real estate and benefits administration. As a result of the IPO, we will incur additional legal, accounting and other expenses that we did not incur as a private company, including costs associated with public company reporting and corporate governance requirements. These requirements include compliance with the Sarbanes-Oxley Act as well as other rules implemented by the SEC, and applicable stock exchange rules. We expect these rules and regulations to substantially increase our legal and financial compliance costs and to make certain financial reporting and other activities more time-consuming and costly.

Tax Structure. During the Predecessor periods, taxable income resulting from our operations was included in the consolidated income tax returns of Limited Brands. For the Predecessor period ended February 3, 2007, and through July 6, 2007, we operated as a division of Limited Brands, and reported income taxes on a separate company basis as if we were taxable as a corporation. As part of the Golden Gate Acquisition, Limited Brands, as the legal obligor, has retained income tax liabilities and related income tax contingencies and reserves arising out of our operations for any Predecessor periods.

After the Golden Gate Acquisition and prior to May 2, 2010, we were treated as a partnership for tax purposes and therefore were not subject to federal and state income tax (subject to exceptions in a limited number of state and local jurisdictions). Instead, our equity holders were subject to income tax on their distributive share of our earnings and we made distributions to them to fund their tax obligations.

On May 12, 2010 Express Parent converted from a Delaware limited liability into a Delaware corporation named Express, Inc. See “Basis of Presentation.” In connection with the Reorganization, Express Parent elected to be treated as a corporation under Subchapter C of Chapter 1 of the Internal Revenue Code effective May 2, 2010 and is subject to federal and state income tax expense. The Reorganization, for tax purposes, was deemed a contribution by Express Parent LLC of its assets and liabilities to Express, Inc., followed by the liquidation of Express Parent LLC. The Reorganization resulted in a taxable gain to the partners which will correspondingly increase the inside tax basis in the assets acquired by Express, Inc. in the Reorganization. The tax basis of our assets and liabilities after the Reorganization reflect the 75% step-up in the assets and liabilities acquired in the Golden Gate Acquisition and certain gains resulting from the Reorganization. As a result we will record a net deferred tax asset and one time noncash tax benefit of $31.8 million.

We expect our effective tax rate will be between 38% and 41% effective May 2, 2010 in connection with the Reorganization. Actual tax payments may differ from such effective tax rate due to timing and permanent differences between book income and taxable income.

The effective tax rate for the twenty-two weeks ended July 6, 2007 was 19.3%. The effective tax rate for the thirty-week period ended February 2, 2008, the fiscal year ended January 31, 2009 and the fiscal year ended January 30, 2010 was 1.2%, 0.9% and 1.6%, respectively. The effective tax rate for the thirteen weeks ended May 2, 2009 and May 1, 2010 was 2.74% and 1.24%, respectively. The difference in the effective tax rate for the twenty-two week period ended July 6, 2007 and the United States federal statutory rate of 35% is primarily attributable to the favorable impact of us becoming recognized as a partnership for federal income tax purposes effective May 7, 2007. The difference in the effective tax rate for the periods ended February 2, 2008, January 31, 2009, fiscal 2009 and the thirteen week periods ended May 2, 2009 and May 1, 2010 and the United States federal statutory rate of 35% is primarily attributable to our status as a partnership for federal income tax purposes.

Issuance of Senior Notes and Prepayment of Term C Loans. On March 5, 2010. Express, LLC and Express Finance Corp., as co-issuers, issued, in a private placement, $250.0 million of 8 3/4% Senior Notes due March 1, 2018 at an offering price of 98.599% of the face value of the Senior Notes. A portion of the proceeds from the issuance of the Senior Notes was used to prepay all of the 14.5% Term C Loans under the Topco credit facility, plus accrued and unpaid interest and prepayment penalties, in an aggregate amount equal to approximately $154.9 million. The Senior Notes are the outstanding notes which may be exchanged for registered notes in connection with this exchange offer.

Initial Public Offering and Prepayment of Term B Loans. On May 18, 2010, we issued 10.5 million shares of our common stock. The proceeds from the issuance of the common stock, together with cash on hand, was used to prepay all of the 13.5% Term B Loans under the Topco Credit facility, plus accrued and unpaid interest and prepayment penalties, in an aggregate amount equal to approximately $164.9 million.

Basis of Presentation and Results of Operations

The following discussion contains references to years 2007, 2008 and 2009, which represent our fiscal years ended February 2, 2008, January 31, 2009 and January 30, 2010, respectively. Our fiscal year ends each year on the Saturday closest to January 31. Fiscal years 2008 and 2007 were fifty-two week accounting periods. Our business was acquired by investment funds managed by Golden Gate on July 6, 2007 and, as such, we have Predecessor and Successor periods in fiscal 2007. The twenty-two week Predecessor period is from February 4, 2007 through July 6, 2007 and is referred to as our “2007 Predecessor period,” and the thirty week Successor period is from July 7, 2007 through February 2, 2008 and is referred to as our “2007 Successor period.”

Due to the Golden Gate Acquisition, the financial statements for all Successor periods are not comparable to that of the Predecessor periods presented in the accompanying table. Prior to the Golden Gate Acquisition, our consolidated financial statements were prepared on a carve-out basis from Limited Brands. The carve-out consolidated financial statements include allocations of certain costs of Limited Brands. In the Successor period we no longer incur these charges, but do incur certain expenses as a standalone company for the same functions, including for certain support services provided by Limited Brands under the Limited Brands Transition Services Agreements. See “Certain Relationships and Related Party Transactions.” These allocations were based upon various assumptions and estimates and actual results may differ from these allocations, assumptions and estimates. Accordingly, the carve-out consolidated financial statements may not be a comparable presentation of our financial position or results of operations as if we had operated as a standalone entity during the Predecessor periods.

Prior to Express, Inc.’s registration statement on Form S-1 being declared effective on May 12, 2010, (1) EIC, the holding company that held 67.3% of the equity interests in Express Parent on behalf of certain investment funds managed by Golden Gate and (2) the Management Holding Companies that directly or indirectly held 6.1% of the equity interests in Express Parent on behalf of certain members of management, merged with and into Express Parent. In connection with Express Parent’s conversion to a corporation and these mergers, Golden Gate (indirectly through a limited liability company) and certain members of management received, in exchange for their equity interests in the entities being merged, the number of shares of Express, Inc.’s common stock that they would have held had they held these equity interests in Express Parent directly. EIC did not have any independent operations or any significant assets or liabilities and did not comprise a business. Accordingly, this legal merger represented in substance a reorganization and transfer of EIC’s income tax receivables or payables between entities under common control. Accordingly, for financial reporting purposes, the transaction was reflected as a contribution of certain of EIC’s income tax payables or receivables to Express Parent, in exchange for a net receivable or payable of equal amount with an affiliate of Golden Gate.

The summary unaudited pro forma condensed consolidated financial data for the fiscal year ended February 2, 2008 presented in the table below has been prepared to give effect to the Golden Gate Acquisition as if such transaction had occurred on February 4, 2007. We have presented in the accompanying discussions of our results, comparisons of fiscal 2009 to fiscal 2008 and fiscal 2008 to our 2007 Successor period and pro forma fiscal 2007 results. We believe that presenting the discussion and analysis of the results of operations in this manner promotes the overall usefulness of the comparison given the complexities involved with comparing two significantly different periods. The information contained in the table below should be read in conjunction with our consolidated financial statements and the related notes included elsewhere in this prospectus.

	Predecessor	Successor	Pro Forma	Successor
	Period from February 4, 2007 through July 6, 2007	Period from July 7, 2007 through February 2, 2008	Year Ended			Thirteen Weeks Ended May 1, 2009	Thirteen Weeks Ended May 1, 2010
			February 2, 2008	January 31, 2009	January 30, 2010
			(unaudited)			(unaudited)
		(dollars in thousands)
Statement of Operations Data:
Net sales	$659,019	$1,137,327	$1,796,346	$1,737,010	$1,721,066	$374,358	$426,462
Cost of goods sold, buying and occupancy costs	451,514	890,063	1,352,056	1,280,018	1,175,088	262,274	269,256

Gross profit	207,505	247,264	444,290	456,992	545,978	112,084	157,206
General, administrative, and store operating expenses	170,100	275,150	447,352	447,071	409,198	89,524	102,910
Other operating expense, net	302	5,526	7,488	6,007	9,943	1,617	3,014

Operating income (loss)	37,103	(33,412)	(10,550)	3,914	126,837	20,943	51,282
Interest expense	—	6,978	12,064	36,531	53,222	13,649	20,780
Interest income	—	(5,190)	(5,190)	(3,527)	(484)	(76)	(10)
Other expense (income), net	—	4,712	4,712	(300)	(2,444)	(443)	(432)

Income (loss) before income taxes	37,103	(39,912)	(22,136)	(28,790)	76,543	7,813	30,944
Provision for income taxes	7,161	487	1,583	246	1,236	214	383

Net income (loss)	$29,942	$(40,399)	$(23,719)	$(29,036)	$75,307	$7,599	$30,561

The following table sets forth, for the periods presented, our consolidated statements of operations as a percentage of total revenues.

	Predecessor	Successor	Pro Forma	Successor
	Period from February 4, 2007 through July 6, 2007	Period from July 7, 2007 through February 2, 2008	Year Ended			Thirteen Weeks Ended May 2, 2009	Thirteen Weeks Ended May 1, 2010
			February 2, 2008	January 31, 2009	January 30, 2010
			(unaudited)			(unaudited)
Statement of Operations Data:
Net sales	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%
Cost of goods sold, buying and occupancy costs	68.5%	78.3%	75.3%	73.7%	68.3%	70.1%	63.1%

Gross profit	31.5%	21.7%	24.7%	26.3%	31.7%	29.9%	36.9%
General, administrative, and store operating expenses	25.8%	24.2%	24.9%	25.7%	23.8%	23.9%	24.1%
Other operating expense, net	0.0%	0.5%	0.4%	0.3%	0.6%	0.4%	0.7%

Operating income (loss)	5.6%	(2.9)%	(0.6)%	0.2%	7.4%	5.6%	12.0%
Interest expense	—	0.6%	0.7%	2.1%	3.1%	3.6%	4.8%
Interest income	—	(0.5)%	(0.3)%	(0.2)%	(0.0)%	(0.0)%	(0.0)%
Other expense (income), net	—	0.4%	0.3%	(0.0)%	(0.2)%	(0.1)%	(0.1)%

Income (loss) before income taxes	5.6%	(3.5)%	(1.2)%	(1.7)%	4.5%	2.1%	7.2%
Provision for income taxes	1.1%	0.0%	0.1%	0.0%	0.1%	0.1%	0.1%

Net income (loss)	4.5%	(3.6)%	(1.3)%	(1.7)%	4.4%	2.0%	7.2%

Unaudited Pro Forma Condensed Consolidated Financial Information

The supplemental unaudited pro forma condensed consolidated statements of operations data set forth below for pro forma 2007 has been derived by applying pro forma adjustments to our historical consolidated statements of operations. We were acquired by investment funds managed by Golden Gate on July 6, 2007. The accompanying unaudited pro forma condensed consolidated financial information is presented for the Predecessor and Successor periods, respectively. As a result of the Golden Gate Acquisition, we applied purchase accounting standards and a new basis of accounting effective July 7, 2007. The unaudited pro forma condensed consolidated statements of operations for the year ended February 2, 2008 gives effect to the Golden Gate Acquisition as if it had occurred on February 4, 2007. Assumptions underlying the pro forma adjustments are described in the accompanying notes, which should be read in conjunction with this unaudited pro forma condensed consolidated financial information.

The unaudited pro forma adjustments are based upon available information and certain assumptions that we believe are reasonable under the circumstances. The unaudited pro forma condensed consolidated financial information is presented for supplemental informational purposes only. The unaudited pro forma condensed consolidated financial information does not purport to represent what our results of operations would have been had the Golden Gate Acquisition and related transactions actually occurred on the date indicated, and they do not purport to project our results of operations or financial condition for any future period. The unaudited pro forma condensed consolidated statements of operations should be read in conjunction with other sections of this “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” as well as “Selected Historical Consolidated Financial and Operating Data” and our audited consolidated financial statements and related notes thereto appearing elsewhere in this prospectus.

	Predecessor	Successor	Total Adjustments		Pro Forma
	Period from February 4, 2007 through July 6, 2007	Period From July 7, 2007 through February 2, 2008			Year Ended February 2, 2008
		(dollars in thousands)			(unaudited)

Net sales	$659,019	$1,137,327	$—		$1,796,346
Cost of goods sold, buying and occupancy costs	451,514	890,063	10,479	(a)(b)(c)(d)	1,352,056

Gross profit	207,505	247,264	(10,479)		444,290
General, administrative, and store operating expenses	170,100	275,150	2,102	(c)	447,352
Other operating expense, net	302	5,526	1,660	(e)	7,488

Operating income (loss)	37,103	(33,412)	(14,241)		(10,550)
Interest expense	—	6,978	5,086	(f)	12,064
Interest income	—	(5,190)	—		(5,190)
Other expense, net	—	4,712	—		4,712

Income (loss) before income taxes	37,103	(39,912)	(19,327)		(22,136)
Provision for income taxes	7,161	487	(6,065	)(g)	1,583

Net income (loss)	$29,942	$(40,399)	$(13,262)		$(23,719)

(a)	As a result of the Golden Gate Acquisition, we recorded intangible assets at fair value, including a credit card relationship, our customer list and certain favorable lease obligations based on purchase accounting standards at a total amount of $24.5 million. These assets amortize over varying periods and the pro forma financials have been adjusted to reflect these costs over the full fiscal year.
(b)	As a result of the Golden Gate Acquisition, we adjusted property and equipment to reflect a fair value increase equal to $38.5 million. These assets depreciate over various periods greater than two years and the pro forma financials have been adjusted to reflect this additional depreciation expense over the full fiscal year.

(c)	In connection with the Golden Gate Acquisition, we entered into a transition services agreement with Limited Brands to provide ongoing services at an agreed upon rate which includes a margin on Limited Brands’ cost to provide the services. See “Certain Relationships and Related Party Transactions.” Prior to the Golden Gate Acquisition, we were billed for these services at cost. The pro forma financials have been adjusted to reflect this change as if we had entered into the transition services agreement on February 4, 2007.
(d)	We have leases that contain pre-determined fixed escalations of minimum rents. The related rent expense is recognized on a straight-line basis. The pro forma financials have been adjusted to reflect an effective straight-line reset date of February 4, 2007.
(e)	In connection with the Golden Gate Acquisition, we entered into an Advisory Agreement with Golden Gate to provide services to us in exchange for an annual advisory fee. Under the terms of our limited liability company agreement, Limited Brands was entitled to a fee calculated as a percentage of the Golden Gate advisory fee. See “Certain Relationships and Related Party Transactions.” The pro forma financials have been adjusted to reflect this fee for the full fiscal year.
(f)	In connection with the Golden Gate Acquisition, on July 6, 2007, the company entered into the $125.0 million Opco term loan and the $200.0 million Opco revolving credit facility. The pro forma financials have been adjusted to reflect the interest expense, scheduled amortization of principal, and amortization of debt financing costs related to the borrowings as if we had entered into the Opco revolving credit facility and the Opco term loan on February 4, 2007. See “—Liquidity and Capital Resources—Existing Credit Facilities.”
(g)	For the Predecessor periods, we operated as a division of Limited Brands and recorded a tax provision based on a separate-return methodology. For the period from May 6 through July 6, 2007 and subsequent to the Golden Gate Acquisition, we were treated as a partnership for tax purposes and therefore did not record a provision for income taxes. The pro forma financials have been adjusted to reflect our tax status as a partnership for the full fiscal year.

First Quarter of Fiscal 2010 Compared to First Quarter of Fiscal 2009

Net sales

Net sales increased from $374.4 million in the first quarter of 2009 to $426.5 million in the first quarter of 2010, a 14% increase. Comparable store sales increased by $40.9 million, or 12%, for the thirteen weeks ended May 1, 2010 compared to the thirteen weeks ended May 2, 2009. The comparable store sales increase was primarily due to an increase in the number of transactions at comparable stores during the period and an increase in the average dollars per transaction. Sales growth for the thirteen weeks ended May 1, 2010 was also attributable to the inclusion of a full quarter of operating results for new stores opened during 2009, the opening of new stores during the thirteen weeks ended May 1, 2010, and growth in e-commerce sales. Online merchandise sales for the quarter (which are not included in comparable store sales) increased 57% to $27.3 million. Other revenue was $3.7 million in the thirteen weeks ended May 1, 2010, an increase of $1.0 million, compared to other revenue of $2.7 million in the thirteen weeks ended May 2, 2009, primarily as a result of increased shipping and handling revenue related to the increase in e-commerce net sales.

Gross profit

The following table shows cost of sales and gross margin in dollars for the stated periods:

	Thirteen Weeks Ended
	May 2, 2009	May 1, 2010
	(in thousands)
Cost of goods sold, buying and occupancy costs	$262,274	$269,256
Gross profit	$112,084	$157,206

The increase in gross profit as a percentage of net sales for the thirteen weeks ended May 1, 2010 as compared to the thirteen weeks ended May 2, 2009 primarily reflected higher full-priced merchandise sales. This is driven by our redesigned go-to-market strategy, which we believe reduces markdowns and lowers inventory risk through increased product testing, more informed inventory buys, and chasing into proven styles. The remaining increase in gross margin was driven primarily by a $0.8 million reduction in inventory shrinkage.

General, administrative, and store operating expenses

The following table shows general, administrative, and store operating expenses in dollars for the stated periods:

	Thirteen Weeks Ended
	May 2, 2009	May 1, 2010
	(in thousands)
General, administrative, and store operating expenses	$89,524	$102,910

The increase in general, administrative, and store operating expenses was driven by $5.9 million of payroll costs associated with additional information technology and e-commerce headcount, stock compensation expense due to accelerated vesting, higher tax and fringe rate due to the reinstatement of the company contributions for the 401(K) and retirement plans, and higher incentive compensation expense due to performance above target levels, $4.0 million of marketing expense as a result of additional investments in print advertising and $1.8 million in costs related to the Senior Notes offering completed on March 5, 2010 along with a portion of the costs related to the IPO completed on May 18, 2010 during the thirteen weeks ended May 1, 2010 as compared to the same period in the prior year.

Other operating expense, net

The following table shows other operating expense, net in dollars for the stated periods:

	Thirteen Weeks Ended
	May 2, 2009	May 1, 2010
	(in thousands)
Other operating expense, net	$1,617	$3,014

Changes in other operating expense, net relate primarily to advisory fees to Golden Gate and associated LLC Agreement fees payable to Limited Brands. The $1.4 million increase in the thirteen weeks ended May 1, 2010 as compared to the thirteen weeks ended May 2, 2009 was driven by the performance of the business and resulting increase in Adjusted EBITDA. As noted previously, the Advisory Agreement and LLC Agreement were terminated in conjunction with the IPO. In connection with these terminations, we paid Golden Gate $10.0 million and Limited Brands $3.3 million upon consummation of the IPO on May 18, 2010.

Interest expense

The following table shows interest expense in dollars for the stated periods:

	Thirteen Weeks Ended
	May 2, 2009	May 1, 2010
	(in thousands)
Interest expense	$13,649	$20,780

Interest expense includes various charges, including amortization of debt issuance costs, amortization of debt discount, and prepayment penalties on early extinguishment of debt. The increase in the thirteen weeks ended May 1, 2010 as compared to the thirteen weeks ended May 2, 2009 resulted primarily from the $7.2 million loss on extinguishment of debt associated with the prepayment of the Topco Term C Loan.

Interest income

Interest income was $0.0 million for the thirteen weeks ended May 1, 2010, a decrease of $0.1 million, as compared to $0.1 million for the thirteen weeks ended May 2, 2009. The decrease in interest income resulted primarily from the repayment of promissory notes made by certain members management in favor of Express Holding prior to the IPO, a reduction in interest rates on investments in overnight treasury securities and a decline in the average amount of cash and cash equivalents on hand.

Other expense (income), net

The following table shows other income, net in dollars for the stated periods:

	Thirteen Weeks Ended
	May 2, 2009	May 1, 2010
	(in thousands)
Other income, net	$(519)	$(442)

Other income, net was primarily composed of changes in the fair market value of our interest rate swap.

Provision for income taxes

The following table shows our effective income tax rate for the stated periods:

	Thirteen Weeks Ended
	May 2, 2009	May 1, 2010
Effective income tax rate	2.74%	1.24%

The effective income tax rate decreased as various state income taxes are calculated as a factor of net sales, rather than taxable income, combined with higher net income in the thirteen weeks ended May 1, 2010 as compared to the thirteen weeks ended May 2, 2009.

Fiscal 2009 Compared to Fiscal 2008

Net sales

Net sales were $1,721.1 million in fiscal 2009, a decrease of $15.9 million, or 0.9%, compared to $1,737.0 million in fiscal 2008. We had 573 and 581 stores open at the end of fiscal 2009 and fiscal 2008, respectively. During fiscal 2009, we opened seven new stores, closed six non-productive stores and converted the women’s and men’s stores in nine malls to single dual-gender stores. Net sales per gross square foot were $321 in fiscal 2009 compared to $337 in fiscal 2008. Comparable store sales declined 6%, or $98.1 million, in fiscal 2009 as a result of a decrease in transactions, due primarily to the decline in general economic conditions, which was partially offset by an increase in the average dollars spent per transaction. Comparable store sales performance improved from each quarter to the next during fiscal 2009 in comparison to the same quarter in fiscal 2008 with the first quarter down 16%, or $67.3 million, second quarter down 12%, or $44.9 million, third quarter down 1%, or $3.8 million, and fourth quarter up 4%, or $17.9 million. Fiscal 2009 represented our first full fiscal year of e-commerce sales, which generated net sales of $92.2 million in fiscal 2009, an increase of $64.4 million compared to fiscal 2008, primarily as a result of increases in traffic to our website since its launch in July 2008, and the fact that the website was only operational for part of fiscal 2008. Other revenue was $12.2 million in fiscal 2009, an increase of $7.4 million, compared to other revenue of $4.8 million in fiscal 2008 primarily as a result of shipping and handling revenue related to the increase in e-commerce net sales.

Gross profit

Gross profit was $546.0 million, or 31.7% of net sales, in fiscal 2009, an increase of $89.0 million, or 19.5%, compared to $457.0 million, or 26.3% of net sales, in fiscal 2008. Gross profit was impacted by purchase accounting related to the Golden Gate Acquisition which had the effect of increasing the carrying amount of property and equipment by $38.5 million which is being depreciated over the remaining useful life of each asset and recording an intangible asset of $19.8 million related to net favorable lease obligations that is being amortized over the remaining life of each lease.

The improvement in gross profit was due primarily to a $76.5 million increase resulting from our redesigned go-to-market strategy which we believe reduces markdowns and lowers inventory risk through increased product testing. This increase was realized through higher revenue margin (product price plus other revenue less product cost), a reduction in distressed carry-over inventory at the end of fiscal 2009 and lower product cancellation expense. The remaining increase in gross margin was driven primarily by a $5.3 million reduction in freight and a $1.4 million reduction in home office headquarters buying expense. The impact of purchase accounting had the effect of reducing gross profit by $11.8 million and $19.5 million for fiscal 2009 and fiscal 2008, respectively.

General, administrative, and store operating expenses

General, administrative, and store operating expenses were $409.2 million, or 23.8% of net sales, for fiscal 2009, a decrease of $37.9 million, or 8.5%, compared to $447.1 million, or 25.7% of net sales, for fiscal 2008. The decline in general, administrative, and store operating expenses was due primarily to a $35.3 million reduction in store expenses resulting from efforts to optimize payroll and increase operational efficiencies, and a $2.2 million savings in benefits and payroll administration related to our transition to a standalone business. These reductions were partially offset by a $1.7 million investment in home office headcount to support our e-commerce growth strategy.

Other operating expense, net

Other operating expense, net was $9.9 million in fiscal 2009, an increase of $3.9 million, or 65.5%, compared to $6.0 million in fiscal 2008. Changes in other operating expense, net relate primarily to changes in advisory fees which are calculated as a percent of Adjusted EBITDA.

Interest expense

Interest expense was $53.2 million in fiscal 2009, an increase of $16.7 million, or 45.6%, compared to $36.5 million in fiscal 2008. This increase resulted primarily from our entering into the $300.0 million Topco credit facility on June 26, 2008, and therefore interest expense for fiscal 2008 only reflects thirty-one weeks of interest relating to this facility. This was offset by lower interest expense of $3.0 million related to our Opco term loan, which had a lower interest rate during fiscal 2009 and accrued interest on a lower outstanding principal balance.

Interest income

Interest income was $0.5 million for fiscal 2009, a decrease of $3.0 million, as compared to $3.5 million for fiscal 2008. The decrease in interest income resulted primarily from a reduction in interest rates on investments in overnight treasury securities.

Other expense (income), net

Other income was $2.4 million for fiscal 2009, an increase of $2.1 million, as compared to $0.3 million for fiscal 2008. Other (expense) income, net was primarily composed of changes in the fair market value of our interest rate swap.

Provision for income taxes

Provision for income taxes was $1.2 million for fiscal 2009, an increase of $1.0 million, as compared to $0.2 million for fiscal 2008. See “—Other Factors Affecting Our Results” for additional information related to our tax structure.

Fiscal 2008 Compared to Pro Forma 2007 and the 2007 Successor period

Net sales

Net sales were $1,737.0 million in fiscal 2008, a decrease of $59.3 million, or 3.3%, compared to $1,796.3 million for pro forma fiscal 2007, and were $1,137.3 million in the 2007 Successor period. We had 581 and 587 stores open at the end of fiscal 2008 and fiscal 2007, respectively. During fiscal 2008, we opened nine new stores, closed nine non-productive stores and converted the women’s and men’s stores in six malls to single dual-gender stores. Fiscal 2008 net sales increased $599.7 million compared to the 2007 Successor period primarily due to the comparison of a fifty-two week period in 2008 to a thirty-week period in 2007. Net sales per gross square foot were $337 in fiscal 2008 compared to $213 in the 2007 Successor period. The increase in sales per gross square foot primarily resulted from the inclusion of an additional twenty-two weeks of net sales in the fiscal 2008 period. Comparable store sales during the same thirty-week period in 2008 were down 10%, or $109.9 million, compared to the 2007 Successor period due primarily to a decline in transaction volumes resulting from an overall decline in consumer spending late in the third quarter and throughout the fourth quarter in 2008. Net sales generated through e-commerce were $27.8 million in fiscal 2008, which represents sales from our website launch in July 2008 through the fiscal year end. Other revenue for fiscal 2008 was $4.8 million and was related primarily to shipping and handling revenue on e-commerce sales.

Net sales per gross square foot were $337 in fiscal 2008, up $8, or 2.4%, compared to $329 in pro forma 2007. Comparable store sales declined by 3%, or $42.4 million, in fiscal 2008 compared to pro forma fiscal 2007, due primarily to a decrease in transaction volumes resulting from an overall decline in consumer spending, late in the third quarter and throughout the fourth quarter of 2008. This resulted in comparable store sales declines of 4%, or $17.5 million, in third quarter and 17%, or $93.3 million, in fourth quarter 2008. This decrease was partially offset by an increase in the first and second quarter comparable store sales which were up 13%, or $46.2 million, and 6%, or $22.2 million, respectively, due to an increased number of transactions.

Gross profit

Gross profit was $457.0 million, or 26.3% of net sales for fiscal 2008, an increase of $12.7 million, or 2.9%, compared to $444.3 million, or 24.7% of net sales for pro forma fiscal 2007. For the 2007 Successor period, gross profit was $247.3 million, or 21.7% of net sales. Gross profit was impacted by purchase accounting related to the Golden Gate Acquisition, which increased the carrying amount of inventories by $86.9 million during 2007, increased property and equipment by $38.5 million, which is being depreciated over the remaining useful life of each asset, and recorded an intangible asset of $19.8 million related to net favorable lease obligations that is being amortized over the remaining life of each lease. The entire impact of the $86.9 million purchase accounting inventory adjustment was reflected in gross profit for pro forma fiscal 2007 and the 2007 Successor period, while the property and equipment and intangible adjustments impacted fiscal 2008, pro forma fiscal 2007 and the 2007 Successor period by $19.5 million, $20.9 million, and $14.0 million respectively.

The $209.7 million increase in gross profit for fiscal 2008 compared to the 2007 Successor period primarily resulted from the comparison of a fifty-two week period in 2008 to a thirty-week period in 2007. A portion of the increase in fiscal 2008 compared to the 2007 Successor period was driven by the $86.9 million inventory related purchase accounting adjustment that reduced gross profit during the 2007 Successor period. Revenue margin was negatively impacted in fiscal 2008 due to the proportionately higher markdowns on excess inventory during late third quarter and all of fourth quarter, primarily driven by the challenging economic environment. For the comparable thirty-week period in 2008, revenue margin decreased $101.4 million compared to the 2007 Successor period.

The $12.7 million improvement in gross profit for fiscal 2008 compared to pro forma 2007 was driven primarily by the $86.9 million inventory related purchase accounting adjustment that reduced gross profit in pro forma 2007. Gross profit was negatively impacted by a decrease in consumer spending on discretionary items during the recessionary period in fiscal 2008 which contributed to a $59.4 million decline in revenue margin, a $9.8 million increase in product cancellation expense, and a $6.2 million increase in shrink related expense.

General, administrative, and store operating expenses

General, administrative, and store operating expenses were $447.1 million, or 25.7% of net sales, for fiscal 2008, a decrease of $0.3 million, or 0.1%, compared to $447.4 million, or 24.9% of net sales, for pro forma fiscal 2007. For the 2007 Successor period, general, administrative, and store operating expenses were $275.2 million, or 24.2% of net sales.

The $171.9 million increase in general, administrative, and store operating expenses in fiscal 2008 compared to the 2007 Successor period primarily resulted from the comparison of a fifty-two week period in 2008 to a thirty-week period in 2007. For the comparable thirty-week period in 2008, general, administrative, and store operating expenses were down $21.6 million due primarily to a $30.8 million decrease related to efforts to optimize store payroll and increase operational efficiencies in store expense, offset by a $5.4 million increase in home office headquarters expense related to a re-investment in our merchant and design organization, investments to support our e-commerce growth strategy and an $8.6 million investment in marketing campaigns and programs.

The $0.3 million decline in general, administrative, and store operating expenses in fiscal 2008 compared to pro forma 2007 was driven by a $30.3 million reduction in store expenses driven by efforts to optimize store payroll and increase operational efficiencies, offset by a $14.4 million increase in home office headquarters expense related to a re-investment in our merchant and design organization, investments to support our e-commerce growth strategy and a $12.4 million investment in marketing campaigns and programs.

Other operating expense, net

Other operating expense, net was $6.0 million in fiscal 2008, a decrease of $1.5 million, or 19.8%, compared to $7.5 million in pro forma 2007 and $5.5 million in the 2007 Successor period. Changes in other operating expense, net relate primarily to changes in advisory fees which are calculated as a percent of Adjusted EBITDA.

Interest expense

Interest expense was $36.5 million in fiscal 2008, an increase of $24.5 million, or 203%, compared to $12.1 million in pro forma fiscal 2007 and was $7.0 million in the 2007 Successor period. This increase resulted primarily from our entering into the $300.0 million Topco credit facility on June 26, 2008. This increase was offset slightly by lower interest expense related to our Opco term loan which had a lower interest rate during fiscal 2008 and accrued interest on a lower outstanding principal balance.

Interest income

Interest income was $3.5 million in fiscal 2008, a decrease of $1.7 million, or 32.0%, compared to $5.2 million in pro forma fiscal 2007 and was $5.2 million in the 2007 Successor period. The decrease in interest income during fiscal 2008 was due primarily to a reduction in interest rates on investments in overnight treasury securities and a decline in the average amount of cash and cash equivalents on hand.

Other expense (income), net

Other income was $0.3 million in fiscal 2008, compared to expense of $4.7 million in pro forma fiscal 2007 and expense of $4.7 million in the 2007 Successor period. Other income (expense), net is primarily composed of changes in the fair market value of our interest rate swap and the proceeds from the settlement of insurance claims. Other expense in pro forma 2007 and the 2007 Successor period was due primarily to an increase in liability related to our interest rate swap.

Provision for income taxes

Provision for income taxes was $0.2 million in fiscal 2008 compared to $1.6 million in pro forma fiscal 2007 and $0.5 million in the 2007 Successor period. See “—Other Factors Affecting Our Results” for additional information related to our tax structure.

Quarterly Results and Seasonality

The following table sets forth our historical unaudited quarterly consolidated statements of income for each of the last eight fiscal quarters ended January 30, 2010, as well as the first quarter of fiscal year 2010. This unaudited quarterly information has been prepared on the same basis as our annual audited financial statements appearing elsewhere in this prospectus, and includes all adjustments, consisting only of normal recurring adjustments, that we consider necessary to present fairly the financial information for the fiscal quarters presented.

Our business is seasonal and, historically, we have realized a higher portion of our net sales and net income in the third and fourth fiscal quarters due primarily to early Fall selling patterns as well as the impact of the holiday season. Generally, the annual sales split is 45% for the Spring season (February through July) and 55% for the Fall season (August through January). Working capital requirements are typically higher in the second and fourth quarters due to inventory-related working capital requirements for holiday and early Fall selling periods. Our business is also subject, at certain times, to calendar shifts, which may occur during key selling periods close to holidays such as Easter, Thanksgiving, and Christmas and regional fluctuations for events such as sales tax holidays. As such, results of a period shorter than a full year may not be indicative of results expected for the entire year. Furthermore, the seasonal nature of our business may affect comparisons between periods.

The quarterly data should be read in conjunction with our audited consolidated financial statements and the related notes appearing elsewhere in this prospectus.

Quarterly Results of Operations

	Fiscal 2008				Fiscal 2009				Fiscal 2010
	First Quarter	Second Quarter	Third Quarter	Fourth Quarter	First Quarter	Second Quarter	Third Quarter	Fourth Quarter	First Quarter
Net sales	$422,696	$399,066	$409,882	$505,366	$374,358	$373,823	$426,046	$546,839	$426,462
Cost of goods sold, buying and occupancy costs	289,461	285,729	295,118	409,710	262,274	271,024	280,700	361,090	269,256

Gross profit	133,235	113,337	114,764	95,656	112,084	102,799	145,346	185,749	157,206
General, administrative, and store operating expenses	116,471	111,420	112,306	106,874	89,524	94,716	101,019	123,939	102,910
Other operating expense, net	3,768	1,282	17	940	1,617	1,827	3,070	3,429	3,014

Operating income (loss)	12,996	635	2,441	(12,158)	20,943	6,256	41,257	58,381	51,282
Interest expense	2,737	6,029	13,625	14,140	13,649	13,198	13,357	13,018	20,780
Interest income	(2,131)	(870)	(400)	(126)	(76)	(98)	(229)	(81)	(10)
Other (income) expense, net	(1,155)	(576)	615	816	(443)	(467)	(668)	(866)	(432)

Income (loss) before income taxes	13,545	(3,948)	(11,399)	(26,988)	7,813	(6,377)	28,797	46,310	30,944
Provisions for income taxes	199	(76)	(37)	160	214	379	330	313	383

Net income (loss)	$13,346	$(3,872)	$(11,362)	$(27,148)	$7,599	$(6,756)	$28,467	$45,997	$30,561

Adjusted EBITDA	$53,949	$25,557	$31,973	$25,719	$45,150	$33,564	$66,415	$84,621	$76,312
Comparable store sales(1)	13%	6%	(4)%	(17)%	(16)%	(12)%	(1)%	4%	12%

(1)	Comparable store sales have been calculated based upon stores that were open at least thirteen full fiscal months as of the end of the reporting period.

The following table presents a reconciliation of the differences between EBITDA and Adjusted EBITDA to net income, the most directly comparable GAAP financial measure, for the periods indicated below. See note 4 to the table included in “Summary Historical and Pro Forma Consolidated Financial and Operating Data.”

	Fiscal 2008				Fiscal 2009				Fiscal 2010
	First Quarter	Second Quarter	Third Quarter	Fourth Quarter	First Quarter	Second Quarter	Third Quarter	Fourth Quarter	First Quarter
	(unaudited
	(dollars in thousands)
Net income (loss)	$13,346	$(3,872)	$(11,362)	$(27,148)	$7,599	$(6,756)	$28,467	$45,997	$30,561
Depreciation and amortization	19,376	19,458	19,752	20,519	18,796	18,356	16,318	16,198	16,111
Interest expense, net	607	5,350	13,226	14,016	13,573	13,099	13,127	12,939	20,780
Provision for income taxes	199	(76)	(37)	160	214	379	330	313	383

EBITDA	33,528	20,860	21,579	7,547	40,182	25,078	58,242	75,447	67,835
Non-cash deductions, losses, charges	2,254	1,101	6,261	11,496	922	3,647	4,225	3,334	2,707
Non-recurring expenses	13,926	386	1,148	3,200	1,100	1,580	1,127	2,101	794
Transaction expenses	567	1,103	826	1,100	674	533	236	213	239
Permitted Advisory Agreement fees and expenses	1,716	1,320	(29)	1,231	1,193	1,253	2,279	2,428	2,275
Non-cash expense related to equity incentives	499	532	503	535	503	501	506	542	1,563
Other adjustments allowable under our existing credit agreements	1,459	255	1,685	610	576	972	(200)	556	899

Adjusted EBITDA	$53,949	$25,557	$31,973	$25,719	$45,150	$33,564	$66,415	$84,621	$76,312

Liquidity and Capital Resources

General

Our business relies on cash flows from operations as our primary source of liquidity. We do, however, have access to additional liquidity, if needed, through borrowings under our existing Opco revolving credit facility. Our primary cash needs are for merchandise inventories, payroll, store rent, capital expenditures associated with opening new stores and updating existing stores, and information technology. The most significant components of our working capital are cash and cash equivalents, merchandise inventories, accounts payable, and other current liabilities. Our working capital position benefits from the fact that we generally collect cash from sales to customers the same day or, in the case of credit or debit card transactions, within a few days of the related sale, and we have up to 75 days to pay certain merchandise vendors and 45 days to pay the majority of our non-merchandise vendors. During the first quarter of 2010 we used a portion of the proceeds from the Senior Notes offering, together with cash on hand of $153.8 million, to make a distribution of $230.0 million to our equity holders. Following this distribution, as of May 1, 2010, we had cash and cash equivalents of approximately $83.3 million and $124.0 million of availability under the Opco revolving credit facility. Our working capital is seasonal as a result of building up inventory for the next selling season and, as a result, our cash and cash equivalents during the spring are usually lower when compared to the rest of our fiscal year. Our cash balances generally increase during the summer selling season, and then increase further during the fall and holiday seasons. As our cash balances and inventory increase during the summer, fall, and holiday seasons, our borrowing base under our Opco revolving credit facility increases. We believe that cash generated from operations and the availability of borrowings under our Opco revolving credit facility or other financing arrangements will be sufficient to meet working capital requirements, anticipated capital expenditures, and scheduled debt payments for at least the next twelve months.

Cash Flow Analysis

A summary of operating, investing, and financing activities are shown in the following table:

	Predecessor	Successor
	Period from February 4, 2007 through July 6, 2007	Period from July 7, 2007 through February 2, 2008	Year Ended
					Thirteen Weeks Ended May 2, 2009	Thirteen Weeks Ended May 1, 2010
			January 31, 2009	January 30, 2010
		(dollars in thousands)
Provided by operating activities	$45,912	$282,192	$35,234	$200,721	$10,949	$4,720
Used in investing activities	(22,888)	(15,258)	(51,801)	(26,873)	(5,682)	(13,226)
(Used in) provided by financing activities	(29,939)	39,361	(127,347)	(115,559)	(75,312)	(142,628)
(Decrease) increase in cash and cash equivalents	(6,915)	306,295	(143,914)	58,289	(70,045)	(151,134)
Cash and cash equivalents at end of period	$13,734	$320,029	$176,115	$234,404	$106,070	$83,270

Net Cash Provided By Operating Activities

Operating activities consist primarily of net income adjusted for non-cash items, including depreciation and amortization, the effect of working capital changes, and tenant allowances received from landlords.

Net cash provided by operating activities was $4.7 million for the thirteen weeks ended May 1, 2010 compared to $10.9 million in the thirteen weeks ended May 2, 2009. The $6.2 million decrease in cash provided by operating activities was due primarily to a $16.3 million use of cash related to the change in other assets and liabilities primarily as a result of the $10.4 million prepayment of certain e-commerce fulfillment services, a $10.7 million use of cash related to the change in accounts payable, deferred revenue, and accrued expenses due to the payment of 2009 incentive compensation, a $5.9 million use of cash related to the change in inventory, a $3.0 million prepayment penalty paid for the repayment of the Topco Term C Loan, a $1.3 million use of cash related to the change in accounts payable and accrued expenses—related parties as a result of the payment of Golden Gate Advisory Agreement fees and LLC Agreement fees payable to Limited Brands, offset by a $23.0 million increase in net income and a $4.2 million source of cash related to the add back of the non-cash loss on extinguishment of debt.

Net cash provided by operating activities was $200.7 million for fiscal 2009 compared to $35.2 million in fiscal 2008. The $165.5 million increase in cash provided by operating activities was due primarily to a $104.3 million increase in net income, a $21.6 million source of cash related to the change in accounts payable, deferred revenue, and accrued expenses and a $44.1 million source of cash related to the change in accounts payable and accrued expenses—related parties.

Net cash provided by operating activities was $35.2 million for fiscal year 2008 compared to $282.2 million in the 2007 Successor period. The cash provided by operating activities in the 2007 successor period was impacted by our transition to a standalone company and establishing working capital accounts with our third party vendors. The $247.0 million decrease in cash provided by operating activities was due primarily to a $59.9 million use of cash related to inventory and accounts payable and accrued expenses for related parties in fiscal 2008 compared to a $230.6 million source of cash during the 2007 Successor period. These decreases in cash were partially offset by a $11.4 million increase in net income and a $32.2 million increase in depreciation and amortization expense. Both of these decreases are primarily the result of the comparison of fiscal 2008 to a partial year period in 2007.

Net Cash Used in Investing Activities

Investing activities consist primarily of capital expenditures for growth (new store openings), store maintenance (remodels, conversions to a dual gender format, visual, fixtures, heating, ventilation and air conditioning improvements and gates), and non-store maintenance (information technology and expenses associated with operations at our headquarters).

Capital expenditures were $13.2 million during the thirteen weeks ended May 1, 2010, a $7.5 million increase from $5.7 million during the thirteen weeks ended May 2, 2009. Capital expenditures, gross of landlord allowances, for the opening of new stores, store remodels, and store conversions to a dual gender format were $5.0 million in the thirteen weeks ended May 1, 2010 and $3.0 million in the thirteen weeks ended May 2, 2009. The remaining capital expenditures in each period relates primarily to investments in store fixtures, heating, ventilation and air conditioning improvements, gates, information technology and investments in the operations at our headquarters.

Capital expenditures were $26.9 million in fiscal 2009, $50.6 million in fiscal 2008, $15.3 million in the 2007 Successor period and $22.9 million in the 2007 Predecessor period. Capital expenditures, gross of landlord allowances, for the opening of new stores, store remodels, and store conversions to a dual gender format were $14.4 million in fiscal 2009, $29.5 million in fiscal 2008, $14.9 million for the 2007 Successor period and $17.2 million in the 2007 Predecessor period. In fiscal 2009, $10.2 million was spent on investments in information technology primarily related to our transition to a standalone business. The remaining capital expenditures in each period relates primarily to investments in store fixtures, heating, ventilation and air conditioning improvements, gates, information technology and investments in the operations at our headquarters.

Management expects capital expenditures for fiscal 2010 to be approximately $57 to $63 million, including landlord allowances, with the increase compared to fiscal 2009 resulting primarily from new store openings and the final phase of our information technology transition which relates primarily to point-of-sale and customer marketing database investments. Landlord allowances related to fiscal 2010 capital expenditures are expected to be approximately $7 to $10 million. In addition, in 2010 we expect to receive a landlord allowance from Limited Brands of $8.0 million for home office capital expenditures.

Net Cash (Used in) Provided By Financing Activities

Financing activities consist primarily of borrowings and repayments related to the Opco term loan, the Topco credit facility and our Opco revolving credit facility, as well as distributions to our equity holders and fees and expenses paid in connection with our credit facilities.

Net cash used by financing activities was $142.6 million in the thirteen weeks ended May 1, 2010. This use of cash included $150.0 million of prepayments of borrowings under the Topco Term C Loans, a $230.0 million distribution to equity holders and $14.4 million in costs incurred in connection with the Senior Notes and the IPO. These uses were offset by $246.5 million in net proceeds received from the issuance of the Senior Notes. This compares to $75.3 million in net cash used by financing activities for the thirteen weeks ended May 2, 2009. This use of cash was primarily related to the repayment of $75.0 million borrowed under the Opco revolving credit facility.

Net cash used by financing activities was $115.6 million in fiscal 2009. This use of cash included $75.0 million of repayments of borrowings under our Opco revolving credit facility, $7.1 million of repayments of borrowings under our Opco term loan and Topco credit facility and a $33.0 million distribution to equity holders.

Net cash used by financing activities was $127.3 million for fiscal 2008. This reflected a source of cash related to borrowings of $294.0 million under the Topco credit facility and $75.0 million in borrowings under our Opco revolving credit facility, offset by a distribution to equity holders of $491.2 million as well as $3.9 million in expenses paid in connection with the Topco credit facility, and $1.3 million in repayments related to the Opco term loan. This compares to $39.4 million in net cash provided by financing activities for the 2007 Successor period. This source of cash was primarily from cash equity contributions by our equity holders.

Net cash used by financing activities was $29.9 million for the 2007 Predecessor period. These declines resulted from lower net cash investments in the business by Limited Brands during each respective period.

Existing Credit Facilities

Opco Revolving Credit Facility

On July 6, 2007, Express Holding and Express, LLC entered into a $200.0 million secured Asset-Based Loan Credit Agreement. The Opco revolving credit facility is available to be used for working capital and other general corporate purposes and is scheduled to expire on July 6, 2012. The Opco revolving credit facility, as amended, allows for swing line advances of up to $30.0 million and up to $45.0 million to be available in the form of letters of credit.

On February 5, 2010, Express Holding and Express, LLC entered into an amendment to the Opco revolving credit facility that became effective March 5, 2010 in connection with the issuance of the Senior Notes. The amendment, among other things, (1) permitted the issuance of the Senior Notes and the guarantees thereof by Express Holding and its subsidiaries, (2) increased the applicable interest rate margins and unused line fee, (3) permitted a distribution by Express, LLC to allow Express Topco to prepay the Term C Loans under the Topco credit facility in their entirety (plus prepayment penalties and accrued and unpaid interest thereon) and Express Parent to make a cash distribution to its equity holders in an aggregate amount equal to approximately $230.0 million, (4) permits Express, LLC to pay distributions to allow Express Topco to make regularly scheduled interest payments on the Term B Loans under the Topco credit facility and (5) permits Express Holding to own the equity interests of Express Finance Corp., the co-issuer of the Senior Notes. We paid customary amendment fees to consenting lenders in connection with the amendment.

Borrowings under the Opco revolving credit facility bear interest at a rate equal to LIBOR plus an applicable margin rate or the higher of The Wall Street Journal’s prime lending rate and 0.50% per annum above the federal funds rate, plus an applicable margin rate. The applicable margin rate is determined based on excess availability as determined with reference to our borrowing base. Prior to the effectiveness of the amendment described above, the applicable margin rate for LIBOR-based advances was 1.25% per annum or 1.00% if excess availability was $100.0 million or greater, and for base rate-based advances was 0.25% per annum or 0.00% if excess availability was $100.0 million or greater. As a result of the amendment described above, effective March 5, 2010, the applicable margin rate for LIBOR-based advances is 2.25% per annum or 2.00% if excess availability is $100.0 million or greater, and for base rate-based advances is 1.25% per annum or 1.00% if excess availability is $100.0 million or greater. The borrowing base components are 90% of credit card receivables plus 85% of the liquidation value of eligible inventory, less certain reserves. At the end of fiscal 2008, we borrowed $75.0 million under the Opco revolving credit facility, which was reflected as a current liability on our balance sheet. This amount was paid in full during the first quarter of fiscal 2009. We had no borrowings outstanding and $124.0 million available under the Opco revolving credit facility as of May 1, 2010.

Prior to the effectiveness of the amendment described above, unused line fees payable under the Opco revolving credit facility were based on 0.25% of the average daily unused revolving commitment during each quarter payable quarterly in arrears. As a result of the amendment described below, effective March 5, 2010, unused line fees payable under the Opco revolving credit facility are based on 0.50% of the average daily unused revolving commitment during each quarter payable quarterly in arrears.

Interest payments under the Opco revolving credit facility are due quarterly on the last day of each April, July, October and January for base rate-based advances and on the last day of the interest period for LIBOR-based advances for interest periods of one, two, three and six months (or if available to all lenders, nine or twelve months), and additionally every three months after the first day of the interest period for LIBOR-based advances for interest periods of greater than three months.

The Opco revolving credit facility contains customary covenants and restrictions on Express Holding and its subsidiaries’ activities, including, but not limited to, limitations on the incurrence of additional indebtedness;

liens, negative pledges, guarantees, investments, loans, asset sales, mergers, acquisitions and prepayment of other debt; distributions, dividends and the repurchase of capital stock; transactions with affiliates; the ability to change the nature of our business or our fiscal year; the ability to amend the terms of the Opco term loan and the Advisory Agreement; and permitted activities of Express Holding. All obligations under the Opco revolving credit facility are guaranteed by Express Holding and its subsidiaries and secured by a lien on substantially all of the assets of Express Holding and its subsidiaries; provided that the liens on certain assets of Express Holding and its subsidiaries shall be junior in priority to the liens securing the Opco term loan facility.

Prior to the effectiveness of the amendment described above, the Opco revolving credit facility required us to maintain a fixed charge coverage ratio of 1.00 to 1.00 if excess availability plus eligible cash collateral was less than $20.0 million. Our excess availability was $135.2 million as of January 30, 2010. We were not subject to this covenant as of January 30, 2010 because excess availability plus eligible cash collateral was greater than $20.0 million. As a result of the amendment described above, effective March 5, 2010, the Opco revolving credit facility requires Express, LLC to maintain a fixed charge coverage ratio of 1.00 to 1.00 if excess availability plus eligible cash collateral is less than $30.0 million. At May 1, 2010 our availability under the Opco revolving credit facility was $124.0.

Opco Term Loan Facility

On July 6, 2007, Express Holding and Express, LLC, entered into a $125.0 million secured term loan. The proceeds of these borrowings were used to finance, in part, the Golden Gate Acquisition and to pay transaction fees and expenses related to the Golden Gate Acquisition. Borrowings under the Opco term loan bear interest at a rate equal to LIBOR plus an applicable margin rate or the higher of The Wall Street Journal’s prime lending rate and 0.50% per annum above the federal funds rate, plus an applicable margin rate.

On February 5, 2010, Express Holding and Express, LLC entered into an amendment to the Opco term loan that became effective March 5, 2010 in connection with the issuance of the Senior Notes. The amendment, among other things, (1) permitted the issuance of the Senior Notes and the guarantees thereof by Express Holding and its subsidiaries, (2) increased the applicable interest rate margins (subject to a further increase in the event Express, LLC’s corporate family rating is not B2 or better by Moody’s and Express, LLC’s corporate credit rating is not B or better by Standard & Poor’s), (3) permitted a distribution by Express, LLC to allow Express Topco to prepay the Term C Loans under the Topco credit facility in their entirety (plus any applicable prepayment penalties and accrued and unpaid interest thereon), and Express Parent to make a cash distribution to its equity holders in an aggregate amount equal to approximately $230.0 million, (4) permits Express, LLC to pay distributions to allow Express Topco to make regularly scheduled interest payments on the Term B Loans under the Topco credit facility and (5) permits Express Holding to own the equity interests of Express Finance Corp., the co-issuer of the Senior Notes. We paid customary fees to consenting lenders in connection with the amendment.

The applicable margin rate is determined by Express Holding’s leverage ratio of consolidated debt for borrowed money (net of cash and cash equivalents provided that, after giving effect to the amendment described below, no more than $75.0 million of cash and cash equivalents may be netted against consolidated debt for borrowed money for this purpose), including amounts drawn under letters of credit and any synthetic debt, to Adjusted EBITDA (“Leverage Ratio”), in effect on the first day of each interest period with respect to LIBOR-based advances and by the Leverage Ratio in effect from time to time with respect to base rate-based advances. Prior to the effectiveness of the amendment described above, the applicable margin rate for LIBOR-based advances was 2.75% per annum or 2.50% if the Leverage Ratio was less than 1.00 to 1.00, and for base rate-based advances was 1.75% per annum or 1.50% if the Leverage Ratio was less than 1.00 to 1.00. As a result of the amendment described above, effective March 5, 2010, the applicable margin rate for LIBOR-based advances is 4.25% per annum or 4.00% if the Leverage Ratio is less than 1.00 to 1.00, and for base rate-based advances is 3.25% per annum or 3.00% if the Leverage Ratio is less than 1.00 to 1.00; additionally, these rates may be further increased by 0.50% per annum in the event that Express, LLC fails to maintain, at the time of determination, a corporate family rating of B2 or better by Moody’s and a corporate credit rating of B or better by Standard & Poor’s. As of May 1, 2010, the interest rate under the Opco term loan was 4.25%.

Interest payments under the Opco term loan are due quarterly on the last day of each April, July, October and January for base rate-based advances and on the last day of the applicable interest period for LIBOR-based advances for interest periods of one, two, three and six months (or if available to all lenders, nine or twelve months), and additionally every three months after the first day of the interest period for LIBOR-based advances for interest periods of greater than three months. Principal payments under the Opco term loan are due quarterly on the last business day of each April, July, October and January through July 6, 2013, in equal installments of 0.25% of the initial principal balance with the balance of principal due on July 6, 2014.

The agreement governing the Opco term loan requires that annual prepayments of principal be made within five business days after the 120th calendar day following the end of each fiscal year in the amount by which an applicable percentage of “excess cash flow” (as defined in the agreement) that corresponds to Express Holding’s Leverage Ratio, exceeds any voluntary prepayments of the Opco term loan over the fiscal year.

The Opco term loan contains customary covenants and restrictions on Express Holding, and its subsidiaries’ activities, including, but not limited to, limitations on the incurrence of additional indebtedness; liens, negative pledges, guarantees, investments, loans, asset sales, mergers, acquisitions and prepayment of other debt; distributions, dividends and the repurchase of capital stock; transactions with affiliates; the ability to change the nature of Express, LLC’s businesses or fiscal year; the ability to amend the terms of the purchase agreement pertaining to the Golden Gate Acquisition, the Opco revolving credit facility loan documents and the Advisory Agreement with Golden Gate; and permitted activities of Express Holding. All obligations under the Opco term loan are guaranteed by Express Holding and its subsidiaries and secured by a lien on substantially all of the assets of Express Holding and its subsidiaries; provided that the liens on certain assets of Express Holding and its subsidiaries shall be junior in priority to the liens securing the Opco revolving credit facility.

The Opco term loan also requires that Express Holding maintains a Leverage Ratio for the most recently completed reporting period (last four consecutive fiscal quarters as of the end of each quarter) of not more than 2.00 to 1.00 at the end of the second quarter of 2010; and 1.75 to 1.00 thereafter. Express Holding was in compliance with the covenant requirement as of May 1, 2010.

Effective July 6, 2007, Express, LLC entered into a receive variable/pay fixed interest rate swap agreement to mitigate exposure to interest rate fluctuations on a notional principal amount of $75.0 million of the $125.0 million variable-rate Opco term loan. The interest rate swap agreement terminates on August 6, 2010. The fair value of the interest rate swap was a liability of $1.0 million as of May 1, 2010. The Opco term loan requires that Express, LLC maintain interest rate hedge agreements on a notional amount of at least 50% of the term commitments of lenders under the Opco term loan for at least three years.

Topco Credit Facility

On June 26, 2008, Express Topco, as borrower, entered into a $300.0 million secured term loan facility. The proceeds of the Topco credit facility were used to finance distributions to Express Parent’s equity holders and to pay related fees, costs and expenses. The Topco credit facility was scheduled to mature on June 26, 2015 and was comprised of $150.0 million of Term B Loans and $150.0 million of Term C Loans. On March 5, 2010, in connection with the issuance of the Senior Notes, all of the Term C Loans were prepaid, plus all prepayment penalties and accrued and unpaid interest thereon. On May 18, 2010, in connection with the IPO, all of the Term B Loans were prepaid, plus all prepayment penalties and accrued and unpaid interest thereon. An affiliate of Golden Gate, GGC Unlevered Credit Opportunities, LLC, was a lender under our Topco credit facility and as of May 1, 2010 was owed approximately $50.0 million of the Term B Loans and $50.0 million of the Term C Loans. A separate affiliate of Golden Gate purchased an additional $8.3 million of principal amount of Term B Loans on April 8, 2010.

On February 5, 2010, Express Topco entered into an amendment to the Topco credit facility that became effective on March 5, 2010 in connection with the issuance of the Senior Notes. The amendment, among other things, permitted (1) the issuance of the Senior Notes and the guarantee thereof by Express Topco and each of its subsidiaries and (2) a distribution by Express Topco to Express Parent to allow Express Parent to make a cash distribution to its equity holders in an aggregate amount equal to approximately $230.0 million. We paid a customary amendment fee to the administrative agent in connection with the amendment.

On April 26, 2010, Express Topco entered into a second amendment to the Topco credit facility. The amendment, among other things, reduced the redemption price in connection with an initial public offering prior to June 26, 2010 to 106%.

The Topco credit facility was not guaranteed by any of Express Topco’s subsidiaries. All obligations under the Topco credit facility were secured by a lien on all outstanding equity interests in Express Holding owned by Express Topco, any distributions, dividends or other property received in respect of or in exchange for such interests and all proceeds of the foregoing.

The Term B Loans bore interest at 13.5% per annum. Interest payments for the Term B Loans were due semi-annually, in cash, on the last day of each January and July, with a final payment due upon the maturity of the Topco credit facility. Term C Loans bore interest at 14.5% per annum. Interest payments for the Term C Loans were due on the last day of each January, April, July and October, with a final payment due upon the maturity of the Topco credit facility. Interest payments on Term C Loans were payable in cash, or upon five business days’ notice to the lenders, could be paid in kind and added to the unpaid principal amount of the Term C Loans. Term C Loans for which interest was paid in kind bore interest at 16.0% per annum for the interest period ending on the applicable payment date. Amounts representing payment in kind interest were treated as and bore interest as Term C Loans under the Topco credit facility. For fiscal 2008 and 2009, Express Topco accumulated $6.2 million of in-kind interest on the Term C Loans which was paid in cash on October 19, 2009 prior to the issuance of the Senior Notes.

Senior Notes

On March 5, 2010, Express, LLC and Express Finance Corp., as co-issuers, issued, in a private placement, $250.0 million of 8 3/4% Senior Notes due March 1, 2018 at an offering price of 98.599% of the face value of the Senior Notes. An affiliate of Golden Gate purchased $50.0 million of Senior Notes in the offering. The Senior Notes are the outstanding notes which may be exchanged for registered notes in connection with this exchange offer. Interest on the Senior Notes is payable on March 1 and September 1 of each year. A portion of the proceeds from the issuance of the Senior Notes was used to prepay all of the Term C Loans under the Topco credit facility, plus prepayment penalties of $3.0 million and accrued and unpaid interest thereon of $1.9 million. The remaining proceeds, together with cash on hand, were used to make a $230.0 million cash distribution to our equity holders and pay fees and expenses, including discounts and commissions to the initial purchasers of the Senior Notes, of $15.4 million.

Prior to March 1, 2014, the Senior Notes may be redeemed in part or in full at a redemption price equal to 100% of the principal amount of the Senior Notes, plus a make-whole premium calculated in accordance with the indenture governing the Senior Notes and accrued and unpaid interest. In addition, prior to March 1, 2013, a portion of the Senior Notes may be redeemed with the net proceeds of certain equity offerings at 108.75%. On or after March 1, 2014, the Senior Notes may be redeemed in part or in full at the following percentages of the outstanding principal amount prepaid: 104.375% prior to March 1, 2015; 102.188% on or after March 1, 2015, but prior to March 1, 2016; and 100% on or after March 1, 2016.

The indenture governing the Senior Notes contains customary covenants and restrictions on the activities of Express, LLC, Express Finance Corp. and Express, LLC’s restricted subsidiaries, including, but not limited to, the incurrence of additional indebtedness; dividends or distributions in respect of capital stock or certain other restricted payments or investments; entering into agreements that restrict distributions from restricted subsidiaries; the sale or disposal of assets, including capital stock of restricted subsidiaries; transactions with affiliates; the incurrence of liens; and mergers, consolidations or the sale of substantially all of Express, LLC’s assets. Certain of these covenants will be suspended if the Senior Notes are assigned an investment grade rating by both Standard & Poor’s Rating Services and Moody’s Investor Service, Inc. and no default has occurred or is continuing. If either rating on the Senior Notes should subsequently decline to below investment grade, the suspended covenants will be reinstated.

Contractual Obligations

We enter into long term contractual obligations and commitments in the normal course of business, primarily debt obligations and non cancelable operating leases. As of January 30, 2010, our contractual cash obligations over the next several periods are set forth below.

	Payments Due by Period
Contractual Obligations:	Total	<1 Year	2-3 Years	4-5 Years	Thereafter
	(dollars in millions)
Existing Debt Facilities(1)(2)	$422.0	$1.3	$2.6	$118.1	$300.0
Other Long Term Obligations(3)	203.4	37.6	58.2	64.7	42.9
Operating Leases(4)	725.8	152.9	244.7	182.9	145.3
Letters of Credit	25.1	8.8	3.6	3.6	9.0
Purchase Obligations(5)	218.6	218.6	—	—	—

Total	$1,594.9	$419.2	$309.1	$369.3	$497.2

(1)	As of January 30, 2010, we had the following amounts outstanding under our existing credit facilities: no amounts outstanding under the Opco revolving credit facility; $121.9 million under the Opco term loan; $150.0 million under the Term B Loans; and $150.0 million under the Term C Loans. The Opco revolving credit facility matures on July 6, 2012, the Opco term loan matures on July 6, 2014, the Term B Loans mature on June 26, 2015 and the Term C Loan was repaid in full on March 5, 2010 with a portion of the proceeds of the issuance of the Senior Notes. See “—Existing Credit Facilities.”
(2)	Excludes estimated interest under existing debt facilities of $259.3 million. Interest costs for the Opco term loan and revolving credit facility have been estimated based on interest rates in effect for such indebtedness as of January 30, 2010.
(3)	Other long-term obligations consist of self insurance liabilities, severance agreements, transitional services agreement with Limited Brands and Golden Gate and Limited Brands advisory fees.
(4)	We enter into operating leases in the normal course of business. Most lease arrangements provide us with the option to renew the leases at defined terms. The future operating lease obligations would change if we were to exercise these options, or if we were to enter into additional new operating leases.
(5)	Purchase obligations are made up of merchandise purchase orders, unreserved fabric commitments and liabilities to our third party travel administrator.

Critical Accounting Policies and Estimates

The preparation of financial statements in accordance with GAAP requires management to make estimates and assumptions that affect the reported amounts of our assets, liabilities, revenues, and expenses, as well as the related disclosure of contingent assets and liabilities at the date of the financial statements. Management evaluates its accounting policies, estimates, and judgments on an on-going basis. Management bases its estimates and judgments on historical experience and various other factors that are believed to be reasonable under the circumstances. Actual results may differ from these estimates under different assumptions and conditions.

Management evaluated the development and selection of its critical accounting policies and estimates and believes that the following involve a higher degree of judgment or complexity and are most significant to reporting its results of operations and financial position, and are therefore discussed as critical. The following critical accounting policies reflect the significant estimates and judgments used in the preparation of our consolidated financial statements. With respect to critical accounting policies, even a relatively minor variance between actual and expected experience can potentially have a materially favorable or unfavorable impact on subsequent results of operations. However, our historical results for the periods presented in the consolidated financial statements have not been materially impacted by such variances. More information on all of our significant accounting policies can be found in Note 1, “Summary of Significant Accounting Policies,” to the audited consolidated financial statements.

Revenue Recognition

We recognize sales at the time the customer takes possession of the merchandise which, for e-commerce revenues, reflects an estimate of shipments that have not yet been received by the customer. This estimate is based on shipping terms and historical delivery times. Amounts related to shipping and handling revenues billed to customers in an e-commerce sale transaction are classified as net sales, and the related shipping and handling costs are classified as cost of goods sold, buying and occupancy costs in the Consolidated Statements of Operations. Associate discounts are classified as a reduction of net sales in the Consolidated Statements of Operations. Net sales exclude sales tax collected from customers which is ultimately remitted to governmental authorities.

Additionally, we earn royalties on a development agreement with an unaffiliated franchisee for stores operating in the Middle East. Under this agreement, the third party operates stores that sell Express branded apparel and accessories purchased from us. We recognize royalty revenue when sales entitling us to royalty revenue occur at each of the franchisee locations, and receive payment for these royalties one month in arrears. Royalties are included in net sales in the Consolidated Statements of Operations.

We reserve for projected merchandise returns based on historical experience and various other assumptions that we believe to be reasonable. Merchandise returns are often resaleable merchandise and are refunded by issuing the same payment tender of the original purchase. Merchandise exchanges of the same product and price are not considered merchandise returns and, therefore, are not included in the population when calculating the sales returns reserve.

We sell gift cards in our retail stores and through our e-commerce website and third parties, which do not expire or lose value over periods of inactivity. We account for gift cards by recognizing a liability at the time a gift card is sold. We recognize income from gift cards when they are redeemed by the customer. In addition, income on unredeemed gift cards is recognized when it can be determined that the likelihood of the gift card being redeemed is remote and there is no legal obligation to remit the unredeemed gift cards to relevant jurisdictions (gift card breakage). The gift card breakage rate is based on historical redemption patterns.

Inventories

Inventories are principally valued at the lower of cost or market on a weighted-average cost basis. We record a lower of cost or market adjustment to our inventories, which is reflected in cost of goods sold, buying and occupancy costs in the Consolidated Statements of Operations, if the cost of specific inventory items on hand exceeds the amount we expect to realize from the ultimate sale or disposal of the inventory. The lower of cost or market adjustment calculation requires management to make assumptions and estimates, which are based on factors such as merchandise seasonality, historical trends, and estimated inventory levels, including sell-through of remaining units.

We also record an inventory shrinkage reserve calculated as a percentage of cost of sales for estimated merchandise losses for the period between the last physical inventory count and the balance sheet date. These estimates are based on historical percentages and can be affected by changes in merchandise mix and/or changes in shrinkage trends. We perform physical inventory counts twice a year (once each season) for the entire chain of stores and adjust the shrinkage reserve accordingly. If actual physical inventory losses differ significantly from the estimate, our results of operations could be adversely impacted. The shrinkage reserve reduces the value of total inventory and is a component of inventories on the Consolidated Balance Sheets.

Business Combinations

We account for business combinations under the purchase accounting method. The cost of an acquired company is assigned to the tangible and intangible assets purchased and the liabilities assumed on the basis of their fair values at the date of acquisition. The determination of fair values of assets and liabilities acquired requires us to make estimates and use valuation techniques when market value is not readily available. Any excess of purchase price over fair value of the tangible and intangible assets acquired, if any, is allocated to goodwill. On July 6, 2007, we were subject to a business combination in which Limited Brands sold a 75% interest in our company to investment funds managed by Golden Gate in exchange for cash. As a result, the purchase price paid to effect the Golden Gate Acquisition was allocated to state the assets acquired and liabilities assumed at their fair value.

Valuation of Long-lived Assets

Property and equipment and intangible assets with finite lives are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of the asset may not be recoverable. In evaluating an asset for recoverability, we estimate the future cash flow expected to result from the use of the asset at the store level, the lowest identifiable level of cash flow, if applicable. If the sum of the estimated undiscounted future cash flows related to the asset are less than the carrying value, we recognize a loss equal to the difference between the carrying value and the fair value, usually determined by the estimated discounted cash flow analysis of the asset. Factors used in the valuation of long-lived and intangible assets with finite lives include, but are not limited to, management’s plans for future operations, brand initiatives, recent operating results, and projected future cash flows. Impairment charges are included in cost of goods sold, buying and occupancy costs in the Consolidated Statement of Operations.

Intangible assets with indefinite lives, primarily trade names, are reviewed for impairment annually in the fourth quarter and may be reviewed more frequently if indicators of impairment are present. The impairment review is performed by comparing the carrying value to the estimated fair value, usually determined using a discounted cash flow methodology. Factors used in the valuation of intangible assets with indefinite lives include, but are not limited to, management’s plans for future operations, brand initiatives, recent operating results, and projected future cash flows.

The discounted cash flow models used to estimate the applicable fair values involve numerous estimates and assumptions that are highly subjective. Changes to these estimates and assumptions could materially impact the fair value estimates. The estimates and assumptions critical to the overall fair value estimates include: (1) estimated future cash flow generated at the store level; and (2) discount rates used to derive the present value factors used in determining the fair values. These and other estimates and assumptions are impacted by economic conditions and expectations of management and may change in the future based on period-specific facts and circumstances. If economic conditions were to deteriorate, future impairment charges may be required.

Claims and Contingencies

We are subject to various claims and contingencies related to legal, regulatory, and other matters arising out of the normal course of business. Our determination of the treatment of claims and contingencies in the consolidated financial statements is based on management’s view of the expected outcome of the applicable claim or contingency. Management may also use outside legal advice on matters related to litigation to assist in the estimating process. We accrue a liability if the likelihood of an adverse outcome is probable and the amount is estimable. If the likelihood of an adverse outcome is only reasonably possible, or if an estimate is not determinable, disclosure of a material claim or contingency is disclosed in the Notes to the consolidated financial statements. We re-evaluate these assessments on a quarterly basis or as new and significant information becomes available to determine whether a liability should be established or if any existing liability should be adjusted. However, the ultimate outcome of various legal issues could be different than management’s estimates and, as a result, adjustments may be required.

Income Taxes

Effective May 7, 2007, we reorganized as a partnership for federal income tax purposes. As such, with the exception of a limited number of state and local jurisdictions, we were no longer subject to income taxes. The members of the company, and not the company itself, were subject to income tax on their distributive share of our earnings from May 7, 2007 forward. We paid distributions to the members to fund their tax obligations attributable to taxable income of our company.

We account for income taxes using the asset and liability method. Under this method, the amount of taxes currently payable or refundable are accrued and deferred tax assets and liabilities are recognized for the estimated future tax consequences of temporary differences that currently exist between the tax basis and the financial reporting basis of our assets and liabilities. For periods up to the effective date of our reorganization as a partnership for federal income tax purposes, deferred taxes were recognized on a separate company basis because we were taxable as a corporation until then. When we were taxed as a partnership, our deferred taxes for periods ending after May 7, 2007 were related to a limited number of state and local jurisdictions.

Deferred tax assets and liabilities are measured using the enacted tax rates in effect in the years when those temporary differences are expected to reverse. The effect on deferred taxes of a change in tax rates is recognized through continuing operations in the period that includes the enactment date of the change. Changes in tax laws and rates could affect recorded deferred tax assets and liabilities in the future.

In July 2006, the Financial Accounting Standards Board (“FASB”) issued FASB Financial Interpretation (“FIN”) 48, “Accounting for Uncertainty in Income Taxes,” (codified primarily in ASC 740) which clarifies the accounting for uncertainty in income taxes recognized in the financial statements in accordance with SFAS 109, “Accounting for Income Taxes” (codified primarily in ASC 740). FIN 48 provides that a tax benefit from an uncertain tax position may be recognized when it is more-likely-than-not that the position will be sustained upon examination, including resolutions of any related appeals or litigation processes, based on the technical merits. Income tax positions must meet a more- likely-than-not recognition threshold at the effective date to be recognized upon the adoption of FIN 48 and in subsequent periods. This interpretation also provides guidance on measurement, derecognition, classification, interest and penalties, accounting in interim periods, disclosure, and transition.

We recognize tax liabilities in accordance with ASC 740 and we adjust these liabilities when our judgment changes as a result of the evaluation of new information not previously available. Due to the complexity of some of these uncertainties, the ultimate resolution may result in a payment that is materially different from our current estimate of the tax liabilities. These differences will be reflected as increases or decreases to income tax expense and the effective tax rate in the period in which the new information becomes available.

We adopted FIN 48 effective February 4, 2007. As a result of the implementation of FIN 48, we recognized an increase of $0.7 million in our liability for unrecognized tax benefits, which was accounted for as a reduction to the February 4, 2007 retained earnings balance. Including this adjustment, we had $9.7 million of unrecognized tax benefits at February 4, 2007. Limited Brands retained the amount of FIN 48 liability for unrecognized tax benefits for any Predecessor period up to and including the date of the Golden Gate Acquisition.

We recognize interest and penalties related to unrecognized tax benefits within income tax expense in the accompanying consolidated statement of operations. Accrued interest and penalties are included within the related tax liability line on the Consolidated Balance Sheets.

We may be subject to periodic audits by the Internal Revenue Service and other taxing authorities. These audits may challenge certain of our tax positions, such as the timing and amount of deductions and allocation of taxable income to the various jurisdictions.

Share-Based Payments

We recognize share-based compensation expense over the requisite service period expected to vest for stock awards issued to members of management based upon fair values at the grant date. We granted our first stock awards in December 2007 as a standalone company.

We use a contingent claims approach utilizing the Black-Scholes option pricing model to estimate the fair value of share-based payment awards on the grant date. We also take into consideration the rights and preferences of awarded equity incentives. The application of this valuation model involves assumptions that are judgmental and highly sensitive in the valuation of stock awards, which affects compensation expense related to these awards. These assumptions include an estimate of the time to liquidity event, volatility and risk free rate over a period of time corresponding to the time to liquidity event. Since our stock has not been publicly traded and there is no historical or implied volatility information available, it is necessary to use historical volatility of shares of comparable publicly traded companies. When selecting comparable companies, consideration is given to industry similarity, financial data availability, active trading volume, and capital structure.

Another factor involving judgment that affects the expensing of share-based payments includes estimated forfeiture rates of share-based awards. These assumptions represent our best estimates and involve inherent uncertainties and the application of management judgment. If any of the assumptions used in the Black-Scholes model change significantly, share-based compensation for future awards may differ materially from the awards previously granted.

In the absence of a public trading market prior to the IPO, management considered numerous objective and subjective factors, including information provided by an outside valuation firm to determine its best estimate of the fair market value of our common stock as of each valuation date. Valuations are performed annually, around the end of the third quarter or in the fourth quarter. We use the most recent valuation closest to the date shares are granted, and evaluate the results of the next valuation to determine if adjustments to the grant date fair value are required. In valuing Express Parent’s Class A and Class C Units, we first determined a business enterprise value by taking an average of the values calculated under two valuation approaches, the Income Approach and the Market Approach.

The Income Approach indicates the fair value of total invested capital based on the value of cash flows that the business can be expected to generate in the future. This approach is typically estimated through a discounted cash flow method using our weighted average cost of capital, which is calculated by weighting the required return on interest-bearing debt and common and preferred equity capital in proportion to their estimated percentages in an expected capital structure and is comprised of four steps: estimate future cash flows for a certain discrete projection period; discount these cash flows to present value at a rate of return that considers the relative risk of achieving the cash flows and the time value of money; estimate the residual value of normalized cash flows subsequent to the discrete projection period; and combine the present value of the residual cash flows with the discrete projection period cash flows to indicate the fair value of a marketable controlling interest in the business.

The Market Approach indicates the fair value of total invested capital based on a comparison of our company to comparable companies in similar lines of business that are publicly traded or which are part of a public or private transaction as well as prior company transactions. This approach can be estimated through the market comparable method, which compares our company to publicly traded companies in similar lines of business. The conditions and prospects of companies in similar lines of business depend on common factors such as overall demand for their products and services. An analysis of the market multiples of companies engaged in similar businesses yields insight into investor perceptions and, therefore, the value of our company. After identifying and selecting the comparable publicly traded companies, their business and financial profiles are analyzed for relative similarity. Consideration for factors such as size, growth, profitability, risk, and return on investment are also analyzed and compared to the comparable businesses. Once these differences and similarities are determined and proper adjustments are made, multiples of the publicly traded companies are calculated and applied to our operating results to estimate a marketable, minority interest value, to which a control premium is applied, as appropriate, to indicate a marketable, controlling interest value.

The amount of share-based compensation expense we recognize during a period is based on the portion of the awards that are ultimately expected to vest. We estimate forfeitures at the time of grant and revise those estimates in subsequent periods if actual forfeitures differ from those estimates.

Recently Issued Accounting Pronouncements

Accounting Standard Codification (“Codification”) and the Hierarchy of GAAP

In June 2009, the FASB issued Accounting Standards Codification (“ASC”) Subtopic 105, Generally Accepted Accounting Principles, which reorganizes the thousands of United States GAAP pronouncements into roughly 90 accounting topics and displays all topics using a consistent structure. This standard establishes two levels of GAAP, authoritative and non-authoritative. The Codification is the source of authoritative, nongovernmental GAAP, except for rules and interpretive releases of the SEC, which are sources of authoritative GAAP for SEC registrants. This standard is effective for financial statements for interim or annual reporting periods ending after September 15, 2009. Effective February 1, 2009, we changed our historical United States GAAP references to comply with the Codification. The adoption of this guidance did not impact our results of operations, financial condition, or liquidity since the Codification is not intended to change or alter existing United States GAAP.

Subsequent Events

In May 2009 and February 2010, the FASB issued authoritative guidance included in ASC Subtopic 855, Subsequent Events, which incorporates guidance on subsequent events into authoritative accounting literature and clarifies the time following the balance sheet date that must be considered for subsequent events disclosures in the financial statements. We adopted this guidance effective February 1, 2009, and there was no material impact on our consolidated financial statements.

Fair Value Measurements

In April 2009, the FASB issued authoritative guidance included in ASC Subtopic 825, Financial Instruments, intended to provide additional accounting guidance and enhanced disclosures of fair values of certain financial instruments in interim and annual financial statements. We adopted this guidance effective February 1, 2009, and there was no material impact on our consolidated financial statements.

Intangibles—Goodwill and Other

In April 2008, the FASB issued authoritative guidance included in ASC Subtopic 350 Intangibles—Goodwill and Other, which is intended to improve the consistency between the useful life of a recognized intangible asset and the period of expected cash flows used to measure the fair value of the asset. This guidance is effective for financial statements issued for fiscal years beginning after December 15, 2008, and interim periods within those fiscal years. We adopted this guidance effective February 1, 2009, and there was no material impact on its consolidated financial statements.

Fair Value Measurements

In September 2006, the FASB issued authoritative guidance included in ASC Subtopic 820, Fair Value Measurements and Disclosures, which provides guidance for fair value measurement of assets and liabilities and instruments measured at fair value that are classified in shareholders’ equity. This guidance defines fair value, establishes a fair value measurement framework and expands fair value disclosures. It emphasizes that fair value is market-based with the highest measurement hierarchy level being market prices in active markets. This guidance requires fair value measurements be disclosed by hierarchy level, an entity to include its own credit standing in the measurement of its liabilities and modifies the transaction price presumption. In February 2008, the FASB delayed the effective date for this guidance to fiscal years beginning after November 15, 2008 for all nonfinancial assets and nonfinancial liabilities, except those that are recognized or disclosed at fair value in the financial statements on a recurring basis (at least annually). Accordingly, as of February 3, 2008, we adopted the authoritative guidance for financial assets and liabilities only on a prospective basis. As of February 1, 2009, we adopted the remaining provisions. The adoption of this guidance did not have a significant impact on our consolidated financial statements.

Quantitative and Qualitative Disclosure of Market Risks

Interest Rate Risk

We are subject to interest rate risk in connection with borrowings under our Opco credit facilities, which bear interest at variable rates. Borrowings under our other senior indebtedness, including the Topco credit facility and Senior Notes bear interest at fixed rates. For fixed rate debt, interest rate changes affect the fair market value of such debt, but do not impact earnings or cash flow.

We utilize interest rate swaps to hedge our interest rate risk. Effective July 6, 2007, Express, LLC entered into a receive variable/pay fixed interest rate swap agreement to mitigate exposure to interest rate fluctuations on a notional principal amount of $75.0 million of the $125.0 million variable-rate Opco term loan. The interest rate swap agreement terminates on August 6, 2010. The fair value of the interest rate swap was a liability of $1.0 million as of May 1, 2010. At May 1, 2010, the weighted-average interest rate on the outstanding balance of our Opco term loan and Opco revolving loan was 4.25%. The Opco term loan requires that Express, LLC maintain interest rate hedge agreements on a notional amount of at least 50% of the term commitments of lenders under the Opco term loan for at least 3 years. As of May 1, 2010, a 1% change in interest rates would not have had a material effect on the gain or loss related to this contract.

Impact of Inflation

Our results of operations and financial condition are presented based on historical cost. While it is difficult to accurately measure the impact of inflation due to the imprecise nature of the estimates required, we believe the effects of inflation, if any, on our results of operations and financial condition have been immaterial.

Internal Control Over Financial Reporting

We restated our 2007 Successor and fiscal 2008 financial statements after certain accounting errors were identified that we determined to be material. A material weakness is a control deficiency, or combination of control deficiencies, that results in more than a remote likelihood that a material misstatement of the annual or interim financial statements will not be prevented or detected. Management identified the following material weaknesses in its internal controls: (1) we did not have the appropriate resources and controls to properly account for our deferred taxes which resulted in adjustments to our income tax expense of $1.1 million and $0.2 million in the 2007 Successor period and in fiscal 2008, respectively, and (2) we did not have adequate oversight and controls related to the accounting for complex agreements arising from transactions unrelated to our core business operations, which resulted in the following errors.

•

Golden Gate Advisory Agreement. Prior to the IPO, we were required to pay an annual management fee to Golden Gate under an Advisory Agreement entered into with Golden Gate in connection with the Golden Gate Acquisition. The actual advisory fee and out-of-pocket expenses payable to Golden Gate were $3.6 million and $4.2 million in the 2007 Successor period and in fiscal 2008, respectively. We had previously only accrued or paid $3.1 million and $2.4 million related to the 2007 Successor period and in 2008, respectively. This resulted in the understatement of accounts payable and accrued expenses—related parties and other operating expense, net by $0.5 million and $1.8 million in the 2007 Successor period and in fiscal 2008, respectively. See “Certain Relationships and Related Party Transactions—Golden Gate Acquisition—Golden Gate Advisory Agreement.”

•

LLC Agreement. Prior to the IPO, we were required to pay an advisory fee to Limited Brands under the LLC Agreement. The fee payable to Limited Brands was $1.2 million and $1.3 million in the 2007 Successor period and in fiscal 2008, respectively. We did not accrue or pay these amounts, which resulted in the understatement of accounts payable and accrued expenses—related parties and other operating expense, net by $1.2 million and $1.3 million in the 2007 Successor period and in fiscal 2008, respectively. See “Certain Relationships and Related Party Transactions—Golden Gate Acquisition—LLC Agreement.”

•

Transition Services Agreement. We were required to pay certain fees to Limited Brands for certain services provided to us under a transition services agreement. In transitioning services from Limited Brands, we overstated accrued expenses for real estate charges because payments we made were not reflected as reductions to the related liability. This resulted in an overstatement of cost of goods sold, building and occupancy costs of $0.4 million in fiscal 2008. See “Certain Relationships and Related Party Transactions—Golden Gate Acquisition—Limited Brands Transition Services Agreement.”

•

Unit Purchase Agreement. When we accounted for the Golden Gate Acquisition under the Unit Purchase Agreement, we adopted an accounting policy that caused us to prematurely recognize as a liability the expense for costs related to employee relocation before the costs were actually incurred. This resulted in an overstatement of general, administrative, and store operating expenses of $0.6 million and $0.3 million in the 2007 Successor period and in fiscal 2008, respectively. We also incorrectly accounted for certain property tax payments made pursuant to the unit purchase agreement which resulted in an overstatement of $0.3 million and an understatement of $0.4 million of general, administrative, and store operating expenses in the 2007 Successor period and in fiscal 2008, respectively. See “Certain Relationships and Related Party Transactions—Golden Gate Acquisition—Purchase Agreement.”

We have remediated the material weakness associated with accounting for deferred taxes as a result of expanding our senior level resources in our tax, accounting and financial reporting groups in fiscal 2008. While we are still in the process of remediating the material weakness associated with accounting for complex agreements arising from transactions unrelated to our core business operations, we have developed and are implementing a plan to remediate this material weakness by, among other things, establishing an internal committee of accounting, legal and internal audit personnel to review our policies and accounting treatment of all complex agreements and monitor ongoing compliance with such agreements. This committee has already established a charter, selected members, held meetings, and intends to hold, at a minimum, monthly meetings on an on-going basis. In addition, we have also hired a director of external reporting to expand our financial reporting resources.

If we fail to fully remediate this material weakness or fail to maintain effective internal controls in the future, it could result in a material misstatement of our financial statements that would not be prevented or detected on a timely basis, which could cause investors to lose confidence in our financial information or cause our stock price to decline.

MANAGEMENT

Below is a list of the names and ages as of August 5, 2010 of our directors and executive officers and a brief account of the business experience of each of them.

Name	Age	Position
Michael A. Weiss	69	President and Chief Executive Officer, Director
Matthew C. Moellering	44	Executive Vice President—Chief Administrative Officer, Chief Financial Officer, Treasurer and Secretary
Colin Campbell	51	Executive Vice President—Sourcing and Production
Lisa A. Gavales	46	Executive Vice President—Chief Marketing Officer
Fran Horowitz-Bonadies	46	Executive Vice President—Women’s Merchandising and Design
David G. Kornberg	42	Executive Vice President—Men’s Merchandising and Design
John J. (“Jack”) Rafferty	58	Executive Vice President—Planning and Allocation
Jeanne L. St. Pierre	50	Executive Vice President—Stores
Douglas H. Tilson	52	Executive Vice President—Real Estate
Elliott R. Tobias	50	Executive Vice President—Human Resources
Michael F. Devine, III	52	Director
David C. Dominik	54	Director
Stefan L. Kaluzny	44	Chairman of the Board
Mylle H. Mangum	61	Director

Executive Officers

Michael A. Weiss has served as our President and Chief Executive Officer and a member of our board of directors since returning to our company in July 2007. From 2004 to July 2007 he was retired, but returned to our company in connection with the Golden Gate Acquisition. He previously served as our President and Chief Executive Officer from 1997 to 2004. Prior to that, he served as the Vice Chairman of Limited Brands from 1993 to 1997. He served as our President from 1982 to 1993 and prior to that served with Express when it was founded, starting as a merchandise manager for what was then an eight store experimental division of Limited Brands. In addition to his prior service as a director at Borders Group, Inc., Chico’s FAS, Inc. and Pacific Sunwear of California Inc., Mr. Weiss currently serves as a director at Collective Brands, Inc., a position he has held since 2005, and is a member of its governance and compensation committees. As a result of these and other professional experiences, Mr. Weiss possesses particular knowledge and experience in retail and merchandising; branded apparel and consumer goods; and leadership of complex organizations that strengthen the board’s collective qualifications, skills, and experience.

Matthew C. Moellering has served as our Executive Vice President, Chief Administrative Officer, Chief Financial Officer, Treasurer and Secretary since October 2009. Prior to that, he served as our Senior Vice President, Chief Financial Officer, Treasurer and Secretary from July 2007 to October 2009 and our Vice President of Finance from September 2006 to July 2007. Prior to that, he served in various roles with Limited Brands from February 2003 to September 2006, most recently as Vice President of Financial Planning. He started with Limited Brands as a Finance Director from 2003 until 2004. Prior to that, Mr. Moellering served in various roles with Procter and Gamble where he was employed from July 1995 until February 2003 and prior to that as an officer in the United States Army.

Colin Campbell has served as our Executive Vice President of Sourcing and Production since June 2005. Prior to that, from March 1997 to June 2005, Mr. Campbell held a number of leadership positions for various divisions of Limited Brands including Cacique and Limited Stores and was an Executive Vice President of Western Hemisphere Operations at MAST from 2003 to 2005. Prior to that, from 1985 to 1997, Mr. Campbell was Vice President of Operations for the dress division of Liz Claiborne. He has also worked in production leadership positions with Bentwood Brothers LTD in England and Daks-Simpson LTD in Scotland.

Lisa A. Gavales has served as our Executive Vice President and Chief Marketing Officer since January 2008. Prior to that, she worked with Bloomingdale’s for 13 years in a number of merchandising and marketing roles, most recently as Senior Vice President of Marketing from 2000 to 2007. Ms. Gavales has also worked for Pricewaterhouse and Habberstad International. She began her career in the training program at R. H. Macy’s & Co.

Fran Horowitz-Bonadies has served as our Executive Vice President of Women’s Merchandising and Design since December 2007. Prior to that, she served as our Senior Vice President and General Merchandise Manager from December 2005 to December 2007. Prior to that, she served as our Vice President and Merchandise Manager from March 2005 to December 2005. Prior to that, she worked at Bloomingdale’s for 13 years in various merchandising roles. Ms. Horowitz-Bonadies also worked early in her career in buying positions at Bergdorf Goodman, Bonwit Teller and Saks Fifth Avenue.

David G. Kornberg has served as our Executive Vice President of Men’s Merchandising and Design since December 2007. He served as our Senior Vice President and General Merchandise Manager from 2003 to December 2007. Prior to that, he was a Vice President of Business Development with Disney Stores. Mr. Kornberg spent the first ten years of his career with Marks & Spencer PLC in the United Kingdom.

John J. (“Jack”) Rafferty has served as our Executive Vice President of Planning and Allocation since 1999 after joining Express as Vice President of Planning and Allocation in 1998. Prior to Express, Mr. Rafferty held a number of planning and allocation leadership roles with Limited Brands. These roles include Vice President of Planning and Allocation for Lerner from 1990 to 1998, Vice President of Lane Bryant from 1988 until 1990 and Director of Planning and Allocation for Sizes Unlimited from 1984 to 1986. Mr. Rafferty started his career in various planning and allocation roles with Korvettes, Casual Corner and Brooks Fashion.

Jeanne L. St. Pierre has served as our Executive Vice President of Stores since March 2004. Prior to that, she was the Zone Vice President for Bath & Body Works from November 1998 until March 2004. Prior to that, she served as both a Regional Vice President and a District Manager with Ann Taylor. Ms. St. Pierre was also a District Manager for Abercrombie & Fitch, a Training Store Manager for Talbots and an Allocator for Express earlier in her career.

Douglas H. Tilson has served as our Executive Vice President of Real Estate since October 2009. Prior to that, he served as our Senior Vice President of Real Estate from October 2007 to October 2009. Prior to that, he was with Steiner & Associates as Senior Vice President of Leasing from April 2005 until October 2007. Prior to that, Mr. Tilson was Senior Vice President of Real Estate for Tween Brands from July 1999 until April 2005 and served in a number of senior Real Estate positions with Limited Brands from January 1987 until July 1999. Prior to that he was a labor attorney with the Columbus, Ohio-based law firm Porter, Wright, Morris & Arthur LLP from June 1984 until January 1987.

Elliott R. Tobias has served as our Executive Vice President of Human Resources since October 2009. He joined Express as our head of Human Resources in March 2006 and was promoted to Senior Vice President in March 2007. Prior to that, Mr. Tobias held numerous human resources leadership roles with Limited Brands from October 2001 to March 2006 and with Macy’s Department Stores from November 1986 to October 2001. Prior to that, Mr. Tobias started his career in human resources in various roles with Modell’s Sporting Goods and Fortunoff’s.

Directors

As the sixth largest specialty retail apparel brand in the United States, we believe our board of directors should be composed of individuals with sophistication and experience in many substantive areas that impact our business. We believe experience, qualifications, or skills in the following areas are most important: retail merchandising; marketing and advertising; apparel and consumer goods; manufacturing, sales and distribution;

accounting, finance, and capital structure; strategic planning and leadership of complex organizations; legal/regulatory and government affairs; people management; and board practices of other major corporations. We believe that all our current board members possess the professional and personal qualifications necessary for board service, and have highlighted particularly noteworthy attributes for each board member in the individual biographies below, or above in the case of Mr. Weiss.

Michael F. Devine, III has been a member of our board of directors since May 2010. Mr. Devine was appointed Senior Vice President and Chief Financial Officer of Coach in December 2001 and Executive Vice President in August 2007. Prior to that, Mr. Devine served as Chief Financial Officer and Vice President—Finance of Mothers Work, Inc. (now known as Destination Maternity Corporation) from February 2000 until November 2001. From 1997 to 2000, Mr. Devine was Chief Financial Officer of Strategic Distribution, Inc. Prior to that, Mr. Devine was Chief Financial Officer at Industrial System Associates, Inc. from 1995 to 1997, and for the prior six years he was the Director of Finance and Distribution for McMaster-Carr Supply Co. He also serves as a member of the Board of Directors of NutriSystem, Inc. Mr. Devine holds a B.S. in Finance and Marketing from Boston College and an M.B.A. in Finance from the Wharton School of the University of Pennsylvania. As a result of these and other professional experiences, Mr. Devine possesses particular knowledge and experience in retail merchandising; accounting, finance, and capital structure; strategic planning and leadership of complex organizations; and board practices of other major corporations that strengthen the board’s collective qualifications, skills, and experience.

David C. Dominik has served as a member of our board of directors since July 2007. Mr. Dominik has been a Managing Director of Golden Gate Capital since 2000, when he co-founded the firm. Mr. Dominik previously spent ten years as a Managing Director at Bain Capital. Mr. Dominik managed Information Partners, a specialized fund within Bain Capital, that focused on opportunities in the information services and software markets and also served on the investment committee of Brookside, Bain Capital’s public equity hedge fund. Mr. Dominik has a J.D. from Harvard Law School and an A.B. from Harvard College. Mr. Dominik is also a member of the board of directors of Infor Global Solutions, Aspect Communications, Lantiq, Escalate Retail and Orchard Brands. As a result of these and other professional experiences, Mr. Dominik possesses particular knowledge and experience in accounting, finance, and capital structure; strategic planning and leadership of complex organizations; and board practices of other major corporations that strengthen the board’s collective qualifications, skills, and experience.

Stefan L. Kaluzny has served as a member of our board of directors since July 2007, and is currently Chairman of the Board. Mr. Kaluzny is a Managing Director of Golden Gate Capital and has been with the firm since its inception in 2000. Prior to Golden Gate Capital, Mr. Kaluzny was co-founder and CEO of Delray Farms, a Hispanic specialty food company. Mr. Kaluzny has also held positions at consulting firms Bain & Company and LEK. He has an M.B.A. from Harvard Business School and a B.A. from Yale University. Mr. Kaluzny serves on the Yale University Investment Committee and is also a member of the board of directors of Apogee Retail, Eddie Bauer, J. Jill, Romano’s Macaroni Grill and Orchard Brands. As a result of these and other professional experiences, Mr. Kaluzny possesses particular knowledge and experience in retail merchandising; accounting, finance, and capital structure; strategic planning and leadership of complex organizations; and board practices of other major corporations that strengthen the board’s collective qualifications, skills, and experience.

Mylle H. Mangum has served as a member of our board of directors since August 2, 2010. Ms. Mangum has served as Chief Executive Officer of IBT Enterprises, LLC (formerly International Banking Technologies) since October 2003 and has also served as Chairman and CEO of IBT Holdings since July 2007. Prior to this, Ms. Mangum served as Chief Executive Officer of True Marketing Services, LLC since July 2002. She served as Chief Executive Officer of MMS Incentives, Inc. from 1999 to 2002. From 1997 to 1999 she served as President-Global Payment Systems and Senior Vice President-Expense Management and Strategic Planning for Carlson Wagonlit Travel, Inc. From 1992 to 1997 she served as Executive Vice President-Strategic Management for Holiday Inn Worldwide. Ms. Mangum was previously employed with BellSouth Corporation as Director-Corporate Planning and Development from 1986 to 1992, and President of BellSouth International from

1985 to 1986. Prior to that she was with General Electric. Ms. Mangum served as a Director of Emageon, Inc. From June 2004 to April 2009, Scientific-Atlanta, Inc. From November 1993 to February 2006 and Respironics, Inc. from May 2004 to March 2008. She is currently a Director of Barnes Group Inc. since December 2002, Haverty Furniture Companies, Inc. since May 1999 and Decatur First Bank, a privately held company since May 2007. As a result of these and other professional experiences, Ms. Mangum possesses particular knowledge and experience in retail, merchandising, marketing, strategy, technology, supply chain, logistics, international business, accounting, finance, compliance with internal controls and multi-division general management experience that strengthen the Board’s collective qualifications, skills, and experience.

Family Relationships

There are no family relationships between any of our executive officers or directors.

Corporate Governance

Board Composition

Our certificate of incorporation provides that, subject to any rights applicable to any then outstanding preferred stock, our board of directors shall consist of such number of directors as determined from time to time by resolution adopted by a majority of the total number of authorized directors whether or not there exist any vacancies in previously authorized directorships. Our board of directors currently consists of five seats. Subject to any rights applicable to any then outstanding preferred stock, any additional directorships resulting from an increase in the number of directors may only be filled by the directors then in office unless otherwise required by law or by a resolution passed by the board of directors. The term of office for each director will be until his or her successor is elected at our annual meeting or his or her death, resignation or removal, whichever is earliest to occur. Shareholders will elect directors each year at our annual meeting.

Our board of directors is divided into three classes, with each director serving a three-year term, and one class being elected at each year’s annual meeting of stockholders. Mr. Dominik is a Class I director with an initial term expiring in 2011. Mr. Devine and Ms. Mangum are Class II directors with an initial term expiring in 2012. Mr. Kaluzny and Mr. Weiss are Class III directors with an initial term expiring in 2013. Any additional directorships resulting from an increase in the number of directors will be distributed among the three classes so that, as nearly as possible, each class will consist of one-third of the total number of directors. Our board of directors has affirmatively determined that Mr. Devine and Ms. Mangum are “independent directors,” as defined under the rules of the NYSE.

Golden Gate and Limited Brands control a majority of the voting power of our outstanding common stock. As a result, we are a “controlled company” under the NYSE corporate governance standards. As a controlled company, exemptions under the standards will free us from the obligation to comply with certain corporate governance requirements, including the requirements:

•	that we have a compensation committee or nominating and corporate governance committee;

•	that a majority of our board of directors consists of “independent directors,” as defined under the rules of the NYSE;

•

that any corporate governance and nominating committee or compensation committee be composed entirely of independent directors with a written charter addressing the committee’s purpose and responsibilities; and

•	for an annual performance evaluation of the nominating and governance committees and compensation committee.

These exemptions do not modify the independence requirements for our Audit Committee, and we intend to comply with the requirements of Rule 10A-3 of the Exchange Act and the rules of the NYSE within the applicable time frame.

In connection with the Reorganization, our company, Golden Gate and Limited Brands entered into a new Stockholders Agreement that provides, among other things, for board nomination rights. Pursuant to the Stockholders Agreement, Golden Gate has the right to nominate (1) three directors to our Board of Directors, so long as Golden Gate holds at least 50% of the number of shares of our common stock held by Golden Gate immediately prior to the completion of the IPO, and (2) two directors, so long as Golden Gate holds at least 25% of the number of shares of our common stock held by Golden Gate immediately prior to the completion of the IPO. Limited Brands has the right to nominate (1) two directors to our Board of Directors, so long as Limited Brands holds at least 50% of the number of shares of our common stock held by Limited Brands immediately prior to the completion of the IPO, and (2) one director, so long as Limited Brands holds at least 25% of the number of shares of our common stock held by Limited Brands immediately prior to the completion of the IPO. The Stockholders Agreement requires Golden Gate and Limited Brands to vote their shares of common stock in favor of those persons nominated pursuant to rights under the Stockholders Agreement. Accordingly, Golden Gate and Limited Brands, acting together, will be able to control the election of a majority of our directors.

Board Leadership Structure

Our board of directors currently consists of five directors, including our President and Chief Executive Officer. Our board has two standing committees—Audit Committee and Compensation and Governance Committee—each with a director serving as committee chair. Each of these committees reports to the board of directors as they deem appropriate, and as the board may request.

With respect to the roles of Chairman of the Board and Chief Executive Officer, our Corporate Governance Guidelines provide that the roles may be separated or combined, and the board exercises its discretion in combining or separating these positions as it deems appropriate in light of prevailing circumstances. Our board of directors believes that the combination or separation of these positions should continue to be considered as part of the succession planning process. Currently the roles are separated, with Mr. Kaluzny serving as Chairman. Our Corporate Governance Guidelines provide the flexibility for our board to modify our leadership structure in the future as appropriate. We believe that Express, like many U.S. companies, is well-served by this flexible leadership structure.

Board Committees

Our board of directors currently has an Audit Committee and a Compensation and Governance Committee. The composition, duties and responsibilities of these committees is as set forth below. In the future, our board may establish other committees, as it deems appropriate, to assist it with its responsibilities.

Audit Committee

The Audit Committee is responsible for, among other matters: (1) appointing, compensating, retaining, evaluating, terminating and overseeing our independent registered public accounting firm; (2) discussing with our independent registered public accounting firm their independence from management; (3) reviewing with our independent registered public accounting firm the scope and results of their audit; (4) approving all audit and permissible non-audit services to be performed by our independent registered public accounting firm; (5) overseeing the financial reporting process and discussing with management and our independent registered public accounting firm the interim and annual financial statements that we file with the Securities and Exchange Commission; (6) reviewing and monitoring our accounting principles, accounting policies, financial and accounting controls and compliance with legal and regulatory requirements; (7) establishing procedures for the confidential anonymous submission of concerns regarding questionable accounting, internal controls or auditing matters; and (8) reviewing and approving related person transactions.

Our Audit Committee consists of Mr. Devine, Mr. Kaluzny and Ms. Mangum. Rule 10A-3 of the Exchange Act and the NYSE rules require us to have a majority of independent directors on our Audit Committee and all independent Audit Committee members by May 12, 2011. Our board of directors has affirmatively determined that Mr. Devine and Ms. Mangum meet the definition of “independent director” for purposes of serving on an Audit Committee under Rule 10A-3 and the NYSE rules, and we intend to comply with the other independence requirements within the time period specified. In addition, our board of directors has determined that Mr. Devine qualifies as an “audit committee financial expert,” as such term is defined in Item 407(d)(5) of Regulation S-K. The Audit Committee charter is available on our corporate website at express.com. Our website is not part of this prospectus.

Compensation and Governance Committee

The Compensation and Governance Committee is responsible for, among other matters: (1) reviewing key employee compensation goals, policies, plans and programs; (2) reviewing and approving the compensation of our directors, chief executive officer and other executive officers; (3) reviewing and approving employment agreements and other similar arrangements between us and our executive officers; (4) administration of stock plans and other incentive compensation plans; (5) identifying individuals qualified to become members of our board of directors, consistent with criteria approved by our board of directors; (6) overseeing the organization of our board of directors to discharge the board’s duties and responsibilities properly and efficiently; (7) identifying best practices and recommending corporate governance principles; and (8) developing and recommending to our board of directors a set of corporate governance guidelines and principles applicable to us.

Our Compensation and Governance Committee consists of Mr. Dominik, Mr. Kaluzny and Ms. Mangum. As a controlled company, we rely upon the exemption from the requirement that we have a separate compensation committee and nominating and corporate governance committee with each composed entirely of independent directors within one year of the date of this prospectus.

Risk Oversight

Our board of directors is responsible for overseeing our risk management process. The board focuses on our general risk management strategy, the most significant risks facing Express, and ensures that appropriate risk mitigation strategies are implemented by management. The board is also apprised of particular risk management matters in connection with its general oversight and approval of corporate matters and significant transactions.

The board has delegated to the Audit Committee oversight of our risk management process. Our Compensation and Governance Committee also considers and addresses risk as they perform their committee responsibilities. Both committees report to the full board as appropriate, including when a matter rises to the level of a material or enterprise level risk.

Our management is responsible for day-to-day risk management. Our internal audit function serves as the primary monitoring and testing function for company-wide policies and procedures, and manages the day-to-day oversight of the risk management strategy for the ongoing business of Express. This oversight includes identifying, evaluating and addressing potential risks that may exist at the enterprise, strategic, financial, operational, and compliance and reporting levels.

Compensation Committee Interlocks and Insider Participation

For fiscal year 2009, the members of the compensation committee of the board of managers were Mr. Dominik, Mr. Kaluzny and Timothy J. Faber. Neither Mr. Dominik, Mr. Kaluzny nor Mr. Faber is an officer or employee, or former officer or employee, of us or any of our subsidiaries. Mr. Dominik and Mr. Kaluzny are Managing Directors of Golden Gate and Mr. Faber is Senior Vice President, Treasury, for Limited Brands. Golden Gate provided advisory and consulting services to us.

No interlocking relationships exist between the members of our board of directors or compensation committee and the board of directors or compensation committee of any other company.

Director Compensation

None of the five directors serving on our board of directors as of May 1, 2010 received compensation as a director during fiscal year 2009. All directors receive reimbursement for reasonable out-of-pocket expenses incurred in connection with meetings of the board. Only those non-employee directors who are not affiliated with Golden Gate and Limited Brands are eligible to receive compensation from us for their service on our board of directors. Non-employee directors who are not affiliated with Golden Gate and Limited Brands are paid an annual retainer of $100,000. An additional $10,000 is paid annually for each committee on which a non-employee director serves and an additional $10,000 is paid annually for serving as the chairman of a committee other than the Audit Committee. The chairman of the Audit Committee is paid an additional $15,000 annually for serving in that capacity. Finally, such non-employee directors who are not affiliated with Golden Gate or Limited Brands are entitled to receive options to purchase 10,000 shares of our common stock.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Introduction

This Compensation Discussion and Analysis describes the compensation arrangements we have with our named executive officers as required under the rules of the SEC. The SEC rules require disclosure for the principal executive officer (our Chief Executive Officer) and principal financial officer (our Chief Financial Officer), regardless of compensation level, and the three most highly compensated executive officers in our last completed fiscal year, other than the CEO and CFO. All of these executive officers are referred to in this Compensation Discussion and Analysis as our “NEOs.”

Our NEOs are:

Name	Title
Michael A. Weiss	President and Chief Executive Officer, Director
Matthew C. Moellering	Executive Vice President—Chief Administrative Officer, Chief Financial Officer, Treasurer and Secretary
Fran Horowitz-Bonadies	Executive Vice President—Women’s Merchandising and Design
Colin Campbell	Executive Vice President—Sourcing and Production
John J. (“Jack”) Rafferty	Executive Vice President—Planning and Allocation

Our business previously operated as a division of Limited Brands, Inc. and was acquired in July 2007 by investment funds managed by Golden Gate Private Equity, Inc. All of our current NEOs, other than Mr. Weiss, were executives of Limited Brands at the time of the acquisition of our business by Golden Gate. With respect to these NEOs, our board that was put in place upon completion of the Golden Gate Acquisition resolved to maintain the same compensation levels and similar compensation plans as were in place prior to the Golden Gate Acquisition in order to maintain continuity with our senior leadership team. Subsequent to July 6, 2007, as part of our compensation program, our NEOs made equity contributions to us and acquired co-invest and incentive equity units, which are described later in this Compensation Discussion and Analysis. Mr. Weiss, who had retired in 2004 after leading our business for 22 years, was recruited by Golden Gate to return to the business in connection with the Golden Gate Acquisition.

In connection with the Golden Gate Acquisition, our board of directors established a compensation committee comprised of Mr. Dominik, Mr. Kaluzny and Mr. Faber (the “Compensation Committee”). Prior to the IPO, the Compensation Committee was responsible for the oversight, implementation and administration of all of our executive compensation plans and programs. The Compensation Committee determined all of the components of compensation of the CEO, and, in consultation with the CEO, the compensation of the remaining executive officers.

Upon completion of the IPO, we established a Compensation and Governance Committee comprised of Mr. Dominik, Mr. Faber and Mr. Kaluzny, and replaced the Compensation Committee. Mr. Faber resigned from the Compensation and Governance Committee in July 2010 and Ms. Mangum was appointed to the vacancy. Our Compensation and Governance Committee will undertake a substantial review of our existing compensation programs, objectives and philosophy and determine whether such programs, objectives, and philosophy are appropriate given that we have become a public company. In addition, as we gain experience as a public company, we expect that the specific direction, emphasis and components of our executive compensation program will continue to evolve.

Executive Compensation Objectives and Philosophy

The key objectives of our executive compensation programs are (1) to attract, motivate, reward and retain superior executive officers with the skills necessary to successfully lead and manage our business, (2) to achieve accountability for performance by linking annual cash incentive compensation to the achievement of measurable performance objectives and (3) to align the interests of the executive officers and our equity holders through short and long-term incentive compensation programs. For our NEOs, these short- and long-term incentives are designed to accomplish these objectives by providing a significant financial correlation between our financial results and their total compensation.

A significant portion of the compensation of the NEOs has historically consisted of equity compensation and/or cash incentive compensation contingent upon the achievement of financial performance metrics. We expect to continue to provide our NEOs with a majority of their compensation in this manner. These two elements of executive compensation are aligned with the interests of our stockholders because the amount of compensation ultimately received will vary with our company’s financial performance. Equity compensation derives its value from our equity value, which is likely to fluctuate based on our financial performance. Payment of cash incentives is dependent on our achievement of pre-determined financial objectives.

We seek to apply a consistent philosophy to compensation for all executive officers. Our compensation philosophy is based on the following core principles:

To Pay-for-Performance

Individuals in leadership roles are compensated based on a combination of total company and individual performance factors. Total company performance is evaluated primarily based on the degree to which pre-established financial objectives are met. Individual performance is evaluated based upon several individualized leadership factors, including:

•	attaining specific financial objectives;

•	building and developing individual skills and a strong leadership team; and

•	developing an effective infrastructure to support business growth and profitability.

A significant portion of total compensation is delivered in the form of equity-based award opportunities to directly link compensation with stockholder value.

To Pay Competitively

We are committed to providing a total compensation program designed to retain our high-caliber performers and attract superior leaders to our company. To achieve this goal, we annually compare our pay practices and overall pay levels with other leading specialty retail organizations, and, where appropriate, with non-specialty retail organizations when establishing our pay guidelines.

To Pay Equitably

We believe that it is important to apply generally consistent guidelines for all executive officer compensation programs. In order to deliver equitable pay levels, we expect that the Compensation and Governance Committee will consider depth and scope of accountability, complexity of responsibility, qualifications and executive performance, both individually and collectively as a team.

In addition to short- and long-term compensation, we have found it important to provide our executive officers with competitive post-employment compensation. Post-employment compensation consists of two main types—qualified and nonqualified defined contribution retirement plan benefits and termination benefits. We believe that retirement plan benefits and termination benefits are important components in a well-structured executive officer compensation package, and have sought to ensure that the combined package is competitive at the time the package is negotiated with the executive officer.

Compensation Committee Review of Compensation

We expect that the Compensation and Governance Committee will review compensation elements and amounts for NEOs on an annual basis, at the time of a promotion or other change in level of responsibilities, as well as when competitive circumstances or business needs may require. We may, but do not currently, use a third party consultant to assist us with determining compensation levels. We expect that each year our head of human resources will compile a report of benchmark data for executive positions for similar companies, including summaries of base salary, annual cash incentive plan opportunities and awards and long-term incentive award values. We expect that the Compensation and Governance Committee will determine a list of companies that we will benchmark our compensation packages against and will compare our pay practices and overall pay levels with other leading retail organizations, and, where appropriate, with non-retail organizations when establishing our pay guidelines.

We expect that the CEO will provide compensation recommendations to the Compensation and Governance Committee for executives other than himself based on this data and the other considerations mentioned in this Compensation Discussion and Analysis. We expect that the Compensation and Governance Committee will recommend a compensation package that is consistent with our compensation philosophy strategically positioned above the median of the peer group and competitive with other leading retail organizations. The Compensation and Governance Committee will then discuss these recommendations with the CEO and the head of human resources and will make a recommendation to the board, which the board will consider and approve, if appropriate.

We expect that the Compensation and Governance Committee will consider input from our CEO and CFO when setting financial objectives for our incentive plans. We also expect that the Compensation and Governance Committee in determining compensation will consider input from our CEO, with the assistance of our head of human resources (for officers other than for themselves), regarding benchmarking and recommendations for base salary, annual incentive targets and other compensation awards. The Compensation and Governance Committee will likely give significant weight to our CEO’s judgment when assessing each of the other officer’s performance and determining appropriate compensation levels and incentive awards. The members of the board of directors or the Compensation and Governance Committee, (in each case, other than the CEO), meeting in executive session, will determine the compensation of the CEO, including his annual incentive targets.

Elements of Compensation

As discussed throughout this Compensation Discussion and Analysis, the compensation policies applicable to our NEOs are reflective of our pay-for-performance philosophy, whereby a significant portion of both cash and equity compensation is contingent upon achievement of measurable financial objectives and enhanced equity value, as opposed to current cash compensation and perquisites not directly linked to objective financial performance. This compensation mix is consistent with our performance-based philosophy that the role of executive officers is to enhance equity holder value over the long term.

The elements of our compensation program are:

•	base salary;

•	performance-based cash incentives;

•	equity incentives; and

•	certain additional executive benefits and perquisites.

Base salary, performance-based cash incentives and long-term equity-based incentives are the most significant elements of our executive compensation program and, on an aggregate basis, they are intended to substantially satisfy our program’s overall objectives. Prior to the IPO, the Compensation Committee typically sought to set each of these elements of compensation at the same time to enable the Compensation Committee to simultaneously consider all of the significant elements and their impact on total compensation; and, the extent to which the determinations made will reflect the principles of the compensation philosophy and related guidelines with respect to allocation of compensation among certain of these elements and total compensation. We strive to achieve an appropriate mix between the various elements of our compensation program to meet our compensation objectives and philosophy; however, we do not apply any rigid allocation formula in setting our executive compensation, and we may make adjustments to this approach for various positions after giving due consideration to prevailing circumstances.

Base Salary

We provide a base salary to our executive officers to compensate them for their services during the year and to provide them with a stable source of income. The base salaries for our NEOs in 2008 were established by our board of directors, based in large part on the salaries established for these persons when they were with Limited Brands and our Compensation Committee’s review of other factors, including:

•	the individual’s performance, results, qualifications and tenure;

•	the job’s responsibilities, pay mix (base salary, annual cash incentives, equity incentives, perquisites and other executive benefits) and compensation practices in our markets; and

•	our ability to replace the individual.

In setting base salaries, our Compensation Committee considered the factors described above. However, the Compensation Committee was primarily concerned with the continued impact of global economic conditions and their effect on our company and our markets. Consequently, the 2009 base salaries of our NEOs remained unchanged and identical to their 2008 annual base salaries. This conscientious decision was made despite the fact that our NEOs continued to meet and exceed the expectations of our board of directors and equity holders. Mr. Moellering was promoted from Senior Vice President, Chief Financial Officer, Treasurer and Secretary to Executive Vice President, Chief Administrative Officer, Chief Financial Officer, Treasurer and Secretary on October 4, 2009. In consideration of establishing a new compensation level with this promotion, the Compensation Committee reviewed several factors including Mr. Moellering’s new level of responsibility, the compensation levels of other Express executive officers, practices in the marketplace for similar roles and Mr. Moellering’s performance and qualifications. As a result, his annual base salary was increased from $400,000 to $500,000 in late 2009.

The annual base salaries in effect for each of our NEOs as of May 1, 2010 are as follows:

Name	Annual Salary
Michael A. Weiss	$750,000	(1)
Matthew C. Moellering	$500,000
Fran Horowitz-Bonadies	$500,000	(2)
Colin Campbell	$485,000	(2)
John J. (“Jack”) Rafferty	$430,000	(2)

(1)	In January 2010, the board of directors reviewed competitive market practices for CEO compensation levels, as well as the performance and qualifications of Mr. Weiss. As a result, effective February 1, 2010, the board of directors increased the annual base salary for Mr. Weiss from $750,000 to $1,000,000.
(2)	In March 2010, the board of directors reviewed competitive market practices, internal pay equity for senior executives, and individual performance and approved pay increases for the following named executive officers effective April 4, 2010: (a) Ms. Horowitz-Bonadies’ annual base salary increased from $500,000 to $520,000; (b) Mr. Campbell’s annual base salary increased from $485,000 to $500,000 and (c) Mr. Rafferty’s annual base salary increased from $430,000 to $455,000. This effective date is consistent with merit-based pay increases provided to other executives and employees at the corporate headquarters. Mr. Moellering’s annual base salary was not increased because he was promoted in October 2009 and received a pay increase at that time as noted above.

In the future, we expect that salaries for executive officers will be reviewed annually, as well as at the time of a promotion or other change in level of responsibilities, or when competitive circumstances or business needs may require. As noted above, we expect that the Compensation and Governance Committee will recommend a compensation package that is consistent with our compensation philosophy strategically positioned above the median of our to be determined peer group.

Performance-Based Cash Incentives

We pay performance-based cash incentives in order to align the compensation of our NEOs with our short- term operational and performance goals and to provide near-term rewards for our NEOs to meet these goals. Our short-term, performance-based cash incentive plan provides for incentive payments for each six-month operating season for our NEOs. These incentive payments are based on the attainment of pre-established objective financial goals and are intended to motivate executives to work effectively to achieve financial performance objectives and reward them when objectives are met and results are certified by the Compensation and Governance Committee. Using short-term incentives tied to the traditional retail selling seasons of Spring (February through July) and Fall (August through January) allows us to establish appropriately aggressive performance expectations that align business performance expectations to the prevailing market and economic conditions. In connection with the rehiring of Mr. Weiss, his employment agreement was structured with an annual incentive plan. This was consistent with other executive agreements familiar to our board and as a result his compensation in previous periods has been based on this annual plan. However, the Compensation Committee determined that beginning in 2010, the CEO will be moving to the same six-month seasonal incentive plan as all other executives and that this change will better align the incentives of the CEO with other executives within our company as well as our company’s seasonal business cycle. In addition to this incentive period change and in connection with the review of the CEO’s compensation by the Compensation Committee noted under the Base Salary section above, the Compensation Committee determined that beginning with fiscal year 2010, the annual performance-based incentive compensation plan target payout for Mr. Weiss will remain at 100%, however, his maximum payout opportunity will change from 300% to 200%. This change will result in his short-term incentive opportunity ranging from zero to double his incentive target, which is consistent with other NEOs.

The pre-established objective financial incentive target goal under this plan for fiscal 2009 is based on operating income plus depreciation, amortization and advisory and related fees and expenses, which we refer to herein as “Adjusted Operating Income.” Adjusted Operating Income is a non-GAAP measure specific to this plan and may not be comparable to other similarly titled measures of other companies. We use Adjusted Operating Income because it measures performance over the periods which executives can have significant impact, and is also directly linked to our long-term growth plan. Our board of directors sets the performance goals at the beginning of each six-month season based on an analysis of (1) historical performance; (2) income, expense and margin expectations; (3) financial results of other comparable businesses; (4) economic conditions and (5) progress toward achieving our strategic plan.

The target cash incentive compensation opportunity for each eligible executive is set at a percentage of base salary. For fiscal year 2009, the amount of performance-based cash incentive opportunity for participating executives, other than the CEO, ranged from zero to double their incentive target and for the CEO the amount of performance-based incentive compensation opportunity ranged from zero to triple his incentive target (see table below), based upon the extent to which the pre-established performance goals are achieved or exceeded.

As a result of the uncertain business climate, in 2009, we made a one-year change to our short-term performance-based cash incentive plan for 2009. In 2009, the Compensation Committee set targets that reflected the challenging economic environment, recognizing that historical growth rates were no longer appropriate considering the significant downturn in the retail environment. We also made the decision to change the plan payout timing and Spring season eligibility requirements to an annual schedule versus our historical practice of paying short-term performance-based compensation seasonally. Effective in 2009, the cash incentive earned in Spring would be earned only if we achieved the goal for “threshold” payout for Adjusted Operating Income for the Fall selling season ($57.0 million), and would actually be paid in conjunction with the Fall 2009 cash incentive to remaining participants. We believe that these short-term changes led to long-term preservation of stockholder value in an economic downturn and did not encourage our executive officers to take unnecessary and excessive risks.

The threshold, target and maximum short-term performance-based cash incentive payout opportunities of our NEOs for fiscal year 2009 are set forth in the “Grants of Plan-Based Awards” table below.

The following tables show each NEO’s performance-based cash incentive targets and actual payout as a percentage of base salary and Adjusted Operating Income goals used to determine the incentive payment for fiscal year 2009.

Michael Weiss

For fiscal year 2009, Mr. Weiss was on an annual incentive plan, while the other executives were on a seasonal incentive plan. However, beginning with fiscal year 2010, Mr. Weiss and the other executives will be on the same seasonal incentive plan.

	Fiscal Year 2009
	Percentage of Base Salary (February 2009 thru January 2010)
Name	Threshold Payout	Target Payout	Maximum Payout	Actual Payout
Michael A. Weiss	20.0%	100.0%	300.0%	300%

Performance Goal	Goal for Threshold Payout	Goal for Target Payout	Goal for Maximum Payout	Actual Achieved
Adjusted Operating Income (in millions)(1)	$107.0	$142.0	$182.7	$209.1

All Other NEOs

	Spring 2009
	Percentage of Base Salary (February 2009 through July 2009)
Name	Threshold Payout	Target Payout	Maximum Payout	Actual Payout
Matthew C. Moellering	4.0%	20.0%	40.0%	40.0%
Fran Horowitz-Bonadies	4.4%	22.0%	44.0%	44.0%
Colin Campbell	4.0%	20.0%	40.0%	40.0%
John J. (“Jack”) Rafferty	4.8%	24.0%	48.0%	48.0%

Performance Goal	Goal for Threshold Payout	Goal for Target Payout	Goal for Maximum Payout	Actual Achieved
Adjusted Operating Income (in millions)(1)	$50.0	$58.0	$68.0	$68.7

	Fall 2009
	Percentage of Base Salary (August 2009 through January 2010)
Name	Threshold Payout	Target Payout	Maximum Payout	Actual Payout
Matthew C. Moellering(2)	7.2%	36.0%	72.0%	72.0%
Fran Horowitz-Bonadies	6.6%	33.0%	66.0%	66.0%
Colin Campbell	6.0%	30.0%	60.0%	60.0%
John J. (“Jack”) Rafferty	7.2%	36.0%	72.0%	72.0%

Performance Goal	Goal for Threshold Payout	Goal for Target Payout	Goal for Maximum Payout	Actual Achieved
Adjusted Operating Income (in millions)(1)	$57.0	$84.0	$104.0	$140.4

(1)	This is a non-GAAP measure specific to our incentive plan and is defined above.
(2)	In connection with Mr. Moellering’s promotion in October 2009 (See “—Base Salary”), his Spring and Fall performance-based cash incentive targets were increased by 4% and 6% respectively.

The following table shows each NEO’s performance-based cash incentive targets as a percentage of base salary for fiscal year 2010. For fiscal year 2010, we are using Adjusted EBITDA (as calculated under “Prospectus Summary—Summary Historical and Pro Forma Consolidated Financial and Operating Data”) as the financial measure for the plan. We are using Adjusted EBITDA for the same reasons we used Adjusted Operating Income for fiscal year 2009, as well as because Adjusted EBITDA is a key metric used by management and the board to assess our operating performance. We do not believe that disclosure of our 2010 Adjusted EBITDA goals are relevant to an understanding of compensation for our 2009 fiscal year. In addition, because the components of Adjusted EBITDA for 2010 contain highly sensitive data such as targeted net income, we do not disclose specific future measures and targets because we believe that such disclosure would result in serious competitive harm and be detrimental to our operating performance. Our 2010 Adjusted EBITDA goals are intended to be realistic and reasonable, but challenging, in order to drive performance on an individual basis.

	Spring 2010			Fall 2010
	Percentage of Base Salary (February 2010 through July 2010)			Percentage of Base Salary (August 2010 through January 2011)
Name	Threshold Payout	Target Payout	Maximum Payout	Threshold Payout	Target Payout	Maximum Payout
Michael A. Weiss	8.0%	40.0%	80.0%	12.0%	60.0%	120.0%
Matthew C. Moellering	4.8%	24.0%	48.0%	7.2%	36.0%	72.0%
Fran Horowitz-Bonadies	4.4%	22.0%	44.0%	6.6%	33.0%	66.0%
Colin Campbell	4.0%	20.0%	40.0%	6.0%	30.0%	60.0%
John J. (“Jack”) Rafferty	4.8%	24.0%	48.0%	7.2%	36.0%	72.0%

Although Adjusted EBITDA was used as the financial measure for fiscal year 2010, in the future the Compensation and Governance Committee may use other objective financial performance indicators for the plan, including, without limitation, the price of our common stock, shareholder return, return on equity, return on investment, return on capital, sales productivity, comparable store sales growth, economic profit, economic value added, net income, operating income, gross margin, sales, free cash flow, earnings per share, operating company contribution, EBITDA (or any derivative thereof) or market share.

Equity Incentives—Summary of our Prior Plan

In November 2007, we implemented our employee equity incentive program, which provides members of our management team (referred to as management participants) the opportunity to acquire units and participate in the equity appreciation of the company. We formed Express Management Investors LLC for the sole purpose of indirectly holding units (through another holding company named Express Management Investors Blocker, Inc.) on behalf of our employees other than Mr. Weiss. In lieu of issuing units directly to our employees, we issued Units to Express Management Investors Blocker, Inc., which in turn issued equity interests in Express Management Investors Blocker, Inc. to Express Management Investors LLC, which in turn issued equity interests in Express Management Investors LLC to our employees having substantially the same terms and economic value as the Units we issued to Express Management Investors Blocker, Inc. on their behalf. Prior to the mergers in connection with the Reorganization, 742,460 Class L Units of Express Management Investors LLC, 3,330,000 Class A Units of Express Management Investors LLC, and 4,705,000 Class C Units of Express Management Investors LLC had been purchased by management participants. Our President and Chief Executive Officer, Mr. Weiss, had purchased units of Express Parent, the terms of which are summarized below.

Our long-term equity incentive awards were generally intended to accomplish the following main objectives: create a direct correlation between our financial and equity value performance and compensation paid to the NEOs, long-term retention of the NEOs, assist in building equity ownership of the NEOs to increase alignment with long-term stockholder interests, attract and motivate key employees, reward participants for performance in relation to the creation of stockholder value, and deliver competitive levels of compensation consistent with our compensation philosophy.

The Class L Units of Express Management Investors LLC were purchased by management participants at a purchase price per unit of $6.47, which is the same purchase price per unit paid by Golden Gate for Class L Units of Express Parent in connection with the Golden Gate Acquisition. Management participants were allowed to purchase the Class L Units of Express Management Investors LLC with a promissory note in favor of Express Holding for 50% of the purchase price, with the remainder of the purchase price paid in cash. The promissory note provided for an annual cash interest payment of 4.39%, and was due in full on the seventh anniversary of the note, except that a mandatory prepayment was due if the management participant ceased to be employed by us, we liquidated, the management participant became bankrupt, such prepayment was required pursuant to applicable law (including pursuant to Section 402 of the Sarbanes-Oxley Act) or the management participant received cash in connection with his or her ownership of us. Each management participant that made a promissory note was required to pledge all of his or her units in Express Management Investors LLC (whether held currently or acquired in the future) as security to us to secure the repayment of his or her promissory note. Each of the aforementioned promissory notes (including for Mr. Weiss ($3,320,176.03 ), Mr. Moellering ($251,713.90 ), Ms. Horowitz-Bonadies ($251,713.90 ), Mr. Campbell ($302,056.69 ) and Mr. Rafferty ($503,427.81 )) was repaid by each management participant in full effective as of February 9, 2010. The Class A Units and Class C Units of Express Management Investors LLC were purchased by management participants with cash for a nominal price per unit of $0.01 and $0.0025, respectively. In general, the number of Class A Units and Class C Units issued to our NEOs was determined at the discretion of our board. The board considered the value the executive brought to us based on their expertise and leadership capabilities, the size of his or her total compensation package and his or her position with us. No formal benchmarking efforts were made by our board or Compensation Committee.

Class L Units of Express Management Investors LLC were fully vested. The Class A Units of Express Management Investors LLC and Class C Units of Express Management Investors LLC generally vested over four years on an anniversary date set forth in the management participant’s purchase agreement. The anniversary date was generally based on the employee’s start date or the unit grant date, provided, that units granted in November 2007 vest based upon the anniversary date of the Golden Gate Acquisition. On the first anniversary date, 25% of the Class A Units and 25% of the Class C Units purchased by a management participant vested, with quarterly vesting of the Class A Units and Class C Units thereafter. All unvested Class A and Class C Units held by our executive officers including our NEOs fully vested in connection with the IPO.

All classes of units of Express Management Investors LLC (including Class L Units) were subject to repurchase by us if an employee ceased to be employed by us on or prior to July 6, 2011. We could repurchase units at (1) the lower of original cost or fair market value with respect to units that are unvested or all units if the management participant was terminated for cause or participated in a competitive activity and (2) at fair market value if the management participant was terminated for any other reason. No employee transferred his or her units in Express Management Investors LLC without our prior written consent. The decision whether or not to make a repurchase was approved by the board of managers of Express Parent prior to Express Management Blocker Inc. exercising its right to repurchase a manager’s equity interests (through Express Management Investors LLC).

On July 24, 2007, our President and Chief Executive Officer, Mr. Weiss, purchased (1) 1,000,000 of our Class L Units at a purchase price per unit of $6.47, which is the same purchase price per unit paid by Golden Gate for our Class L Units in connection with the Golden Gate Acquisition and (2) 4,000,000 of our Class A Units for a nominal price per unit of $0.01. Mr. Weiss paid cash for such Class A Units, and purchased such Class L Units with a promissory note in favor of Express Holding for 50% of the purchase price, with the remainder of the purchase price paid in cash. The promissory note provided for an annual cash interest payment of 4.95%, and was due in full on the seventh anniversary of the note, except that a mandatory prepayment was due if we liquidate, Mr. Weiss becomes bankrupt, such prepayment was required pursuant to applicable law (including pursuant to Section 402 of the Sarbanes-Oxley Act) or Mr. Weiss received cash in connection with his ownership of us. Mr. Weiss was required to pledge all of his units in us (whether held currently or acquired in the future) as security to us to secure the repayment of his promissory note. Mr. Weiss’ promissory note was repaid in full by him effective as of February 9, 2010 and, as a result, all such units were released from the aforementioned pledge. Effective March 13, 2008, Mr. Weiss transferred an aggregate of 333,338 of our Class L Units and an aggregate of 1,333,338 of our Class A Units to certain of Mr. Weiss’ family trusts and his spouse. All of the Units held by Mr. Weiss, his wife and Mr. Weiss’ family trusts are fully vested.

Equity and Cash Incentives—Express, Inc. 2010 Incentive Compensation Plan

Effective upon the completion of the IPO, we implemented the Express, Inc. 2010 Incentive Compensation Plan (“2010 Plan”), in connection with the IPO. The 2010 Plan provides for grants of stock options, stock appreciation rights, restricted stock and other stock-based awards. Independent directors, officers and other employees of us and our subsidiaries, as well as others performing consulting or advisory services for us, are eligible for grants under the 2010 Plan. The purpose of the 2010 Plan is to provide incentives that will attract, retain and motivate high performing officers, directors, employees and consultants by providing them with appropriate incentives and rewards either through a proprietary interest in our long-term success or compensation based on their performance in fulfilling their personal responsibilities. The following is a summary of the material terms of the 2010 Plan, but does not include all of the provisions of the 2010 Plan. For further information about the 2010 Plan, we refer you to the complete copy of the 2010 Plan, which has been filed as an exhibit to the registration statement of Express, Inc. on Form S-1 filed April 30, 2010.

Administration

The 2010 Plan is administered by the Compensation and Governance Committee designated by our board of directors. Among the committee’s powers are to determine the form, amount and other terms and conditions of awards, clarify, construe or resolve any ambiguity in any provision of the 2010 Plan or any award agreement, amend the terms of outstanding awards and adopt such rules, forms, instruments and guidelines for administering the 2010 Plan as it deems necessary or proper. All actions, interpretations and determinations by the committee or by our board of directors are final and binding.

The Compensation and Governance Committee has full authority to administer and interpret the 2010 Plan, to grant discretionary awards under the 2010 Plan, to determine the persons to whom awards will be granted, to determine the types of awards to be granted, to determine the terms and conditions of each award, to determine the number of shares of common stock to be covered by each award and to make all other determinations in connection with the 2010 Plan and the awards thereunder as the Compensation and Governance Committee, in its sole discretion, deems necessary or desirable.

Available Shares

The aggregate number of shares of common stock which may be issued or used for reference purposes under the 2010 Plan or with respect to which awards may be granted is 15.0 million shares, subject to automatic increase on the first day of each fiscal year beginning in 2011 and ending in 2019 by the lesser of (1) 2% of the shares of common stock outstanding on the last day of the immediately preceding fiscal year, or (2) such lesser number of shares as determined by the Compensation and Governance Committee. In connection with the IPO, we granted options to purchase an aggregate of 1,315,500 shares of our common stock equal to the initial public offering price of Express, Inc.’s common stock and 12,500 restricted stock units. Of these grants, options to acquire 690,000 shares of our common stock were granted to our executive officers, including options to acquire 250,000 shares to Mr. Weiss, 60,000 shares to Mr. Moellering, 50,000 shares to Ms. Horowitz-Bonadies, 50,000 shares to Mr. Rafferty and 40,000 shares to Mr. Campbell. The shares may be either authorized and unissued shares of our common stock or shares of common stock held in or acquired for our treasury. In general, if awards under the 2010 Plan are for any reason cancelled, or expire or terminate unexercised, the shares covered by such awards will again be available for the grant of awards under the 2010 Plan.

Eligibility for Participation

Independent members of our board of directors, as well as employees of, and consultants to, us or any of our subsidiaries and affiliates are eligible to receive awards under the 2010 Plan. The selection of participants is within the sole discretion of the Compensation and Governance Committee.

Award Agreement

Awards granted under the 2010 Plan are evidenced by award agreements, which need not be identical, that provide additional terms, conditions, restrictions and/or limitations covering the grant of the award, including, without limitation, additional terms providing for the acceleration of exercisability or vesting of awards in the event of a change of control or conditions regarding the participant’s employment, as determined by the committee in its sole discretion.

Stock Options

The committee may grant nonqualified stock options and incentive stock options to purchase shares of our common stock only to eligible employees. The Compensation and Governance Committee determines the number of shares of our common stock subject to each option, the term of each option, which may not exceed ten years, or five years in the case of an incentive stock option granted to a 10.0% stockholder, the exercise price, the vesting schedule, if any, and the other material terms of each option. No incentive stock option or nonqualified stock option may have an exercise price less than the fair market value of a share of our common stock at the time of grant or, in the case of an incentive stock option granted to a 10.0% stockholder, 110.0% of such share’s fair market value. Options are exercisable at such time or times and subject to such terms and conditions as determined by the committee at grant and the exercisability of such options may be accelerated by the committee in its sole discretion.

Stock Appreciation Rights

The Compensation and Governance Committee may grant stock appreciation rights, which we refer to as SARs, either with a stock option, which may be exercised only at such times and to the extent the related option is exercisable, which we refer to as a Tandem SAR, or independent of a stock option, which we refer to as a Non-Tandem SAR. A SAR is a right to receive a payment in shares of our common stock or cash, as determined by the Compensation and Governance Committee, equal in value to the excess of the fair market value of one share of our common stock on the date of exercise over the exercise price per share established in connection with the grant of the SAR. The term of each SAR may not exceed ten years. The exercise price per share covered by an SAR is the exercise price per share of the related option in the case of a Tandem SAR and is the fair market value of our common stock on the date of grant in the case of a Non-Tandem SAR. The Compensation and Governance Committee may also grant limited SARs, either as Tandem SARs or Non-Tandem SARs, which may become exercisable only upon the occurrence of a change in control, as defined in the 2010 Plan, or such other event as the Compensation and Governance Committee may, in its sole discretion, designate at the time of grant or thereafter.

Restricted Stock

The Compensation and Governance Committee may award shares of restricted stock. Except as otherwise provided by the Compensation and Governance Committee upon the award of restricted stock, the recipient generally has the rights of a stockholder with respect to the shares, including the right to receive dividends, the right to vote the shares of restricted stock and, conditioned upon full vesting of shares of restricted stock, the right to tender such shares, subject to the conditions and restrictions generally applicable to restricted stock or specifically set forth in the recipient’s restricted stock agreement. The Compensation and Governance may determine at the time of award that the payment of dividends, if any, is deferred until the expiration of the applicable restriction period.

Recipients of restricted stock are required to enter into a restricted stock agreement with us that states the restrictions to which the shares are subject, which may include satisfaction of pre-established performance goals, and the criteria or date or dates on which such restrictions will lapse.

If the grant of restricted stock or the lapse of the relevant restrictions is based on the attainment of performance goals, the committee will establish for each recipient the applicable performance goals, formulae or standards and the applicable vesting percentages with reference to the attainment of such goals or satisfaction of such formulae or standards while the outcome of the performance goals are substantially uncertain. Such performance goals may incorporate provisions for disregarding, or adjusting for, changes in accounting methods, corporate transactions, including, without limitation, dispositions and acquisitions, and other similar events or circumstances. Section 162(m) of the Internal Revenue Code of 1986, as amended, which we refer to as the Code, requires that performance awards be based upon objective performance measures. The performance goals for performance-based restricted stock will be based on one or more of the objective criteria set forth on Exhibit A to the 2010 Plan and are discussed in general below.

Other Stock-Based Awards

The Compensation and Governance Committee may, subject to limitations under applicable law, make a grant of such other stock-based awards, including, without limitation, performance units, dividend equivalent units, stock equivalent units, restricted stock units and deferred stock units under the 2010 Plan that are payable in cash or denominated or payable in or valued by shares of our common stock or factors that influence the value of such shares. The Compensation and Governance Committee determines the terms and conditions of any such other awards, which may include the achievement of certain minimum performance goals for purposes of compliance with Section 162(m) of the Code and/or a minimum vesting period. The performance goals for performance-based other stock-based awards will be based on one or more of the objective criteria set forth on Exhibit A to the 2010 Plan and discussed in general below.

Performance Awards

The Compensation and Governance Committee may grant a performance award to a participant payable upon the attainment of specific performance goals. The Compensation and Governance Committee may grant performance awards that are intended to qualify as performance-based compensation under Section 162(m) of the Code as well as performance awards that are not intended to qualify as performance-based compensation under Section 162(m) of the Code. Based on service, performance and/or such other factors or criteria, if any, as the Compensation and Governance Committee may determine, the Compensation and Governance Committee may, at or after grant, accelerate the vesting of all or any part of any performance award.

Performance Goals

The Compensation and Governance Committee may grant awards of restricted stock, performance awards, and other stock-based awards that are intended to qualify as performance-based compensation for purposes of Section 162(m) of the Code. These awards may be granted, vest and be paid based on attainment of specified performance goals established by the committee. These performance goals are based on the attainment of a certain target level of, or a specified increase or decrease in, one or more of the following measures selected by the committee: (1) earnings per share; (2) operating income; (3) gross income; (4) net income (before or after taxes); (5) cash flow; (6) gross profit; (7) gross profit return on investment; (8) gross margin return on investment; (9) gross margin; (10) operating margin; (11) working capital; (12) earnings before interest and taxes; (13) earnings before interest, tax, depreciation and amortization; (14) return on equity; (15) return on assets; (16) return on capital; (17) return on invested capital; (18) net revenues; (19) gross revenues; (20) revenue growth; (21) annual recurring revenues; (22) recurring revenues; (23) license revenues; (24) sales or market share; (25) total shareholder return; (26) economic value added; (27) specified objectives with regard to limiting the level of increase in all or a portion of our bank debt or other long-term or short-term public or private debt or other similar financial obligations, which may be calculated net of cash balances and/or other offsets and adjustments as may be established by the committee in its sole discretion; (28) the fair market value of the a share of common stock; (29) the growth in the value of an investment in the common stock assuming the reinvestment of dividends; or (30) reduction in operating expenses.

To the extent permitted by law, the Compensation and Governance Committee may also exclude the impact of an event or occurrence which the committee determines should be appropriately excluded, including: (1) restructurings, discontinued operations, extraordinary items and other unusual or non-recurring charges; (2) an event either not directly related to our operations or not within the reasonable control of management; or (3) a change in accounting standards required by generally accepted accounting principles.

Performance goals may also be based on an individual participant’s performance goals, as determined by the Compensation and Governance Committee, in its sole discretion.

In addition, all performance goals may be based upon the attainment of specified levels of our performance, or subsidiary, division or other operational unit, under one or more of the measures described above relative to the performance of other corporations. The Compensation and Governance Committee may designate additional business criteria on which the performance goals may be based or adjust, modify or amend those criteria.

Change in Control

In connection with a change in control, as defined in the 2010 Plan, the Compensation and Governance Committee may accelerate vesting of outstanding awards under the 2010 Plan. In addition, such awards will be, in the discretion of the committee, (1) assumed and continued or substituted in accordance with applicable law, (2) purchased by us for an amount equal to the excess of the price of a share of our common stock paid in a change in control over the exercise price of the award(s), or (3) cancelled if the price of a share of our common stock paid in a change in control is less than the exercise price of the award. The Compensation and Governance Committee may also, in its sole discretion, provide for accelerated vesting or lapse of restrictions of an award at any time.

Stockholder Rights

Except as otherwise provided in the applicable award agreement, and with respect to an award of restricted stock a participant has no rights as a stockholder with respect to shares of our common stock covered by any award until the participant becomes the record holder of such shares.

Amendment and Termination

Notwithstanding any other provision of the 2010 Plan, our board of directors may at any time amend any or all of the provisions of the 2010 Plan, or suspend or terminate it entirely, retroactively or otherwise; provided, however, that, unless otherwise required by law or specifically provided in the 2010 Plan, the rights of a participant with respect to awards granted prior to such amendment, suspension or termination may not be adversely affected without the consent of such participant.

Transferability

Awards granted under the 2010 Plan are generally nontransferable (other than by will or the laws of descent and distribution), except that the committee may provide for the transferability of nonqualified stock options at the time of grant or thereafter to certain family members.

Effective Date

The 2010 Plan was adopted effective May 12, 2010 in connection with the IPO.

Additional Executive Benefits and Perquisites

We provide our executive officers with executive benefits and perquisites that the Compensation and Governance Committee believes are reasonable and in the best interests of the company and its stockholders. Consistent with our compensation philosophy, we intend to continue to maintain our current benefits for our executive officers, including retirement plans, executive medical benefits, life insurance benefits, housing relocation benefits, paid vacation and other perquisites described below. The Compensation and Governance Committee, in its discretion, may revise, amend or add to an officer’s executive benefits if it deems it advisable. We believe these benefits are generally equivalent to benefits provided by comparable companies. We have no current plans to change the levels of benefits provided thereunder.

Retirement Plan Benefits

The company does not sponsor a defined benefit retirement plan as we do not believe that such a plan best serves the needs of our employees or the business at this time. We sponsor a tax-qualified defined contribution retirement plan and a nonqualified defined contribution retirement plan. Participation in the qualified plan is available to employees who meet certain age and service requirements. Participation in the nonqualified plan is made available to employees who meet certain age, service, and job level requirements. Our executive officers participate in these plans based on these requirements.

Qualified Retirement Plan. The qualified plan is available to all eligible employees, including executive officers, and allows them to elect to make contributions up to the maximum limits allowable under the Internal Revenue Code. We match employees’ contributions according to a predetermined formula and contributes additional discretionary contribution amounts based on a percentage of the employees’ eligible annual compensation and years of service. Employees’ contributions and company matching contributions vest immediately. Additional company contributions and the related investment earnings are subject to vesting based on years of service.

As a result of the uncertain business climate, in 2009 we made the decision to not make the 2008 discretionary annual contribution to the qualified retirement plan and suspended the 401(k) match for 2009. However in light of improved market and business conditions, at the end of 2009, we made the decision to provide all eligible and active employees with a lump sum bonus equivalent to what their 2008 retirement contribution would have been had we made it. At the end of 2009, we also made the decision to reinstate the 401(k) match beginning in 2010.

Nonqualified Deferred Compensation Plan. The nonqualified deferred compensation plan is available to all director-level employees and above and certain employees who were participants in a prior supplemental retirement plan sponsored by us, and is an unfunded plan which provides benefits beyond the Internal Revenue Code limits for qualified defined contribution plans. The plan permits participating employees to elect contributions up to a maximum percentage of eligible compensation. We match employees’ contributions according to a predetermined formula and credits additional amounts equal to a percentage of the employees’ eligible compensation beyond the compensation taken into account under the Internal Revenue Code limits for qualified defined contribution plans based on years of service. The plan also permits employees to defer additional compensation up to a maximum amount which we do not match. Employees’ accounts are credited with interest using a rate determined annually based on related factors or indices, including but not limited to, our cost of funds or cost of borrowing. The interest rate for the 2009 plan year was 7.7%. Employees’ contributions and the related interest vest immediately. Our contributions and credits and the related interest are subject to vesting based on years of service. Employees generally may elect in-service distributions for the unmatched deferred compensation component only. The remaining vested portion of employees’ accounts in the plan will be distributed upon termination of employment in either a lump sum or in equal annual installments over a specified period of up to ten years as elected by the participant.

Health and Welfare Benefits

Executive Medical. In addition to the group health plans eligible to all full-time employees, the Executive Medical Program provides benefits to reimburse executives for certain out-of-pocket healthcare-related expenses. This program reimburses 100% of eligible expenses up to a total of $10,000 per family per calendar year. All executive officers are eligible for the Executive Medical Program.

Executive Life Insurance. We provide all executives officers with executive life insurance that offers a benefit equal to two times their annual base salary up to a maximum of one million dollars.

Executive Disability Insurance. We also provide all executive officers with disability coverage that provides a benefit of 100% base salary continuation for up to 365 days and then 60% of the executive’s base salary plus the annual average of the last three years of incentive cash compensation, up to a maximum benefit of $25,000 per month.

Perquisites

Personal Use of Airplane. For security and personal safety reasons, we require Mr. Weiss to use a private aircraft for both business and personal travel (up to 100 hours of personal use). Use of the corporate aircraft for business and personal reasons also allows Mr. Weiss to be more productive and efficient when he is required to travel. We provide Mr. Weiss with a tax gross-up payment on the income associated with his use of such private aircraft for personal use.

Housing Allowance. We provide Mr. Weiss and Mr. Campbell with reimbursement allowances for the business use of their private residences in the New York metropolitan area, which they use when required to be at our New York design studio or otherwise required by us to be in the New York City area, along with a tax gross-up payment to Mr. Weiss on the income associated therewith.

Accounting and Tax Considerations

In determining which elements of compensation are to be paid, and how they are weighted, we also take into account whether a particular form of compensation will be deductible under Section 162(m) of the U.S. Internal Revenue Code of 1986, as amended (the “Code”). Section 162(m) generally limits the deductibility of compensation paid to our NEOs to $1 million during any fiscal year unless such compensation is “performance-based” under Section 162(m). However, under a Section 162(m) transition rule for compensation plans or agreements of corporations which are privately held and which become publicly held in an initial public offering, compensation paid under a plan or agreement that existed prior to the initial public offering will not be subject to Section 162(m) until the earlier of (1) the expiration of the plan or agreement, (2) a material modification of the plan or agreement, (3) the issuance of all employer stock and other compensation that has been allocated under the plan, or (4) the first meeting of stockholders at which directors are to be elected that occurs after the close of the third calendar year following the year of the initial public offering (the “Transition Date”). After the Transition Date, rights or awards granted under the plan, other than options and stock appreciation rights, will not qualify as “performance-based compensation” for purposes of Section 162(m) unless such rights or awards are granted or vest upon pre-established objective performance goals, the material terms of which are disclosed to and approved by our stockholders.

Our compensation program is intended to maximize the deductibility of the compensation paid to our NEOs to the extent that we determine it is in our best interests. Consequently, we may rely on the exemption from Section 162(m) afforded to us by the transition rule described above for compensation paid pursuant to our pre-existing plans.

Many other Code provisions, SEC regulations and accounting rules affect the payment of executive compensation and are generally taken into consideration as programs are developed. Our goal is to create and maintain plans that are efficient, effective and in full compliance with these requirements.

Compensation Tables

The purpose of the following tables is to provide information regarding the compensation earned during our most recently completed fiscal year by our NEOs.

Summary Compensation Table

The following table shows the compensation earned by our NEOs during the fiscal year ended January 30, 2010, referred to as fiscal year 2009.

Name and Principal Position	Year	Salary ($)	Bonus ($)(1)	Stock Awards ($)		Option Awards ($)	Non-Equity Incentive Plan Compensation ($)(2)	Nonqualified Deferred Compensation Earnings ($)(3)	All Other Compensation ($)(5)	Total ($)
Michael A. Weiss	2009	750,000	209,768	—		—	2,250,000	—	510,317	3,720,085
President and CEO

Matthew C. Moellering	2009	432,692	25,295	138,000	(4)	—	520,000	4,809	68,678	1,189,474
Executive Vice President—Chief Administrative Officer, CFO, Treasurer & Secretary

Fran Horowitz-Bonadies	2009	500,000	21,715	—		—	550,000	8,619	80,317	1,160,651
Executive Vice President—Women’s Merchandising & Design

Colin Campbell	2009	485,000	27,490	—		—	485,000	29,142	111,119	1,137,751
Executive Vice President—Sourcing & Production

John J. (“Jack”) Rafferty	2009	430,000	36,270	—		—	516,000	69,812	82,888	1,134,970
Executive Vice President—Planning & Allocation

(1)	Special discretionary bonus paid to reimburse our NEOs for the interest payable on their promissory notes, which were repaid in full effective February 9, 2010. See “—Compensation Discussion and Analysis—Equity Incentives—Summary of our Current Plan.” Also includes for each NEO, except Mr. Weiss, a special bonus equivalent to what their 2008 annual company contribution under the qualified retirement plan would have been had we made it in 2008. For Mr. Weiss, also includes payment to reimburse him for his expenses related to employer Medicare and Social Security taxes.
(2)	Represents amounts paid under our performance-based cash incentive plan. Refer to the “—Compensation Discussion and Analysis—Performance-Based Cash Incentives” section for more details.
(3)	We do not sponsor any tax-qualified or nonqualified defined benefit retirement plans. For fiscal year 2009, the amounts shown represent the amount by which earnings of 7.7% on each NEO’s nonqualified deferred compensation account balance exceeded 120% of the applicable federal long-term rate.
(4)	Reflects the aggregate grant date fair value of the grant made in fiscal 2009, computed in accordance with applicable accounting guidelines See Note 11 of the consolidated financial statements.
(5)	The following table details All Other Compensation paid to each NEO during fiscal year 2009:

							Qualified Retirement Plan(f)		Nonqualified Supplemental Retirement Plan(g)
Name	Tax Payments ($)(a)	Executive Health Benefits ($)(b)	Executive Life and Disability Insurance ($)(c)	Personal Aircraft Usage ($)(d)	Housing Allowance ($)(e)	Relocation Benefits ($)	401(k) Company Match ($)	Annual Company Contribution ($)	Company Match ($)	Annual Company Contribution ($)
Michael A. Weiss	224,863	10,090	1,656	263,208	10,500	—	*	*	*	*
Matthew C. Moellering	7,469	14,373	1,038	—	—	—	3,385	15,328	11,608	15,477
Fran Horowitz-Bonadies	8,058	13,505	1,188	—	—	—	3,846	15,328	16,454	21,938
Colin Campbell	8,961	12,192	1,177	—	6,500	19,669	3,731	15,328	15,519	28,042
John J. (“Jack”) Rafferty	14,100	13,449	1,138	—	—	—	3,308	15,328	12,092	23,473

*	Per his employment agreement, Mr. Weiss was not eligible for company retirement plans in 2009, but will be eligible to participate in 2010.
(a)

For all NEOs, except for Mr. Weiss, this column represents the gross-up amount on Medicare and the city tax for company contributions into the nonqualified deferred compensation plan and gross-up for a special discretionary bonus paid to reimburse our NEOs for the interest payable on their promissory notes, which were repaid in full effective February 9, 2009. For Mr. Weiss, this column includes (1) gross-up for personal aircraft usage in the amount of $48,654, (2) gross-up for housing allowance in the amount of $8,548 and (3) gross-up for employee Medicare and Social Security taxes in the amount of $40,014; and (4) gross-up for special discretionary bonus paid to reimburse Mr. Weiss for the interest payable on his promissory note in the amount of $127,647.

(b)	The following items are included in “Executive Health Benefits”: Average company cost per employee for the Employee Medical Plan and Employee Dental Plan; actual company expenses for the Executive Physical Program; and actual premiums paid by the company for the Executive Medical Plan.
(c)	Amounts represent the annual premiums paid by the company for executive life insurance, and executive disability insurance.
(d)	This represents the expense for use of purchased aircraft time for personal private aircraft usage for Mr. Weiss.
(e)	Amounts include payments to Mr. Weiss and Mr. Campbell for nights stayed at their New York apartments while on business in New York at a nightly rate approximately equivalent to a nightly rate at a hotel.
(f)	See “—Compensation Discussion and Analysis—Retirement Plan Benefits—Qualified Retirement Plan.”
(g)	See “—Compensation Discussion and Analysis—Retirement Plan Benefits—Nonqualified Deferred Compensation Plan.”

Grants of Plan-Based Awards

During fiscal year 2009, each of our NEOs participated in our performance-based cash incentive plan in which each officer was eligible for awards set forth under “Estimated Potential Payouts Under Non-Equity Incentive Plan Awards” below. The actual payout for the NEOs is set forth above under the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table. For a detailed discussion of our performance-based cash incentive plan, refer to “—Compensation Discussion and Analysis—Performance-Based Cash Incentives.”

We did not make any equity awards to our NEOs in fiscal year 2009, other than to Mr. Moellering in connection with his promotion in October 2009.

		Estimated Potential Payouts Under Non-Equity Incentive Plan Awards			Estimated Potential Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares or Stock Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Award Options ($)
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold ($)	Target ($)	Maximum ($)
Michael A. Weiss	—	150,000	750,000	2,250,000	—	—	—	—	—	—	—
Matthew C. Moellering	11/2/09	52,000	260,000	520,000	—	—	—	200,000	—	—	138,000
Fran Horowitz-Bonadies	—	55,000	275,000	550,000	—	—	—	—	—	—	—
Colin Campbell	—	48,500	242,500	485,000	—	—	—	—	—	—	—
John J. (“Jack”) Rafferty	—	51,600	258,000	516,000	—	—	—	—	—	—	—

Outstanding Equity Awards at Fiscal Year-End

The table below sets forth certain information regarding the outstanding equity awards held by our NEOs as of January 30, 2010.

	Option Awards						Stock Awards
Name	Number Of Securities Underlying Unexercised Options (#) Exercisable	Number Of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number Of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Grant Date (1)	Unit Class (2)	Number Of Shares Or Units Of Stock That Have Not Vested (#)	Market Value Of Shares Or Units Of Stock That Have Not Vested ($)(3)	Equity Incentive Plan Awards: Number Of Unearned Shares, Units Or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market Or Payout Value Of Unearned Shares, Units Or Other Rights That Have Not Vested (#)
Michael A. Weiss	—	—	—	—	—	7/24/2007	A	1,500,000	4,470,000	—	—

Matthew C. Moellering	—	—	—	—	—	12/14/2007	A	93,750	279,375	—	—
	—	—	—	—	—	12/14/2007	C	93,750	64,688	—	—
	—	—	—	—	—	11/2/2009	C	200,000	138,000

Fran Horowitz-Bonadies	—	—	—	—	—	12/14/2007	A	131,250	391,125	—	—
	—	—	—	—	—	12/14/2007	C	131,250	90,563	—	—

Colin Campbell	—	—	—	—	—	12/14/2007	A	75,000	223,500	—	—
	—	—	—	—	—	12/14/2007	C	75,000	51,750	—	—

John J. (“Jack”) Rafferty	—	—	—	—	—	12/14/2007	A	131,250	391,125	—	—
	—	—	—	—	—	12/14/2007	C	131,250	90,563	—	—

(1)	Mr. Moellering was awarded 200,000 additional Class C Units in connection with his promotion in October 2009.
(2)	These Class A Units and Class C Units vest incrementally over a four-year period as described in “—Compensation Discussion and Analysis—Equity Incentives—Summary of our Current Plan” section, except the Units for Mr. Weiss, which are fully vested as of February 2010. All unvested Class A and Class C Units held by our executive officers, including our NEOs fully vested in connection with the IPO.
(3)	In the absence of a public trading market, management, in conjunction with a third party valuation firm, considered numerous objective and subjective factors to determine its best estimate of the fair value of our common stock as of each valuation date. Valuations are performed annually, in either our third quarter or in the fourth quarter. We use the most recent valuation closest to the date shares are granted, and evaluate the results of the next valuation to determine if adjustments to the grant date fair value are required.

Option Exercises and Stock Vested

The following table provides information relating to the Stock Awards vested during the fiscal year 2009. There were no Option Awards exercised during fiscal year 2009.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Unit Class	Number of Units Acquired on Vesting (#)	Value Realized on Vesting (1)($)
Michael A. Weiss	—	—	A	1,000,000	1,970,000

Matthew C. Moellering	—	—	A	62,500	123,125
	—	—	C	62,500	34,062

Fran Horowitz Bonadies	—	—	A	87,500	172,375
	—	—	C	87,500	47,687

Colin Campbell	—	—	A	50,000	98,500
	—	—	C	50,000	27,250

John J. (“Jack”) Rafferty	—	—	A	87,500	172,375
	—	—	C	87,500	47,687

(1)	In the absence of a public trading market, management, in conjunction with a third-party valuation firm, considered numerous objective and subjective factors to determine its best estimate of the fair value of our common stock as of each valuation date. Valuations are performed annually, in either our third quarter or in the fourth quarter. We use the most recent valuation closest to the date shares are granted, and evaluate the results of the next valuation to determine if adjustments to the grant date fair value are required.

Pension Benefits

Our NEOs did not participate in or have account balances in any qualified or nonqualified defined benefit plans sponsored by us. Our board of directors or Compensation and Governance Committee may elect to adopt qualified or nonqualified benefit plans in the future if it determines that doing so is in our best interest.

Deferred Compensation

We provide a nonqualified deferred compensation plan for our executive officers. See “—Compensation Discussion and Analysis—Retirement Plan Benefits—Nonqualified Deferred Compensation Plan.” The following table provides the figures related to our Nonqualified Deferred Compensation Plan for fiscal year 2009.

Name	Executive Contributions In Last Fiscal Year ($)	Registrant Company Contributions In Last Fiscal Year ($)(2)	Aggregate Earnings in Last Fiscal Year ($)(3)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance At Last Fiscal Year ($)
Michael A. Weiss(1)	—	—	—	—	—
Matthew C. Moellering	5,804	27,085	13,205	—	200,555
Fran Horowitz-Bonadies	8,227	38,392	23,669	—	348,802
Colin Campbell	7,760	43,562	80,027	—	1,111,835
John J. (“Jack”) Rafferty	6,046	35,565	191,709	—	2,624,003

(1)	Under his employment agreement, Mr. Weiss was not eligible for the company’s nonqualified deferred compensation plan in 2009, but will be eligible to participate in 2010.
(2)	These amounts were included in the All Other Compensation column of the Summary Compensation Table.
(3)	The above-market portion of these earnings was included in the Nonqualified Deferred Compensation Earnings column of the Summary Compensation Table.

Employment and Other Agreements

The Compensation and Governance Committee believes that our current severance arrangements protect stockholder interests by retaining management should periods of uncertainty arise. Because our severance arrangements are structured to serve the above purposes and because severance agreements represent a contractual obligation of our company, decisions relating to other elements of compensation have minimal effect on decisions relating to existing severance agreements.

These agreements generally provide that, if we fail to extend the executive’s agreement or terminate the executive’s employment without cause, or if the executive terminates the executive’s employment for good reason, the executive will continue to receive the executive’s base salary and medical and dental benefits for one year after the termination date. If the executive agrees to execute a general release of claims against our company, the executive will also be entitled to receive the amount of the incentive compensation that the executive would have otherwise received during the first year after termination.

Michael A. Weiss

We are party to an employment agreement with Mr. Weiss, our President and Chief Executive Officer. Under the terms of his employment agreement, effective February 1, 2010, Mr. Weiss is entitled to an annual base salary of $1,000,000, subject to annual review thereof by our Compensation and Governance Committee for potential increase. Mr. Weiss is also eligible to earn a short-term, performance-based cash incentive payment for each six-month operating season. The target payout for Mr. Weiss is 100% of his annual base salary, with a maximum annual payout opportunity of 200% of his annual base salary.

Mr. Weiss is also eligible to receive benefits in accordance with the standard benefit plans we provide to our other senior executives. In addition, we provide Mr. Weiss with the use of a private jet for his business-related travel (necessitated primarily by his frequent trips to our New York design studio) and for up to 100 hours of his personal travel, along with a tax gross-up payment to Mr. Weiss on the income associated therewith. Mr. Weiss is also entitled to up to four weeks of paid time off and reimbursement for all business travel, entertainment and other business expenses, including a reasonable daily reimbursement allowance for the business use of his private residence in New York, New York, which he uses when required to be at our New York design studio, along with a tax gross-up payment to Mr. Weiss on the income associated therewith, if any.

Mr. Weiss’ employment continues until the earlier of his resignation (with or without good reason), death or disability, or termination by us (with or without cause). If we terminate Mr. Weiss’ employment without cause or Mr. Weiss resigns for good reason, Mr. Weiss is entitled to receive severance equal to (1) twelve months of his then-current base salary payable within sixty days and continuation of his medical and dental benefits, (2) a guaranteed bonus payment equal to 100% of his then-current base salary, and (3) the bonus described in the first paragraph of this section for the season in which Mr. Weiss’ employment was terminated if Mr. Weiss would have otherwise been entitled to receive such bonus (prorated based on the number of days Mr. Weiss was employed during the season in which any such termination may occur). The foregoing amounts are payable at such times as Mr. Weiss would have otherwise been entitled to receive them had his employment not been terminated. Mr. Weiss’ receipt of severance is contingent upon execution of a general release of any and all claims arising out of or related to his employment with us and the termination of his employment.

Mr. Weiss has also agreed to customary restrictions with respect to the use of our confidential information, and has agreed that all intellectual property developed or conceived by Mr. Weiss while he is employed by us which relates to our business is our property. During the term of Mr. Weiss’ employment with us and during the twelve month period immediately thereafter, Mr. Weiss has agreed not to (1) solicit or hire any of our employees, (2) induce or attempt to induce any supplier, licensee, licensor or other material business relation of ours to cease doing business with us, or (3) participate (whether as an officer, director, employee or otherwise) in any competitive business (subject to Mr. Weiss’ ability to serve as a member of the board of directors of certain agreed upon public companies). During any period in which Mr. Weiss has breached the above restrictions, we have no obligations to pay Mr. Weiss any severance described above.

If any payment by us to Mr. Weiss under his employment agreement or the lapse or termination of any vesting restriction with respect to the units held by Mr. Weiss, his family trusts or his spouse would be subject to the excise tax imposed by Internal Revenue Code Section 4999 by reason of being “contingent on a change in ownership or control” within the meaning of Internal Revenue Code Section 280G, then Mr. Weiss shall be entitled to receive a gross-up payment from us in an amount such that after payment by Mr. Weiss of all taxes (including any penalties or interest with respect thereto) and excise tax imposed on such gross-up payment, Mr. Weiss is entitled to retain an amount of such gross-up payment equal to the excise tax imposed on any such payment under his employment agreement or the lapse or termination of any vesting restriction with respect to the units held by Mr. Weiss, his family trusts or his spouse determined to be subject to the excise tax imposed by Internal Revenue Code Section 4999.

We have agreed to indemnify and hold Mr. Weiss harmless in any and all actions resulting from the good faith performance of his duties and obligations with us.

All Other NEOs

We have entered into the below described employment agreements with all other NEOs. The term of each of these employment agreements is five years with automatic renewals thereafter on a year-to-year basis unless we or the applicable executive provides prior written notice of non-renewal. Notwithstanding the foregoing, the employment agreements may be terminated in the case of the applicable executive’s resignation, death or disability or termination by us.

Each such employment agreement provides for an annual base salary that is subject to annual review by us for potential increase, as well as short-term, performance-based cash incentive payment opportunities for each six-month operating season based on a percentage of the applicable executive’s base salary. See “—Compensation Discussion and Analysis—Performance-Based Cash Incentives.” In addition, each such employment agreement provides that the applicable executive is eligible for equity-based compensation awards that are commensurate with his or her performance and position. Each such executive is also entitled to participate in all employee benefit plans that we maintain and make available to our senior executives and is entitled to paid time off in accordance with our policies as in effect from time to time.

Each such employment agreement provides that, if we fail to extend the executive’s agreement or terminate the executive’s employment without cause, or if the executive terminates the executive’s employment for good reason, the executive will continue to receive one year of his or her then-current base salary and (subject to certain exceptions) medical and dental benefits during the one year period following such termination. If the executive agrees to execute a general release of claims against our company, the executive will also be entitled to receive the amount of the cash incentive compensation that the executive would have otherwise received during the first year after termination.

Potential Payments Upon Termination and Change in Control

The information below describes and quantifies certain compensation that would become payable under employment agreements with the following NEOs if, as of January 30, 2010, his/her employment with us had been terminated. Due to the number of factors that affect the nature and amount of any benefits provided upon the events discussed below, any actual amounts paid or distributed may be different. Factors that could affect these amounts include the timing during the year of any such event. Further, the information below does not incorporate the terms of any agreement entered into after January 30, 2010.

Michael A. Weiss

Component	Voluntary Resignation	Involuntary without Cause or Voluntary with Good Reason		Involuntary without Cause following Change in Control	Disability(4)	Retirement
		Without Signed Release	With Signed Release
Base Salary	$—	$—	$750,000	$750,000	$750,000	$—
Bonus(1)	—	—	3,000,000	3,000,000	—	—

Total Cash Severance	$—	$—	$3,750,000	$3,750,000	$750,000	$—
Value of Accelerated Equity(2)	—	—	—	—	—	—
Benefits and Perquisites(3)	—	—	10,192	10,192	8,900	—

Total Severance	$—	$—	$3,760,192	$3,760,192	$758,900	$—

(1)	This amount includes a guaranteed bonus payment of $750,000 and the fiscal year 2009 performance-based cash compensation plan payout of $2,250,000 which has been earned but not yet paid.
(2)	Equity is fully vested as of February 2010.
(3)	Estimates for benefits and perquisites include the continuation of medical and dental.
(4)	If Mr. Weiss became permanently and totally disabled on January 30, 2010, he would receive 12 months of salary continuation from us and 9 months of benefits continuation. Additional eligible disability compensation would be provided by a third-party insurance company and not paid by us.

Matthew C. Moellering

Component	Voluntary Resignation	Involuntary without Cause or Voluntary with Good Reason		Involuntary w/out Cause following Change in Control	Disability(2)	Retirement
		Without Signed Release	With Signed Release
Base Salary	$—	$500,000	$500,000	$500,000	$500,000	$—
Bonus	—	—	300,000	300,000	—	—

Total Cash Severance	$—	$500,000	$800,000	$800,000	$500,000	$—
Value of Accelerated Equity	—	—	—	—	—	—
Benefits and Perquisites(1)	—	12,294	12,294	12,294	10,089	—

Total Severance	$—	$512,294	$812,294	$812,294	$510,089	$—

(1)	Estimates for benefits and perquisites include the continuation of medical and dental, as well as the value of unvested qualified and nonqualified retirement plan balances that would become vested.
(2)	If Mr. Moellering became permanently and totally disabled on January 30, 2010, he would receive 12 months of salary continuation from us and 9 months of benefits continuation. Additional eligible disability compensation would be provided by a third-party insurance company and not paid by us.

Fran Horowitz-Bonadies

	Voluntary Resignation	Involuntary without Cause or Voluntary with Good Reason		Involuntary w/out Cause following Change in Control	Disability(2)	Retirement
Component		Without Signed Release	With Signed Release
Base Salary	$—	$500,000	$500,000	$500,000	$500,000	$—
Bonus	—	—	275,000	275,000	—	—

Total Cash Severance	$—	$500,000	$775,000	$775,000	$500,000	$—
Value of Accelerated Equity	—	—	—	—	—	—
Benefits and Perquisites(1)	—	12,294	12,294	12,294	10,238	—

Total Severance	$—	$512,294	$787,294	$787,294	$510,238	$—

(1)	Estimates for benefits and perquisites include the continuation of medical and dental, as well as the value of unvested qualified and nonqualified retirement plan balances that would become vested.
(2)	If Ms. Horowitz-Bonadies became permanently and totally disabled on January 30, 2010, she would receive 12 months of salary continuation from us and 9 months of benefits continuation. Additional eligible disability compensation would be provided by a third-party insurance company and not paid by us.

Colin Campbell

Component	Voluntary Resignation	Involuntary without Cause or Voluntary with Good Reason		Involuntary w/out Cause following Change in Control	Disability(2)	Retirement
		Without Signed Release	With Signed Release
Base Salary	$—	$485,000	$485,000	$485,000	$485,000	$—
Bonus	—	—	242,500	242,500	—	—

Total Cash Severance	$—	$485,000	$727,500	$727,500	$485,000	$—
Value of Accelerated Equity	—	—	—	—	—	—
Benefits and Perquisites(1)	—	12,294	12,294	12,294	10,221	—

Total Severance	$—	$497,294	$739,794	$739,794	$495,221	$—

(1)	Estimates for benefits and perquisites include the continuation of medical and dental, as well as the value of unvested qualified and nonqualified retirement plan balances that would become vested.
(2)	If Mr. Campbell became permanently and totally disabled on January 30, 2010, he would receive 12 months of salary continuation from us and 9 months of benefits continuation. Additional eligible disability compensation would be provided by a third-party insurance company and not paid by us.

John J. (“Jack”) Rafferty

Component	Voluntary Resignation	Involuntary without Cause or Voluntary with Good Reason		Involuntary w/out Cause following Change in Control	Disability(2)	Retirement
		Without Signed Release	With Signed Release
Base Salary	$—	$430,000	$430,000	$430,000	$430,000	$—
Bonus	—	—	258,000	258,000	—	—

Total Cash Severance	$—	$430,000	$688,000	$688,000	$430,000	$—
Value of Accelerated Equity	—	—	—	—	—	—
Benefits and Perquisites(1)	—	12,294	12,294	12,294	10,162	—

Total Severance	$—	$442,294	$700,294	$700,294	$440,162	$—

(1)	Estimates for benefits and perquisites include the continuation of medical and dental, as well as the value of unvested qualified and nonqualified retirement plan balances that would become vested.
(2)	If Mr. Rafferty became permanently and totally disabled on January 30, 2010, he would receive 12 months of salary continuation from us and 9 months of benefits continuation. Additional eligible disability compensation would be provided by a third-party insurance company and not paid by us.

Director Compensation

See “Management—Corporate Governance—Director Compensation.”

Director and Officer Indemnification and Limitation of Liability

Our bylaws provide that we will indemnify our directors and officers to the fullest extent permitted by the General Corporation Law of the State of Delaware (“DGCL”). In addition, our certificate of incorporation provides that our directors will not be liable for monetary damages for breach of fiduciary duty.

In addition, we are party to indemnification agreements with each of our executive officers and directors. The indemnification agreements provide the executive officers and directors with contractual rights to indemnification, expense advancement and reimbursement, to the fullest extent permitted under the Delaware General Corporation Law. We are also party to indemnification priority agreements with Golden Gate and Limited Brands to clarify the priority of advancement of expenses and indemnification obligations among us, our subsidiaries and any of our directors appointed by Golden Gate and Limited Brands and other related matters.

There is no pending litigation or proceeding naming any of our directors or officers to which indemnification is being sought, and we are not aware of any pending or threatened litigation that may result in claims for indemnification by any director or officer.

PRINCIPAL STOCKHOLDERS

Our authorized capital stock consists of 500,000,000 shares of common stock, par value $0.01 per share, and 10,000,000 shares of preferred stock, par value $0.01 per share. As of August 2, 2010, there were 88,735,895 shares of common stock issued and outstanding and zero shares of preferred stock issued and outstanding. The following table sets forth information as of June 10, 2010 regarding the beneficial ownership of our common stock by:

•	each person or group who is known by us to own beneficially more than 5% of our outstanding shares of our common stock;

•	each of our named executive officers;

•	each of our directors; and

•	all of our executive officers and directors as a group.

For further information regarding material transactions between us and certain of our stockholders, see “Certain Relationships and Related Party Transactions.”

Beneficial ownership for the purposes of the following table is determined in accordance with the rules and regulations of the SEC. These rules generally provide that a person is the beneficial owner of securities if such person has or shares the power to vote or direct the voting thereof, or to dispose or direct the disposition thereof or has the right to acquire such powers within 60 days. Common stock subject to options that are currently exercisable or exercisable within 60 days of August 2, 2010 are deemed to be outstanding and beneficially owned by the person holding the options. These shares, however, are not deemed outstanding for the purposes of computing the percentage ownership of any other person. Except as disclosed in the footnotes to this table and subject to applicable community property laws, we believe that each stockholder identified in the table possesses sole voting and investment power over all shares of common stock shown as beneficially owned by the stockholder. Unless otherwise indicated in the table or footnotes below, the address for each beneficial owner is c/o Express, Inc., 1 Express Drive, Columbus, Ohio 43230.

	Shares Beneficially Owned
Name	Number	Percent
5% Stockholders:
Funds managed by Golden Gate Private Equity, Inc.(1)	48,799,844	55.0%
Limited Brands, Inc.(2)	16,266,615	18.3%
Executive Officers and Directors:
Michael A. Weiss(3)	3,021,391	3.4%
John J. Rafferty	451,389	0.5%
Fran Horowitz-Bonadies	432,929	0.5%
Jeanne L. St. Pierre	432,929	0.5%
Matthew C. Moellering	382,984	0.4%
David G. Kornberg	352,947	0.4%
Elliott R. Tobias	310,978	0.4%
Lisa A. Gavales	315,678	0.4%
Colin Campbell	260,797	0.3%
Douglas H. Tilson	239,037	0.3%
David C. Dominik(1)	48,799,844	55.0%
Michael F. Devine, III	—	—
Timothy J. Faber	—	—
Stefan L. Kaluzny(1)	48,799,844	55.0%
Jennie W. Wilson	—	—
All executive officers and directors as a group (15 persons)	55,000,903	62.0%

(1)	Includes shares of common stock that are held directly by Multi-Channel Retail Holdings LLC—Series G, a Delaware limited liability company, and shares of common stock held indirectly (through their respective ownership in Multi-Channel Retail Holdings LLC) by (a) Golden Gate Capital Investment Fund II, L.P., (b) Golden Gate Capital Investment Fund II-A, L.P., (c) Golden Gate Capital Investment Annex Fund II, L.P., (d) Golden Gate Capital Investment Fund II (AI), L.P., (e) Golden Gate Capital Investment Fund II-A (AI), L.P., (f) Golden Gate Capital Investment Annex Fund II (AI), L.P., (g) Golden Gate Capital Associates II-QP, L.L.C., (h) Golden Gate Capital Associates II-AI, L.L.C., (i) CCG AV, L.L.C.—Series C, (j) CCG AV, L.L.C.—Series I and (k) CCG AV, L.L.C.—Series L (the entities listed in clauses (a) through (k) above, the “Golden Gate Entities”), each of which are funds managed by Golden Gate. Golden Gate may be deemed to be the beneficial owner of the shares owned by Multi-Channel Retail Holdings LLC and the Golden Gate Entities, but disclaims beneficial ownership pursuant to the rules under the Exchange Act . Each of Mr. Dominik and Mr. Kaluzny is a managing director of Golden Gate, and each may be deemed to be the beneficial owners of shares owned by Multi-Channel Retail Holdings LLC and the Golden Gate Entities. Each of Mr. Dominik and Mr. Kaluzny disclaim beneficial ownership of any securities owned by Multi-Channel Retail Holdings LLC or the Golden Gate Entities, except, in each case, to the extent of their pecuniary interest therein. The address for Golden Gate, Multi-Channel Retail Holdings LLC, the Golden Gate Entities and Mr. Dominik and Mr. Kaluzny is c/o Golden Gate Private Equity, Inc., One Embarcadero Center, 39th Floor, San Francisco, California 94111.
(2)	Represents shares of common stock held by Limited Brands Store Operations, Inc. and EXP Investments, Inc., each of which are direct or indirect subsidiaries of, and controlled by, Limited Brands, Inc., c/o Limited Brands, Inc., Three Limited Parkway, Columbus, Ohio 43230.
(3)	Includes shares owned by Arlene Weiss, the Weiss Descendents 2008 Irrevocable Trust dated March 13, 2008, the Weiss Family 2008 Irrevocable Trust Alpha dated March 13, 2008 and the Weiss Family 2008 Irrevocable Trust Beta dated March 13, 2008.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

In connection with the IPO, we adopted a written policy with respect to related party transactions. Under our related person transaction policy, a “Related Person Transaction” is any transaction, arrangement or relationship between us or any of our subsidiaries and a Related Person not including any transactions involving $120,000 or less when aggregated with all similar transactions. A “Related Person” is any of our executive officers, directors or director nominees, any stockholder beneficially owning in excess of 5% of our stock or securities exchangeable for our stock, any immediate family member of any of the foregoing persons, and any firm, corporation or other entity in which any of the foregoing persons is an executive officer, a partner or principal or in a similar position or in which such person has a 5% or greater beneficial ownership interest in such entity.

Pursuant to our Related Person Transaction policy, any Related Person Transaction must be approved or ratified by a majority of the disinterested directors on the board of directors or a designated committee thereof consisting solely of disinterested directors. In approving any Related Person Transaction, the board of directors or the committee must determine that the transaction is on terms no less favorable in the aggregate than those generally available to an unaffiliated third party under similar circumstances.

Transactions with Related Persons, though not classified as Related Person Transactions by our policy and thus not subject to its review and approval requirements, may still need to be disclosed if required by the applicable securities laws, rules and regulations.

Other than compensation agreements and other arrangements which are described under “Executive Compensation,” and the transactions described below, since February 4, 2007, there has not been, and there is not currently proposed, any transaction or series of similar transactions to which we were or will be a party in which the amount involved exceeded or will exceed $120,000 and in which any of our directors, executive officers, holders of more than 5% of any class of our voting securities or any member of the immediate family of the foregoing persons had or will have a direct or indirect material interest.

Golden Gate Acquisition

In connection with the Golden Gate Acquisition, we entered into the following agreements:

•	a Unit Purchase Agreement pursuant to which Golden Gate acquired a controlling interest in us for $484.9 million;

•

a transition services agreement pursuant to which Limited Brands agreed to provide us with support services in various operational and administrative areas, including product sourcing services through MAST. We incurred charges under this agreement of $809.0 million, $772.7 million, $532.2 million and $103.0 million during the 2007 Successor period, fiscal 2008, fiscal 2009 and the thirteen weeks ended May 1, 2010, respectively, of which $471.4 million, $584.5 million, $464.7 and $86.8 million related to MAST, in its capacity as a buying agent;

•	a master sublease and store leases agreement pursuant to which we lease certain stores and our New York design center from Limited Brands;

•

an advisory agreement with Golden Gate, under which we incurred fees of $3.6 million, $4.2 million, $7.2 million and $2.3 million in the 2007 Successor period, fiscal 2008, fiscal 2009 and the thirteen weeks ended May 1, 2010, respectively; and

•

a limited liability company agreement, which included an advisory fee arrangement for Limited Brands, pursuant to which we incurred fees of $1.1 million, $1.3 million, $2.2 million and $0.8 million during the 2007 Successor period, fiscal 2008, fiscal 2009 and the thirteen weeks ended May 1, 2010, respectively.

We have amended, replaced or terminated certain of these agreements, and we currently are party to the following agreements or arrangements with Golden Gate and/or Limited Brands:

•	a product sourcing services arrangement with MAST;

•	a master sublease and store leases agreement discussed above pursuant to which we lease certain stores and our New York design center from Limited Brands;

•

a logistics services agreement effective as of February 1, 2010 pursuant to which an affiliate of Limited Brands provides transportation and delivery and other related services, and pursuant to which we lease our distribution space in Columbus, Ohio;

•	an office space lease agreement effective as of February 1, 2010 pursuant to which we lease office space from Limited Brands;

•	the limited liability company agreement discussed above, which was terminated upon completion of the IPO;

•

certain other transactions with Golden Gate described in “—Other Golden Gate Transactions” below, pursuant to which we incurred charges of $8.4 million, $19.5 million and $3.7 million in fiscal 2008, fiscal 2009 and the thirteen weeks ended May 1, 2010, respectively;

•

the Conversion Agreement and Merger Agreement entered into with our controlling equity holders to effect Express, Inc.’s conversion into a corporation and the mergers effected in connection with the conversion described in the section entitled “Basis of Presentation”; and

•	a Stockholders Agreement with an affiliate of Golden Gate Multi-Channel Retail Holdings, LLC—Series G (“MCRH”) and Limited Brands.

Each of these agreements and arrangements is described in further detail below.

Purchase Agreement

Pursuant to the Unit Purchase Agreement, dated May 15, 2007 (as amended, the “Purchase Agreement”), an affiliate of Limited Brands sold 75% of the equity interests in Express Holding, LLC to an entity that is wholly-owned by Golden Gate, Express Investment Corp., for a cash payment of $484.9 million, which amount includes a $34.3 million net tangible asset adjustment paid by Express Investment Corp. to Express Holding. In addition, on the closing of the Golden Gate Acquisition, we distributed to an affiliate of Limited Brands $117.0 million in loan proceeds (which amount includes the expense reimbursement paid to Limited Brands described below) from a $125.0 million term loan facility entered into with Morgan Stanley Senior Funding, Inc. as administrative agent and certain other lenders. See “Description of Other Indebtedness—Opco Term Loan Facility.” The Purchase Agreement also required us to pay up to $14.0 million and $7.0 million, respectively, of the reasonable out-of-pocket costs and expenses incurred by Express Investment Corp. and Limited Brands, respectively, in connection with Golden Gate Acquisition. The expense reimbursement to which Limited Brands was entitled under the Purchase Agreement was included in the aforementioned amounts paid to it at the closing of the Golden Gate Acquisition. The purchase price for the equity interests in Express Holding was also subject to a customary adjustment following the closing of the Golden Gate Acquisition based on the amount of our net tangible assets as of the closing. Limited Brands paid Express Holding $1.9 million in connection with this adjustment.

The Purchase Agreement contains negotiated representations and warranties and covenants of each of Express Investment Corp. and Limited Brands and provides for indemnification in the event of a breach of these covenants and certain of these representations and warranties. None of the representations and warranties survived the closing of the Golden Gate Acquisition, except for claims with respect to (1) a breach of certain fundamental representations (including those made by a party as to its corporate existence, authority to enter into the Purchase Agreement, and capitalization) (the time period to bring a claim for any such breach survives until the latest date permitted by law), and (2) a breach of representations regarding financial statements and sufficiency of assets (the time period to bring a claim for any such breach expired on July 6, 2008). Covenants of the parties continue in full force and effect indefinitely or for the shorter period specified in the Purchase Agreement. Neither party has brought an indemnification claim against the other party as of the date of this prospectus.

Limited Brands Transition Services Agreements

In connection with the Golden Gate Acquisition, we entered into a transition services agreement pursuant to which Limited Brands agreed to provide us support services in various operational areas including, among other things, human resources, real estate, tax, marketing, logistics, technology and product sourcing. We also used Limited Brands to process a portion of our normal course store operating lease payments so as to minimize the potential for disruption to our landlords during the transition. The product sourcing services are provided by MAST, an affiliate of Limited Brands, and are discussed separately below. See “—MAST Services Arrangements.” The length of time these services were provided ranged in duration from 3 months to 36 months. The provision of these services under the transition services agreement expired in July 2010. We incurred $337.6 million, $188.2 million, $67.5 and $16.2 million in charges from Limited Brands for various transition services, excluding services provided by MAST, during the 2007 Successor period, fiscal 2008, fiscal 2009 and the thirteen weeks ended May 1, 2010, respectively.

The following table provides additional detail on these transition services charges from Limited Brands.

	Period from July 7, 2007 through February 2, 2008	2008	2009	Quarter Ended May 1, 2010
Store lease payments processed by LBI	$160.8	$70.2	$1.0	$0.2
Payroll and related expenses processed by LBI	81.5	24.6	—	—
Logistics services	29.7	50.7	42.6	10.8
Information technology	14.0	20.6	17.0	3.1
Other general and administrative expenses	51.6	22.1	6.9	2.1

Total	$337.6	$188.2	$67.5	$16.2

Our outstanding liability, included in accounts payable and accrued expenses—related parties for transition services excluding services provided by MAST as of May 1, 2010 was $9.5 million. The amounts we paid for the services provided pursuant to the transition services agreement, excluding services provided by MAST, vary depending on the applicable service and, in some instances, included a specified overhead charge. We were generally invoiced by Limited Brands monthly for these amounts and were generally required to pay within 30 days of invoice. Since the Golden Gate Acquisition, we have made investments in our business so that we can operate as a standalone business. Effective July 6, 2010, Limited Brands no longer provides services to us under the transition services agreement.

MAST Services Arrangements

An affiliate of Limited Brands, MAST Industries, Inc. currently provides us with certain support services relating to our product production and sourcing. MAST is one of the largest contract manufacturers and importers of women’s and men’s apparel in the United States and has relationships with many other third-party retailers. These services include providing us support in connection with our product costing and specifications, assisting us with vendor certification, compliance and auditing, purchase order initiation and tracking, and product delivery services, including customs and other regulatory compliance and logistics services. This arrangement with Limited Brands requires Limited Brands and us to maintain as confidential all of the confidential information provided in connection with the performance of the services. In addition, this provision prohibits us and Limited Brands from using the other party’s confidential information for their own benefit. Because of these contractual confidentiality restrictions, we do not believe that sharing competitive information with MAST or Limited Brands in connection with these arrangements places us at a disadvantage relative to Limited Brands or any of our other competitors.

For the twelve month period ending July 6, 2010, we were obligated to purchase a minimum of 60% of our requirements for certain of our products, and related services, through MAST under the transition services agreement. After July 6, 2010, we may obtain all of our products and related services on the open market as we do with the other 40% of products not sourced through MAST. Although the transition services agreement has expired and we are no longer required to purchase minimum amounts through MAST, we anticipate no change in our sourcing strategy. We are required to obtain certain customs, labor and related compliance services through Limited Brands in connection with all products sourced by us through non-Limited Brands entities for so long as Limited Brands holds at least 20% of our outstanding equity. We estimate that the cost of these required services will be approximately $0.3 million per year. We incurred charges from MAST, in its capacity as buying agent, of $471.4 million, $584.5 million, $464.7 million and $86.8 million in the 2007 Successor period, fiscal 2008, fiscal 2009 and the thirteen weeks ended May 1, 2010, respectively. These charges from MAST primarily consisted of payments in respect of the purchase price of sourced products, with an additional sourcing fee paid to MAST to compensate them for their services. Our outstanding liability, included in accounts payable and accrued expenses—related parties for merchandise sourcing as of May 1, 2010 was $56.6 million. We pay MAST on terms comparable to our other large unrelated sourcing vendors.

Master Sublease and Store Leases Agreement

In connection with the Golden Gate Acquisition, on July 6, 2007 we entered into a Master Sublease, a Store Leases Agreement and certain related agreements with Limited Brands and certain of its affiliates. The Master Sublease provides for Limited Brands or one of its affiliates to sublease us the space for approximately nine of our retail stores, as well as our design center in New York, New York. Fees incurred under this agreement were paid under the transition services agreement and are included in the expenses referenced above for the transition services agreement. Limited Brands has guaranteed for the benefit of the applicable landlord our performance of our obligations under each of the prime leases for these sites, including the obligation to pay rent. Under the Master Sublease, Limited Brands has agreed to cooperate with us so that we have the right and power to control all decisions in connection with the exercise or election not to exercise any and all rights of the tenant under the applicable lease agreement.

The Store Leases Agreement provides for the sublease (with us as either the subtenant or sublandlord party) of certain retail space shared by Limited Brands or one of its affiliates and us, including the retail space for certain of our stores, as well as the retail space for certain stores operated by Limited Brands or one of its affiliates. Depending on whether we or an affiliate of Limited Brands is the tenant under applicable lease agreement, either we or an affiliate of Limited Brands are primarily responsible for the obligations under the applicable lease.

In general, the subleases effectuated pursuant to the terms of the Master Sublease and Store Leases Agreement commenced on July 6, 2007 and expire on the day immediately preceding the day of expiration of the current term of the underlying lease agreement for the applicable retail store. In addition, the other arrangements provided for in the Master Sublease and Store Leases Agreement (including the payment of rent and monetary expenses) mirror the terms of the underlying lease agreement with the landlord for the applicable site.

Golden Gate Advisory Agreement

In connection with the Golden Gate Acquisition, we entered into an Advisory Agreement with Golden Gate that was to expire in July 2017, with automatic one-year extensions unless either we or Golden Gate provided a termination notice to the other at least 90 days prior to the expiration of the initial or any extension term. Under this agreement, Golden Gate provided us with consulting and advisory services, including general executive and management services, support and analysis with respect to financing alternatives and finance marketing and human resources services. Under the Advisory Agreement, we reimbursed Golden Gate for reasonable out-of-pocket expenses incurred in connection with providing us consulting and advisory services and also paid an annual advisory fee equal to the greater of (1) $2.0 million per fiscal year and (2) 3% of our Adjusted EBITDA. These advisory fees were payable quarterly in advance. We incurred advisory fees of $3.6 million, $4.2 million, $7.2 million and $2.3 million in the 2007 Successor period, fiscal 2008, fiscal 2009 and the thirteen weeks ended May 1, 2010, respectively. These expenses were recorded as other operating expenses. Upon the consummation of each transaction that resulted in a change of control of Express Parent or its subsidiaries or an acquisition, divestiture or incremental financing (above and beyond the existing amount of funded debt being replaced, whether by debt or equity financing) by or involving Express Parent or its subsidiaries (including the issuance of the Senior Notes), we were also required to pay Golden Gate a transaction fee in an amount equal to 1% of the aggregate value of any such transaction. In addition, under the LLC Agreement described below, so long as Limited Brands owned any of Express Parent’s equity interests, we were obligated to make a cash payment to it equal to a portion of the periodic quarterly advisory fees paid to Golden Gate under the Advisory Agreement, which payment was determined based on the amount of Express Parent’s equity interests it held relative to that held by Golden Gate. In connection with the Refinancing Transactions, we paid Golden Gate $2.5 million in transaction advisory fees. In connection with the IPO, we paid Golden Gate $10.0 million in connection with terminating this agreement and Limited Brands $3.3 million to terminate their advisory fee arrangement under the LLC Agreement but did not pay a separate 1% transaction fee.

Logistics Services Agreement

On October 5, 2009, we negotiated a new logistics services agreement with an affiliate of Limited Brands to replace the logistics services provided to us by Limited Brands under the transition services agreement. The term of the agreement commenced on February 1, 2010 and ends on April 30, 2016 and will continue thereafter unless it is terminated by either party on no less than 24 months’ prior notice. Notwithstanding the foregoing, we have the right to terminate the agreement on 24 months’ prior notice, which may be given any time after February 1, 2011. In no event may the termination of the agreement occur between October 1 of any calendar year and the last day of February of the next calendar year.

Under the logistics services agreement, an affiliate of Limited Brands has agreed to provide us certain inbound and outbound transportation and delivery services, distribution services, and customs and brokerage services. This agreement also provides for the rental of approximately 418,000 square feet of warehouse/distribution space located in Columbus, Ohio commencing February 1, 2010, which lease replaced our current lease of 403,620 square feet in this warehouse/distribution space from an affiliate of Limited Brands. In addition, we have exercised the option to convert up to 30,000 square feet of the warehouse/distribution facility into office space. As a result, if we elect to renew our home office lease, our rent and operating expenses will be increased by an amount specified in the home office lease agreement.

The amounts we pay for the services provided pursuant the logistics agreement vary depending on the type of service but generally are based on the costs incurred by the Limited Brands affiliate to provide such service plus a mark-up. We pay monthly rent for the distribution space of approximately $0.1 million (subject to a 10% increase every five years), plus operating expenses. We are generally invoiced by the Limited Brands for amounts due under the logistics agreement monthly and are required to pay within 30 days of the invoice.

Lease Agreement for Office Space

We and an affiliate of Limited Brands entered into an agreement for us to lease 160,519 square feet of office space located in Columbus, Ohio on October 5, 2009. This lease agreement replaces and supersedes a lease agreement we entered into at the closing of the Golden Gate Acquisition, which provided for the lease by us of the aforementioned office space. The lease agreement became effective on February 1, 2010 and has an initial term ending April 30, 2016. We also have the right to exercise a renewal option for five additional years. We are obligated to pay the Limited Brands affiliate monthly rent under the lease equal to approximately $107,000 during the first five years of the lease and approximately $118,000 during the remainder of the lease term and the optional renewal period, plus operating expenses.

LLC Agreement

On June 26, 2008, as part of the corporate reorganization described below, each member of Express Parent (including an affiliate of Limited Brands) entered into a limited liability company agreement with Express Parent. This agreement governed the management of Express Parent, and the ownership and transfer of equity interests of Express Parent, which were referred to as “units.”

Under the LLC Agreement, each member was required to take all actions (including voting its units) to cause the membership of Express Parent’s board of managers to be comprised of five managers. Limited Brands (through its affiliates) had the right to designate two managers as long as it owned at least 50% of the units it acquired in the Golden Gate Acquisition and one manager as long as it owned at least 25% of the units it acquired in the Golden Gate Acquisition. Golden Gate had the right to designate three managers as long as it owned at least 50% of the units it acquired in the Golden Gate Acquisition and two managers as long as its owned at least 25% of the units it acquired in the Golden Gate Acquisition. In the event our chief executive officer had not been designated as a manager by either Limited Brands or Golden Gate, he or she was to be an ex-officio, non-voting member of the board of managers.

The LLC Agreement provided that until the earlier of such time as (1) Express Parent or any of its subsidiaries had consummated an initial public offering of at least 15% of its outstanding equity interests after giving effect to the initial public offering which yielded gross proceeds of at least $200.0 million (a “Qualified IPO”) and (2) the first date when Limited Brands owned less than 20% of Express Parent’s outstanding equity interests, we could not take certain actions without Limited Brands’ prior written approval, including changing the size of the board, the designation of any subcommittee of the board, changing Express Parent’s or any of its subsidiaries’ organizational documents, the transfer of less than all of the equity interests of any subsidiary of Express Parent, changing our fiscal year, selecting or removing our principal auditors (unless certain named auditors are selected following such removal), certain issuances of securities, filing for insolvency or winding up or dissolving Express Parent or its subsidiaries, effecting an initial public offering that is not a Qualified IPO, certain mergers and similar transactions, certain sales of all or substantially all of Express Parent’s or any of its subsidiaries’ assets or equity, entering into certain transactions with Express Parent’s equity holders or their affiliates and changing our line of business.

Under the LLC Agreement, certain of our equity holders had registration rights. At any time following the earlier of (1) 180 days after the effective date of the registration statement for our proposed initial public offering and (2) the expiration of any lock-up period in connection with our proposed initial public offering, each of Golden Gate, Limited Brands and our President and Chief Executive Officer, Michael A. Weiss, Mr. Weiss’ spouse and certain of Mr. Weiss’ family trusts (collectively, the “Weiss Holders”) and other holders of our Class L Units could demand that we register under the Securities Act the shares of our common stock held by them. We were required to use our reasonable best efforts to effect and maintain the registration of the securities requested to be registered by Golden Gate, Limited Brands, the Weiss Holders and/or such other holders, as applicable, as well as any securities we elected to register. Each of Golden Gate, Limited Brands, the Weiss Holders and such other holders were entitled to no more than three long-form demand registrations and an unlimited number of short-form demand registrations. The aforementioned registration rights were subject to standard underwriter cutbacks and other customary limitations.

In addition, following the completion of a proposed initial public offering, if we proposed to file a registration statement in connection with a public offering of our common stock, then, subject to certain limited exceptions, each of Golden Gate, Limited Brands, the Weiss Holders and other holders of our Class L Units had piggyback registration rights pursuant to which we were required to use our reasonable best efforts to register such number of securities as they request. These registration rights were also subject to customary cutbacks and other limitations.

We were required to pay all fees and expenses incurred in connection with the aforementioned registrations, except that we were not required to pay any underwriting discounts or commissions or transfer taxes relating to the transfer of securities by any persons other than us. In addition, in connection with the aforementioned registrations, each of Golden Gate, Limited Brands, the Weiss Holders and other holders of our Class L Units had to consent and comply with any lock-up restrictions that were reasonably requested by the managing underwriters of such offering, regardless of whether such person’s securities were included in such registration. In connection with the grant of these registration rights, we, Golden Gate, Limited Brands, the Weiss Holders and other holders of our Class L Units entered into customary cross-indemnification and contribution agreements with respect to the registration of our common stock.

Furthermore, under the LLC Agreement, Limited Brands was entitled to receive a cash payment (at the same time payments are made under the Advisory Agreement with Golden Gate) equal to the product of (i) the amount of the advisory fees actually paid in cash by us and our subsidiaries under the Advisory Agreement and (ii) the quotient of the number of units held by Limited Brands over the number of units held by Golden Gate at the time of payment of such fees. In connection with the IPO, we paid Limited Brands $3.3 million in connection with terminating this agreement.

Other Golden Gate Transactions

From time to time we enter into various transactions with affiliates of Golden Gate. The LLC Agreement required that, prior to entering into transactions with affiliated parties, our board determine that the terms of the transaction were substantially similar to those that would be obtained with an unaffiliated third party. We are party to an agreement with Appleseeds Intermediate Holdings (“Appleseeds”), an affiliate of Golden Gate, under which Appleseeds provides us with services related to our e-commerce business, including warehouse and fulfillment services. During 2008, 2009 and the thirteen weeks ended May 1, 2010, we incurred charges in the amount of $7.8 million, $19.2 million and $3.6 million for services rendered under this agreement, respectively. On March 25, 2010, we elected to prepay Appleseeds $10.2 million for services from April 2010 through January 2011 in exchange for a 9% discount on the services Appleseeds provides to us. In connection with the transition of our e-commerce fulfillment operations to Groveport, Ohio from Warren, Pennsylvania, we expect that Groveport, LLC, another Golden Gate affiliate, will assume Appleseeds’ obligations under this agreement and that we will enter into a new agreement with Groveport, LLC for these services in the future. In addition, during 2008, 2009 and the thirteen weeks ended May 1, 2010, we purchased software licenses, consulting and software maintenance services from affiliates of Golden Gate in the amount of $0.6 million, $0.3 million and $0.1 million, respectively. Our outstanding liability, included in accounts payable and accrued expenses—related parties, for services rendered by affiliates of Golden Gate (excluding the Advisory Agreement) was $0.8 million as of May 1, 2010. In addition, we provide certain real estate services, including assistance with lease negotiations and site identification, to certain affiliates of Golden Gate. We expect to continue to operate in the ordinary course of business, including with respect to our transactions with affiliates of Golden Gate, after completing the IPO.

2008 Corporate Reorganization

On June 26, 2008, we completed a corporate reorganization. In connection with the 2008 reorganization, on June 26, 2008, Express Topco entered into the $300.0 million Topco credit facility, which was prepaid using proceeds of both the issuance of the Senior Notes and the IPO.

On June 26, 2008, Express Topco borrowed $200.0 million under the Topco credit facility. KKR SCF Loan Administration, LLC is the administrative agent, and originally held $100.0 million of Term B Loans and $100.0 million of Term C Loans, under our Topco credit facility. The terms of this facility, including the interest rates of 13.5% per annum for the Term B Loans and 14.5% for the Term C Loans were established through negotiations between us and KKR SCF Loan Administration, LLC, who is not affiliated with our company. In 2008, based upon our board receiving various proposals from other third parties for financings similar to the Topco credit facility and our board’s understanding of the debt markets at that time, we determined that the terms of the Topco credit facility, including the interest rates, were comparable to terms available from other lenders at that time. The Topco credit facility provided for higher interest rates relative to the Opco credit facilities because, among other things, the Topco credit facility was effectively subordinated to the borrowings under the Opco credit facilities and the proceeds were used to pay a distribution to equity holders. On or about July 15, 2008, Express Topco borrowed an additional $100.0 million under the Topco credit facility. Total proceeds from these borrowings were $300.0 million, less an original issue discount of $6.0 million and fees and expenses of $4.5 million, resulting in net proceeds of $289.5 million. On or about July 15, 2008, Express Topco made a distribution to Express Parent of $289.5 million with the net proceeds of the foregoing borrowings. Immediately following its receipt of such proceeds, Express Parent made a distribution of $289.5 million to its equity holders in accordance with the provisions of the LLC Agreement. See “—LLC Agreement.” On March 5, 2010, the Term C Loans were prepaid in full in connection with the issuance of the Senior Notes. On May 18, 2010, the Term B Loans were prepaid in full in connection with the IPO.

An affiliate of Golden Gate, GGC Unlevered Credit Opportunities, LLC, was a lender under our Topco credit facility and as of January 30, 2010 was owed approximately $50 million in the original principal amount of the Term B Loans and $50 million in the original principal amount of the Term C Loans, which indebtedness had the same terms, including interest rate, as the loans held by the other lenders, including KKR SCF Loan Administration, LLC, under the Topco credit facility. A separate affiliate of Golden Gate purchased an additional $8.3 million of principal amount of Term B Loans on April 8, 2010. In 2008, Express Topco paid interest equal to $2.9 million in cash to GGC Unlevered Credit Opportunities, LLC pursuant to the terms of the Topco credit facility. In 2009, Express Topco paid interest equal to $14.4 million in cash to GGC Unlevered Credit Opportunities, LLC pursuant to the terms of the Topco credit facility which included the payment in full of all payment-in-kind interest that we accrued in 2008 and 2009. The amount of interest and prepayment fees paid to GGC Unlevered Credit Opportunities, LLC was equal to its pro rata share of the total interest and fees paid by Express Topco pursuant to the terms of the Topco credit facility based on the amount loaned by GGC Unlevered Credit Opportunities, LLC relative to the other lender.

Employment Agreements

We have entered into employment agreements with Michael Weiss, our President and Chief Executive Officer and other executives. See “Executive Compensation—Employment and Other Agreements.”

Equity Incentive Program

We have entered into equity purchase agreements with various members of our senior management, including with Michael Weiss, our President and Chief Executive Officer, in connection with our equity incentive program. In addition, members of our senior management executed promissory notes in favor of Express Holding to satisfy a portion of the purchase price for the equity, each of which was repaid in full by each member of management effective as of February 9, 2010. See “Executive Compensation—Compensation Discussion and Analysis—Equity Incentives—Summary of our Current Plan.”

Senior Notes

On March 5, 2010, investment funds managed by affiliates of Golden Gate purchased $50.0 million of Senior Notes at a purchase price per note equal to 98.599% of the face value of the Senior Notes (the offering price) less the discount at which the initial purchasers purchased the Senior Notes. The Senior Notes are the outstanding notes which may be exchanged for registered notes in connection with this exchange offer.

Reorganization as a Corporation

On May 12, 2010, we converted from a Delaware limited liability company into a Delaware corporation and changed our name from Express Parent LLC to Express, Inc. As was required by the limited liability company agreement of Express Parent, the conversion was approved by our board of managers. Once a reorganization to a corporate form was approved by our board of managers, the LLC Agreement allowed certain of our equity holders to specify the manner in which we will be reorganized as a corporation. As a result, we entered into a binding and enforceable conversion agreement with certain of our equity holders that documented their election to have the reorganization to a corporation take the form of a statutory conversion, and also provided that the conversion would occur immediately after the effectiveness of the Registration Statement for the IPO without any further action on the part of our board of managers or equity holders. Immediately after the conversion, all of our outstanding Class L Common Units, Class A Common Units and Class C Common Units were automatically converted into shares of our common stock based on their relative rights as set forth in our limited liability company agreement. Any shares of common stock received in exchange for unvested Class A Units and Class C Units are subject to the same vesting restrictions that the Class A Units and Class C Units were subject to prior to the conversion. In addition, shares of common stock received in exchange for Units that were subject to repurchase rights continue to be subject to the same repurchase rights that the Units were subject to prior to the conversion.

Prior to our registration statement for the IPO being declared effective, (1) EIC, the holding company that held 67.3% of the equity interests in us on behalf of certain investment funds managed by Golden Gate, and (2) the Management Holding Companies that directly or indirectly held 6.1% of the equity interests in us on behalf of certain members of management, merged with and into us. In connection with the conversion and these mergers, Golden Gate (indirectly through a limited liability company) and certain members of our management received in exchange for their equity interests in the entities being merged into us, the number of shares of our common stock that they would have held had they held our equity interests directly.

In connection with the Reorganization, we entered into the following agreements:

Conversion Agreement and Merger Agreement

We entered into a Conversion Agreement and a Merger Agreement with our controlling equity holders to effect our conversion into a corporation and the mergers described above. Concurrently with the consummation of the conversion to a corporation, the LLC Agreement was terminated (other than the provisions thereof relating to certain pre-closing tax matters and liabilities for breaches of the LLC Agreement). Concurrently with the consummation of the IPO, the Advisory Agreement was terminated. As noted above, in connection with the termination of the advisory arrangements with Golden Gate and Limited Brands, we paid Golden Gate an amount equal to $10.0 million and Limited Brands an amount equal to $3.3 million.

In the Merger Agreement, the companies that merged into us represented and warranted that they do not have any liabilities, operations or businesses other than activities related to holding our common stock and other than liabilities for (i) deferred income taxes that reflect only timing differences between the treatment of items for accounting and income tax purposes and (ii) income taxes with respect to pre-closing periods which are not yet due and payable and for which we are fully indemnified. The mergers were structured so that we did not acquire any assets (other than certain income tax receivables and an amount of cash that has been estimated in good faith to be sufficient to pay all pre-closing income taxes of the entities to be merged into us) or be responsible for any liabilities other than (i) deferred income taxes that reflect only timing differences between the treatment of items for accounting and income tax purposes and (ii) income taxes with respect to pre-closing periods which are not yet due and payable and for which we are fully indemnified. An affiliate of Golden Gate, MCRH, will indemnify us with respect to any liabilities (including tax liabilities related to pre-closing periods, other than with respect to deferred income tax liabilities that reflect only timing differences between the treatment of items for accounting and income tax purposes) of EIC that we acquired in the merger. Members of our management who hold equity in the Management Holding Companies will indemnify us with respect to any liabilities (including tax liabilities related to pre-closing periods, other than with respect to deferred income tax liabilities that reflect only timing differences between the treatment of items for accounting and income tax purposes) of the Management Holding Companies that we acquired in the merger. Any assets (other than certain income tax receivables and an amount of cash that has been estimated in good faith to be sufficient to pay all pre-closing income taxes of the entities to be merged into us) in the entities to be merged into us were distributed to the investors in those entities prior to the merger.

Registration Rights Agreement

We entered into a Registration Rights Agreement that provides Golden Gate, Limited Brands and certain management stockholders, including each of our NEOs, with substantially equivalent registration rights as these holders had under the LLC Agreement that was terminated in connection with the Reorganization. Under the Registration Rights Agreement, following the earlier of (x) 180 days after the effective date of the registration statement for the IPO and (y) the expiration of the period during which the managing underwriters of the IPO shall prohibit us from effecting any other public sale or distribution of our common stock, Golden Gate and Limited Brands will have the right to request three long-form demand registrations and an unlimited number of demand registrations on Form S-3. In addition, Golden Gate, Limited Brands and certain management stockholders, including each of our NEOs, have piggyback registration rights in connection with offerings initiated by us, Golden Gate or Limited Brands. The registration rights are subject to customary cutbacks and other limitations.

At any time after the date we are eligible to file a registration statement on Form S-3, Golden Gate or Limited Brands may request that we file a shelf-registration with respect to their common stock. We are required to pay all fees and expenses incurred in connection with the registrations, except that we are not required to pay for any underwriting discounts or commissions or transfer taxes relating to the transfer of securities by any persons other than us.

Under the Registration Rights Agreement, Golden Gate, Limited Brands and management stockholders will be required to comply with any lock-up restrictions that may be reasonably requested by the managing underwriters of an offering, regardless of whether such person’s securities are included in a registration, and will be subject to customary cross-indemnification and contribution arrangements with respect to the registration of our common stock.

Stockholders Agreement

We entered into a Stockholders Agreement with MCRH and Limited Brands. Under the Stockholders Agreement, Golden Gate has the right to nominate (1) three directors to our Board of Directors, so long as Golden Gate holds at least 50% of the number of shares of our common stock held by Golden Gate immediately prior to the completion of the IPO, or 26,321,259 shares, and (2) two directors, so long as Golden Gate holds at least 25% of the number of shares of our common stock held by Golden Gate immediately prior to the completion of the IPO, or 13,160,629 shares. Limited Brands has the right to nominate (1) two directors to our Board of Directors, so long as Limited Brands holds at least 50% of the number of shares of our common stock held by Limited Brands immediately prior to the completion of the IPO, or 8,773,753 shares, and (2) one director, so long as Limited Brands holds at least 25% of the number of shares of our common stock held by Limited Brands immediately prior to the completion of the IPO, or 4,386,876 shares. The Stockholders Agreement requires Golden Gate and Limited Brands to vote their shares of common stock in favor of those persons nominated pursuant to rights under the Stockholders Agreement. We are required to use commercially reasonable efforts to cause the nominees to be included in the Board of Director’s slate of nominees and in our annual proxy statement, subject to certain exceptions.

The Stockholders Agreement restricts Golden Gate’s ability to make distributions of our common stock without consideration to the partners of investment funds managed by Golden Gate and restricts Limited Brands’ ability to make distributions of our common stock without consideration to its stockholders, in each case during the eighteen month period following the completion of the IPO. The Stockholders Agreement does not otherwise restrict the ability of Golden Gate or Limited Brands to transfer our common stock. The Stockholders Agreement also requires Golden Gate and Limited Brands to maintain the confidence of our confidential information and use it only in connection with its investment in the Company and for purposes of our business. As a result, the terms of the Stockholders Agreement prohibit Golden Gate and Limited Brands from using our confidential information in the operation of their own businesses (other than for investment decisions made with respect to the equity they own in our company), including in a manner that would be detrimental to our business. The Stockholders Agreement gives Limited Brands rights to receive certain of our financial information until such time that Limited Brands ceases to account for its investment in us pursuant to the equity method of accounting and such financial information will be subject to the confidentiality obligations in the agreement.

DESCRIPTION OF OTHER INDEBTEDNESS

Opco Revolving Credit Facility

On July 6, 2007, Express Holding and Express, LLC entered into a $200.0 million secured Asset-Based Loan Credit Agreement with Wells Fargo Retail Finance, LLC, as administrative agent, and certain other lenders. The Opco revolving credit facility is available to be used for working capital and other general corporate purposes and is scheduled to expire on July 6, 2012. The Opco revolving credit facility, as amended, allows for swing line advances of up to $30.0 million and up to $45.0 million to be available in the form of letters of credit. At any time that the foregoing conditions to borrowings are not met, or after the occurrence and during the continuance of an event of default, the administrative agent and collateral agent are authorized to make protective advances to us to (1) preserve or protect the value of the collateral securing the Opco revolving credit facility, (2) enhance the likelihood or maximize the amount of repayment under the Opco revolving credit facility or (3) pay certain amounts payable by us pursuant to the Opco revolving credit facility, provided that such protective advances shall not exceed at any time the lesser of $20.0 million and 10% of the borrowing base if made pursuant to clauses (1) and (2).

On February 5, 2010, Express Holding and Express, LLC entered into an amendment to the Opco revolving credit facility that became effective March 5, 2010, in connection with the completion of the issuance of the Senior Notes. The amendment, among other things, (1) permitted the issuance of the Senior Notes and the guarantees thereof by Express Holding and its subsidiaries, (2) increased the applicable interest rate margins and unused line fee, (3) permitted a distribution by Express, LLC to allow Express Topco to prepay the Term C loans in their entirety (plus prepayment penalties and accrued and unpaid interest thereon) and Express Parent to make a cash distribution to its equity holders in an aggregate amount equal to approximately $230.0 million, (4) permits Express, LLC to pay distributions to allow Express Topco to make regularly scheduled interest payments on the Term B Loans under the Topco credit facility and (5) permits Express Holding to own the equity interests of Express Finance Corp., the co-issuer of the Senior Notes. We paid customary amendment fees to consenting lenders in connection with the amendment.

Borrowings under the Opco revolving credit facility bear interest at a rate equal to LIBOR plus an applicable margin rate or the higher of The Wall Street Journal’s prime lending rate and 0.50% per annum above the federal funds rate, plus an applicable margin rate. The applicable margin rate is determined based on excess availability as determined with reference to our borrowing base. The borrowing base components are 90% of credit card receivables plus 85% of the liquidation value of eligible inventory, less certain reserves. At the end of fiscal 2008, we borrowed $75.0 million under the Opco revolving credit facility, which was reflected as a current liability on our balance sheet. This amount was paid in full in fiscal 2009. We had no borrowings outstanding and $124.0 million available under the Opco revolving credit facility as of May 1, 2010. As a result of the amendment described above, effective March 5, 2010, the applicable margin rate for LIBOR-based advances is 2.25% per annum or 2.00% if excess availability is $100.0 million or greater, and for base rate-based advances is 1.25% per annum or 1.00% if excess availability is $100.0 million or greater.

As a result of the amendment described above, effective March 5, 2010, unused line fees payable under the Opco revolving credit facility are based on 0.50% of the average daily unused revolving commitment during each quarter payable quarterly in arrears. Additionally, fees for outstanding letter of credit balances are at the applicable margin rate for LIBOR-based advances based on the average daily aggregate amount during the quarter of all letters of credit outstanding, payable quarterly in arrears. There is also a fronting fee payable quarterly in arrears of 0.125% based on the average daily aggregate available amount during the quarter of all letters of credit outstanding.

Interest payments under the Opco revolving credit facility are due quarterly on the last day of each April, July, October and January for base rate-based advances and on the last day of the interest period for LIBOR-based advances for interest periods of one, two, three and six months (or if available to all lenders, nine or twelve months), and additionally every three months after the first day of the interest period for LIBOR-based advances for interest periods of greater than three months.

Voluntary prepayments are permitted in whole or in part, without premium or penalty, subject to certain minimum prepayment requirements and payment of costs and expenses incurred by the lenders in connection with prepayment of LIBOR-based borrowings prior to the end of the applicable interest period for such borrowings.

Express, LLC may terminate in whole or reduce in certain multiples the amount of commitments under the Opco revolving credit facility upon five business days notice to the lender.

Borrowings under the Opco revolving credit facility are subject to the accuracy of representations and warranties in all material respects and the absence of any defaults.

The Opco revolving credit facility contains customary covenants and restrictions on Express Holding, and its subsidiaries’ activities, including, but not limited to, limitations on the incurrence of additional indebtedness; liens, negative pledges, guarantees, investments, loans, asset sales, mergers, acquisitions and prepayment of other debt; distributions, dividends and the repurchase of capital stock; transactions with affiliates; the ability to change the nature of our business or our fiscal year; the ability to amend the terms of the Opco term loan and the Advisory Agreement; and permitted activities of Express Holding.

As a result of the amendment described above, effective March 5, 2010, the Opco revolving credit facility requires Express Holding to maintain a fixed charge coverage ratio of 1.00 to 1.00 if excess availability plus eligible cash collateral is less than $30.0 million.

Events of default under the Opco revolving credit facility include, but are not limited to, (1) Express, LLC’s failure to pay principal, interest, fees or other amounts under the Opco revolving credit facility when due taking into account any applicable grace period; (2) any representation or warranty proving to have been incorrect in any material respect when made; (3) failure to perform or observe covenants or other terms of the Opco revolving credit facility subject to certain grace periods; (4) a cross default or failure to pay certain other debt; (5) bankruptcy events; (6) unsatisfied final judgments over a threshold; (7) a change of control; (8) certain defaults under the Employee Retirement Income Security Act of 1974; and (9) the invalidity or impairment of any loan document or any security interest.

All obligations under the Opco revolving credit facility are guaranteed by Express Holding and its subsidiaries and secured by a lien on substantially all of the assets of Express Holding and its subsidiaries, including owned real property; all fixtures and equipment; all intellectual property; all equity interests in Express, LLC and other subsidiaries of Express Holding; general intangibles; all of our intercompany indebtedness; all proceeds of insurance; all books and records; and all other proceeds. The lien of the Opco revolving credit facility lenders is first in priority with respect to the following: all accounts arising from the sale or other disposition of goods or services; all inventory; to the extent evidencing, governing, securing or otherwise related to the foregoing accounts and inventory, all general intangibles, chattel paper, instruments, documents, letter of credit rights and supporting obligations; all collection accounts, deposit accounts, commodity accounts, security accounts and any cash, cash equivalents or other assets in any such accounts (excluding any net cash proceeds from the sale or other disposition of any collateral as to which the Opco term loan lenders have first priority); all books, property and records related to the foregoing; and all products and proceeds of the foregoing.

Opco Term Loan Facility

On July 6, 2007, Express Holding and Express, LLC, entered into a $125.0 million secured term loan. The proceeds of these borrowings were used to finance, in part, the Golden Gate Acquisition and to pay transaction fees and expenses related to the Golden Gate Acquisition. Borrowings under the Opco term loan bear interest at a rate equal to LIBOR plus an applicable margin rate or the higher of The Wall Street Journal’s prime lending rate and 0.50% per annum above the federal funds rate, plus an applicable margin rate.

On February 5, 2010, Express Holding and Express, LLC entered into an amendment to the Opco term loan that became effective March 5, 2010 in connection with the issuance of the Senior Notes. The amendment among other things, (1) permitted the issuance of the Senior Notes and the guarantees thereof by Express Holding and its subsidiaries, (2) increased the applicable interest rate margins (subject to a further increase in the event Express, LLC’s corporate family rating is not B2 or better by Moody’s and Express, LLC’s corporate credit rating is not B or better by Standard & Poor’s), (3) permitted, a distribution by Express, LLC to allow Express Topco to prepay the Term C Loans under the Topco credit facility in their entirety (plus any applicable prepayment penalties and accrued and unpaid interest thereon) and Express Parent to make a distribution to its equity holders in an aggregate amount equal to approximately $230.0 million, (4) permitted Express, LLC to pay distributions to allow Express Topco to make regularly scheduled interest payments on the Term B Loans under the Topco credit facility and (5) permits Express Holding to own the equity interests of Express Finance Corp., the co-issuer of the Senior Notes. The amendment also increased the applicable margin rates on advances as described above. We paid customary amendment fees to consenting lenders in connection with the amendment.

The applicable margin rate is determined by Express Holding’s leverage ratio of consolidated debt for borrowed money (net of cash and cash equivalents, provided that after giving effect to the amendment described below, no more than $75.0 million of cash and cash equivalents may be netted against consolidated debt for borrowed money for this purpose), including amounts drawn under letters of credit and any synthetic debt, to Adjusted EBITDA, in effect on the first day of each interest period with respect to LIBOR based advances and by the Leverage Ratio in effect from time to time with respect to base rate based advances. As a result of the amendment described above, effective March 5, 2010, the applicable margin rate for LIBOR-based advances is 4.25% per annum or 4.00% if the Leverage Ratio is less than 1.00 to 1.00, and for base rate-based advances is 3.25% per annum or 3.00% if the Leverage Ratio is less than 1.00 to 1.00; additionally, these rates may be further increased by 0.50% per annum in the event that Express, LLC fails to maintain at the time of determination, a corporate family rating of B2 or better by Moody’s and a corporate credit rating of B or better by Standard & Poor’s. As of May 1, 2010, the interest rate under the Opco term loan was 4.25%.

Interest payments under the Opco term loan are due quarterly on the last day of each April, July, October and January for base rate-based advances and on the last day of the applicable interest period for LIBOR-based advances for interest periods of one, two, three and six months (or if available to all lenders, nine or twelve months), and additionally every three months after the first day of the interest period for LIBOR-based advances for interest periods of greater than three months. Principal payments under the Opco term loan are due quarterly on the last business day of each April, July, October and January through July 6, 2013, in equal installments of 0.25% of the initial principal balance with the balance of principal due on July 6, 2014.

The agreement governing the Opco term loan requires that annual prepayments of principal be made within five business days after the 120th calendar day following the end of each fiscal year in the amount by which an applicable percentage of “excess cash flow” (as defined in the agreement) that corresponds to Express Holding’s Leverage Ratio, exceeds any voluntary prepayments of the Opco term loan over the fiscal year.

The Opco term loan also requires prepayments of principal with respect to (1) 100% of certain asset transfers in excess of $1.0 million per fiscal year, (2) 100% of certain debt issuances, and (3) 100% of certain other extraordinary receipts pertaining to casualty insurance and condemnation awards.

Voluntary prepayments are permitted in whole or in part, without premium or penalty, subject to certain minimum prepayment requirements and payment of costs and expenses incurred by the lenders in connection with prepayment of LIBOR-based borrowings prior to the end of the applicable interest period for such borrowings.

The Opco term loan contains customary covenants and restrictions on Express Holding, and its subsidiaries’ activities, including, but not limited, to limitations on: the incurrence of additional indebtedness; liens, negative pledges, guarantees, investments, loans, asset sales, mergers, acquisitions and prepayment of other debt; distributions, dividends and the repurchase of capital stock; transactions with affiliates; the ability to change the nature of our businesses or fiscal year; the ability to amend the terms of the purchase agreement pertaining to the Golden Gate Acquisition, the Opco revolving credit facility loan documents and the Advisory Agreement with Golden Gate; and permitted activities of Express Holding. Express Holding is also required to use commercially reasonable efforts to maintain corporate family credit and corporate family ratings with Standard & Poor’s and Moody’s Investors Services, Inc.

The Opco term loan also requires that Express Holding, LLC maintain a Leverage Ratio for the most recently completed reporting period (last four consecutive fiscal quarters as of the end of each quarter) of not more than 2.00 to 1.00 at the end of the first and second fiscal quarters of 2010; and 1.75 to 1.00 thereafter. Express Holding was in compliance with the covenant requirement as of May 1, 2010.

Events of default under the Opco term loan include, but are not limited to, (1) Express, LLC’s failure to pay principal, interest, fees or other amounts under the Opco term loan when due, taking into account any applicable grace period; (2) any representation or warranty proving to have been incorrect in any material respect when made; (3) failure to perform or observe covenants or other terms of the Opco term loan subject to certain grace periods; (4) a cross default or failure to pay certain other debt; (5) bankruptcy events; (6) unsatisfied final judgments over a threshold; (7) a change of control; (8) certain defaults under the Employee Retirement Income Security Act of 1974 and (9) the invalidity or impairment of any loan document or any security interest.

Effective July 6, 2007, Express, LLC entered into a receive variable/pay fixed interest rate swap agreement to mitigate exposure to interest rate fluctuations on a notional principal amount of $75.0 million of the $125.0 million variable-rate Opco term loan. The interest rate swap agreement terminates on August 6, 2010. The fair value of the interest rate swap was a liability of $1.0 million as of May 1, 2010. The Opco term loan requires that Express, LLC maintain interest rate hedge agreements on a notional amount of at least 50% of the term commitments of lenders under the Opco term loan for at least three years.

All obligations under the Opco term loan are guaranteed by Express Holding and its subsidiaries and secured by a lien on substantially all of the assets of Express Holding and its subsidiaries, including owned real property; all fixtures and equipment; all intellectual property; all equity interests in Express, LLC and other subsidiaries of Express Holding; general intangibles; all of our intercompany indebtedness; all proceeds of insurance; all books and records; and all other proceeds. The lien of the Opco term loan lenders is first in priority with respect to the following: owned real property, fixtures and equipment; intellectual property; equity interests in Express, LLC and its subsidiaries; general intangibles, chattel paper, instruments and documents (other than any of those which are first lien collateral for the Opco revolving credit facility described below); payment intangibles that relate to real property, fixtures or equipment; intercompany debt; permits and licenses, and proceeds of insurance related to the foregoing; books and records related to the foregoing and not constituting first lien collateral for the Opco revolving credit facility described below; other collateral which is not first lien collateral for the Opco revolving credit facility described above; and all products and proceeds of the foregoing.

DESCRIPTION OF EXCHANGE NOTES

You can find the definitions of certain terms used in this description under the subheading “Certain Definitions.” In this description, the word “Parent” refers only to Express, Inc., a Delaware corporation that on May 12, 2010 converted into a corporation from Express Parent LLC, a Delaware limited liability company, and not to any of Express, Inc.’s Subsidiaries. The word “Express” refers only to Express, LLC, a Delaware limited liability company, and not to any of its Subsidiaries, the word “Co-Issuer” refers only to Express Finance Corp., a Delaware corporation, and the word “Issuers” refers to Express and Co-Issuer, and not to any of Express’ Subsidiaries.

On March 5, 2010, the Issuers issued $250.0 million aggregate principal amount of its 8 3/4% Senior Notes under an indenture, dated March 5, 2010, among themselves, the Guarantors and U.S. Bank National Association, as trustee, in a private transaction that was not subject to the registration requirements of the Securities Act. The indenture under which the Exchange Notes are to be issued is the same indenture under which the Senior Notes were issued. The terms of the notes include those stated in the indenture and those made part of the indenture by reference to the Trust Indenture Act of 1939, as amended.

The following description is a summary of the material provisions of the indenture. We urge you to read the indenture because it, and not this description, define your rights as holders of the notes. Copies of the indenture are available as set forth below under the caption “—Additional Information.” Certain defined terms used in this description but not defined below under the caption “—Certain Definitions” have the meanings assigned to them in the indenture.

The registered holder of a note will be treated as the owner of it for all purposes. Only registered holders will have rights under the indenture.

Brief Description of the Notes and the Note Guarantees

The Exchange Notes

The Exchange Notes:

•	will be jointly and severally issued by the Issuers;

•	will be general unsecured obligations of the Issuers;

•	will be pari passu in right of payment with all existing and future senior Indebtedness of the Issuers, including Indebtedness under the Revolving Credit Agreement and the Term Loan Credit Agreement;

•	will be senior in right of payment to any future subordinated Indebtedness of the Issuers; and

•	will be unconditionally guaranteed by the Guarantors.

However, the Exchange Notes will be effectively subordinated to all existing and future borrowings under Express’ Credit Facilities (including the Revolving Credit Agreement and the Term Loan Credit Agreement), each of which are secured by substantially all of the assets of Express and the Subsidiary Guarantors. See “Risk Factors—The Exchange Notes will be unsecured and will be effectively subordinated to our and the guarantors’ senior secured indebtedness and the indebtedness of non-guarantor subsidiaries.”

The Note Guarantees

The Exchange Notes will be guaranteed by Parent and all of Express’ Domestic Subsidiaries other than any Immaterial Subsidiaries.

Each Note Guarantee of a Guarantor:

•	will be a general unsecured obligation of that Guarantor;

•	will be pari passu in right of payment with all existing and future senior Indebtedness of that Guarantor, including its guarantee of Indebtedness under the applicable Credit Agreements; and

•	will be senior in right of payment to any future subordinated Indebtedness of that Guarantor.

As of the date of this prospectus, all of Express’ Subsidiaries are “Restricted Subsidiaries.” However, under the circumstances described below under the caption “—Certain Covenants—Designation of Restricted and Unrestricted Subsidiaries,” Express will be permitted to designate certain of its Subsidiaries as “Unrestricted Subsidiaries.” The Unrestricted Subsidiaries will not be subject to many of the restrictive covenants in the indenture and will not guarantee the notes.

Principal, Maturity and Interest

The Issuers originally issued $250.0 million in aggregate principal amount of notes. The Issuers may issue additional notes under the indenture from time to time. Any issuance of additional notes is subject to all of the covenants in the indenture, including the covenant described below under the caption “—Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock.” Any notes that remain outstanding after completion of the exchange offer, together with the Exchange Notes issued in the exchange offer and any additional notes subsequently issued under the indenture will be treated as a single class for all purposes under the indenture, including, without limitation, waivers, amendments, redemptions and offers to purchase. The Issuers originally issued notes in denominations of $2,000 and integral multiples of $1,000 in excess of $2,000. The notes will mature on March 1, 2018.

Interest on the notes accrues at the rate of 8 3/4% per annum and is payable semi-annually in arrears on March 1 and September 1, commencing on September 1, 2010. Interest on overdue principal and interest will accrue at a rate that is 1% higher than the then applicable interest rate on the notes. The Issuers will make each interest payment to the holders of record on the immediately preceding February 15 and August 15.

Interest on the notes accrues from the date of original issuance or, if interest has already been paid, from the date it was most recently paid. Interest is computed on the basis of a 360-day year comprised of twelve 30-day months.

Methods of Receiving Payments on the Notes

If a holder of notes has given wire transfer instructions to the Issuers, the Issuers pay all principal of, premium on, if any, and interest on, that holder’s notes in accordance with those instructions. All other payments on the notes is made at the office or agency of the paying agent and registrar within the City and State of New York unless the Issuers elect to make interest payments by check mailed to the holders of notes at their address set forth in the register of holders.

Paying Agent and Registrar for the Notes

The trustee initially acts as paying agent and registrar. The Issuers may change the paying agent or registrar without prior notice to the holders of the notes, and Express or any of its Subsidiaries may act as paying agent or registrar.

Note Guarantees

The notes are guaranteed by Parent and each of Express’ current and future Domestic Subsidiaries other than any Immaterial Subsidiaries. These Note Guarantees are joint and several obligations of the Guarantors. The obligations of each Guarantor under its Note Guarantee is limited as necessary to prevent that Note Guarantee from constituting a fraudulent conveyance under applicable law. See “Risk Factors—Under certain circumstances a court could cancel the notes or the related guarantees under fraudulent conveyance laws.”

A Guarantor may not sell or otherwise dispose of all or substantially all of its assets to, or consolidate with or merge with or into (whether or not such Guarantor is the surviving Person) another Person, other than Express or another Subsidiary Guarantor, unless:

(1)	immediately after giving effect to such transaction, no Default or Event of Default exists; and

(2)	either:

(a)	the Person acquiring the property in any such sale or disposition or the Person formed by or surviving any such consolidation or merger unconditionally assumes all the obligations of that Guarantor under its Note Guarantee and the indenture pursuant to a supplemental indenture; or

(b)	the Net Proceeds of such sale or other disposition are applied in accordance with the applicable provisions of the indenture.

The Note Guarantee of a Subsidiary Guarantor will be released:

(1)	in connection with any sale or other disposition of all or substantially all of the assets of that Subsidiary Guarantor, by way of merger, consolidation or otherwise, to a Person that is not (either before or after giving effect to such transaction) Express or a Restricted Subsidiary of Express, if the sale or other disposition does not violate the “Asset Sales” provisions of the indenture;

(2)	in connection with any sale or other disposition of Capital Stock of that Subsidiary Guarantor to a Person that is not (either before or after giving effect to such transaction) Express or a Restricted Subsidiary of Express, if the sale or other disposition does not violate the “Asset Sales” provisions of the indenture and the Subsidiary Guarantor ceases to be a Restricted Subsidiary of Express as a result of the sale or other disposition;

(3)	if Express designates any Restricted Subsidiary that is a Subsidiary Guarantor to be an Unrestricted Subsidiary in accordance with the applicable provisions of the indenture; or

(4)	upon legal defeasance, covenant defeasance or satisfaction and discharge of the indenture as provided below under the captions “—Legal Defeasance and Covenant Defeasance” and “—Satisfaction and Discharge.”

See “—Repurchase at the Option of Holders—Asset Sales.”

Optional Redemption

At any time prior to March 1, 2013, the Issuers may on any one or more occasions redeem up to 35% of the aggregate principal amount of notes issued under the indenture, upon not less than 30 nor more than 60 days’ notice, at a redemption price equal to 108.750% of the principal amount of the notes redeemed, plus accrued and unpaid interest to the date of redemption (subject to the rights of holders of notes on a relevant record date to receive interest on a relevant interest payment date), with the net cash proceeds of an Equity Offering by Express or a contribution to Express’ common equity capital made with the net cash proceeds of a concurrent Equity Offering by Express’ direct or indirect parent, including Parent; provided that:

(1)	at least 50% of the aggregate principal amount of notes originally issued under the indenture (excluding notes held by the Issuers, any direct or indirect parent of Express, including Parent, and Express’ Subsidiaries) remain outstanding immediately after the occurrence of such redemption; and

(2)	the redemption occurs within 180 days of the date of the closing of such Equity Offering.

At any time prior to March 1, 2014, the Issuers may on any one or more occasions redeem all or a part of the notes, upon not less than 30 nor more than 60 days’ notice, at a redemption price equal to 100% of the principal amount of the notes redeemed, plus the Applicable Premium as of, and accrued and unpaid interest to the date of redemption, subject to the rights of holders of notes on a relevant record date to receive interest due on a relevant interest payment date.

Except pursuant to the preceding paragraphs, the notes will not be redeemable at the Issuers’ option prior to March 1, 2014.

On or after March 1, 2014, the Issuers may on any one or more occasions redeem all or a part of the notes, upon not less than 30 nor more than 60 days’ notice, at the redemption prices (expressed as percentages of principal amount) set forth below, plus accrued and unpaid interest on the notes redeemed, to the applicable date of redemption, if redeemed during the twelve-month period beginning on March 1 of the years indicated below, subject to the rights of holders of notes on a relevant record date to receive interest on a relevant interest payment date:

Year	Percentage
2014	104.375%
2015	102.188%
2016 and thereafter	100.000%

In connection with any redemption of notes (including with the net cash proceeds of an Equity Offering), any such redemption may, at the Issuers’ discretion, be subject to one or more conditions precedent.

Unless the Issuers default in the payment of the redemption price, interest will cease to accrue on the notes or portions thereof called for redemption on the applicable redemption date.

Mandatory Redemption

The Issuers are not required to make mandatory redemption or sinking fund payments with respect to the notes.

Repurchase at the Option of Holders

Change of Control

If a Change of Control occurs, each holder of notes will have the right to require the Issuers to repurchase all or any part (equal to $2,000 or an integral multiple of $1,000 in excess thereof) of that holder’s notes pursuant to a Change of Control Offer on the terms set forth in the indenture. In the Change of Control Offer, the Issuers will offer a Change of Control Payment in cash equal to 101% of the aggregate principal amount of notes repurchased, plus accrued and unpaid interest on the notes repurchased to the date of purchase, subject to the rights of holders of notes on a relevant record date to receive interest due on a relevant interest payment date. Within 30 days following any Change of Control, except to the extent the Issuers have delivered notice to the trustee of their intention to redeem notes as described above under the caption “—Optional Redemption,” the Issuers will mail a notice to each holder describing the transaction or transactions that constitute the Change of Control and offering to repurchase notes on the Change of Control Payment Date specified in the notice, which date will be no earlier than 30 days and no later than 60 days from the date such notice is mailed, pursuant to the procedures required by the indenture and described in such notice. The Issuers will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with the repurchase of the notes as a result of a Change of Control. To the extent that the provisions of any securities laws or regulations conflict with the Change of Control provisions of the indenture, the Issuers will comply with the applicable securities laws and regulations and will not be deemed to have breached their obligations under the Change of Control provisions of the indenture by virtue of such compliance.

On the Change of Control Payment Date, the Issuers will, to the extent lawful:

(1)	accept for payment all notes or portions of notes properly tendered pursuant to the Change of Control Offer;

(2)	deposit with the paying agent an amount equal to the Change of Control Payment in respect of all notes or portions of notes properly tendered; and

(3)	deliver or cause to be delivered to the trustee the notes properly accepted together with an officers’ certificate stating the aggregate principal amount of notes or portions of notes being purchased by the Issuers.

The paying agent will promptly mail to each holder of notes properly tendered the Change of Control Payment for such notes, and the trustee will promptly authenticate and mail (or cause to be transferred by book entry) to each holder a new note equal in principal amount to any unpurchased portion of the notes surrendered, if any. The Issuers will publicly announce the results of the Change of Control Offer on or as soon as practicable after the Change of Control Payment Date.

The provisions described above that require the Issuers to make a Change of Control Offer following a Change of Control will be applicable whether or not any other provisions of the indenture are applicable. Except as described above with respect to a Change of Control, the indenture does not contain provisions that permit the holders of the notes to require that the Issuers repurchase or redeem the notes in the event of a takeover, recapitalization or similar transaction.

The Issuers will not be required to make a Change of Control Offer upon a Change of Control if (1) a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the indenture applicable to a Change of Control Offer made by the Issuers and purchases all notes properly tendered and not withdrawn under the Change of Control Offer, or (2) notice of redemption has been given pursuant to the indenture as described above under the caption “—Optional Redemption,” unless and until there is a default in payment of the applicable redemption price. Notwithstanding anything to the contrary contained herein, a Change of Control Offer may be made in advance of a Change of Control, or conditioned upon the consummation of such Change of Control, if a definitive agreement is in place for the Change of Control at the time the Change of Control Offer is made.

The definition of Change of Control includes a phrase relating to the direct or indirect sale, lease, transfer, conveyance or other disposition of “all or substantially all” of the properties or assets of Express and its Subsidiaries taken as a whole. Although there is a limited body of case law interpreting the phrase “substantially all,” there is no precise established definition of the phrase under applicable law. Accordingly, the ability of a holder of notes to require the Issuers to repurchase its notes as a result of a sale, lease, transfer, conveyance or other disposition of less than all of the assets of Express and its Subsidiaries taken as a whole to another Person or group may be uncertain.

Asset Sales

The Issuers will not, and will not permit any of Express’ Restricted Subsidiaries to, consummate an Asset Sale unless:

(1)	Express (or the Restricted Subsidiary, as the case may be) receives consideration at the time of the Asset Sale at least equal to the Fair Market Value (measured as of the date of the definitive agreement with respect to such Asset Sale) of the assets or Equity Interests issued or sold or otherwise disposed of; and

(2)	except in the case of a Permitted Asset Swap, at least 75% of the consideration received in the Asset Sale by Express or such Restricted Subsidiary is in the form of cash or Cash Equivalents. For purposes of this provision, each of the following will be deemed to be cash:

(a)	any liabilities, as shown on Parent’s most recent consolidated balance sheet or notes thereto, of Express or any Restricted Subsidiary of Express (other than liabilities that are by their terms subordinated to the notes or any Note Guarantee) that are assumed by the transferee of any such assets pursuant to a customary novation or indemnity agreement that releases Express or such Restricted Subsidiary from or indemnifies against further liability;

(b)	any securities, notes or other obligations received by Express or any such Restricted Subsidiary of Express from such transferee that are, within 180 days, converted by Express or such Restricted Subsidiary into cash, to the extent of the cash received in that conversion;

(c)	any Designated Non-cash Consideration received by the Issuers or any of Express’ Restricted Subsidiaries in such Asset Sale having an aggregate Fair Market Value, taken together with all other Designated Non-cash Consideration received pursuant to this clause (c) that is at that time outstanding, not to exceed the greater of (x) $25.0 million and (y) 3.0% of Total Assets at the time of the receipt of such Designated Non-cash Consideration (with the Fair Market Value of each item of Designated Non-cash Consideration being measured at the time received and without giving effect to subsequent changes in value); and

(d)	any stock or assets of the kind referred to in clauses (3) or (5) of the next paragraph of this covenant.

Within 365 days after the receipt of any Net Proceeds from an Asset Sale, Express (or the applicable Restricted Subsidiary, as the case may be) may apply such Net Proceeds:

(1)	to repay Indebtedness and other Obligations under a Credit Facility of Express, Express Topco LLC or any Guarantor that are secured by a Lien and, if the Indebtedness repaid is revolving credit Indebtedness, to correspondingly reduce commitments with respect thereto;

(2)	to repay other Indebtedness of the Issuers or any Subsidiary Guarantor (other than any Disqualified Stock or any Indebtedness that is contractually subordinated to the notes), other than Indebtedness owed to the Issuers or a Restricted Subsidiary of Express; provided that the Issuers shall equally and ratably redeem or repurchase the notes as described above under the caption “—Optional Redemption,” through open market purchases at or above 100% of the principal amount thereof or by making an offer (in accordance with the procedures set forth below for an Asset Sale Offer) to all holders to purchase the notes at 100% of the principal amount thereof, plus accrued and unpaid interest, if any, on the notes that would otherwise be prepaid;

(3)	to acquire all or substantially all of the assets of, or any Capital Stock of, another Permitted Business, if, after giving effect to any such acquisition of Capital Stock, the Permitted Business is or becomes a Restricted Subsidiary of Express;

(4)	to make a capital expenditure; or

(5)	to acquire other assets that are not classified as current assets under GAAP and that are used or useful in a Permitted Business.

The Issuers will be deemed to have complied with the provisions set forth in clause (3), (4) and (5) of the preceding paragraph if, (i) within 365 days after the Asset Sale that generated the Net Proceeds, Express (or the applicable Restricted Subsidiary) has entered into and not abandoned or rejected a binding agreement to acquire all or substantially all of the assets of, or any Capital Stock of, another Permitted Business or to make a capital expenditure or acquire other assets that are not classified as current assets under GAAP and that are used or useful in a Permitted Business and that acquisition or capital expenditure is thereafter completed within 180 days after the end of such 365 day period or (ii) in the event such binding agreement described in the preceding clause (i) is canceled or terminated for any reason before such Net Proceeds are applied, Express (or the applicable Restricted Subsidiary) enters into another such binding commitment within 180 days of such cancellation or termination of the prior binding commitment.

Pending the final application of any Net Proceeds, Express (or the applicable Restricted Subsidiary) may temporarily reduce revolving credit borrowings or otherwise invest the Net Proceeds in any manner that is not prohibited by the indenture.

Any Net Proceeds from Asset Sales that are not applied or invested as provided in the second paragraph of this covenant will constitute “Excess Proceeds.” When the aggregate amount of Excess Proceeds exceeds

$20.0 million, within 30 days thereof, the Issuers will make an offer (an “Asset Sale Offer”) to all holders of notes and all holders of other senior unsecured Indebtedness of Express containing provisions similar to those set forth in the indenture with respect to offers to purchase, prepay or redeem with the proceeds of sales of assets to purchase, prepay or redeem the maximum principal amount (or accreted value, if applicable) of notes and such other senior unsecured Indebtedness (plus all accrued interest on the Indebtedness and the amount of all fees and expenses, including premiums, incurred in connection therewith) that may be purchased, prepaid or redeemed out of the Excess Proceeds. The offer price in any Asset Sale Offer will be equal to 100% of the principal amount, plus accrued and unpaid interest and to the date of purchase, prepayment or redemption, subject to the rights of holders of notes on a relevant record date to receive interest due on a relevant interest payment date, and will be payable in cash. If any Excess Proceeds remain after consummation of an Asset Sale Offer, the Issuers may use those Excess Proceeds for any purpose not otherwise prohibited by the indenture. If the aggregate principal amount of notes and other senior unsecured Indebtedness tendered in (or required to be prepaid or redeemed in connection with) such Asset Sale Offer exceeds the amount of Excess Proceeds, the trustee will select the notes and such other senior unsecured Indebtedness to be purchased on a pro rata basis, based on the amounts tendered or required to be prepaid or redeemed (with such adjustments as may be deemed appropriate by the Issuers so that only notes in denominations of $2,000, or an integral multiple of $1,000 in excess thereof, will be purchased). Upon completion of each Asset Sale Offer, the amount of Excess Proceeds will be reset at zero.

The Issuers will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with each repurchase of notes pursuant to a Change of Control Offer or an Asset Sale Offer. To the extent that the provisions of any securities laws or regulations conflict with the Change of Control or Asset Sales provisions of the indenture, the Issuers will comply with the applicable securities laws and regulations and will not be deemed to have breached their obligations under the Change of Control or Asset Sales provisions of the indenture by virtue of such compliance.

The agreements governing our existing Indebtedness contain, and future agreements may contain, prohibitions of certain events, including events that would constitute a Change of Control or an Asset Sale. The exercise by the holders of notes of their right to require the Issuers to repurchase the notes upon a Change of Control or an Asset Sale could cause a default under these other agreements, even if the Change of Control or Asset Sale itself does not, due to the financial effect of such repurchases on us. In the event a Change of Control or Asset Sale occurs at a time when the Issuers are prohibited from purchasing notes, we could seek the consent of lenders under such other Indebtedness to the purchase of notes or could attempt to refinance the borrowings that contain such prohibition. If we do not obtain a consent or repay those borrowings, the Issuers will remain prohibited from purchasing notes. In that case, the Issuers’ failure to purchase tendered notes would constitute an Event of Default under the indenture, which could, in turn, constitute a default under the other Indebtedness. Finally, the Issuers’ ability to pay cash to the holders of notes upon a repurchase may be limited by the Issuers’ then existing financial resources. See “Risk Factors—We may not have the ability to raise the funds necessary to finance the change of control offer required by the indenture governing the notes.”

Selection and Notice

If less than all of the notes are to be redeemed at any time, the trustee will select notes for redemption on a pro rata basis (or, in the case of notes issued in global form as discussed below under the caption “—Book-Entry, Delivery and Form,” based on a method that most nearly approximates a pro rata selection as the trustee deems fair and appropriate) unless otherwise required by law or applicable stock exchange or depositary requirements.

No notes of $2,000 or less can be redeemed in part. Notices of redemption will be mailed by first class mail at least 30 but not more than 60 days before the redemption date to each holder of notes to be redeemed at its registered address, except that redemption notices may be mailed more than 60 days prior to a redemption date if the notice is issued in connection with a defeasance of the notes or a satisfaction and discharge of the indenture. Except as provided above under the caption “—Optional Redemption,” notices of redemption may not be conditional.

If any note is to be redeemed in part only, the notice of redemption that relates to that note will state the portion of the principal amount of that note that is to be redeemed. A new note in principal amount equal to the unredeemed portion of the original note will be issued in the name of the holder of notes upon cancellation of the original note. Notes called for redemption become due on the date fixed for redemption. On and after the redemption date, interest ceases to accrue on notes or portions of notes called for redemption.

Certain Covenants

Changes in Covenants when notes Rated Investment Grade

If on any date following the date of the indenture:

(1)	the notes are rated Baa3 or better by Moody’s and BBB- or better by S&P (or, if either such entity ceases to rate the notes for reasons outside of the control of the Issuers, the equivalent investment grade credit rating from any other “nationally recognized statistical rating organization” within the meaning of Rule 15c3-1(c)(2)(vi)(F) under the Exchange Act selected by the Issuers as a replacement agency); and

(2)	no Default or Event of Default shall have occurred and be continuing,

then, beginning on that day and continuing at all times thereafter regardless of any subsequent changes in the rating of the notes, then, beginning on that day and subject to the provisions of the following paragraph, the covenants specifically listed under the following captions in this prospectus (collectively, the “Suspended Covenants”) will be suspended:

(1)	“—Repurchase at the Option of Holders—Asset Sales;”

(2)	“—Restricted Payments;”

(3)	“—Incurrence of Indebtedness and Issuance of Preferred Stock;”

(4)	“—Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries;”

(5)	“—Transactions with Affiliates;”

(6)	“—Additional Note Guarantees;” and

(7)	clause (4) of the covenant described below under the caption “—Merger, Consolidation or Sale of Assets.”

During any period that the foregoing covenants have been suspended, Express’ Board of Directors may not designate any of its Subsidiaries as Unrestricted Subsidiaries pursuant to the covenant described below under the caption “—Designation of Restricted and Unrestricted Subsidiaries” unless Express’ Board of Directors would have been able, under the terms of the indenture, to designate such Subsidiaries as Unrestricted Subsidiaries if the Suspended Covenants were not suspended. Notwithstanding that the Suspended Covenants may be reinstated, no Default or Event of Default will be deemed to have occurred as a result of a failure to comply with the Suspended Covenants during the Suspension Period.

Notwithstanding the foregoing, if the rating assigned by either such rating agency should subsequently decline to below Baa3 or BBB-, respectively, the foregoing covenants will be reinstituted as of and from the date of such rating decline (any such date, a “Reversion Date”). The period of time between the suspension of covenants as set forth above and the Reversion Date is referred to as the “Suspension Period.” All Indebtedness incurred (including Acquired Debt) and Disqualified Stock or preferred stock issued during the Suspension Period will be deemed to have been incurred or issued in reliance on the exception provided by clause (2) of the definition of Permitted Debt. Calculations under the reinstated “Restricted Payments” covenant will be made as if the “Restricted Payments” covenant had been in effect prior to, but not during, the period that the “Restricted Payments” covenant was suspended as set forth above; provided, for the sake of clarity, that no default will be deemed to have occurred solely by reason of a Restricted Payment made while that covenant was suspended. For purposes of determining compliance with the covenant described above under the caption “—Repurchase at the Option of Holders—Asset Sales,” the Excess Proceeds from all Asset Sales not applied in accordance with such covenant will be deemed to be reset to zero after the Reversion Date.

In addition, the indenture also permits, without causing a Default or Event of Default, the Issuers and Express’ Restricted Subsidiaries to honor any contractual commitments to take actions following a Reversion Date; provided that such contractual commitments were entered into during the Suspension Period and not in contemplation of a reversion of the Suspended Covenants.

There can be no assurance that the notes will ever achieve an investment grade rating or that any such rating will be maintained.

Restricted Payments

The Issuers will not, and will not permit any of Express’ Restricted Subsidiaries to, directly or indirectly:

(1)	declare or pay any dividend or make any other payment or distribution on account of the Issuers’ or any of Express’ Restricted Subsidiaries’ Equity Interests (including, without limitation, any payment in connection with any merger or consolidation involving the Issuers or any of Express’ Restricted Subsidiaries) (other than dividends or distributions payable in Equity Interests (other than Disqualified Stock) of the Issuers and other than dividends or distributions payable to the Issuers or a Restricted Subsidiary of Express);

(2)	purchase, redeem or otherwise acquire or retire for value (including, without limitation, in connection with any merger or consolidation involving the Issuers) any Equity Interests of the Issuers or any direct or indirect parent of Express, including Parent;

(3)	make any payment on or with respect to, or purchase, redeem, defease or otherwise acquire or retire for value any Indebtedness of Express or any Subsidiary Guarantor that is contractually subordinated to the notes or to any Note Guarantee (excluding any intercompany Indebtedness between or among Express and any of its Restricted Subsidiaries), except a payment of interest or principal at the Stated Maturity thereof or the purchase, redemption, defeasance, acquisition or retirement for value of any such Indebtedness within 365 days of the Stated Maturity thereof; or

(4)	make any Restricted Investment

(all such payments and other actions set forth in these clauses (1) through (4) above being collectively referred to as “Restricted Payments”), unless, at the time of and after giving effect to such Restricted Payment:

(a)	no Default or Event of Default has occurred and is continuing or would occur as a consequence of such Restricted Payment;

(b)	Express would, at the time of such Restricted Payment and after giving pro forma effect thereto as if such Restricted Payment had been made at the beginning of the applicable four-quarter period, have been permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first paragraph of the covenant described below under the caption “—Incurrence of Indebtedness and Issuance of Preferred Stock;” and

(c)	such Restricted Payment, together with the aggregate amount of all other Restricted Payments made by the Issuers and Express’ Restricted Subsidiaries since February 1, 2010 (including Restricted Payments permitted by clauses (1) and (17) of the next succeeding paragraph and excluding Restricted Payments permitted by all other clauses of the next succeeding paragraph), is less than the sum, without duplication, of:

(1)	50% of the Consolidated Net Income of Express for the period (taken as one accounting period) from February 1, 2010 to the end of the most recently ended fiscal quarter for which internal financial statements are available at the time of such Restricted Payment (or, if such Consolidated Net Income for such period is a deficit, less 100% of such deficit); plus

(2)	100% of the aggregate net proceeds, including cash and Fair Market Value of property other than cash (as determined in accordance with the second succeeding paragraph), received by Express since the date of the indenture as a contribution to its common equity capital or from the issue or sale of Qualifying Equity Interests of Express or any direct or indirect parent of Express, including Parent (excluding, without duplication, Designated Preferred Stock, the Cash Contribution Amount and Excluded Contributions), or from the issue or sale of Disqualified Stock of the Issuers or debt securities of the Issuers, in each case that have been converted into or exchanged for Qualifying Equity Interests of Express (other than Qualifying Equity Interests and convertible or exchangeable Disqualified Stock or debt securities sold to a Subsidiary of Express); plus

(3)	100% of the aggregate amount of cash and the Fair Market Value of property other than cash (as determined in accordance with the second succeeding paragraph) received by Express or a Restricted Subsidiary of Express from (A) the sale or disposition (other than to the Issuers or a Restricted Subsidiary of Express) of Restricted Investments and Permitted Investments made by the Issuers and Express’ Restricted Subsidiaries and from repurchases and redemptions of such Restricted Investments and Permitted Investments from the Issuers and Express’ Restricted Subsidiaries by any Person (other than the Issuers or Express’ Restricted Subsidiaries) and from repayments of loans or advances which constituted Restricted Investments (other than to the extent that such Restricted Investment was made pursuant to clause (22) of the next succeeding paragraph); (B) the sale (other than to the Issuers and Express’ Restricted Subsidiaries) of the Capital Stock of an Unrestricted Subsidiary, and (C) a distribution or dividend from an Unrestricted Subsidiary, to the extent that such amounts were not otherwise included in the Consolidated Net Income of Express for such period; plus

(4)	in the event that any Unrestricted Subsidiary of Express designated as such after the date of the indenture is redesignated as a Restricted Subsidiary or has been merged or consolidated with or into, or transfers or conveys its assets to, or is liquidated into, the Issuers or a Restricted Subsidiary of Express, in each case after the date of the indenture, the Fair Market Value of Express’ Restricted Investment in such Subsidiary (as determined in accordance with the second succeeding paragraph) as of the date of such redesignation, combination or transfer (or of the assets transferred or conveyed, as applicable), after deducting any Indebtedness associated with the Unrestricted Subsidiary so designated or combined or any Indebtedness associated with the assets so transferred or conveyed (other than in each case to the extent that the designation of such Subsidiary as an Unrestricted Subsidiary was made pursuant to clause (22) of the next succeeding paragraph or constituted a Permitted Investment).

The preceding provisions will not prohibit:

(1)	the payment of any dividend or the consummation of any irrevocable redemption within 60 days after the date of declaration of the dividend or giving of the redemption notice, as the case may be, if at the date of declaration or notice, the dividend or redemption payment would have complied with the provisions of the indenture;

(2)	the making of any Restricted Payment in exchange for, or out of or with the net cash proceeds of the substantially concurrent sale (other than to a Subsidiary of Express) of, Equity Interests of Express (other than Disqualified Stock) or from the substantially concurrent contribution of common equity capital to Express; provided that the amount of any such net cash proceeds that are utilized for any such Restricted Payment will not be considered to be net proceeds of Qualifying Equity Interests for purposes of clause (c)(2) of the preceding paragraph;

(3)	the payment of any dividend (or, in the case of any partnership or limited liability company, any similar distribution) by a Restricted Subsidiary of Express to the holders of its Equity Interests on a pro rata basis;

(4)	the repurchase, redemption, defeasance or other acquisition or retirement for value of Indebtedness of the Issuers or any Subsidiary Guarantor that is contractually subordinated to the notes or to any Note Guarantee with the net cash proceeds from a substantially concurrent incurrence of Permitted Refinancing Indebtedness;

(5)	the repurchase, retirement or other acquisition (or dividends to any direct or indirect parent of Express, including Parent, to finance any such repurchase, retirement or other acquisition) for value of Equity Interests of the Issuers, any direct or indirect parent of Express, including Parent, or any Restricted Subsidiary of Express held by any future, present or former employee, director or consultant of the Issuers, any direct or indirect parent of Express, including Parent, or any Subsidiary of Express (or any such Person’s estates or heirs) pursuant to any management equity plan or stock option plan or any other management or employee benefit plan or other agreement or arrangement; provided, that the aggregate amounts paid under this clause (5) do not exceed $5.0 million in any calendar year (with unused amounts in any calendar year being permitted to be carried over for the next two succeeding calendar years); provided, further, that such amount in any calendar year may be increased by an amount not to exceed:

(a)	the cash proceeds received by the Issuers or any of Express’ Restricted Subsidiaries from the sale of Qualifying Equity Interests of Express or any direct or indirect parent of Express, including Parent (to the extent contributed to Express), to members of management, directors or consultants of the Issuers and Express’ Restricted Subsidiaries or any direct or indirect parent of Express, including Parent, that occurs after the date of the indenture (provided that the amount of such cash proceeds utilized for any such repurchase, retirement, other acquisition or dividend will not increase the amount available for Restricted Payments under clause (c) of the immediately preceding paragraph); plus

(b)	the cash proceeds of key man life insurance policies received by the Issuers or any direct or indirect parent of Express, including Parent (to the extent contributed to Express), and Express’ Restricted Subsidiaries after the date of the indenture,

(provided that the Issuers may elect to apply all or any portion of the aggregate increase contemplated by clauses (a) and (b) above in any calendar year);

(6)	the repurchase of Equity Interests (i) deemed to occur upon the exercise of stock options, warrants or other similar stock based awards under equity plans of the Issuers, any of Express’ Restricted Subsidiaries or any direct or indirect parent of Express, including Parent, to the extent such Equity Interests represent a portion of the exercise price of those stock options, warrants or other similar stock based awards under equity plans of the Issuers, any of Express’ Restricted Subsidiaries or any direct or indirect parent of Express, including Parent, or (ii) in connection with a gross-up for tax withholding related to such Equity Interests;

(7)	the declaration and payment of regularly scheduled or accrued dividends to holders of any class or series of Disqualified Stock of Express or any preferred stock of any Restricted Subsidiary of Express issued on or after the date of the indenture in accordance with the covenant described below under the caption “—Incurrence of Indebtedness and Issuance of Preferred Stock;”

(8)	payments of cash, dividends, distributions, advances or other Restricted Payments by the Issuers or any of Express’ Restricted Subsidiaries to allow the payment of cash in lieu of the issuance of fractional shares upon (i) the exercise of options or warrants or (ii) the conversion or exchange of Capital Stock of any such Person;

(9)	Permitted Payments to Parent;

(10)

dividends or distributions (i) made on the date of the indenture (a) to repay amounts outstanding under the Topco Credit Agreement, and (b) to the Principals and the other direct or indirect holders of equity interests of any direct or indirect parent of Express, including Parent, in each case as described in the Issuers’ Offering Memorandum dated March 2, 2010 under the caption

“Summary—Refinancing Transactions,” and (ii) required to make regularly scheduled interest payments, mandatory prepayments and payments of principal on the final maturity date (or within 365 days of such date) under the Topco Credit Agreement, as in effect on the date of the indenture;

(11)	purchases of receivables pursuant to a Securitization Repurchase Obligation in connection with a Qualified Securitization Transaction and distributions or payments of Securitization Fees;

(12)	payments or distributions by the Issuers or any of Express’ Restricted Subsidiaries to dissenting stockholders pursuant to applicable law in connection with any merger or acquisition consummated on or after the date of the indenture and not prohibited by the indenture;

(13)	purchases, redemptions or acquisitions of fractional shares of Equity Interests arising out of stock dividends, splits or combinations or business combinations;

(14)	prior to the consummation of the initial public offering of common stock of Express, or any direct or indirect parent of Express, including Parent, payments or distributions by the Issuers or Express’ Restricted Subsidiaries to Holdings for fees, costs and expenses paid to (i) GGC Administration, LLC or any of its Affiliates in accordance with the Advisory Agreement (as in effect on the date of the indenture) and (ii) Limited Brands, Inc. or any of its Subsidiaries in accordance with the Limited Liability Company Agreement (as in effect on the date of the indenture);

(15)	the payment of dividends on Express’ common stock (or the payment of dividends to Parent or any other direct or indirect parent of Express to fund the payment of dividends on its common stock) in an aggregate amount of up to 6.0% per annum of the net proceeds received by the Issuers (or by Parent or any other direct or indirect parent of Express and contributed to the Issuers) from any public offering of common stock of Express or any direct or indirect parent of Express, including Parent;

(16)	so long as no Default or Event of Default has occurred and is continuing, the declaration and payment of dividends or distributions to holders of any class or series of Designated Preferred Stock (other than Disqualified Stock) issued after the date of the indenture and the declaration and payment of dividends to any direct or indirect parent of Express, including Parent, the proceeds of which will be used to fund the payment of dividends to holders of any class or series of Designated Preferred Stock (other than Disqualified Stock) of any direct or indirect parent Express, including Parent, issued after the date of the indenture; provided, however, that (a) the Fixed Charge Coverage Ratio for Express’ most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date on which such Designated Preferred Stock is issued, after giving effect to such issuance (and the payment of dividends or distributions) on a pro forma basis, would have been at least 2.00 to 1.00 and (b) the aggregate amount of dividends declared and paid pursuant to this clause (16) does not exceed the net cash proceeds actually received by Express from any such sale of Designated Preferred Stock (other than Disqualified Stock) issued after the date of the indenture;

(17)	Restricted Payments that are made with Excluded Contributions;

(18)	the payment of dividends, other distributions and other amounts by the Issuers to, or the making of loans to, any direct or indirect parent of Express, including Parent, in the amount required for such parent to, if applicable, pay amounts equal to amounts required for any direct or indirect parent of Express, including Parent, if applicable, to pay interest and/or principal on Indebtedness the proceeds of which have been permanently contributed to the Issuers or any of Express’ Restricted Subsidiaries and that has been guaranteed by, or is otherwise considered Indebtedness of, the Issuers or any of Express’ Restricted Subsidiaries incurred in accordance with the covenant described below under the caption “—Incurrence of Indebtedness and Issuance of Preferred Stock;”

(19)

so long as no Default or Event of Default has occurred and is continuing, the payment, purchase, redemption, defeasance or other acquisition or retirement for value of Indebtedness that is contractually subordinated to the notes, Disqualified Stock or preferred stock of the Issuers and

Express’ Restricted Subsidiaries pursuant to provisions similar to those described under the captions “—Repurchase at the Option of Holders—Change of Control” and “—Repurchase at the Option of Holders—Asset Sales;” provided that, prior to such payment, purchase, redemption, defeasance or other acquisition or retirement for value, the Issuers (or a third party to the extent permitted by the indenture) have made a Change of Control Offer or Asset Sale Offer, as the case may be, with respect to the notes as a result of such Change of Control or Asset Sale, as the case may be, and have repurchased all notes validly tendered and not withdrawn in connection with such Change of Control Offer or Asset Sale Offer, as the case may be;

(20)	so long as no Default or Event of Default has occurred and is continuing, the distribution, as a dividend or otherwise, of shares of Capital Stock of, or Indebtedness owed to the Issuers or a Restricted Subsidiary of Express by, Unrestricted Subsidiaries;

(21)	on or after the date of the consummation of the initial public offering of common stock of Express, or any direct or indirect parent of Express, including Parent, payments or distributions by the Issuers or Express’ Restricted Subsidiaries to the Principals in an aggregate amount not to exceed 1% of the net proceeds received by Express, or the direct or indirect parent of Express, as applicable, in such initial public offering; and

(22)	so long as no Default or Event of Default has occurred and is continuing, other Restricted Payments in an aggregate amount not to exceed the greater of (x) $25.0 million and (y) 3.0% of Total Assets at the time of such Restricted Payment, at any one time outstanding.

The amount of all Restricted Payments (other than cash) will be the Fair Market Value on the date of the Restricted Payment of the asset(s) or securities proposed to be transferred or issued by the Issuers or such Restricted Subsidiary, as the case may be, pursuant to the Restricted Payment. The Fair Market Value of any assets or securities that are required to be valued by this covenant will be determined by Express, and in the case of any assets or securities with a Fair Market Value in excess of $15.0 million, will be determined by the Board of Directors of Express whose resolution with respect thereto will be delivered to the trustee.

For purposes of determining compliance with this “Restricted Payments” covenant, in the event that a Restricted Payment meets the criteria of more than one of the categories of Restricted Payments described in clauses (1) through (22) above, or is entitled to be incurred pursuant to the first paragraph of this covenant, the Issuers will be entitled to classify such Restricted Payment (or portion thereof) on the date of its payment or later reclassify such Restricted Payment (or portion thereof) in any manner that complies with this covenant.

Incurrence of Indebtedness and Issuance of Preferred Stock

The Issuers will not, and will not permit any of Express’ Restricted Subsidiaries to, directly or indirectly, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable, contingently or otherwise, with respect to (collectively, “incur”) any Indebtedness (including Acquired Debt), and the Issuers will not issue any Disqualified Stock and will not permit any of Express’ Restricted Subsidiaries to issue any shares of preferred stock; provided, however, that the Issuers may incur Indebtedness (including Acquired Debt) or issue Disqualified Stock, and any Restricted Subsidiary of Express may incur Indebtedness (including Acquired Debt) or issue preferred stock, if the Fixed Charge Coverage Ratio for Express’ most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date on which such additional Indebtedness is incurred or such Disqualified Stock or such preferred stock is issued, as the case may be, would have been at least 2.0 to 1.0, determined on a pro forma basis (including a pro forma application of the net proceeds therefrom), as if the additional Indebtedness had been incurred or the Disqualified Stock or the preferred stock had been issued, as the case may be, at the beginning of such four-quarter period; provided, further, that Restricted Subsidiaries of Express that are not Guarantors may not incur Indebtedness or issue any shares of preferred stock if, after giving pro forma effect to such incurrence or issuance (including a pro forma application of the net proceeds therefrom), more than an aggregate of $25.0 million of Indebtedness or preferred stock of Restricted Subsidiaries of Express that are not Guarantors would be outstanding pursuant to this paragraph and clauses (13) and (20) below at such time.

The first paragraph of this covenant will not prohibit the incurrence of any of the following items of Indebtedness (collectively, “Permitted Debt”):

(1)	(a) the incurrence by the Issuers and any Restricted Subsidiary of Express of Indebtedness and letters of credit under Credit Facilities in an aggregate principal amount at any one time outstanding under this clause (1)(a) (with letters of credit being deemed to have a principal amount equal to the maximum potential liability of the Issuers and Express’ Restricted Subsidiaries thereunder) not to exceed $125.0 million and (b) the incurrence by the Issuers and any Restricted Subsidiary of Express of revolving credit Indebtedness and letters of credit under Credit Facilities in an aggregate principal amount at any one time outstanding under this clause (1)(b) (with letters of credit being deemed to have a principal amount equal to the maximum potential liability of the Issuers and Express’ Restricted Subsidiaries thereunder) not to exceed the greater of (x) $200.0 million or (y) the amount of the Borrowing Base as of the date of such incurrence;

(2)	the incurrence by the Issuers and Express’ Restricted Subsidiaries of the Existing Indebtedness;

(3)	the incurrence by the Issuers and the Subsidiary Guarantors of Indebtedness represented by the notes and the related Note Guarantees to be issued on the date of the indenture and any exchange notes and related Note Guarantees issued pursuant to the registration rights agreement;

(4)	the incurrence by the Issuers or any of Express’ Restricted Subsidiaries of Indebtedness represented by Capital Lease Obligations, mortgage financings or purchase money obligations, in each case, incurred for the purpose of financing all or any part of the purchase price or cost of design, construction, installation or improvement of property, plant or equipment used in the business of the Issuers or any of Express’ Restricted Subsidiaries, in an aggregate principal amount, including all Indebtedness incurred to renew, refund, refinance, replace, defease or discharge any Indebtedness incurred pursuant to this clause (4), not to exceed (a) $25.0 million and (b) 3.0% of Total Assets at the time of incurrence, at any time outstanding;

(5)	the incurrence by the Issuers or any of Express’ Restricted Subsidiaries of Permitted Refinancing Indebtedness in exchange for, or the net proceeds of which are used to renew, refund, refinance, replace, defease or discharge any Indebtedness (other than intercompany Indebtedness) that was permitted by the indenture to be incurred under the first paragraph of this covenant or clauses (2), (3), (5) or (17) of this paragraph;

(6)	the incurrence by the Issuers or any of Express’ Restricted Subsidiaries of intercompany Indebtedness between or among the Issuers and any of Express’ Restricted Subsidiaries; provided, however, that:

(a)	if the Issuers or any Subsidiary Guarantor are the obligor on such Indebtedness and the payee is not the Issuers or a Subsidiary Guarantor, such Indebtedness must be unsecured and expressly subordinated to the prior payment in full in cash of all Obligations then due with respect to the notes, in the case of the Issuers, or the Note Guarantee, in the case of a Subsidiary Guarantor; and

(b)	(i) any subsequent issuance or transfer of Equity Interests that results in any such Indebtedness being held by a Person other than the Issuers or a Restricted Subsidiary of Express and (ii) any sale or other transfer of any such Indebtedness to a Person that is not either the Issuers or a Restricted Subsidiary of Express, will be deemed, in each case, to constitute an incurrence of such Indebtedness by the Issuers or such Restricted Subsidiary, as the case may be, that was not permitted by this clause (6);

(7)	the issuance by any of Express’ Restricted Subsidiaries to the Issuers or to any of Express’ Restricted Subsidiaries of shares of preferred stock; provided, however, that:

(a)	any subsequent issuance or transfer of Equity Interests that results in any such preferred stock being held by a Person other than the Issuers or a Restricted Subsidiary of Express; and

(b)	any sale or other transfer of any such preferred stock to a Person that is not either the Issuers or a Restricted Subsidiary of Express,

will be deemed, in each case, to constitute an issuance of such preferred stock by such Restricted Subsidiary that was not permitted by this clause (7);

(8)	the incurrence by the Issuers or any of Express’ Restricted Subsidiaries of Hedging Obligations in the ordinary course of business or incurred to hedge interest rate risk on floating rate Indebtedness incurred in accordance with the terms of the indenture;

(9)	the guarantee by the Issuers or any Restricted Subsidiary of Express of Indebtedness of the Issuers or a Restricted Subsidiary of Express and the guarantee by any Foreign Subsidiary of Express of Indebtedness of another Foreign Subsidiary of Express, in each case, to the extent that the guaranteed Indebtedness was permitted to be incurred by another provision of this covenant; provided that if the Indebtedness being guaranteed is subordinated to or pari passu with the notes, then the Guarantee must be subordinated or pari passu, as applicable, to the same extent as the Indebtedness guaranteed;

(10)	the incurrence by the Issuers or any of Express’ Restricted Subsidiaries of Indebtedness in respect of letters of credit, bank guarantees, workers’ compensation claims, self-insurance obligations, bankers’ acceptances, guarantees, performance, surety, statutory, appeal, completion, export or import, indemnities, customs, revenue bonds or similar instruments in the ordinary course of business, including guarantees or obligations with respect thereto (in each case other than for an obligation for money borrowed); provided, however that upon the drawing of such letters of credit, such obligations are reimbursed within 30 days following such drawing;

(11)	the incurrence by the Issuers or any of Express’ Restricted Subsidiaries of Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently drawn against insufficient funds, so long as such Indebtedness is covered within 10 business days;

(12)	the incurrence by Foreign Subsidiaries of Indebtedness in an aggregate principal amount at any time outstanding pursuant to this clause (12), including all Indebtedness of Foreign Subsidiaries incurred to renew, refund, refinance, replace, defease or discharge any Indebtedness incurred pursuant to this clause (12), not to exceed the greater of (a) $10.0 million (or the equivalent thereof, measured at the time of each incurrence, in the applicable foreign currency) or (b) 1.5% of Total Assets of all Foreign Subsidiaries at the time of such incurrence, at any one time outstanding;

(13)	Indebtedness of a Subsidiary outstanding on the date such Subsidiary was acquired by Express or a Restricted Subsidiary of Express (other than Indebtedness incurred in contemplation of, or in connection with, the transaction or series of related transactions pursuant to which such Subsidiary became a Subsidiary of or was otherwise acquired by Express or a Restricted Subsidiary of Express); provided that, on the date that such Subsidiary is acquired by Express or a Restricted Subsidiary of Express and after giving effect to the incurrence of such Indebtedness and the acquisition of such Subsidiary pursuant to this clause (13), either (a) Express would have been able to incur $1.00 of additional Indebtedness pursuant to the first paragraph of this covenant or (b) Express’ Fixed Charge Coverage Ratio would be greater than immediately prior to such acquisition;

(14)	the incurrence by the Issuers or Express’ Restricted Subsidiaries of Indebtedness arising from agreements providing for indemnification, adjustment of purchase price or similar obligations, incurred in connection with the disposition of any business, assets or Restricted Subsidiary of Express (other than Guarantees of Indebtedness incurred by any Person acquiring all or any portion of such business, assets or Restricted Subsidiary for the purpose of financing such acquisition), so long as the principal amount of such Indebtedness does not exceed the gross proceeds actually received by the Issuers or any Restricted Subsidiary of Express in connection with such transactions;

(15)	the incurrence by the Issuers or any of Express’ Restricted Subsidiaries of Indebtedness arising in connection with endorsement of instruments for collection or deposit in the ordinary course of business;

(16)	the incurrence by the Issuers or any of Express’ Restricted Subsidiaries of Indebtedness consisting of obligations to pay insurance premiums in an amount not to exceed the annual premiums in respect of such insurance premiums at any one time outstanding;

(17)	Contribution Indebtedness;

(18)	Indebtedness of the Issuers or any of Express’ Restricted Subsidiaries, the proceeds of which are applied to defease or discharge the notes in accordance with the provisions summarized under the caption “—Legal Defeasance and Covenant Defeasance” or “—Satisfaction and Discharge;”

(19)	take-or-pay obligations contained in supply arrangements entered into by Express or a Restricted Subsidiary of Express in the ordinary course of business; and

(20)	the incurrence by the Issuers or any of Express’ Restricted Subsidiaries of additional Indebtedness or Disqualified Stock of the Issuers or any of Express’ Restricted Subsidiaries or preferred stock of the Issuers or any of Express’ Restricted Subsidiaries in an aggregate principal amount (or accreted value, as applicable) at any time outstanding, including all Indebtedness incurred to renew, refund, refinance, replace, defease or discharge any Indebtedness incurred pursuant to this clause (20), not to exceed the greater of (a) $50.0 million and (b) 6.0% of Total Assets at the time of incurrence, at any one time outstanding.

The Issuers will not incur, and will not permit any Subsidiary Guarantor to incur, any Indebtedness (including Permitted Debt) that is contractually subordinated in right of payment to any other Indebtedness of the Issuers or such Subsidiary Guarantor unless such Indebtedness is also contractually subordinated in right of payment to the notes and the applicable Note Guarantee on substantially identical terms; provided, however, that no Indebtedness will be deemed to be contractually subordinated in right of payment to any other Indebtedness of the Issuers solely by virtue of being unsecured or by virtue of being secured on a junior priority basis.

For purposes of determining compliance with this “Incurrence of Indebtedness and Issuance of Preferred Stock” covenant, in the event that an item of Indebtedness meets the criteria of more than one of the categories of Permitted Debt described in clauses (1) through (20) above, or is entitled to be incurred pursuant to the first paragraph of this covenant, the Issuers will be permitted to classify such item of Indebtedness on the date of its incurrence, or later reclassify all or a portion of such item of Indebtedness, in any manner that complies with this covenant; provided that Indebtedness under Credit Facilities outstanding on the date on which notes are first issued and authenticated under the indenture will be deemed to have been incurred in reliance on the exception provided by clause (1) of the definition of Permitted Debt. The accrual of interest or preferred stock dividends, the accretion or amortization of original issue discount, the payment of interest on any Indebtedness in the form of additional Indebtedness with the same terms, the reclassification of preferred stock as Indebtedness due to a change in accounting principles, and the payment of dividends on preferred stock or Disqualified Stock in the form of additional shares of the same class of preferred stock or Disqualified Stock will not be deemed to be an incurrence of Indebtedness or an issuance of preferred stock or Disqualified Stock for purposes of this covenant; provided, in each such case, that the amount thereof shall be included in Fixed Charges of Express as accrued. For purposes of determining compliance with any U.S. dollar-denominated restriction on the incurrence of Indebtedness, the U.S. dollar-equivalent principal amount of Indebtedness denominated in a foreign currency shall be utilized, calculated based on the relevant currency exchange rate in effect on the date such Indebtedness was incurred. Notwithstanding any other provision of this covenant, the maximum amount of Indebtedness that the Issuers or any Restricted Subsidiary of Express may incur pursuant to this covenant shall not be deemed to be exceeded solely as a result of fluctuations in exchange rates or currency values.

The amount of any Indebtedness outstanding as of any date will be:

(1)	the accreted value of the Indebtedness, in the case of any Indebtedness issued with original issue discount;

(2)	the principal amount of the Indebtedness, in the case of any other Indebtedness; and

(3)	in respect of Indebtedness of another Person secured by a Lien on the assets of the specified Person, the lesser of:

(a)	the Fair Market Value of such assets at the date of determination; and

(b)	the amount of the Indebtedness of the other Person.

Liens

The Issuers will not, and will not permit any of Express’ Restricted Subsidiaries to, directly or indirectly, create, incur, assume or suffer to exist any Lien of any kind securing Indebtedness on any asset now owned or hereafter acquired, except Permitted Liens.

Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries

The Issuers will not, and will not permit any of Express’ Restricted Subsidiaries to, directly or indirectly, create or permit to exist or become effective any consensual encumbrance or restriction on the ability of any Restricted Subsidiary to:

(1)	pay dividends or make any other distributions on its Capital Stock to the Issuers or any of Express’ Restricted Subsidiaries, or with respect to any other interest or participation in, or measured by, its profits, or pay any Indebtedness owed to the Issuers or any of Express’ Restricted Subsidiaries;

(2)	make loans or advances to the Issuers or any of Express’ Restricted Subsidiaries; or

(3)	sell, lease or transfer any of its properties or assets to the Issuers’ or any of Express’ Restricted Subsidiaries.

However, the preceding restrictions will not apply to encumbrances or restrictions existing under or by reason of:

(1)	agreements governing Existing Indebtedness and Credit Facilities as in effect on the date of the indenture and any amendments, restatements, modifications, renewals, supplements, refundings, replacements or refinancings of those agreements; provided that the amendments, restatements, modifications, renewals, supplements, refundings, replacements or refinancings are not materially more restrictive, taken as a whole, with respect to such dividend and other payment restrictions than those contained in those agreements on the date of the indenture;

(2)	the indenture, the notes and the Note Guarantees and any exchange notes and related Note Guarantees issued pursuant to the registration rights agreement;

(3)	agreements governing other Indebtedness permitted to be incurred under the provisions of the covenant described above under the caption “—Incurrence of Indebtedness and Issuance of Preferred Stock” and any amendments, restatements, modifications, renewals, supplements, refundings, replacements or refinancings of those agreements; provided that the restrictions therein are not (i) materially more restrictive than the agreements governing such Indebtedness as in effect on the date of the indenture, or (ii) will not affect the Issuers’ ability to make principal or interest payments on the notes (as determined by the Issuers in good faith);

(4)	applicable law, rule, regulation or order;

(5)	any instrument of a Person acquired by the Issuers or any of Express’ Restricted Subsidiaries as in effect at the time of such acquisition (except to the extent such instrument was entered into in connection with or in contemplation of such acquisition), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person, or the property or assets of the Person, so acquired; provided that, in the case of Indebtedness, such Indebtedness was permitted by the terms of the indenture to be incurred;

(6)	customary non-assignment provisions in contracts, leases, sub-leases and licenses entered into in the ordinary course of business;

(7)	purchase money obligations for property acquired in the ordinary course of business and Capital Lease Obligations that impose restrictions on the property purchased or leased of the nature described in clause (3) of the preceding paragraph;

(8)	any agreement for the sale or other disposition of a Restricted Subsidiary or all or substantially all of the assets of such Restricted Subsidiary in compliance with the terms of the indenture that restricts distributions by that Restricted Subsidiary pending such sale or other disposition;

(9)	Permitted Refinancing Indebtedness; provided that the restrictions contained in the agreements governing such Permitted Refinancing Indebtedness are not materially more restrictive, taken as a whole, than those contained in the agreements governing the Indebtedness being refinanced;

(10)	Liens permitted to be incurred under the provisions of the covenant described above under the caption “—Liens” that limit the right of the debtor to dispose of the assets subject to such Liens;

(11)	provisions limiting the disposition or distribution of assets or property in joint venture agreements, asset sale agreements, sale-leaseback agreements, stock sale agreements and other similar agreements (including agreements entered into in connection with a Restricted Investment), which limitation is applicable only to the assets that are the subject of such agreements;

(12)	restrictions on cash or other deposits or net worth imposed by customers under contracts entered into in the ordinary course of business;

(13)	customary provisions in joint venture agreements and other similar agreements entered into in the ordinary course of business;

(14)	any Restricted Investment not prohibited by the covenant described under the caption “—Restricted Payments” and any Permitted Investment;

(15)	any encumbrance or restriction of a Securitization Entity effected in connection with a Qualified Securitization Transaction; provided, however, that such restrictions apply only to such Securitization Entity; and

(16)	any encumbrances or restrictions of the type referred to in clauses (1), (2) and (3) in the immediately preceding paragraph imposed by any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings of the contracts, instruments or obligations referred to in clauses (1) through (15) above; provided that such amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings are, in the good faith judgment of the Issuers, no more restrictive as a whole with respect to such dividend and other payment restrictions than those contained in the dividend or other payment restrictions prior to such amendment, modification, restatement, renewal, increase, supplement, refunding, replacement or refinancing.

Merger, Consolidation or Sale of Assets

The Issuers will not, directly or indirectly: (1) consolidate or merge with or into another Person (whether or not one of the Issuers is the surviving corporation), or (2) sell, assign, transfer, convey, lease or otherwise dispose of all or substantially all of the properties or assets of the Issuers and Express’ Restricted Subsidiaries taken as a whole, in one or more related transactions, to another Person, unless:

(1)	either: (a) one of the Issuers is the surviving corporation; or (b) the Person formed by or surviving any such consolidation or merger (if other than one of the Issuers) or to which such sale, assignment, transfer, conveyance, lease or other disposition has been made is an entity organized or existing under the laws of the United States, any state of the United States or the District of Columbia; and, if such entity is not a corporation, a co-obligor of the notes is a corporation organized or existing under any such laws;

(2)	the Person formed by or surviving any such consolidation or merger (if other than one of the Issuers) or the Person to which such sale, assignment, transfer, conveyance, lease or other disposition has been made assumes all the obligations of the Issuers under the notes, the indenture and the registration rights agreement pursuant to agreements reasonably satisfactory to the trustee;

(3)	immediately after such transaction, no Default or Event of Default exists; and

(4)	the Issuers or the Person formed by or surviving any such consolidation or merger (if other than one of the Issuers), or to which such sale, assignment, transfer, conveyance, lease or other disposition has been made would, on the date of such transaction after giving pro forma effect thereto and any related financing transactions as if the same had occurred at the beginning of the applicable four-quarter period, (a) be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first paragraph of the covenant described above under the caption “—Incurrence of Indebtedness and Issuance of Preferred Stock” or (b) have had a Fixed Charge Coverage Ratio greater than the actual Fixed Charge Coverage Ratio for Express for such four-quarter period.

This “Merger, Consolidation or Sale of Assets” covenant will not apply to any sale, assignment, transfer, conveyance, lease or other disposition of assets between or among the Issuers and Express’ Restricted Subsidiaries. Clauses (3) and (4) of the first paragraph of this covenant will not apply to any merger or consolidation of Express (a) with or into one of its Restricted Subsidiaries for any purpose, (b) with or into an Affiliate solely for the purpose of reincorporating Express in another jurisdiction or (c) with or into an Affiliate solely for the purpose of converting Express into a corporation.

All references to “Issuers” or “Express” in this Description of Exchange Notes shall be deemed to include any successor entity that assumes all of the obligations of the Issuers under the notes in a transaction that complies with this covenant.

Transactions with Affiliates

The Issuers will not, and will not permit any of Express’ Restricted Subsidiaries to, make any payment to or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make or amend any transaction, contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate of the Issuers (each, an “Affiliate Transaction”) involving aggregate payments or consideration in excess of $2.5 million, unless:

(1)	the Affiliate Transaction is on terms that are not materially less favorable to the Issuers, taken as a whole, or the relevant Restricted Subsidiary than those that would have been obtained in a comparable transaction by the Issuers or such Restricted Subsidiary with an unrelated Person; and

(2)	with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $10.0 million, the Issuers deliver to the trustee a resolution of the Board of Directors of Express or any direct or indirect parent of Express, including Parent set forth in an officers’ certificate certifying that such Affiliate Transaction complies with this covenant.

The following items will not be deemed to be Affiliate Transactions and, therefore, will not be subject to the provisions of the prior paragraph:

(1)	any employment agreement, consulting agreement, severance agreement, employee benefit plan, compensation arrangement, officer or director indemnification agreement or any similar arrangement entered into by, or policy of, the Issuers or any of Express’ Restricted Subsidiaries in the ordinary course of business and payments pursuant thereto;

(2)	(a) transactions between or among the Issuers and/or Express’ Restricted Subsidiaries and (b) transactions effected as part of a Qualified Securitization Transaction;

(3)	transactions with a Person (other than an Unrestricted Subsidiary of Express) that is an Affiliate of the Issuers solely because Express owns, directly or through a Restricted Subsidiary, an Equity Interest in, or controls, such Person;

(4)	payment of fees and reimbursements of expenses (pursuant to indemnity arrangements or otherwise) of officers, directors, employees or consultants of the Issuers or any of Express’ Restricted Subsidiaries;

(5)	any issuance of Equity Interests (other than Disqualified Stock) of the Issuers to Affiliates of the Issuers;

(6)	(a) Restricted Payments that do not violate the provisions of the indenture described above under the caption “—Restricted Payments” and (b) Permitted Investments;

(7)	the performance by Express of its obligations under the Advisory Agreement, any limited liability company, limited partnership or other constitutive document or security holders agreement (including any registration rights agreement or purchase agreement related thereto) or other agreements disclosed in this prospectus under the caption “Certain Relationships and Related Party Transactions,” each as in effect on the date of the indenture, and the payment of fees and expenses not in excess of the amounts specified in, or determined pursuant to, such agreements, as in effect on the date of the indenture; provided, however, that the existence of, or the performance by Express of its obligations under, any future amendment to any such existing agreement or under any similar agreement entered into after the date of the indenture shall only be permitted by this clause (7) to the extent that the terms of any such existing agreement together with all amendments thereto, taken as a whole, or new agreement are not otherwise more disadvantageous to the holders of the notes in any material respect than the original agreement as in effect on the date of the indenture;

(8)	sales of Equity Interests of Express or any direct or indirect parent of Express, including Parent, to Affiliates of the Issuers or Express’ Restricted Subsidiaries not otherwise prohibited by the indenture and the granting of registration and other customary rights in connection therewith;

(9)	transactions with an Affiliate where the only consideration paid is Qualifying Equity Interests of Express or Parent;

(10)	transactions in which the Issuers or any of Express’ Restricted Subsidiaries, as the case may be, deliver to the trustee a letter from an Independent Financial Advisor stating that such transaction is fair to the Issuers or such Restricted Subsidiary from a financial point of view or meets the requirements of clause (1) of the preceding paragraph;

(11)	payments or loans (or cancellation of loans) to employees or consultants in the ordinary course of business;

(12)	any agreement (other than with the Principals) as in effect as of the date of the indenture or any amendment thereto (so long as any such agreement together with all amendments thereto, taken as a whole, is not more disadvantageous to the holders of the notes in any material respect than the original agreement as in effect on the date of the indenture) or any transaction contemplated thereby;

(13)	transactions with joint ventures or Unrestricted Subsidiaries entered into in the ordinary course of business;

(14)	the entering into of any agreement other than the Advisory Agreement or the Limited Liability Company Agreement (and any amendment or modification of any such agreement) to pay, and the payment of, annual management, consulting, monitoring and advisory fees to the Permitted Holders in an aggregate amount in any fiscal year not to exceed the greater of (x) $3.0 million and (y) 3.0% of Consolidated EBITDA, plus all out-of-pocket reasonable expenses incurred by the Principals or any of their Affiliates in connection with the performance of management, consulting, monitoring, advisory or other services with respect to the Issuers and Express’ Restricted Subsidiaries;

(15)	any contributions to the common equity capital of the Issuers;

(16)	transactions permitted by, and complying with, the provisions of the covenant described under the caption “—Merger, Consolidation or Sale of Assets;”

(17)	pledges of Equity Interests of Unrestricted Subsidiaries;

(18)	the issuances of securities or other payments, awards or grants in cash, securities or otherwise pursuant to, or the funding of, employment arrangements, stock option and stock ownership plans or similar employee benefit plans approved by the Board of Directors of Express or any direct or indirect parent of Express, including Parent, or of a Restricted Subsidiary of Express, as appropriate, in good faith;

(19)	the transactions described in this prospectus under the caption “Prospectus Summary—Refinancing Transactions” and the payment of any reasonable fees or expenses incurred by the Issuers, any direct or indirect parent of Express, including Parent, or Express’ Restricted Subsidiaries in connection therewith;

(20)	the entry into any tax-sharing arrangements between the Issuers or Express’ Restricted Subsidiaries and any of their direct or indirect parents, including Parent; provided, however, that any payment made under such tax-sharing arrangements is, at the time made, otherwise permitted by the covenant described above under the caption “—Restricted Payments;”

(21)	transactions with customers, clients, lessors, landlords, suppliers, contractors, or purchasers or sellers of good or services that are Affiliates, in each case in the ordinary course of business and otherwise in compliance with the terms of the indenture which are fair to the Issuers and Express’ Restricted Subsidiaries, in the reasonable determination of the Board of Directors of Express;

(22)	transactions between Express or any of Express’ Restricted Subsidiaries and any Person, a director of which is also a director of Express or any direct or indirect parent of Express, including Parent; provided, however, that such director abstains from voting as a director of Express or such direct or indirect parent of Express, including Parent, as the case may be, on any matter involving such other Person; and

(23)	payments by the Issuers or any of Express’ Restricted Subsidiaries to the Principals for any financial advisory, financing, underwriting or placement services or in respect of other investment banking activities, including, without limitation, in connection with acquisitions or divestitures, which payments are approved by a majority of the Board of Directors of Express in good faith.

Additional Note Guarantees

If the Issuers or any of Express’ Restricted Subsidiaries acquires or creates another Domestic Subsidiary after the date of the indenture (other than an Immaterial Subsidiary), then that newly acquired or created Domestic Subsidiary will become a Guarantor and execute a supplemental indenture and deliver an opinion of counsel reasonably satisfactory to the trustee within 30 days of the date on which it was acquired or created; provided that any Domestic Subsidiary that constitutes an Immaterial Subsidiary need not become a Subsidiary Guarantor until such time as it ceases to be an Immaterial Subsidiary.

Designation of Restricted and Unrestricted Subsidiaries

The Board of Directors of Express may designate any Restricted Subsidiary to be an Unrestricted Subsidiary if that designation would not cause a Default. If a Restricted Subsidiary is designated as an Unrestricted Subsidiary, the aggregate Fair Market Value of all outstanding Investments owned by the Issuers and Express’ Restricted Subsidiaries in the Subsidiary designated as Unrestricted will be deemed to be an Investment made as of the time of the designation and will reduce the amount available for Restricted Payments under the covenant described above under the caption “—Restricted Payments” or under one or more clauses of the definition of Permitted Investments, as determined by the Issuers. That designation will only be permitted if the Investment would be permitted at that time and if the Restricted Subsidiary otherwise meets the definition of an Unrestricted Subsidiary. The Board of Directors of Express may redesignate any Unrestricted Subsidiary to be a Restricted Subsidiary if that redesignation would not cause a Default.

Any designation of a Subsidiary of Express as an Unrestricted Subsidiary will be evidenced to the trustee by filing with the trustee a certified copy of a resolution of the Board of Directors of Express giving effect to such designation and an officers’ certificate certifying that such designation complied with the preceding conditions and was permitted by the covenant described above under the caption “—Restricted Payments.” If, at any time, any Unrestricted Subsidiary would fail to meet the preceding requirements as an Unrestricted Subsidiary, it will thereafter cease to be an Unrestricted Subsidiary for purposes of the indenture and any Indebtedness of such Subsidiary will be deemed to be incurred by a Restricted Subsidiary of Express as of such date and, if such Indebtedness is not permitted to be incurred as of such date under the covenant described under the caption “—Incurrence of Indebtedness and Issuance of Preferred Stock,” the Issuers will be in default of such covenant. The Board of Directors of Express may at any time designate any Unrestricted Subsidiary to be a Restricted Subsidiary of Express; provided that such designation will be deemed to be an incurrence of Indebtedness by a Restricted Subsidiary of Express of any outstanding Indebtedness of such Unrestricted Subsidiary, and such designation will only be permitted if (1) such Indebtedness is permitted under the covenant described under the caption “—Incurrence of Indebtedness and Issuance of Preferred Stock,” calculated on a pro forma basis as if such designation had occurred at the beginning of the applicable reference period; and (2) no Default or Event of Default would be in existence following such designation.

Restrictions on Activities of Co-Issuer

The Co-Issuer may not hold any material assets, become liable for any material obligations or engage in any business activities or operations; provided that Co-Issuer may be a co-obligor with respect to Indebtedness (including, for the avoidance of doubt, the notes) if Express is a primary obligor on such Indebtedness, the net proceeds of such Indebtedness are received by Express or one or more of Express’ Restricted Subsidiaries and such Indebtedness is otherwise permitted to be incurred under the indenture.

Payments for Consent

The Issuers will not, and will not permit any of Express’ Restricted Subsidiaries to, directly or indirectly, pay or cause to be paid any consideration to or for the benefit of any holder of notes for or as an inducement to any consent, waiver or amendment of any of the terms or provisions of the indenture or the notes unless such consideration is offered to be paid and is paid to all holders of the notes that consent, waive or agree to amend in the time frame set forth in the solicitation documents relating to such consent, waiver or agreement.

Reports

Whether or not required by the rules and regulations of the SEC, so long as any notes are outstanding, Express will furnish to the trustee to furnish to the holders of the notes (or file with the SEC for public availability), within the time periods specified in the SEC’s rules and regulations:

(1)	all quarterly and annual reports that would be required to be filed with the SEC on Forms 10-Q and 10-K if Express were required to file such reports, including a “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and, with respect to the annual information only, a report thereon by Express’ certified independent accountants; and

(2)	all current reports that would be required to be filed with the SEC on Form 8-K if Express were required to file such reports.

All such reports will be prepared in all material respects in accordance with all of the rules and regulations applicable to such reports. In addition, following the consummation of the exchange offer contemplated by the registration rights agreement, Express will file a copy of each of the reports referred to in clauses (1) and (2) above with the SEC for public availability within the time periods specified in the rules and regulations applicable to such reports (unless the SEC will not accept such a filing) and will post the reports on its website within those time periods.

In addition, following the first full fiscal quarter after the date of the indenture, so long as any notes are outstanding the Issuers will use commercially reasonable efforts to (A) within 15 business days after furnishing the reports required by clause (1) of the first paragraph of this “Reports” covenant, hold a conference call to discuss such reports, and (B) issue a press release prior to the date of such conference call, announcing the time and date and either including information necessary to access the call or directing noteholders, prospective investors, broker-dealers and securities analysts to contact the appropriate person at Express to obtain such information.

If, at any time after consummation of the exchange offer contemplated by the registration rights agreement, Express is not subject to the periodic reporting requirements of the Exchange Act for any reason, Express will nevertheless continue filing the reports specified in the preceding paragraphs of this covenant with the SEC within the time periods specified above unless the SEC will not accept such a filing. Express will not take any action for the purpose of causing the SEC not to accept any such filings. If, notwithstanding the foregoing, the SEC will not accept Express’ filings for any reason, Express will post the reports referred to in the preceding paragraphs on its website within the time periods that would apply if Express were required to file those reports with the SEC.

If Express has designated any of its Subsidiaries as Unrestricted Subsidiaries, then the quarterly and annual financial information required by the preceding paragraphs will include a reasonably detailed presentation, either on the face of the financial statements or in the footnotes thereto, and in Management’s Discussion and Analysis of Financial Condition and Results of Operations, of the financial condition and results of operations of Express and its Restricted Subsidiaries separate from the financial condition and results of operations of the Unrestricted Subsidiaries of Express.

In addition, Express and the Guarantors agree that, for so long as any notes remain outstanding, if at any time they are not required to file with the SEC the reports required by the preceding paragraphs, they will furnish to the holders of notes and to securities analysts and prospective investors, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act.

For so long as any direct or indirect parent of the Issuers is a guarantor of the notes, the indenture will permit Express to satisfy its obligations in this covenant with respect to financial information relating to Express by furnishing financial information relating to such parent guarantor; provided that the same is accompanied by consolidating information that explains in reasonable detail the differences between the information relating to such parent guarantor, on the one hand, and the information relating to Express and its Restricted Subsidiaries on a standalone basis, on the other hand.

Notwithstanding the foregoing, the requirements of this covenant shall be deemed satisfied prior to the commencement of the exchange offer or the effectiveness of the shelf registration statement (1) by the filing with the SEC of the exchange offer registration statement or shelf registration statement, and any amendments thereto, with such financial information that satisfies Regulation S-X of the Securities Act, or (2) by posting reports on Express’ website or providing reports to the trustee to furnish to the holders of the notes, in each case within 15 days of the date that Express would be required to file such information under this covenant, containing only the financial information (including a “Management’s Discussion and Analysis of Financial Condition and Results of Operations” section) required to be included in the reports required by this covenant, subject to the exceptions consistent with the presentation of such financial information in this prospectus.

Notwithstanding anything herein to the contrary, at any time prior to the first anniversary of the date of the indenture, Express will not be deemed to have failed to comply with any of its agreements set forth under this covenant for purposes of clause (3) of the first paragraph under the caption “—Events of Default and Remedies” until 120 days after the date any report is required to be filed with the SEC (or provided to the trustee) pursuant to this covenant.

Events of Default and Remedies

Each of the following is an “Event of Default”:

(1)	default for 30 days in the payment when due of interest on the notes;

(2)	default in the payment when due (at maturity, upon redemption or otherwise) of the principal of, or premium, if any, on, the notes;

(3)	failure by the Issuers or any of Express’ Restricted Subsidiaries for 60 days after notice by the trustee or the holders of at least 25% in aggregate principal amount of the notes then outstanding voting as a single class to comply with any of the agreements in the indenture (other than a default referred to in clause (1) or (2) above);

(4)	default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness for money borrowed by the Issuers or any of Express’ Restricted Subsidiaries that is a Significant Subsidiary (or the payment of which is guaranteed by the Issuers or any of Express’ Restricted Subsidiaries that is a Significant Subsidiary), whether such Indebtedness or Guarantee now exists, or is created after the date of the indenture, if that default:

(a)	is caused by a failure to pay principal of, premium on, if any, or interest, if any, on, such Indebtedness prior to the expiration of the grace period provided in such Indebtedness on the date of such default (a “Payment Default”); or

(b)	results in the acceleration of such Indebtedness prior to its express maturity,

and, in each case, the principal amount of any such Indebtedness, together with the principal amount of any other such Indebtedness under which there has been a Payment Default or the maturity of which has been so accelerated, aggregates $20.0 million or more;

(5)	failure by the Issuers or any of Express’ Restricted Subsidiaries that is a Significant Subsidiary to pay final non-appealable judgments entered by a court or courts of competent jurisdiction aggregating in excess of $20.0 million, which judgments are not paid, discharged or stayed, for a period of 60 days;

(6)	except as permitted by the indenture, any Note Guarantee of a Significant Subsidiary is held in any judicial proceeding to be unenforceable or invalid or ceases for any reason to be in full force and effect, or any Guarantor, or any Person acting on behalf of any Guarantor, denies or disaffirms its obligations under its Note Guarantee and any such Default continues for 10 days; or

(7)	certain events of bankruptcy or insolvency described in the indenture with respect to either of the Issuers or any of Express’ Restricted Subsidiaries that is a Significant Subsidiary or any group of its Restricted Subsidiaries that, taken together, would constitute a Significant Subsidiary.

In the case of an Event of Default arising from certain events of bankruptcy or insolvency, with respect to either of the Issuers, any Restricted Subsidiary of Express that is a Significant Subsidiary or any group of Restricted Subsidiaries of Express that, taken together, would constitute a Significant Subsidiary, all outstanding notes will become due and payable immediately without further action or notice. If any other Event of Default occurs and is continuing, the trustee or the holders of at least 25% in aggregate principal amount of the then outstanding notes may declare all the notes to be due and payable immediately.

Subject to certain limitations, holders of a majority in aggregate principal amount of the then outstanding notes may direct the trustee in its exercise of any trust or power. The trustee may withhold from holders of the notes notice of any continuing Default or Event of Default if it determines that withholding notice is in their interest, except a Default or Event of Default relating to the payment of principal of, premium on, if any, and interest.

In the Event of Default specified in clause (4) of the first paragraph above, such Event of Default and all consequences thereof (excluding any resulting Payment Default) will be annulled, waived and rescinded, automatically and without any action by the trustee or the holders of the notes, if within 20 days after such Event of Default arose Express delivers an officers’ certificate to the trustee stating that (x) the Indebtedness or guarantee that is the basis for such Event of Default has been discharged, (y) the holders of such Indebtedness have rescinded or waived the acceleration, notice or action giving rise to such Event of Default or (z) the default that is the basis for such Event of Default has been cured, it being understood that in no event shall any acceleration of the principal amount of the notes as described above be annulled, waived or rescinded upon the happening of any such events.

The indenture will provide that if a Default is deemed to occur solely as a consequence of the existence of another Default (the “Initial Default”), then, at the time such Initial Default is cured, the Default that resulted solely because of that Initial Default will also be cured without any further action.

Subject to the provisions of the indenture relating to the duties of the trustee, in case an Event of Default occurs and is continuing, the trustee will be under no obligation to exercise any of the rights or powers under the indenture at the request or direction of any holders of notes unless such holders have offered to the trustee reasonable indemnity or security satisfactory to the Trustee against any loss, liability or expense. Except to enforce the right to receive payment of principal, premium, if any, or interest when due, no holder of a note may pursue any remedy with respect to the indenture or the notes unless:

(1)	such holder has previously given the trustee written notice that an Event of Default is continuing;

(2)	holders of at least 25% in aggregate principal amount of the then outstanding notes make a written request to the trustee to pursue the remedy;

(3)	such holder or holders offer and, if requested, provide to the trustee security or indemnity reasonably satisfactory to the trustee against any loss, liability or expense;

(4)	the trustee does not comply with such request within 60 days after receipt of the request and the offer of security or indemnity; and

(5)	during such 60-day period, holders of a majority in aggregate principal amount of the then outstanding notes do not give the trustee a direction inconsistent with such request.

The holders of a majority in aggregate principal amount of the then outstanding notes by written notice to the trustee may, on behalf of the holders of all of the notes, rescind an acceleration or waive any existing Default or Event of Default and its consequences under the indenture, if the rescission would not conflict with any judgment or decree, except a continuing Default or Event of Default in the payment of principal of, premium on, if any, or interest on the notes.

The Issuers are required to deliver to the trustee annually a statement regarding compliance with the indenture. Upon becoming aware of any Default or Event of Default, the Issuers are required to deliver to the trustee a statement specifying such Default or Event of Default.

No Personal Liability of Directors, Officers, Employees and Stockholders

No director, officer, employee, incorporator or stockholder of the Issuers or any Guarantor, as such, will have any liability for any obligations of the Issuers or the Guarantors under the notes, the indenture, the Note Guarantees or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each holder of notes by accepting a note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the notes. The waiver may not be effective to waive liabilities under the federal securities laws.

Legal Defeasance and Covenant Defeasance

The Issuers may at any time, at the option of Express’ Board of Directors evidenced by resolutions set forth in an officers’ certificate, elect to have all of the Issuers’ obligations discharged with respect to the outstanding notes and all obligations of the Guarantors discharged with respect to their Note Guarantees (“Legal Defeasance”) except for:

(1)	the rights of holders of outstanding notes to receive payments in respect of the principal of, premium on, if any, and interest on, such notes when such payments are due from the trust referred to below;

(2)	the Issuers’ obligations with respect to the notes concerning issuing temporary notes, registration of notes, mutilated, destroyed, lost or stolen notes and the maintenance of an office or agency for payment and money for security payments held in trust;

(3)	the rights, powers, trusts, duties and immunities of the trustee under the indenture, and the Issuers’ and the Guarantors’ obligations in connection therewith; and

(4)	the Legal Defeasance and Covenant Defeasance provisions of the indenture.

In addition, the Issuers may, at their option and at any time, elect to have the obligations of the Issuers and the Guarantors released with respect to certain covenants (including its obligation to make Change of Control Offers and Asset Sale Offers) that are described in the indenture (“Covenant Defeasance”) and thereafter any omission to comply with those covenants will not constitute a Default or Event of Default with respect to the notes. In the event Covenant Defeasance occurs, all Events of Default described under the caption “—Events of Default and Remedies” (except those relating to payments on the notes or bankruptcy, receivership, rehabilitation or insolvency events) will no longer constitute an Event of Default with respect to the notes.

In order to exercise either Legal Defeasance or Covenant Defeasance:

(1)	the Issuers must irrevocably deposit with the trustee, in trust, for the benefit of the holders of the notes, cash in U.S. dollars, non-callable Government Securities, or a combination thereof, in amounts as will be sufficient, in the opinion of a nationally recognized investment bank, appraisal firm or firm of independent public accountants, to pay the principal of, premium on, if any, and interest on, the outstanding notes on the stated date for payment thereof or on the applicable redemption date, as the case may be, and the Issuers must specify whether the notes are being defeased to such stated date for payment or to a particular redemption date;

(2)	in the case of Legal Defeasance, the Issuers must deliver to the trustee an opinion of counsel reasonably acceptable to the trustee confirming that (a) the Issuers have received from, or there has been published by, the Internal Revenue Service a ruling or (b) since the date of the indenture, there has been a change in the applicable federal income tax law, in either case to the effect that, and based thereon such opinion of counsel will confirm that, the holders of the outstanding notes will not recognize income, gain or loss for federal income tax purposes as a result of such Legal Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred;

(3)	in the case of Covenant Defeasance, the Issuers must deliver to the trustee an opinion of counsel reasonably acceptable to the trustee confirming that the holders of the outstanding notes will not recognize income, gain or loss for federal income tax purposes as a result of such Covenant Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;

(4)	no Default or Event of Default has occurred and is continuing on the date of such deposit (other than a Default or Event of Default resulting from the borrowing of funds to be applied to such deposit (and any similar concurrent deposit relating to other Indebtedness), and the granting of Liens to secure such borrowings);

(5)	such Legal Defeasance or Covenant Defeasance will not result in a breach or violation of, or constitute a default under, any material agreement or instrument (other than the indenture and the agreements governing any other Indebtedness being defeased, discharged or replaced) to which the Issuers or any of the Guarantors is a party or by which the Issuers or any of the Guarantors is bound;

(6)	Express must deliver to the trustee an officers’ certificate stating that the deposit was not made by the Issuers with the intent of preferring the holders of notes over the other creditors of the Issuers with the intent of defeating, hindering, delaying or defrauding any creditors of the Issuers or others; and

(7)	Express must deliver to the trustee an officers’ certificate and an opinion of counsel, each stating that all conditions precedent relating to the Legal Defeasance or the Covenant Defeasance have been complied with.

Amendment, Supplement and Waiver

Except as provided in the next two succeeding paragraphs, the indenture or the notes or the Note Guarantees may be amended or supplemented with the consent of the holders of at least a majority in aggregate principal amount of the then outstanding notes (including, without limitation, additional notes, if any) voting as a single class (including, without limitation, consents obtained in connection with a tender offer or exchange offer for, or purchase of, the notes), and any existing Default or Event of Default (other than a Default or Event of Default in the payment of the principal of, premium on, if any, or interest on, the notes, except a payment default resulting from an acceleration that has been rescinded) or compliance with any provision of the indenture or the notes or the Note Guarantees may be waived with the consent of the holders of at least a majority in aggregate principal amount of the then outstanding notes (including, without limitation, additional notes, if any) voting as a single class (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, notes).

Without the consent of each holder of notes affected, an amendment, supplement or waiver may not (with respect to any notes held by a non-consenting holder):

(1)	reduce the principal amount of notes whose holders must consent to an amendment, supplement or waiver;

(2)	reduce the principal of or change the fixed maturity of any note or alter or waive any of the provisions relating to the dates on which the notes may be redeemed or the redemption price thereof with respect to the redemption of the notes (except those provisions relating to the covenants described above under the caption “—Repurchase at the Option of Holders”);

(3)	reduce the rate of or change the time for payment of interest, including default interest, on any note;

(4)	waive a Default or Event of Default in the payment of principal of, premium on, if any, or interest on, the notes (except a rescission of acceleration of the notes by the holders of at least a majority in aggregate principal amount of the then outstanding notes and a waiver of the payment default that resulted from such acceleration);

(5)	make any note payable in money other than that stated in the notes;

(6)	make any change in the provisions of the indenture relating to waivers of past Defaults or the rights of holders of notes to receive payments of principal of, premium on, if any, or interest on, the notes;

(7)	after the date of an event giving rise to a redemption, waive a redemption payment with respect to any note (other than a payment required by one of the covenants described above under the caption “—Repurchase at the Option of Holders”);

(8)	release any Guarantor from any of its obligations under its Note Guarantee or the indenture, except in accordance with the terms of the indenture; or

(9)	make any change in the preceding amendment and waiver provisions.

Notwithstanding the preceding, without the consent of any holder of notes, the Issuers, the Guarantors and the trustee may amend or supplement the indenture, the notes or the Note Guarantees:

(1)	to cure any ambiguity, mistake, defect or inconsistency;

(2)	to provide for uncertificated notes in addition to or in place of certificated notes;

(3)	to provide for the assumption of the Issuers’ or any Guarantor’s obligations to holders of notes and Note Guarantees in the case of a merger or consolidation or sale of all or substantially all of the Issuers’ or such Guarantor’s assets, as applicable;

(4)	to make any change that would provide any additional rights or benefits to the holders of notes or that does not adversely affect the legal rights under the indenture of any holder;

(5)	to comply with requirements of the SEC in order to effect or maintain the qualification of the indenture under the Trust Indenture Act of 1939, as amended;

(6)	to conform the text of the indenture, the notes or the Note Guarantees to any provision of this Description of Exchange Notes to the extent that such provision of the “Description of Notes” section of the Issuers’ Offering Memorandum dated March 2, 2010 was intended to be a verbatim recitation of a provision of the indenture, the notes or the Note Guarantees, which intent may be evidenced by an officers’ certificate to that effect;

(7)	to provide for the issuance of additional notes in accordance with the limitations set forth in the indenture as of the date of the indenture; or

(8)	to allow any Guarantor to execute a supplemental indenture and/or a Note Guarantee with respect to the notes.

Satisfaction and Discharge

The indenture will be discharged and will cease to be of further effect as to all notes issued thereunder, when:

(1)	either:

(a)	all notes that have been authenticated, except lost, stolen or destroyed notes that have been replaced or paid and notes for whose payment money has been deposited in trust and thereafter repaid to the Issuers, have been delivered to the trustee for cancellation; or

(b)	all notes that have not been delivered to the trustee for cancellation have become due and payable by reason of the mailing of a notice of redemption or otherwise or will become due and payable within one year and the Issuers or any Guarantor has irrevocably deposited or caused to be deposited with the trustee as trust funds in trust solely for the benefit of the holders, cash in U.S. dollars, non-callable Government Securities, or a combination thereof, in amounts as will be sufficient, without consideration of any reinvestment of interest, to pay and discharge the entire Indebtedness on the notes not delivered to the trustee for cancellation for principal of, premium on, if any, and interest on, the notes to the date of maturity or redemption;

(2)	in respect of clause 1(b), no Default or Event of Default has occurred and is continuing on the date of the deposit (other than a Default or Event of Default resulting from the borrowing of funds to be applied to such deposit and any similar deposit relating to other Indebtedness and, in each case, the granting of Liens to secure such borrowings) and the deposit will not result in a breach or violation of, or constitute a default under, any other instrument to which the Issuers or any Guarantor is a party or by which the Issuers or any Guarantor is bound (other than with respect to the borrowing of funds to be applied concurrently to make the deposit required to effect such satisfaction and discharge and any similar concurrent deposit relating to other Indebtedness, and in each case the granting of Liens to secure such borrowings);

(3)	the Issuers or any Guarantor has paid or caused to be paid all sums payable by it under the indenture; and

(4)	the Issuers have delivered irrevocable instructions to the trustee under the indenture to apply the deposited money toward the payment of the notes at maturity or on the redemption date, as the case may be.

In addition, Express must deliver an officers’ certificate and an opinion of counsel to the trustee stating that all conditions precedent to satisfaction and discharge have been satisfied.

Concerning the Trustee

If the trustee becomes a creditor of the Issuers or any Guarantor, the indenture limits the right of the trustee to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. The trustee will be permitted to engage in other transactions; however, if it acquires any conflicting interest it must eliminate such conflict within 90 days, apply to the SEC for permission to continue as trustee (if the indenture has been qualified under the Trust Indenture Act of 1939, as amended) or resign.

The holders of a majority in aggregate principal amount of the then outstanding notes will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the trustee, subject to certain exceptions. The indenture provides that in case an Event of Default has occurred and is continuing, the trustee will be required, in the exercise of its power, to use the degree of care of a prudent man in the conduct of his own affairs. Subject to such provisions, the trustee will be under no obligation to exercise any of its rights or powers under the indenture at the request of any holder of notes, unless such holder has offered to the trustee reasonable indemnity or security satisfactory to it against any loss, liability or expense.

Additional Information

Anyone who receives this prospectus may obtain a copy of the indenture and the registration rights agreement without charge by writing to Express, LLC, 1 Express Drive, Columbus, Ohio 43230, Attention: Matthew C. Moellering.

Book-Entry, Delivery and Form

The exchange notes will be issued in registered, global form in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof.

The exchange notes initially will be represented by one or more notes in registered, global form without interest coupons (collectively, the “Global Notes”). The Global Notes will be deposited upon issuance with the trustee as custodian for The Depository Trust Company (“DTC”), in New York, New York, and registered in the name of DTC or its nominee, in each case, for credit to an account of a direct or indirect participant in DTC as described below.

Except as set forth below, the Global Notes may be transferred, in whole and not in part, only to another nominee of DTC or to a successor of DTC or its nominee. Beneficial interests in the Global Notes may not be exchanged for definitive notes in registered certificated form (“Certificated Notes”) except in the limited circumstances described below. See “—Exchange of Global Notes for Certificated Notes.” Except in the limited circumstances described below, owners of beneficial interests in the Global Notes will not be entitled to receive physical delivery of notes in certificated form. In addition, transfers of beneficial interests in the Global Notes will be subject to the applicable rules and procedures of DTC and its direct or indirect participants, which may change from time to time.

Depository Procedures

The following description of the operations and procedures of DTC, Euroclear and Clearstream are provided solely as a matter of convenience. These operations and procedures are solely within the control of the respective settlement systems and are subject to changes by them. The Issuers take no responsibility for these operations and procedures and urges investors to contact the system or their participants directly to discuss these matters.

DTC has advised the Issuers that DTC is a limited-purpose trust company created to hold securities for its participating organizations (collectively, the “Participants”) and to facilitate the clearance and settlement of transactions in those securities between the Participants through electronic book-entry changes in accounts of its Participants. The Participants include securities brokers and dealers (including the initial purchasers), banks, trust companies, clearing corporations and certain other organizations. Access to DTC’s system is also available to other entities such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Participant, either directly or indirectly (collectively, the “Indirect Participants”). Persons who are not Participants may beneficially own securities held by or on behalf of DTC only through the Participants or the Indirect Participants. The ownership interests in, and transfers of ownership interests in, each security held by or on behalf of DTC are recorded on the records of the Participants and Indirect Participants.

DTC has also advised the Issuers that, pursuant to procedures established by it:

(1)	upon deposit of the Global Notes, DTC will credit the accounts of the Participants designated by the initial purchasers with portions of the principal amount of the Global Notes; and

(2)	ownership of these interests in the Global Notes will be shown on, and the transfer of ownership of these interests will be effected only through, records maintained by DTC (with respect to the Participants) or by the Participants and the Indirect Participants (with respect to other owners of beneficial interest in the Global Notes).

Investors in the Global Notes who are Participants may hold their interests therein directly through DTC. Investors in the Global Notes who are not Participants may hold their interests therein indirectly through organizations (including Euroclear and Clearstream) which are Participants. Investors in the Regulation S Global Notes must initially hold their interests therein through Euroclear or Clearstream, if they are participants in such systems, or indirectly through organizations that are participants. After the expiration of the Restricted Period (but not earlier), investors may also hold interests in the Regulation S Global Notes through Participants in the DTC system other than Euroclear and Clearstream. Euroclear and Clearstream will hold interests in the Regulation S Global Notes on behalf of their participants through customers’ securities accounts in their respective names on the books of their respective depositories, which are Euroclear Bank S.A./N.V., as operator of Euroclear, and Citibank, N.A., as operator of Clearstream. All interests in a Global Note, including those held through Euroclear or Clearstream, may be subject to the procedures and requirements of DTC. Those interests held through Euroclear or Clearstream may also be subject to the procedures and requirements of such systems. The laws of some states require that certain Persons take physical delivery in definitive form of securities that they own. Consequently, the ability to transfer beneficial interests in a Global Note to such Persons will be limited to that extent. Because DTC can act only on behalf of the Participants, which in turn act on behalf of the Indirect Participants, the ability of a Person having beneficial interests in a Global Note to pledge such interests to Persons that do not participate in the DTC system, or otherwise take actions in respect of such interests, may be affected by the lack of a physical certificate evidencing such interests.

Except as described below, owners of interests in the Global Notes will not have notes registered in their names, will not receive physical delivery of notes in certificated form and will not be considered the registered owners or “holders” thereof under the indenture for any purpose.

Payments in respect of the principal of, premium on, if any, and interest on, a Global Note registered in the name of DTC or its nominee will be payable to DTC in its capacity as the registered holder under the indenture. Under the terms of the indenture, the Issuers and the trustee will treat the Persons in whose names the notes, including the Global Notes, are registered as the owners of the notes for the purpose of receiving payments and for all other purposes. Consequently, none of the Issuers, the trustee nor any agent of the Issuers or the trustee has or will have any responsibility or liability for:

(1)	any aspect of DTC’s records or any Participant’s or Indirect Participant’s records relating to or payments made on account of beneficial ownership interest in the Global Notes or for maintaining, supervising or reviewing any of DTC’s records or any Participant’s or Indirect Participant’s records relating to the beneficial ownership interests in the Global Notes; or

(2)	any other matter relating to the actions and practices of DTC or any of its Participants or Indirect Participants.

DTC has advised the Issuers that its current practice, upon receipt of any payment in respect of securities such as the notes (including principal and interest), is to credit the accounts of the relevant Participants with the payment on the payment date unless DTC has reason to believe that it will not receive payment on such payment date. Each relevant Participant is credited with an amount proportionate to its beneficial ownership of an interest in the principal amount of the relevant security as shown on the records of DTC. Payments by the Participants and the Indirect Participants to the beneficial owners of notes will be governed by standing instructions and customary practices and will be the responsibility of the Participants or the Indirect Participants and will not be the responsibility of DTC, the trustee or the Issuers. Neither the Issuers nor the trustee will be liable for any delay by DTC or any of the Participants or the Indirect Participants in identifying the beneficial owners of the notes, and the Issuers and the trustee may conclusively rely on and will be protected in relying on instructions from DTC or its nominee for all purposes.

Transfers between the Participants will be effected in accordance with DTC’s procedures, and will be settled in same-day funds, and transfers between participants in Euroclear and Clearstream will be effected in accordance with their respective rules and operating procedures.

Subject to compliance with the transfer restrictions applicable to the notes described herein, cross-market transfers between the Participants, on the one hand, and Euroclear or Clearstream participants, on the other hand, will be effected through DTC in accordance with DTC’s rules on behalf of Euroclear or Clearstream, as the case may be, by their respective depositaries; however, such cross-market transactions will require delivery of instructions to Euroclear or Clearstream, as the case may be, by the counterparty in such system in accordance with the rules and procedures and within the established deadlines (Brussels time) of such system. Euroclear or Clearstream, as the case may be, will, if the transaction meets its settlement requirements, deliver instructions to its respective depositary to take action to effect final settlement on its behalf by delivering or receiving interests in the relevant Global Note in DTC, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC. Euroclear participants and Clearstream participants may not deliver instructions directly to the depositories for Euroclear or Clearstream.

DTC has advised the Issuers that it will take any action permitted to be taken by a holder of notes only at the direction of one or more Participants to whose account DTC has credited the interests in the Global Notes and only in respect of such portion of the aggregate principal amount of the notes as to which such Participant or Participants has or have given such direction. However, if there is an Event of Default under the notes, DTC reserves the right to exchange the Global Notes for legended notes in certificated form, and to distribute such notes to its Participants.

Although DTC, Euroclear and Clearstream have agreed to the foregoing procedures to facilitate transfers of interests in the Rule 144A Global Notes and the Regulation S Global Notes among participants in DTC, Euroclear and Clearstream, they are under no obligation to perform or to continue to perform such procedures, and may discontinue such procedures at any time. None of the Issuers, the trustee nor any of their respective agents will have any responsibility for the performance by DTC, Euroclear or Clearstream or their respective participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

Exchange of Global Notes for Certificated Notes

A Global Note is exchangeable for Certificated Notes if:

(1)	DTC (a) notifies the Issuers that it is unwilling or unable to continue as depositary for the Global Notes or (b) has ceased to be a clearing agency registered under the Exchange Act and, in either case, the Issuers fail to appoint a successor depositary;

(2)	the Issuers, at their option, notify the trustee in writing that it elects to cause the issuance of the Certificated Notes; provided that in no event shall the Regulation S Temporary Global Note be exchanged for Certificated Notes prior to (a) the expiration of the Restricted Period and (b) the receipt of any certificates required under the provisions of Regulation S; or

(3)	there has occurred and is continuing a Default or Event of Default with respect to the notes.

In addition, beneficial interests in a Global Note may be exchanged for Certificated Notes upon prior written notice given to the trustee by or on behalf of DTC in accordance with the indenture. In all cases, Certificated Notes delivered in exchange for any Global Note or beneficial interests in Global Notes will be registered in the names, and issued in any approved denominations, requested by or on behalf of the depositary (in accordance with its customary procedures).

Exchange of Certificated Notes for Global Notes

Certificated Notes may not be exchanged for beneficial interests in any Global Note unless the transferor first delivers to the trustee a written certificate (in the form provided in the indenture) to the effect that such transfer will comply with the appropriate transfer restrictions applicable to such notes, if any.

Same Day Settlement and Payment

The Issuers will make payments in respect of the notes represented by the Global Notes (including principal, premium, if any, and interest) by wire transfer of immediately available funds to the accounts specified by DTC or its nominee. The Issuers will make all payments of principal, premium, if any, and interest with respect to Certificated Notes by wire transfer of immediately available funds to the accounts specified by the holders of the Certificated Notes or, if no such account is specified, by mailing a check to each such holder’s registered address. The notes represented by the Global Notes are expected to trade in DTC’s Same-Day Funds Settlement System, and any permitted secondary market trading activity in such notes will, therefore, be required by DTC to be settled in immediately available funds. The Issuers expect that secondary trading in any Certificated Notes will also be settled in immediately available funds.

Certain Definitions

Set forth below are certain defined terms used in the indenture. Reference is made to the indenture for a full disclosure of all defined terms used therein, as well as any other capitalized terms used herein for which no definition is provided.

“ Acquired Debt” means, with respect to any specified Person:

(1)	Indebtedness of any other Person existing at the time such other Person is merged with or into or became a Subsidiary of such specified Person, whether or not such Indebtedness is incurred in connection with, or in contemplation of, such other Person merging with or into, or becoming a Restricted Subsidiary of, such specified Person; provided, however, that any Indebtedness of such acquired Person that is redeemed, defeased, retired or otherwise repaid at the time of or immediately upon consummation of the transactions by which such Person merges with or into or becomes a Subsidiary of such Person shall not be considered to be Acquired Debt; and

(2)	Indebtedness secured by a Lien encumbering any asset acquired by such specified Person.

“ Advisory Agreement” means the advisory agreement, dated as of July 6, 2007, among Holdings, Parent, Express Topco LLC, Express and GGC Administration, LLC, as amended, restated, modified, or replaced as of the date of the indenture.

“ Affiliate” of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, “control,” as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise. For purposes of this definition, the terms “controlling,” “controlled by” and “under common control with” have correlative meanings.

“ Applicable Premium” means, with respect to any note on any redemption date, the greater of:

(1)	1.0% of the principal amount of the note; or

(2)	the excess of:

(a)	the present value at such redemption date of (i) the redemption price of the note at March 1, 2014 (such redemption price being set forth in the table appearing above under the caption “—Optional Redemption”), plus (ii) all required interest payments due on the note through March 1, 2014 (excluding accrued but unpaid interest to the redemption date), computed using a discount rate equal to the Treasury Rate as of such redemption date plus 50 basis points; over

(b)	the principal amount of the note.

“ Asset Sale” means:

(1)	the sale, lease, conveyance or other disposition of any assets or rights by the Issuers or any of Express’ Restricted Subsidiaries; provided that the sale, lease, conveyance or other disposition of all or substantially all of the assets of Express and its Restricted Subsidiaries taken as a whole will be governed by the provisions of the indenture described above under the caption “—Repurchase at the Option of Holders—Change of Control” and/or the covenant described above under the caption “—Certain Covenants—Merger, Consolidation or Sale of Assets” and not by the provisions of the Asset Sale covenant; and

(2)	the issuance of Equity Interests (other than directors’ qualifying shares or shares or interests required to be held by foreign nationals or third parties to the extent required by applicable law) by any of Express’ Restricted Subsidiaries or the sale by the Issuers or any of Express’ Restricted Subsidiaries of Equity Interests in any of Express’ Restricted Subsidiaries.

Notwithstanding the preceding, none of the following items will be deemed to be an Asset Sale:

(1)	any single transaction that involves assets or Equity Interests having a Fair Market Value of less than $2.5 million;

(2)	a transfer of assets between or among the Issuers and Express’ Restricted Subsidiaries;

(3)	an issuance or sale of Equity Interests by a Restricted Subsidiary of Express to the Issuers or to another Restricted Subsidiary of Express;

(4)	the sale, lease or other transfer of products, inventory, services or accounts receivable in the ordinary course of business, the discount or forgiveness of accounts receivable in the ordinary course of business in connection with the collection or compromise thereof, the closing of one or more individual retail stores in the ordinary course of business not comprising the disposition of an entire line of business and any sale or other disposition of surplus, damaged, worn-out or obsolete assets in the ordinary course of business (including the abandonment or other disposition of intellectual property that is, in the reasonable judgment of Express, no longer economically practicable or commercially reasonable to maintain or useful in any material respect, taken as a whole, in the conduct of the business of the Issuers and Express’ Restricted Subsidiaries taken as whole);

(5)	licenses and sublicenses by the Issuers or any of Express’ Restricted Subsidiaries of software or intellectual property;

(6)	any surrender or waiver of contract rights or settlement, release, recovery on or surrender of contract, tort or other claims in the ordinary course of business;

(7)	the granting of Liens not prohibited by the covenant described above under the caption “—Certain Covenants—Liens;”

(8)	the sale or other disposition of cash or Cash Equivalents;

(9)	a Restricted Payment that does not violate the covenant described above under the caption “—Certain Covenants—Restricted Payments” or a Permitted Investment;

(10)	leases and subleases and licenses and sublicenses by the Issuers or any of Express’ Restricted Subsidiaries of real or personal property in the ordinary course of business;

(11)	any liquidation or dissolution of a Restricted Subsidiary provided that such Restricted Subsidiary’s direct parent is also either Express or a Restricted Subsidiary of Express and immediately becomes the owner of such Restricted Subsidiary’s assets;

(12)	transfers, sales, leases, assignments, exchanges, conveyances or other dispositions of accounts receivable in one or more transactions involving Foreign Subsidiaries of Express not to exceed $10.0 million in any fiscal year;

(13)	transfers, sales, leases, assignments, exchanges, conveyances or other dispositions of accounts receivable in connection with Express’ private label credit card programs in the ordinary course of business;

(14)	the granting of any option or other right to purchase, lease or otherwise acquire inventory and delinquent accounts receivable in the ordinary course of business;

(15)	any sale of Equity Interests in, or Indebtedness or other securities of, an Unrestricted Subsidiary;

(16)	any exchange of assets for assets (including a combination of assets and Cash Equivalents) related to a Permitted Business of comparable or greater market value or usefulness to the business of the Issuers and Express’ Restricted Subsidiaries as a whole, as determined in good faith by the Issuers, which in the event of an exchange of assets with a Fair Market Value in excess of (a) $5.0 million shall be evidenced by an officer’s certificate, and (b) $15.0 million shall be set forth in a resolution approved in good faith by at least a majority of the Board of Directors of Express;

(17)	the sale, transfer or other disposition of Hedging Obligations incurred pursuant to the covenant described above under the caption “—Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock;”

(18)	sales of assets received by the Issuers or any of Express’ Restricted Subsidiaries upon the foreclosure on a Lien;

(19)	the sale of any property in a Sale/Leaseback Transaction within six months of the acquisition of such property;

(20)	a sale or transfer of accounts receivable and related assets of the type specified in the definition of “Securitization Transaction” (or a fractional undivided interest therein) to a Securitization Entity in a Qualified Securitization Transaction; and

(21)	(i) any loss or destruction of or damage to any property or asset or receipt of insurance proceeds in connection therewith or (ii) any institution of a proceeding for, or actual condemnation, seizure or taking by exercise of the power of eminent domain or otherwise of such property or asset, or confiscation of such property or asset or the requisition of the use of such property or asset or settlement in lieu of the foregoing.

“Asset Sale Offer” has the meaning assigned to that term in the indenture governing the notes.

“Beneficial Owner ” has the meaning assigned to such term in Rule 13d-3 and Rule 13d-5 under the Exchange Act, except that in calculating the beneficial ownership of any particular “person” (as that term is used in Section 13(d)(3) of the Exchange Act), such “person” will be deemed to have beneficial ownership of all securities that such “person” has the right to acquire by conversion or exercise of other securities, whether such right is currently exercisable or is exercisable only after the passage of time. The terms “Beneficially Owns” and “Beneficially Owned” have a corresponding meaning.

“ Board of Directors” means:

(1)	with respect to a corporation, the board of directors of the corporation or any committee thereof duly authorized to act on behalf of such board;

(2)	with respect to a partnership, the Board of Directors of the general partner of the partnership;

(3)	with respect to a limited liability company, the managing member or members or any controlling committee of managing members thereof; and

(4)	with respect to any other Person, the board or committee of such Person serving a similar function.

“ Borrowing Base” means, at any time, an amount equal to the sum of:

(1)	85% of the book value of the inventory of Express and its Restricted Subsidiaries as of the date of the most recent available internal financial statements; and

(2)	90% of accounts receivable owed to Express and its Restricted Subsidiaries from major credit card and debit card processors as of the date of the most recent available internal financial statements.

“Capital Lease Obligation” means, at the time any determination is to be made, the amount of the liability in respect of a capital lease that would at that time be required to be capitalized on a balance sheet prepared in accordance with GAAP, and the Stated Maturity thereof shall be the date of the last payment of rent or any other amount due under such lease prior to the first date upon which such lease may be prepaid by the lessee without payment of a penalty.

“ Capital Stock” means:

(1)	in the case of a corporation, corporate stock;

(2)	in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock;

(3)	in the case of a partnership or limited liability company, partnership interests (whether general or limited) or membership interests; and

(4)	any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person, but excluding from all of the foregoing any debt securities convertible into Capital Stock, whether or not such debt securities include any right of participation with Capital Stock.

“ Cash Contribution Amount” means the aggregate amount of cash contributions made to the common equity capital of the Issuers or any Subsidiary Guarantor described in the definition of “Contribution Indebtedness.”

“ Cash Equivalents” means:

(1)	United States dollars, pounds sterling, euros, the national currency of any participating member state of the European Union or, in the case of any Foreign Subsidiary, such local currencies held by it from time to time in the ordinary course of business;

(2)	readily marketable direct obligations of any member of the European Economic Area, Switzerland, or Japan, or any agency or instrumentality thereof or obligations unconditionally guaranteed by the full faith and credit of such country, and, at the time of acquisition thereof, having a credit rating of at least AA- (or the equivalent grade) by Moody’s or Aa3 by S&P;

(3)	marketable general obligations issued by any state of the United States or any political subdivision thereof or any instrumentality thereof that are guaranteed by the full faith and credit of such state and, at the time of acquisition thereof, having a credit rating of at least AA- (or the equivalent grade) by Moody’s or Aa3 by S&P;

(4)	securities or any other evidence of Indebtedness or readily marketable direct obligations issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality of the United States government (provided that the full faith and credit of the United States is pledged in support of those securities) having maturities of not more than twelve months from the date of acquisition;

(5)	certificates of deposit and eurodollar time deposits with maturities of twelve months or less from the date of acquisition, bankers’ acceptances with maturities not exceeding twelve months and overnight bank deposits, in each case, with any lender party to the Credit Agreements or with any domestic commercial bank having capital and surplus in excess of $250.0 million and a Thomson Bank Watch Rating of “B” or better;

(6)	repurchase obligations with a term of not more than thirty days for underlying securities of the types described in clauses (4) and (5) above entered into with any financial institution meeting the qualifications specified in clause (5) above;

(7)	commercial paper having one of the two highest ratings obtainable from Moody’s or S&P and, in each case, maturing within twelve months after the date of acquisition; and

(8)	money market funds at least 95% of the assets of which constitute Cash Equivalents of the kinds described in clauses (1) through (7) of this definition.

“ Change of Control” means the occurrence of any of the following:

(1)	the direct or indirect sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the properties or assets of Express and its Subsidiaries taken as a whole to any Person (including any “person” (as that term is used in Section 13(d)(3) of the Exchange Act)) other than a Permitted Holder; or

(2)	Express becomes aware of (by way of a report or any other filing pursuant to Section 13(d) of the Exchange Act, proxy, vote, written notice or otherwise) the consummation of any transaction (including, without limitation, any merger or consolidation), the result of which is that any Person (including any “person” (as defined above)) other than the Permitted Holders becomes the Beneficial Owner, directly or indirectly, of more than 50% of the Voting Stock of Express, measured by voting power rather than number of shares.

“Change of Control Offer” has the meaning assigned to that term in the indenture governing the notes.

“Change of Control Payment” has the meaning assigned to that term in the indenture governing the notes.

“ Change of Control Payment Date” has the meaning assigned to that term in the indenture governing the notes.

“ Consolidated EBITDA” means, with respect to any specified Person for any period, the Consolidated Net Income of such Person for such period plus, without duplication:

(1)	an amount equal to any extraordinary loss and any unusual or nonrecurring expense plus any net loss realized by such Person or any of its Restricted Subsidiaries in connection with any disposition of assets outside the ordinary course of business, to the extent such losses or expenses were deducted in computing such Consolidated Net Income; plus

(2)	provision for taxes based on income, profits or capital (including state franchise taxes and similar taxes in the nature of income tax) of such Person and its Restricted Subsidiaries for such period and foreign withholding taxes and including an amount equal to the tax distributions actually made to the holders of the Capital Stock of such Person or any direct or indirect parent of such Person in respect of such period in accordance with clause (2) of the definition of “Permitted Payments to Parent,” as though such amounts had been paid as income taxes directly by such Person, in each case, to the extent that such provision for taxes was deducted in computing such Consolidated Net Income; plus

(3)	the Fixed Charges of such Person and its Restricted Subsidiaries for such period, to the extent that such Fixed Charges were deducted in computing such Consolidated Net Income; plus

(4)	any Consolidated Non-cash Charges of such Person and its Restricted Subsidiaries for such period, to the extent that such Consolidated Non-cash Charges were included in computing such Consolidated Net Income; plus

(5)	any losses from foreign currency transactions (including losses related to currency remeasurements of Indebtedness) of such Person and its Restricted Subsidiaries for such period, to the extent that such losses were taken into account in computing such Consolidated Net Income; plus

(6)	any expenses in connection with earn out obligations of such Person and its Restricted Subsidiaries for such period, to the extent that such expenses were deducted in computing such Consolidated Net Income; plus

(7)	any (a) salary, benefit and other direct savings resulting from workforce reductions by such Person implemented or reasonably expected to be implemented within the twelve months following such period, (b) severance or relocation costs or expenses of such Person during such period, (c) one-time non-cash compensation charges incurred by such Person during such period and (d) costs and expenses incurred after the date of the indenture related to employment of terminated employees incurred by such Person during such period, in each case to the extent deducted in computing such Consolidated Net Income; plus

(8)	any losses in respect of post-retirement benefits of such Person, as a result of the application of FASB 106, to the extent that such losses were deducted in computing such Consolidated Net Income; plus

(9)	the amount of any loss from stores which have been closed or identified to be closed by such Person, to the extent that such amounts were deducted in computing such Consolidated Net Income; plus

(10)	the amount of fees and expenses incurred by such Person pursuant to the Advisory Agreement as in effect on the date of the indenture during such period and the amount of advisory fees and expenses incurred by such Person pursuant to the Limited Liability Company Agreement as in effect on the date of the indenture during such period, or pursuant to any amendment, modification or supplement thereto or replacement thereof, so long as the Advisory Agreement or the Limited Liability Company Agreement, as so amended, modified, supplemented or replaced, taken as a whole, is not materially more restrictive than the original Advisory Agreement or the original Limited Liability Company Agreement, as in effect on the date of the indenture, to the extent that such fees and related expenses were deducted in computing such Consolidated Net Income; plus

(11)	any proceeds from business interruption insurance received by such Person during such period, to the extent the associated losses arising out of the event that resulted in the payment of such business interruption insurance proceeds were included in computing Consolidated Net Income; plus

(12)	any fees and expenses related to a Qualified Securitization Transaction, to the extent such fees and expenses are included in computing Consolidated Net Income; plus

(13)	the amount of loss on sales of receivables and related assets to a Securitization Entity in connection with a Qualified Securitization Transaction, to the extent included in computing Consolidated Net Income; plus

(14)	any commissions, discounts, yield and other fees and charges (including any interest expense) related to any Qualified Securitization Transaction, to the extent deducted in computing such Consolidated Net Income; minus

(15)	any extraordinary gains and unusual or non-recurring gains for such period, all determined on a consolidated basis in accordance with GAAP, to the extent such gains were taken into account in computing such Consolidated Net Income; minus

(16)	all gains during such period resulting from the sale or disposition of any asset of such Person outside the ordinary course of business, to the extent such gains were taken into account in computing such Consolidated Net Income; minus

(17)	the amount of any gain in respect of post-retirement benefits as a result of the application of FASB 106, to the extent such gains were taken into account in computing such Consolidated Net Income; minus

(18)	any gains from foreign currency transactions (including gains related to currency remeasurements of Indebtedness) of such Person and its Restricted Subsidiaries for such period, to the extent that such gains were taken into account in computing such Consolidated Net Income; minus

(19)	non-cash items increasing such Consolidated Net Income for such period, other than the accrual of revenue in the ordinary course of business and other than reversals of an accrual or reserve for a potential cash item that reduced Consolidated EBITDA in any prior period, in each case, on a consolidated basis and determined in accordance with GAAP.

“ Consolidated Net Income” means, with respect to any specified Person for any period, the aggregate of the net income (loss) of such Person and its Restricted Subsidiaries for such period, on a consolidated basis (excluding the net income (loss) of any Unrestricted Subsidiary of such Person), determined in accordance with GAAP and without any reduction in respect of preferred stock dividends; provided that:

(1)	all extraordinary, nonrecurring or unusual gains or losses or income or expenses, including, without limitation, any expenses related to any reconstruction, recommissioning or reconfiguration of fixed assets for alternate uses, any severance or relocation expenses and fees, restructuring costs, any expenses, costs or charges (other than Consolidated Non-cash Charges) incurred in connection with any Equity Offering, Permitted Investment, acquisition, disposition, recapitalization or incurrence or repayment of Indebtedness permitted under the indenture, including a refinancing thereof (in each case whether or not successful) (including any such costs and charges incurred in connection with the transactions described in this prospectus under the caption “Prospectus Summary—Refinancing Transactions”), and all gains and losses realized in connection with any business disposition or any disposition of assets outside the ordinary course of business or the disposition of securities or the early extinguishment of Indebtedness, together with any related provision for taxes on any such gain, loss, income or expense will be excluded;

(2)	the net income (or loss) of any Person that is not a Restricted Subsidiary or that is accounted for by the equity method of accounting will be included only to the extent of the amount of dividends or similar distributions paid in cash (or converted to cash) to the specified Person or a Restricted Subsidiary of the Person;

(3)

(a) the net income (or loss) of any Person and its Restricted Subsidiaries will be calculated without deducting the income attributed to, or adding the losses attributed to, the minority equity interests of third parties in any non-wholly owned Restricted Subsidiary except to the extent of the dividends declared or paid in respect of such period or any prior period on the shares of Capital Stock of such Restricted Subsidiary held by such third parties and (b) any ordinary course dividends, distributions or other payments paid in cash and received from any Person in excess of amounts included in clause (2) pursuant to the definition of “Consolidated Net Income” will be included;

(4)	solely for the purpose of the covenant described above under the caption “—Certain Covenants—Restricted Payments,” the net income (but not loss) of any Restricted Subsidiary will be excluded to the extent that the declaration or payment of dividends or similar distributions by that Restricted Subsidiary of that net income is not at the date of determination permitted without any prior governmental approval (that has not been obtained) or, directly or indirectly, by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Restricted Subsidiary or its stockholders, unless such restrictions with respect to the payment of dividends or similar distributions have been legally waived; provided that the Consolidated Net Income of such Person will be increased by the amount of dividends or distributions or other payments actually paid in cash (or converted to cash) by any such Restricted Subsidiary to such Person in respect of such period, to the extent not already included therein;

(5)	the cumulative effect of any change in accounting principles will be excluded;

(6)	(a) any non-cash expenses resulting from the grant or periodic remeasurement of stock options, restricted stock grants or other equity incentive programs (including any stock appreciation and similar rights) and (b) any costs or expenses incurred pursuant to any management equity plan or stock option plan or other management or employee benefit plan or agreement or any stock subscription or shareholder agreement, to the extent that such costs or expenses are funded with cash proceeds contributed to the common equity capital of Express or a Restricted Subsidiary of Express, will be excluded;

(7)	the effect of any non-cash impairment charges or asset write-downs or write-offs resulting from the application of GAAP, including pursuant to FAS Nos. 142 and 144, and the amortization of intangibles arising from the application of GAAP, including pursuant to FAS No. 141 will be excluded;

(8)	any net after-tax income or loss from discontinued operations and any net after-tax gains or losses on disposal of discontinued operations will be excluded;

(9)	any increase in amortization or depreciation, any adjustments to inventory basis or rent expenses or any one-time cash charges (such as purchased in-process research and development or capitalized manufacturing profit in inventory) resulting from purchase accounting in connection with any acquisition that is consummated after the date of the indenture will be excluded;

(10)	an amount equal to the tax distributions actually made to the holders of the Capital Stock of such Person or any direct or indirect parent of such Person in respect of such period in accordance with clause (2) of the definition of “Permitted Payments to Parent” will be included as though such amounts had been paid as income taxes directly by such Person for such period;

(11)	(a) the non-cash portion of rent expense will be excluded and (b) the cash portion of rent expense which exceeds the amount expensed in respect of such rent expense will be included, except for the impact of landlord construction allowance amortization, including construction allowance amortization as if not adjusted for purchase accounting related to the acquisition of 75% of the issued and outstanding limited liability company interests of Holdings by Express Investment Corp.; and

(12)	unrealized gains and losses relating to foreign currency transactions, including those relating to mark-to-market of Indebtedness denominated in foreign currencies resulting from the application of GAAP, including pursuant to FAS No. 52 will be excluded.

“Consolidated Non-cash Charges” means, with respect to any Person for any period, the aggregate depreciation, amortization (including amortization of intangibles but excluding amortization of prepaid cash expenses that were paid in a prior period), impairment, compensation, rent and other non-cash charges, losses or expenses (including non-cash charges, losses or expenses attributable to the movement in the mark-to-market valuation of Hedging Obligations pursuant to FAS No. 133 or in connection with the early extinguishment of Hedging Obligations) of such Person and its Restricted Subsidiaries reducing Consolidated Net Income of such Person for such period on a consolidated basis and otherwise determined in accordance with GAAP, but excluding (i) any such charge which consists of or requires an accrual of, or cash reserve for, anticipated cash charges for any future period and (ii) the non-cash impact of recording the change in fair value of any embedded derivatives under FAS No. 133 and related interpretations as a result of the terms of any agreement or instrument to which such Consolidated Non-cash Charges relate.

“ Continuing” means, with respect to any Default or Event of Default, that such Default or Event of Default has not been cured or waived.

“ Contribution Indebtedness” means Indebtedness of the Issuers or any Subsidiary Guarantor in an aggregate principal amount not greater than the aggregate amount of cash contributions (other than Excluded Contributions) made to the common equity capital of Express or such Subsidiary Guarantor after the date of the indenture; provided that:

(1)	such Contribution Indebtedness has a Stated Maturity later than the Stated Maturity of the notes; and

(2)	such Contribution Indebtedness (a) is incurred within 210 days after the making of such cash contributions and (b) is so designated as Contribution Indebtedness pursuant to an officer’s certificate on the date of incurrence thereof.

“Credit Agreements” means, collectively (a) that certain Asset-Based Loan Credit Agreement, dated as of July 6, 2007, as amended as of the date of the indenture, by and among Holdings, Express, Wells Fargo Retail Finance, LLC, as administrative agent, and the lenders, agents and other parties party thereto, providing for up to $200.0 million of revolving credit borrowings (the “Revolving Credit Agreement”), (b) that certain Term Loan Credit Agreement, dated as of July 6, 2007, as amended as of the date of the indenture, by and among Holdings, Express, Morgan Stanley Senior Funding, Inc., as administrative agent, and the lenders, agents and other parties party thereto, providing for up to $125.0 million of term loan borrowings (the “Term Loan Credit Agreement”), and (c) that certain Credit Agreement, dated June 26, 2008, as amended as of the date of the indenture, by and among Express Topco LLC, as borrower, the lenders party thereto, and KKR SCF Loan Administration, LLC, as administrative agent, providing for up to $300.0 million of term loan borrowings (the “Topco Credit Agreement”), in each case, including any related notes, Guarantees, collateral documents, instruments and agreements executed in connection therewith, and, in each case, as amended, restated, modified, renewed, refunded, replaced in any manner (whether upon or after termination or otherwise) or refinanced (including by means of sales of debt securities to institutional investors) in whole or in part from time to time.

“Credit Facilities” means, (a) one or more debt facilities (including, without limitation, the Credit Agreements) or commercial paper facilities, in each case, with banks or other institutional lenders providing for revolving credit loans, term loans, receivables financing (including through the sale of receivables to such lenders or to special purpose entities formed to borrow from such lenders against such receivables) or letters of credit, (b) debt securities, indentures or other forms of debt financing (including convertible or exchangeable debt instruments or bank guarantees or bankers’ acceptances) sold to institutional investors, or (c) instruments or agreements evidencing any other Indebtedness, in each case with banks or other institutional lenders and, in each case, with the same or different borrowers or issuers and, in each case, as amended, supplemented, modified, extended, restructured, renewed, refinanced, restated, replaced or refunded in whole or in part from time to time.

“Default” means any event that is, or with the passage of time or the giving of notice or both would be, an Event of Default.

“Designated Non-cash Consideration” means the Fair Market Value of non-cash consideration received by Express or one its Restricted Subsidiaries in connection with an Asset Sale that is so designated as Designated Non-cash Consideration pursuant to an officer’s certificate, setting forth the basis of such valuation, less the amount of Cash Equivalents received in connection with a subsequent sale of such Designated Non-cash Consideration.

“ Designated Preferred Stock” means preferred stock of Express or any direct or indirect parent of Express, including Parent (other than Disqualified Stock), that is issued for cash (other than to the Issuers or any of Express’ Subsidiaries or an employee stock plan or trust established by the Issuers or any of Express’ Subsidiaries) and is so designated as Designated Preferred Stock, pursuant to an officer’s certificate, on the date of issuance thereof, the cash proceeds of which are excluded from the calculation set forth in clause (c) of the covenant described under the caption “—Certain Covenants—Restricted Payments.”

“Disqualified Stock” means any Capital Stock that, by its terms (or by the terms of any security into which it is convertible, or for which it is exchangeable, in each case, at the option of the holder of the Capital Stock), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or is redeemable at the option of the holder of the Capital Stock, in whole or in part, on or prior to the date that is 91 days after the date on which the notes mature; provided, however, that only the portion of Capital Stock which so matures or is mandatorily redeemable, is so convertible or exchangeable or is so redeemable at the option of the holder thereof prior to such date will be deemed to be Disqualified Stock; provided, further, however, that if such Capital Stock is issued to any employee or to any plan for the benefit of employees of Express, any direct or indirect parent of Express, including Parent, or Express’ Restricted Subsidiaries or by any such plan to such employees, such Capital Stock will not constitute Disqualified Stock solely because it may be required to be repurchased by Express in order to satisfy applicable statutory or regulatory obligations or as a result of such employee’s termination, death or disability; provided, further, that any class of Capital Stock of such Person that by its terms authorizes such Person to satisfy its obligations thereunder by delivery of Capital Stock that is not Disqualified Stock will not be deemed to be Disqualified Stock.

“Domestic Subsidiary” means any Restricted Subsidiary of Express that was formed under the laws of the United States or any state of the United States or the District of Columbia.

“Equity Interests” means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).

“Equity Offering” means a public or private sale either (1) of Equity Interests of Express by Express (other than Disqualified Stock and other than to a Subsidiary of Express or Parent) or (2) of Equity Interests of a direct or indirect parent of Express, including Parent (other than to Express, a Subsidiary of Express or any direct or indirect parent of Express, including Parent).

“Excluded Contributions” means the net cash proceeds, Cash Equivalents and/or Fair Market Value of Investment Grade Securities received by Express after the date of the indenture from:

(1)	contributions to its common equity capital; and

(2)	the sale (other than to the Issuers or to a Subsidiary of Express or to any management equity plan or stock option plan or any other management or employee benefit plan or agreement of the Issuers or any Subsidiary of Express) of Capital Stock (other than Disqualified Stock and Designated Preferred Stock) of Express;

in each case designated as Excluded Contributions pursuant to an officer’s certificate, the proceeds of which are excluded from the calculation set forth in clause (c) of the covenant described under the caption “—Certain Covenants—Restricted Payments.”

“ Existing Indebtedness” means all Indebtedness of the Issuers and Express’ Subsidiaries (other than Indebtedness under the Credit Agreements) in existence on the date of the indenture, until such amounts are repaid.

“ Fair Market Value” means the value (which, for the avoidance of doubt, will take into account any liabilities associated with related assets) that would be paid by a willing buyer to an unaffiliated willing seller in an arm’s length transaction not involving distress or compulsion of either party, determined in good faith by the Board of Directors of Express (unless otherwise provided in the indenture).

“Fixed Charge Coverage Ratio” means with respect to any specified Person for any period, the ratio of the Consolidated EBITDA of such Person for such period to the Fixed Charges of such Person for such period. In the event that the specified Person or any of its Restricted Subsidiaries incurs, assumes, Guarantees, repays, repurchases, redeems, defeases or otherwise discharges any Indebtedness (other than in the case of revolving credit borrowings or revolving advances under any Qualified Securitization Transaction, in which case interest expense will be computed based upon the average daily balance of such Indebtedness during the applicable period) or issues, repurchases or redeems preferred stock subsequent to the commencement of the period for which the Fixed Charge Coverage Ratio is being calculated and on or prior to the date on which the event for which the calculation of the Fixed Charge Coverage Ratio is made (the “Calculation Date”), then the Fixed Charge Coverage Ratio will be calculated giving pro forma effect (as determined in good faith by Express, as certified in an officers’ certificate delivered to the trustee) to such incurrence, assumption, Guarantee, repayment, repurchase, redemption, defeasance or other discharge of Indebtedness, or such issuance, repurchase or redemption of preferred stock, and the use of the proceeds therefrom, as if the same had occurred at the beginning of the applicable four-quarter reference period.

For purposes of making the computations referred to above, Investments, acquisitions, dispositions, mergers, consolidations and discontinued operations (as determined in accordance with GAAP), in each case with respect to an operating unit of a business, and operational changes, that the Issuers or any of Express’ Restricted Subsidiaries have both determined to make and made after the date of the indenture and during the four-quarter reference period or subsequent to such reference period and on or prior to or simultaneously with the Calculation Date (each, for purposes of this definition, a “pro forma event”) will be calculated on a pro forma basis assuming that all such Investments, acquisitions, dispositions, mergers, consolidations, discontinued operations and operational changes (and the change of any associated fixed charge obligations and the change in Consolidated EBITDA resulting therefrom) had occurred on the first day of the four-quarter reference period. If since the beginning of such period any Person that subsequently became a Restricted Subsidiary of Express or was merged with or into an Issuer or any Restricted Subsidiary of Express since the beginning of such period will have made or effected any Investment, acquisition, disposition, merger, consolidation or discontinued operation, in each case with respect to an operating unit of a business, or operational change that would have required adjustment pursuant to this definition, then the Fixed Charge Coverage Ratio will be calculated giving pro forma effect thereto for such period as if such Investment, acquisition, disposition, merger, consolidation, discontinued operation, or operational change had occurred at the beginning of the applicable four-quarter period.

For purposes of this definition, whenever pro forma effect is to be given to any pro forma event, the pro forma calculations will be made in good faith by a responsible financial or accounting officer of Express. If any Indebtedness bears a floating rate of interest and is being given pro forma effect, the interest on such Indebtedness will be calculated as if the rate in effect on the Calculation Date had been the applicable rate for the entire period (taking into account any Hedging Obligations applicable to such Indebtedness if such Hedging Obligations have a remaining term in excess of 12 months as of the Calculation Date). For purposes of this definition, interest on a Capital Lease Obligation will be deemed to accrue at an interest rate reasonably determined by a responsible financial or accounting officer of Express to be the rate of interest implicit in such Capital Lease Obligation in accordance with GAAP. For purposes of making the computation referred to above, interest on any Indebtedness under a revolving credit facility computed on a pro forma basis will be computed based upon the average daily balance of such Indebtedness during the applicable period. Interest on Indebtedness that may optionally be determined at an interest rate based upon a factor of a prime or similar rate, a eurocurrency interbank offered rate, or other rate, will be deemed to have been based upon the rate actually chosen, or, if none, then based upon such optional rate chosen as Express may designate. Any pro forma calculations made pursuant to this definition may include adjustments appropriate, in the reasonable determination of Express as set forth in an officers’ certificate delivered to the trustee, to reflect (1) in the case of any pro forma event, operating expense reductions and other operating improvements or synergies reasonably expected to result within twelve months of the date of such pro forma event and (2) all adjustments of the type and nature used in connection with the calculation of “EBITDA” and “Adjusted EBITDA” as set forth in the footnotes under the caption “Summary Historical and As Adjusted Consolidated Financial and Operating Data” in this prospectus to the extent such adjustments, without duplication, continue to be applicable to such four quarter period.

“ Fixed Charges” means, with respect to any specified Person for any period, the sum, without duplication, of:

(1)	the consolidated interest expense of such Person and its Restricted Subsidiaries for such period, whether paid or accrued, to the extent such expense was deducted in computing Consolidated Net Income, including, without limitation, amortization of original issue discount, the interest component of all payments associated with Capital Lease Obligations, and the net of the effect of all payments made or received pursuant to Hedging Obligations in respect of interest rates and excluding amortization or write off of deferred financing fees and expensing of any other financing fees, the non-cash portion of interest expense resulting from the reduction in the carrying value under purchase accounting of the Issuers’ outstanding Indebtedness and commissions, discounts, yield and other fees and charges (including any interest expense) related to any Securitization Transaction; provided that, for purposes of calculating consolidated interest expense, no effect will be given to the discount and/or premium resulting from the bifurcation of derivatives under Statement of Financial Accounting Standards No. 133 and related interpretations as a result of the terms of the Indebtedness to which such consolidated interest expense applies; plus

(2)	the consolidated interest expense of such Person and its Restricted Subsidiaries that was capitalized during such period; plus

(3)	all cash dividends, whether paid or accrued, on any series of preferred stock of such Person or any of its Restricted Subsidiaries, excluding items eliminated in consolidation, in each case, determined on a consolidated basis in accordance with GAAP; minus

(4)	the consolidated interest income of such Person and its Restricted Subsidiaries for such period, whether received or accrued, to the extent such income was included in determining Consolidated Net Income.

“Foreign Subsidiary” means any Restricted Subsidiary of Express that is not a Domestic Subsidiary and any direct or indirect Subsidiary of such Restricted Subsidiary.

“GAAP” means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as have been approved by a significant segment of the accounting profession, which are in effect on the date of the indenture, except with respect to any reports or financial information required to be delivered pursuant to the covenant described above under the caption “—Certain Covenants—Reports,” which shall be prepared in accordance with GAAP as in effect on the date thereof. For the purposes of the indenture, the term “consolidated” with respect to any Person shall mean such Person consolidated with its Restricted Subsidiaries, and shall not include any Unrestricted Subsidiary, but the interest of such Person in an Unrestricted Subsidiary will be accounted for as an Investment.

“Government Securities” has the meaning assigned to that term in the indenture governing the notes.

“Guarantee” means a guarantee other than by endorsement of negotiable instruments for collection in the ordinary course of business, direct or indirect, in any manner including, without limitation, by way of a pledge of assets or through letters of credit or reimbursement agreements in respect thereof, of all or any part of any Indebtedness (whether arising by virtue of partnership arrangements, or by agreements to keep-well, to purchase assets, goods, securities or services, to take or pay or to maintain financial statement conditions or otherwise).

“ Guarantors” means:

(1)	Parent;

(2)	each direct or indirect Domestic Subsidiary of Express on the date of the indenture (other than Immaterial Subsidiaries); and

(3)	any other Subsidiary of Express that executes a Note Guarantee in accordance with the provisions of the indenture;

and their respective successors and assigns, in each case, until the Note Guarantee of such Person has been released in accordance with the provisions of the indenture.

“ Hedging Obligations” means, with respect to any specified Person, the obligations of such Person under:

(1)	interest rate swap agreements (whether from fixed to floating or from floating to fixed), interest rate cap agreements and interest rate collar agreements;

(2)	other agreements or arrangements designed to manage interest rates or interest rate risk; and

(3)	other agreements or arrangements designed to protect such Person against fluctuations in currency exchange rates or commodity prices.

“Holdings” means Express Holding, LLC, a Delaware limited liability company.

“Immaterial Subsidiary” means, as of any date, any Restricted Subsidiary that would not be a Significant Subsidiary of Express.

“ Indebtedness” means, with respect to any specified Person, any indebtedness of such Person (excluding accrued expenses and trade payables, deferred compensation, deferred rent (other than for Capital Lease Obligations), unredeemed gift card deferred revenue and landlord allowances), whether or not contingent:

(1)	in respect of borrowed money;

(2)	evidenced by bonds, notes, debentures or similar instruments or letters of credit (or reimbursement agreements in respect thereof);

(3)	in respect of banker’s acceptances;

(4)	representing Capital Lease Obligations;

(5)	representing the balance of deferred and unpaid purchase price of any property or services due more than six months after such property is acquired or such services are completed; or

(6)	representing any Hedging Obligations,

if and to the extent any of the preceding items (other than letters of credit and Hedging Obligations) would appear as a liability upon a balance sheet of the specified Person prepared in accordance with GAAP. In addition, the term “Indebtedness” includes all Indebtedness of others secured by a Lien on any asset of the specified Person (whether or not such Indebtedness is assumed by the specified Person) and, to the extent not otherwise included, the Guarantee by the specified Person of any Indebtedness of any other Person; provided that (a) contingent obligations incurred in the ordinary course of business and (b) obligations under or in respect of

Securitization Transactions shall be deemed not to constitute Indebtedness. Indebtedness shall be calculated without giving effect to the effects of Statement of Financial Accounting Standards No. 133 and related interpretations to the extent such effects would otherwise increase or decrease an amount of Indebtedness for any purpose under the indenture as a result of accounting for any embedded derivatives created by the terms of such Indebtedness.

“Independent Financial Advisor” means an accounting, appraisal or investment banking firm or consultant to Persons engaged in a Permitted Business, in each case of nationally recognized standing that is, in the good faith determination of Express, qualified to perform the task for which it has been engaged.

“Investment Grade Securities” means:

(1)	securities issued or directly and fully guaranteed or insured by the U.S. government or any agency or instrumentality thereof (other than Cash Equivalents) and in each case with maturities not exceeding two years from the date of acquisition;

(2)	securities that have a rating equal to or higher than Baa3 (or the equivalent) by Moody’s or BBB- (or the equivalent) by S&P, or an equivalent rating by any other “nationally recognized statistical rating organization” within the meaning of Rule 15c3-1(c)(2)(vi)(F) under the Exchange Act;

(3)	investments in any fund that invests at least 95% of its assets in investments of the type described in clauses (1) and (2) which fund may also hold immaterial amounts of cash pending investment and/or distribution; and

(4)	corresponding instruments in countries other than the United States customarily utilized for high quality investments and in each case with maturities not exceeding two years from the date of acquisition.

“Investments” means, with respect to any Person, all direct or indirect investments by such Person in other Persons (including Affiliates) in the forms of loans (including Guarantees), advances or capital contributions (excluding accounts receivable, trade credit and advances to customers and commission, travel and similar advances to officers and employees made in the ordinary course of business), purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities issued by any other Person, together with all items that are required to be classified as investments on a balance sheet prepared in accordance with GAAP in the same manner as the other investments included in this definition to the extent such transactions involve the transfer of cash or other property. If the Issuers or any Restricted Subsidiary of Express sells or otherwise disposes of any Equity Interests of any direct or indirect Restricted Subsidiary of Express such that, after giving effect to any such sale or disposition, such Person is no longer a Restricted Subsidiary of Express, such Issuer will be deemed to have made an Investment on the date of any such sale or disposition equal to the Fair Market Value of such Issuer’s Investments in such Subsidiary that were not sold or disposed of in an amount determined as provided in the penultimate paragraph of the covenant described above under the caption “—Certain Covenants—Restricted Payments.” The acquisition by the Issuers or any Restricted Subsidiary of Express of a Person that holds an Investment in a third Person will be deemed to be an Investment by such Issuer or such Restricted Subsidiary in such third Person in an amount equal to the Fair Market Value of the Investments held by the acquired Person in such third Person in an amount determined as provided in the penultimate paragraph of the covenant described above under the caption “—Certain Covenants—Restricted Payments.” Except as otherwise provided in the indenture, the amount of an Investment will be determined at the time the Investment is made and without giving effect to subsequent changes in value. Notwithstanding anything in this Description of Exchange Notes to the contrary, for purposes of the covenant described above under the caption “—Certain Covenants—Restricted Payments”:

(1)

“Investments” shall include the portion (proportionate to Express’ equity interest in such Subsidiary) of the Fair Market Value of the net assets of a Subsidiary of Express at the time that such Subsidiary is designated an Unrestricted Subsidiary; provided, however, that upon a redesignation of such Subsidiary as a Restricted Subsidiary of Express, Express shall be deemed to continue to have a permanent “Investment” in an Unrestricted Subsidiary equal to an amount (if positive) equal to:

(a)	Express’ “Investment” in such Subsidiary at the time of such redesignation; minus

(b)	the portion (proportionate to Express’ equity interest in such Subsidiary) of the Fair Market Value of the net assets of such Subsidiary at the time of such redesignation; and

(2)	any property transferred to or from an Unrestricted Subsidiary shall be valued at its Fair Market Value at the time of such transfer, in each case as determined in good faith by the Board of Directors of Express.

“Lien” means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law, including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction.

“Limited Liability Company Agreement” means the Limited Liability Company Agreement of Express Parent LLC, dated as of June 28, 2008, as amended, modified or restated from time to time, between Express Parent LLC and its members.

“ Moody’s” means Moody’s Investors Service, Inc.

“Net Proceeds” means the aggregate cash proceeds and Cash Equivalents received by Express or any of its Restricted Subsidiaries in respect of any Asset Sale (including, without limitation, any cash or Cash Equivalents received upon the sale or other disposition of any Designated Non-cash Consideration received in any Asset Sale, but excluding the assumption by the acquiring Person of Indebtedness relating to the disposed asset or other consideration received in any other non-cash form), net of the direct costs relating to such Asset Sale and the sale or disposition of such Designated Non-cash Consideration, including, without limitation, legal, accounting and investment banking fees, discounts and sales commissions, and any relocation expenses incurred as a result of the Asset Sale, taxes paid or payable as a result of the Asset Sale, in each case, after taking into account any available tax credits or deductions and any tax sharing arrangements, amounts required to be applied to the repayment of principal, premium (if any) and interest on Indebtedness required (other than pursuant to the fifth paragraph of the covenant described above under the caption “—Repurchase at the Option of Holders—Asset Sales”) to be paid as a result of such transaction, and any deduction of appropriate amounts to be provided by the Issuers as a reserve in accordance with GAAP against any liabilities associated with the asset disposed of in such transaction and retained by the Issuers after such sale or other disposition thereof, including, without limitation, pension and other post-employment benefit liabilities and liabilities related to environmental matters or against any indemnification obligations associated with such transaction.

“ Non-Recourse Debt” means Indebtedness:

(1)	as to which none of the Issuers, Parent nor any of Express’ Restricted Subsidiaries (a) provides credit support of any kind (including any undertaking, agreement or instrument that would constitute Indebtedness) or (b) is directly or indirectly liable as a guarantor or otherwise; and

(2)	as to which the lenders have been notified in writing that they will not have any recourse to the stock or assets of the Issuers, Parent or any of Express’ Restricted Subsidiaries (other than the Equity Interests of an Unrestricted Subsidiary).

“Note Guarantee” means the Guarantee by each Guarantor of the Issuers’ obligations under the indenture and the notes, executed pursuant to the provisions of the indenture.

“Obligations” means any principal, interest, penalties, fees, indemnifications, reimbursements, damages and other liabilities payable under the documentation governing any Indebtedness; provided that Obligations with respect to the notes shall not include fees or indemnifications in favor of the trustee and other third parties other than the holders of the notes.

“ Permitted Asset Swap” means the substantially concurrent purchase and sale or exchange of Related Business Assets or a combination of Related Business Assets and cash and Cash Equivalents; provided, that any cash and Cash Equivalents received are applied in accordance with the covenant described under the caption “—Repurchase at the Option of Holders—Asset Sales.”

“Permitted Business” means any business that is the same as, or reasonably related, ancillary or complementary to, any of the businesses in which the Issuers and Express’ Restricted Subsidiaries are engaged on the date of the indenture.

“Permitted Holders” means (i) each of the Principals, (ii) members of management of Express or any direct or indirect parent of Express, including Parent, (iii) any Person that has no material assets other than the Capital Stock of Express or any direct or indirect parent of Express, including Parent, and, directly or indirectly, holds or acquires 100% of the total voting power of the Voting Stock of Express, and of which no other Person or group (in each case within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act, or any successor provision), other than any Permitted Holder specified in clause (i) or (ii) above, holds more than 50% of the total voting power of the Voting Stock thereof, and (iv) any group (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act, or any successor provision) the members of which include any Permitted Holder specified in clause (i) or (ii) above and that, directly or indirectly, holds or acquires beneficial ownership of the Voting Stock of Express or any direct or indirect parent of Express, including Parent (a “Permitted Holder Group”); provided that (1) each member of the Permitted Holder Group has voting rights proportional to the percentage of ownership interests held or acquired by such member and (2) no Person or other group (other than a Permitted Holder specified in clause (i) or (ii) above) beneficially owns more than 50% on a fully diluted basis of the Voting Stock held by the Permitted Holder Group. Any person or group, together with its Affiliates, whose acquisition of beneficial ownership constitutes a Change of Control in respect of which a Change of Control Offer is made in accordance with the requirements of the indenture will thereafter constitute an additional Permitted Holder.

“ Permitted Investments” means:

(1)	any Investment in the Issuers (including in the notes) or in a Restricted Subsidiary of Express;

(2)	any Investment in cash, Cash Equivalents or Investment Grade Securities;

(3)	any Investment by the Issuers or any Restricted Subsidiary of Express in a Person, if as a result of such Investment:

(a)	such Person becomes a Restricted Subsidiary of Express; or

(b)	such Person is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, Express or a Restricted Subsidiary of Express;

(4)	any Investment made as a result of the receipt of non-cash consideration from an Asset Sale that was made pursuant to and in compliance with the covenant described above under the caption “—Repurchase at the Option of Holders—Asset Sales;”

(5)	any acquisition of assets or Capital Stock solely in exchange for, or out of the proceeds of, the issuance of Equity Interests (other than Disqualified Stock) of the Issuers or of any direct or indirect parent of Express, including Parent;

(6)

any Investments received in compromise or resolution of (A) obligations of trade creditors or customers that were incurred in the ordinary course of business of the Issuers or any of Express’ Restricted Subsidiaries, including pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of any trade creditor or customer; or (B) litigation, arbitration or other disputes;

(7)	Investments represented by Hedging Obligations;

(8)	loans or advances to employees made in the ordinary course of business of the Issuers or any Subsidiary of Express in an aggregate principal amount not to exceed $5.0 million at any one time outstanding;

(9)	repurchases of the notes;

(10)	any guarantee of Indebtedness permitted to be incurred by the covenant described above under the caption “—Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock” other than a guarantee of Indebtedness of an Affiliate of the Issuers that is not a Restricted Subsidiary of Express;

(11)	any Investment existing on, or made pursuant to binding commitments existing on, the date of the indenture and any Investment consisting of an extension, modification, renewal, replacement, refunding or refinancing of any Investment existing on, or made pursuant to a binding commitment existing on, the date of the indenture; provided that the amount of any such Investment may be increased (a) as required by the terms of such Investment as in existence on the date of the indenture or (b) as otherwise permitted under the indenture;

(12)	Investments acquired after the date of the indenture as a result of the acquisition by the Issuers or any Restricted Subsidiary of Express of another Person, including by way of a merger, amalgamation or consolidation with or into the Issuers or any of Express’ Restricted Subsidiaries in a transaction that is not prohibited by the covenant described above under the caption “—Merger, Consolidation or Sale of Assets” after the date of the indenture to the extent that such Investments were not made in contemplation of such acquisition, merger, amalgamation or consolidation and were in existence on the date of such acquisition, merger, amalgamation or consolidation;

(13)	Investments by the Issuers and Express’ Restricted Subsidiaries consisting of deposits, prepayment and other credits to suppliers or landlords made in the ordinary course of business;

(14)	guaranties made in the ordinary course of business of obligations owed to landlords, suppliers, customers, franchisees and licensees of Express and its Subsidiaries;

(15)	any Investment acquired by the Issuers or any of Express’ Restricted Subsidiaries (a) in exchange for any other Investment or accounts receivable held by the Issuers or any such Restricted Subsidiary in connection with or as a result of a bankruptcy, workout, reorganization or recapitalization of the issuer of such other Investment or accounts receivable, or (b) as a result of a foreclosure by the Issuers or any of Express’ Restricted Subsidiaries with respect to any secured Investment or other transfer of title with respect to any secured Investment in default;

(16)	any Investment by the Issuers or any of Express’ Restricted Subsidiaries in a Permitted Business (other than an Investment in an Unrestricted Subsidiary) having an aggregate Fair Market Value, taken together with all other Investments made pursuant to this clause (16) that are at the time outstanding, not to exceed the greater of (a) $50.0 million and (b) 6.0% of Total Assets at the time of such Investment (with the Fair Market Value of each Investment being measured at the time made and without giving effect to subsequent changes in value), at any one time outstanding; provided, however, that if any Investment pursuant to this clause (16) is made in any Person that is not a Restricted Subsidiary of Express at the date of the making of such Investment and such Person becomes a Restricted Subsidiary of Express after such date, such Investment shall thereafter be deemed to have been made pursuant to clause (1) above and shall cease to have been made pursuant to this clause (16) for so long as such Person continues to be a Restricted Subsidiary;

(17)	loans and advances to officers, directors and employees for business-related travel expenses, moving and relocation expenses and other similar expenses, in each case incurred in the ordinary course of business;

(18)	Investments consisting of the licensing or contribution of intellectual property pursuant to joint marketing arrangements with other Persons;

(19)	Investments in joint ventures of the Issuers or any of Express’ Restricted Subsidiaries existing on the date of the indenture in an aggregate amount, taken together with all other Investments made pursuant to this clause (19) that are at the time outstanding, not to exceed the greater of (a) $25.0 million and (b) 3.0% of Total Assets at the time of such Investment, at any one time outstanding;

(20)	Investments consisting of purchases and acquisitions of inventory, supplies, materials and equipment or purchases of contract rights or licenses of intellectual property or leases, in each case, in the ordinary course of business;

(21)	Investments by Express or a Restricted Subsidiary of Express in a Securitization Entity or any Investments by a Securitization Entity in any other Person in connection with a Qualified Securitization Transaction, including Investments of funds held in accounts permitted or required by the arrangements governing such Qualified Securitization Transaction or any related Indebtedness; provided, however, that such Investment is solely in the form of a Purchase Money Note, equity interests or contribution of additional accounts receivable generated by Express or any of its Subsidiaries;

(22)	loans and advances made by Express or any of Express’ Restricted Subsidiaries to officers, directors or employees of Express, any direct or indirect parent of Express, including Parent, or Express’ Restricted Subsidiaries, the proceeds of which are used to purchase Equity Interests of Express, any direct or indirect parent of Express, including Parent, or Express’ Restricted Subsidiaries in an aggregate principal amount not to exceed $10.0 million at any one time outstanding;

(23)	any transaction to the extent it constitutes an Investment that is permitted by and made in accordance with the provisions of the second paragraph of the covenant described above under the caption “—Certain Covenants—Transactions with Affiliates” (except transactions described in clauses (6), (10), (11) and (13) of such covenant);

(24)	Investments by Restricted Subsidiaries of Express in other Restricted Subsidiaries of Express and Investments by Unrestricted Subsidiaries of Express in other Unrestricted Subsidiaries of Express;

(25)	Investments in Unrestricted Subsidiaries having an aggregate Fair Market Value (measured on the date each such Investment was made and without giving effect to subsequent changes in value), when taken together with all other Investments made pursuant to this clause (25) that are at that time outstanding not to exceed the greater of (a) $25.0 million and (b) 3.0% of Total Assets at the time of such Investment, at any one time outstanding; and

(26)	other Investments in any Person having an aggregate Fair Market Value (measured on the date each such Investment was made and without giving effect to subsequent changes in value), when taken together with all other Investments made pursuant to this clause (26) that are at the time outstanding not to exceed the greater of (a) $25.0 million and (b) 3.0% of Total Assets at the time of such Investment, at any one time outstanding.

“ Permitted Liens” means:

(1)	Liens on assets of the Issuers or any of Express’ Restricted Subsidiaries securing Indebtedness and other Obligations under Credit Facilities that were incurred pursuant to either clause (1) or clause (20) of the definition of Permitted Debt and/or securing Hedging Obligations related thereto and/or securing Obligations with regard to Treasury Management Arrangements;

(2)	Liens in favor of the Issuers or the Subsidiary Guarantors;

(3)

Liens on assets, property or Capital Stock of a Person existing at the time such Person becomes a Restricted Subsidiary of Express or is merged with or into or consolidated with the Issuers or any Restricted Subsidiary of Express; provided that such Liens (a) were in existence prior to the contemplation of such Person becoming a Restricted Subsidiary of Express or such merger or consolidation and (b) do not extend to any assets other than those of the Person that becomes a Restricted Subsidiary of Express or is merged with or into or consolidated with the Issuers or any Restricted Subsidiary of Express;

(4)	Liens on assets or on property (including Capital Stock) existing at the time of acquisition of the assets or property by the Issuers or any Subsidiary of Express; provided that such Liens (a) were in existence prior to such acquisition and not incurred in contemplation of, such acquisition and (b) do not extend to any other assets of the Issuers or any of Express’ Subsidiaries;

(5)	Liens, pledges or deposits to secure the performance of bids, trade contracts, leases, statutory obligations, insurance, judgments, surety or appeal bonds, workers compensation obligations, performance bonds, unemployment insurance obligations, social security obligations, or other obligations of a like nature incurred in the ordinary course of business (including Liens to secure letters of credit issued to assure payment of such obligations);

(6)	Liens to secure Indebtedness (including Capital Lease Obligations) permitted by clause (4) of the second paragraph of the covenant described under the caption “—Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock” covering only the assets acquired with or financed by such Indebtedness;

(7)	Liens existing on the date of the indenture;

(8)	Liens for taxes, assessments or governmental charges or claims that are not yet delinquent or that are being contested in good faith by appropriate proceedings promptly instituted and diligently concluded; provided that any reserve or other appropriate provision as is required in conformity with GAAP has been made therefor;

(9)	Liens imposed by law, such as carriers’, warehousemen’s, materialmen’s, landlord’s, workmen’s, repairmen’s and mechanics’ Liens, in each case, incurred in the ordinary course of business;

(10)	survey exceptions, easements or reservations of, or rights of others for, licenses, rights-of-way, sewers, electric lines, telegraph and telephone lines and other similar purposes, or zoning or other restrictions as to the use of real property that were not incurred in connection with Indebtedness and that do not in the aggregate materially adversely affect the value of said properties or materially impair their use in the operation of the business of such Person;

(11)	Liens created for the benefit of (or to secure) the notes (or the Note Guarantees);

(12)	Liens to secure any Permitted Refinancing Indebtedness permitted to be incurred under the indenture; provided, however, that:

(a)	the new Lien is limited to all or part of the same property and assets that secured or, under the written agreements pursuant to which the original Lien arose, could secure the original Lien (plus improvements and accessions to, such property or proceeds or distributions thereof); and

(b)	the Indebtedness secured by the new Lien is not increased to any amount greater than the sum of (x) the outstanding principal amount, or, if greater, committed amount, of the Indebtedness renewed, refunded, refinanced, replaced, defeased or discharged with such Permitted Refinancing Indebtedness and (y) an amount necessary to pay any fees and expenses, including premiums, related to such renewal, refunding, refinancing, replacement, defeasance or discharge;

(13)	Liens on insurance policies and proceeds thereof, or other deposits, to secure insurance premium financings;

(14)	filing of Uniform Commercial Code financing statements as a precautionary measure in connection with operating leases;

(15)	bankers’ Liens, rights of setoff, Liens arising out of judgments or awards not constituting an Event of Default and notices of lis pendens and associated rights related to litigation being contested in good faith by appropriate proceedings and for which adequate reserves have been made;

(16)	Liens on cash, Cash Equivalents or other property arising in connection with the defeasance, discharge or redemption of Indebtedness;

(17)	Liens on specific items of inventory or other goods and the proceeds thereof (including documents, instruments, accounts, chattel paper, letter of credit rights, general intangibles, supporting obligations, and claims under insurance policies relating thereto) of any Person securing such Person’s obligations in respect of bankers’ acceptances or letters of credit issued or created in the ordinary course of business for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods;

(18)	grants of software and other technology licenses in the ordinary course of business;

(19)	Liens arising out of conditional sale, title retention, consignment or similar arrangements for the sale of goods entered into in the ordinary course of business;

(20)	statutory, common law or contractual Liens of creditor depository institutions or institutions holding securities accounts (including the right of set-off or similar rights and remedies);

(21)	customary Liens granted in favor of a trustee to secure fees and other amounts owing to such trustee under an indenture or other agreement pursuant to which Indebtedness not prohibited by the indenture is issued;

(22)	Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of custom duties in connection with the importation of goods;

(23)	Liens on assets or the Capital Stock of Foreign Subsidiaries securing Indebtedness of Foreign Subsidiaries permitted to be incurred pursuant to clause (12) of the definition of “Permitted Debt” under the caption “—Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock;”

(24)	Liens on the Equity Interests of Unrestricted Subsidiaries;

(25)	Liens securing Hedging Obligations entered into in the ordinary course of business and not for speculative purposes; provided that such Hedging Obligations relate solely to Indebtedness that is permitted to be incurred under the indenture;

(26)	Liens on assets pursuant to merger agreements, stock or asset purchase agreements and similar agreements in respect of the disposition of such assets otherwise permitted under the indenture for so long as such agreements are in effect;

(27)	Liens incurred in the ordinary course of business with respect to obligations that do not exceed the greater of (a) $25.0 million and (b) 3.0% of Total Assets at the time of such incurrence, at any one time outstanding;

(28)	Liens securing Indebtedness or other Obligations of a Restricted Subsidiary of Express owing to the Issuers or another Restricted Subsidiary of Express permitted to be incurred in accordance with the covenant described above under the caption “—Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock;”

(29)	leases and subleases of real property which do not materially interfere with the ordinary conduct of the business of the Issuers or any of Express’ Restricted Subsidiaries;

(30)	Liens on accounts receivable and related assets of the type specified in the definition of “Securitization Transaction” incurred in connection with a Qualified Securitization Transaction;

(31)	deposits made in the ordinary course of business to secure liability to insurance carriers; and

(32)	Liens incurred to secure any Treasury Management Arrangement incurred in the ordinary course of business.

“ Permitted Payments to Parent” means the declaration and payment of dividends by the Issuers to, or the making of loans to, any direct or indirect parent of Express, including Parent, in amounts required for any direct or indirect parent of Express, including Parent (and, in the case of clause (2) below, its direct or indirect members), to pay, in each case without duplication:

(1)	general corporate operating and overhead costs and expenses (including without limitation, any such fees, costs or expenses required for any direct or indirect parent of Express, including Parent, to maintain its corporate existence) of any direct or indirect parent of Express, including Parent, to the extent such costs and expenses are attributable to the ownership or operation of the Issuers and Express’ Restricted Subsidiaries;

(2)	foreign, federal, state and local income taxes, to the extent such income taxes are attributable to the income of the Issuers and Express’ Restricted Subsidiaries and, to the extent of the amount actually received from Express’ Unrestricted Subsidiaries, in amounts required to pay such taxes to the extent attributable to the income of such Unrestricted Subsidiaries; provided that in each case the amount of such payments in any fiscal year does not exceed the amount that Express and Express’ Restricted Subsidiaries would be required to pay in respect of foreign, federal, state and local taxes for such fiscal year were Express, Express’ Restricted Subsidiaries and Express’ Unrestricted Subsidiaries (to the extent described above) to pay such taxes separately from any such parent and file a consolidated or combined return with Express as the parent corporation, and for so long as Parent is treated as a partnership for Federal income tax purposes, as if subject to the tax rates applicable to an individual residing in the state of California (assuming deductions relating to the notes are properly allocable to Express and taking into account the effect of any net operating loss carryforwards, alternative minimum tax carryforwards or other carryforwards or tax attributes that would have arisen if Express and such Restricted Subsidiaries and Unrestricted Subsidiaries were corporations); and

(3)	fees and expenses owed by the Issuers, any direct or indirect parent of Express, including Parent, as the case may be, or Express’ Restricted Subsidiaries to Affiliates, in each case to the extent permitted by the covenant described above under the caption “—Certain Covenants—Transactions with Affiliates.”

“ Permitted Refinancing Indebtedness” means any Indebtedness of the Issuers or any of Express’ Restricted Subsidiaries issued in exchange for, or the net proceeds of which are used to renew, refund, refinance, replace, defease or discharge other Indebtedness of the Issuers or any of Express’ Restricted Subsidiaries (other than intercompany Indebtedness); provided that:

(1)	the principal amount (or accreted value, if applicable) of such Permitted Refinancing Indebtedness does not exceed the principal amount (or accreted value, if applicable) of the Indebtedness renewed, refunded, refinanced, replaced, defeased or discharged (plus all accrued interest on the Indebtedness and the amount of all fees and expenses, including premiums, incurred in connection therewith);

(2)	such Permitted Refinancing Indebtedness (a) has a final maturity date that is no earlier than (i) the final maturity date of the Indebtedness being renewed, refunded, refinanced, replaced, defeased or discharged or (ii) 90 days after the final maturity date of the notes, and (b) has a Weighted Average Life to Maturity that is not less than the Weighted Average Life to Maturity of the Indebtedness being renewed, refunded, refinanced, replaced, defeased or discharged;

(3)	if the Indebtedness being renewed, refunded, refinanced, replaced, defeased or discharged is subordinated in right of payment to the notes, such Permitted Refinancing Indebtedness is subordinated in right of payment to the notes on terms at least as favorable to the holders of notes as those contained in the documentation governing the Indebtedness being renewed, refunded, refinanced, replaced, defeased or discharged; and

(4)	such Indebtedness is incurred by the Issuers or by the Restricted Subsidiary of Express that was the obligor on the Indebtedness being renewed, refunded, refinanced, replaced, defeased or discharged and is guaranteed only by Persons who were obligors on the Indebtedness being renewed, refunded, refinanced, replaced, defeased or discharged.

“ Person” means any individual, corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated organization, limited liability company or government or other entity.

“Principals” means (1) Golden Gate Private Equity, Inc., (2) one or more investment funds advised, managed or controlled by Golden Gate Private Equity, Inc. and, in each case (whether individually or as a group) their Affiliates (not including, however, any of their portfolio companies), and (3) Limited Brands, Inc. and its direct and indirect Subsidiaries.

“Purchase Money Note” means a promissory note of a Securitization Entity evidencing a line of credit, which may be irrevocable, from Express or any of its Subsidiaries to a Securitization Entity in connection with a Qualified Securitization Transaction, which note is intended to finance that portion of the purchase price that is not paid by cash or a contribution of equity.

“ Qualified Securitization Transaction” means any Securitization Transaction of a Securitization Entity that meets the following conditions:

(1)	the Board of Directors of Express shall have determined in good faith that such Qualified Securitization Transaction (including financing terms, covenants, termination events or other provisions) is in the aggregate economically fair and reasonable to Express and the Securitization Entity;

(2)	all sales of accounts receivable and related assets to the Securitization Entity are made at Fair Market Value (as determined in good faith by Express) and may include Standard Securitization Undertakings; and

(3)	the financing terms, covenants, termination events and other provisions thereof shall be market terms (as determined in good faith by Express) and may include Standard Securitization Undertakings.

Notwithstanding anything to the contrary, for the avoidance of doubt, the grant of a security interest in any accounts receivable of the Issuers or any of Express’ Restricted Subsidiaries (other than a Securitization Entity) to secure Indebtedness or other obligations under any Credit Agreement shall not be deemed a Qualified Securitization Transaction.

“Qualifying Equity Interests” means Equity Interests of the Issuers other than Disqualified Stock.

“Related Business Assets” means assets (other than cash or Cash Equivalents) used or useful in a Permitted Business and not classified as current assets under GAAP; provided, that assets received by Express or a Restricted Subsidiary in exchange for assets transferred by Express or a Restricted Subsidiary will not qualify as Related Business Assets if they consist of Securities of a Person, unless upon receipt of such securities such Person becomes a Restricted Subsidiary of Express.

“Restricted Investment” means an Investment other than a Permitted Investment.

“Restricted Subsidiary” of a Person means any Subsidiary of the referent Person that is not an Unrestricted Subsidiary.

“S&P” means Standard & Poor’s Ratings Group.

“Sale/Leaseback Transaction” means any arrangement relating to property now owned or hereafter acquired by Express or any of Express’ Restricted Subsidiaries whereby Express or a Restricted Subsidiary of Express transfers such property to a Person and Express or such Restricted Subsidiary of Express leases it from such Person, other than leases between Express and a Restricted Subsidiary of Express or between Express’ Restricted Subsidiaries.

“Securitization Entity” means a Wholly Owned Restricted Subsidiary of Express (or another Person formed for the purposes of engaging in a Qualified Securitization Transaction with Express in which Express or any Restricted Subsidiary of Express makes an Investment and to which Express or any Restricted Subsidiary of Express transfers accounts receivable and related assets) which is designated by the Board of Directors of Express (as provided below) as a Securitization Entity and engages in no activities other than in connection with the financing of accounts receivable of Express and Express’ Subsidiaries, all proceeds thereof and all rights (contractual or other), collateral and other assets relating thereto, and any business or activities incidental or related to such business and:

(1)	no portion of the Indebtedness or any other obligations (contingent or otherwise) of which (a) is guaranteed by the Issuers or any of Express’ Subsidiaries (other than the Securitization Entity) (excluding guarantees of obligations (other than the principal of, and interest on, Indebtedness) pursuant to Standard Securitization Undertakings), (b) is recourse to or obligates the Issuers or any of Express’ Subsidiaries (other than the Securitization Entity) in any way other than pursuant to Standard Securitization Undertakings or (c) subjects any asset of the Issuers or any of Express’ Subsidiaries (other than the Securitization Entity), directly or indirectly, contingently or otherwise, to the satisfaction thereof, other than pursuant to Standard Securitization Undertakings;

(2)	with which neither the Issuers nor any of Express’ Subsidiaries has any material contract, agreement, arrangement or understanding other than on terms no less favorable to the Issuers or such Subsidiary than those that might be obtained at the time from Persons that are not Affiliates of the Issuers; and

(3)	to which neither the Issuers nor any of Express’ Subsidiaries has any obligation to maintain or preserve such entity’s financial condition or cause such entity to achieve certain levels of operating results.

Any designation by the Board of Directors of Express shall be evidenced to the trustee by filing with the trustee a certified copy of the resolutions of the Board of Directors of Express giving effect to such designation and an officers’ certificate certifying that such designation complied with the foregoing conditions.

“ Securitization Fees” means distributions or payments made directly or by means of discounts with respect to any participation interest issued or sold in connection with, and other fees paid to a Person that is not a Restricted Subsidiary of Express or any of Express’ Restricted Subsidiaries in connection with, a Qualified Securitization Transaction.

“Securitization Repurchase Obligation” means any obligation of a seller of receivables in a Qualified Securitization Transaction to repurchase receivables arising as a result of a breach of a representation, warranty or covenant or otherwise, including as a result of a receivable or portion thereof becoming subject to any asserted defense, dispute, off-set or counterclaim of any kind as a result of any action taken by, any failure to take action by or any other event relating to the seller.

“ Securitization Transaction” means any transaction or series of transactions that may be entered into by Express, any of Express’ Restricted Subsidiaries or a Securitization Entity pursuant to which Express, such Restricted Subsidiary or such Securitization Entity may sell, convey or otherwise transfer to, or grant a security interest in for the benefit of, (1) a Securitization Entity, Express or any of Express’ Restricted Subsidiaries which subsequently transfers to a Securitization Entity (in the case of a transfer by Express or such Restricted Subsidiary) and (2) any other Person (in the case of transfer by a Securitization Entity), any accounts receivable (whether now existing or arising or acquired in the future) of Express or any of Express’ Restricted Subsidiaries which arose in the ordinary course of business of Express or such Restricted Subsidiary, and any assets related thereto, including, without limitation, all collateral securing such accounts receivable, all contracts and contract rights and all guarantees or other obligations in respect of such accounts receivable, proceeds of such accounts receivable and other assets (including contract rights) which are customarily transferred or in respect of which security interests are customarily granted in connection with asset securitization transactions involving accounts receivable.

“Significant Subsidiary” means any Restricted Subsidiary that would be a “significant subsidiary” as defined in Article 1, Rule 1-02 of Regulation S-X, promulgated pursuant to the Securities Act, as such Regulation is in effect on the date of the indenture.

“Standard Securitization Undertakings” means representations, warranties, covenants, indemnities and guarantees of performance entered into by the Issuers or any of Express’ Subsidiaries which the Issuers have determined in good faith to be customary in a Securitization Transaction including, without limitation, those relating to the servicing of the assets of a Securitization Entity, it being understood that any Securitization Repurchase Obligation shall be deemed to be a Standard Securitization Undertaking.

“Stated Maturity” means, with respect to any installment of interest or principal on any series of Indebtedness, the date on which the payment of interest or principal was scheduled to be paid in the documentation governing such Indebtedness as of the date of the indenture, and will not include any contingent obligations to repay, redeem or repurchase any such interest or principal prior to the date originally scheduled for the payment thereof.

“ Subsidiary” means, with respect to any specified Person:

(1)	any corporation, association or other business entity of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency and after giving effect to any voting agreement or stockholders’ agreement that effectively transfers voting power) to vote in the election of directors, managers or trustees of the corporation, association or other business entity is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person (or a combination thereof); and

(2)	any partnership or limited liability company of which (a) more than 50% of the capital accounts, distribution rights, total equity and voting interests or general and limited partnership interests, as applicable, are owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person or a combination thereof, whether in the form of membership, general, special or limited partnership interests or otherwise, and (b) such Person or any Subsidiary of such Person is a controlling general partner or otherwise controls such entity.

“Subsidiary Guarantor” means any Guarantor other than Parent.

“Total Assets” means the total consolidated assets of the Issuers and Express’ Restricted Subsidiaries, as shown on the most recent consolidated balance sheet of Parent.

“Treasury Management Arrangement” means any agreement or other arrangement governing the provision of treasury or cash management services, including deposit accounts, overdraft, credit or debit card, funds transfer, automated clearinghouse, zero balance accounts, returned check concentration, controlled disbursement, lockbox, account reconciliation and reporting and trade finance services and other cash management services.

“Treasury Rate” means, as of any redemption date, the yield to maturity as of such redemption date of United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15 (519) that has become publicly available at least two business days prior to the redemption date (or, if such Statistical Release is no longer published, any publicly available source of similar market data)) most nearly equal to the period from the redemption date to March 1, 2014; provided, however, that if the period from the redemption date to March 1, 2014 is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year will be used.

“ Unrestricted Subsidiary” means any Subsidiary of Express that is designated by the Board of Directors of Express as an Unrestricted Subsidiary pursuant to a resolution of the Board of Directors, but only to the extent that such Subsidiary:

(1)	has no Indebtedness other than Non-Recourse Debt;

(2)	except as permitted by the covenant described above under the caption “—Certain Covenants—Transactions with Affiliates,” is not party to any agreement, contract, arrangement or understanding with Express or any Restricted Subsidiary of Express unless the terms of any such agreement, contract, arrangement or understanding are not materially less favorable to Express or such Restricted Subsidiary than those that might have been obtained at the time of any such agreement, contract, arrangement or understanding than those that could have been obtained from Persons who are not Affiliates of Express;

(3)	is a Person with respect to which neither Express nor any of its Restricted Subsidiaries has any direct or indirect obligation (a) to subscribe for additional Equity Interests or (b) to maintain or preserve such Person’s financial condition or to cause such Person to achieve any specified levels of operating results; and

(4)	has not guaranteed or otherwise directly or indirectly provided credit support for any Indebtedness of Express or any of its Restricted Subsidiaries.

“Voting Stock” of any specified Person as of any date means the Capital Stock of such Person that is at the time entitled to vote in the election of the Board of Directors of such Person.

“ Weighted Average Life to Maturity” means, when applied to any Indebtedness at any date, the number of years obtained by dividing:

(1)	the sum of the products obtained by multiplying (a) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect of the Indebtedness, by (b) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment; by

(2)	the then outstanding principal amount of such Indebtedness.

“Wholly Owned Restricted Subsidiary” means any Wholly Owned Subsidiary that is a Restricted Subsidiary.

“Wholly Owned Subsidiary” means, with respect to any Person, a Subsidiary of such Person, 100% of the outstanding Capital Stock or other ownership interest of which (other than directors’ qualifying shares or shares or interests required to be held by foreign nationals or other third parties to the extent required by applicable law) shall at the time be owned by such Person or by one or more Wholly Owned Subsidiaries of such Person.

EXCHANGE OFFER

Purpose and Effect of the Exchange Offer

We, the guarantors and the initial purchasers entered into a registration rights agreement in connection with the issuance of the Senior Notes on March 5, 2010. Under the registration rights agreement, we and the guarantors have agreed to:

•

use all commercially reasonable efforts to file a registration statement on or prior to 300 days after March 5, 2010 (or if such 300th day is not a Business Day, the next succeeding Business Day) enabling holders of outstanding notes to exchange the privately placed Senior Notes for publicly registered Exchange Notes with substantially identical terms;

•

use all commercially reasonable efforts to cause the registration statement to declared effective by the SEC on or prior to 365 days after March 5, 2010 (or if such 365th day is not a Business Day (as defined in the registration rights agreement), the next succeeding Business Day; and

•

unless the exchange offer would not be permitted by applicable law or SEC policy, use all commercially reasonable efforts to commence the exchange offer and issue exchange notes in exchange for all notes tendered in the exchange offer.

Under the registration rights agreement that we, the guarantors and the initial purchasers entered into in connection with the issuance of the Senior Notes on March 5, 2010, we and the guarantors will all use commercially reasonable efforts to file a shelf registration statement, which may be an amendment to this registration statement, with the SEC on or prior to 300 days after such filing obligation arises (or if such 300th day is not a Business Day, the next succeeding Business Day and will use all commercially reasonable efforts to cause such shelf registration statement to be declared effective by the SEC on or prior to 365 days after such obligation arises (or if such 365th day is not a Business Day, the next succeeding Business Day) if:

•

the issuers and the guarantors are not required to file an exchange offer registration statement or permitted to consummate the exchange offer because the exchange offer is not permitted by applicable law or SEC policy; or

•	any holder of the Senior Notes notifies the issuers prior to the 20th Business Day following the consummation of the exchange offer that:

•	it is prohibited by law or SEC policy from participating in the exchange offer;

•

it may not resell the Exchange Notes acquired by it in the exchange offer to the public without delivering a prospectus and the prospectus contained in the exchange offer registration statement is not appropriate or available for such resales;

•	it is a broker-dealer and owns Senior Notes acquired directly from the issuers or an affiliate of the issuers; or

•

it is an affiliate (as defined in Rule 144 promulgated by the SEC) of the issuers and will not receive exchange notes in the exchange offer that may be freely transferred without restriction under federal securities law.

We and the guarantors will pay additional interest on the Senior Notes for the periods described below if:

•	we and the guarantors fail to file any of the registration statements required by the registration rights agreement on or before the date specified for such filing; or

•	any of such registration statements is not declared effective by the SEC on or prior to the date specified for such effectiveness (the “effectiveness target date”); or

•	we and the guarantors fail to consummate the exchange offer within 30 business days of the effectiveness target date with respect to the exchange offer registration statement; or

•

the shelf registration statement is declared effective but thereafter ceases to be effective or usable in connection with resales or exchanges of the notes during the periods specified in the registration rights agreement.

You will not have any remedy other than liquidated damages on the notes if we fail to meet the deadlines listed above, which we refer to as a registration default. When there is a registration default, the interest rate of the notes will increase by one-quarter of one percent per year for the first 90-day period. The interest rate (as so increased) will increase by an additional one-quarter of one percent each subsequent 90-day period until all registration defaults have been cured, up to an aggregate maximum increase in the interest rate equal to one percent (1%) per annum. Following the cure of all registration defaults, the accrual of additional interest will cease and the interest rate will revert to the original rate.

Resale of Exchange Notes

Based on interpretations of the SEC staff set forth in no-action letters issued to unrelated third parties, we believe that Exchange Notes issued in the exchange offer in exchange for Senior Notes may be offered for resale, resold and otherwise transferred by any Exchange Note holder without compliance with the registration and prospectus delivery provisions of the Securities Act, if:

•	such holder is not an “affiliate” of ours within the meaning of Rule 405 under the Securities Act;

•	such Exchange Notes are acquired in the ordinary course of the holder’s business; and

•	the holder does not intend to participate in the distribution of such Exchange Notes.

Any holder who tenders in the exchange offer with the intention of participating in any manner in a distribution of the Exchange Notes:

•	cannot rely on the position of the staff of the SEC set forth in “Exxon Capital Holdings Corporation” or similar interpretive letters; and

•	must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a secondary resale transaction.

If, as stated above, a holder cannot rely on the position of the staff of the SEC set forth in “Exxon Capital Holdings Corporation” or similar interpretive letters, any effective registration statement used in connection with a secondary resale transaction must contain the selling security holder information required by Item 507 of Regulation S-K under the Securities Act.

This prospectus may be used for an offer to resell, for the resale or for other retransfer of Exchange Notes only as specifically set forth in this prospectus. With regard to broker-dealers, only broker-dealers that acquired the Senior Notes as a result of market-making activities or other trading activities may participate in the exchange offer. Each broker-dealer that receives Exchange Notes for its own account in exchange for Senior Notes, where such Senior Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of the Exchange Notes.

Please read the section captioned “Plan of Distribution” for more details regarding these procedures for the transfer of Exchange Notes. We have agreed to use commercially reasonable efforts to keep the registration statement of which this prospectus forms a part effective and to amend and supplement this prospectus in order to permit this prospectus to be lawfully delivered by all persons subject to the prospectus delivery requirements of the Securities Act for a period ending on the earlier of (1) 180 days from the date on which the registration statement of which this prospectus forms a part is declared effective and (2) the date on which broker-dealers are no longer required to deliver a prospectus in connection with market making or other trading activities. We have also agreed that we will make a sufficient number of copies of this prospectus available to any selling holders of the Exchange Notes or broker-dealer for use in connection with any resale of the Exchange Notes.

Terms of the Exchange Offer

Upon the terms and subject to the conditions set forth in this prospectus, we will accept for exchange any Senior Notes properly tendered and not withdrawn prior to the expiration date. We will issue a like principal amount of Exchange Notes in exchange for each $2,000 principal amount of Senior Notes surrendered under the exchange offer. We will issue $1,000 integral multiple amount of Exchange Notes in exchange for each $1,000 integral multiple amount of Senior Notes surrendered under the exchange offer. Senior Notes may be tendered only in denominations of $2,000 and integral multiples of $1,000 in excess thereof.

The form and terms of the Exchange Notes will be substantially identical to the form and terms of the Senior Notes except the Exchange Notes will be registered under the Securities Act, will not bear legends restricting their transfer and will not provide for any additional interest upon our failure to fulfill our obligations under the registration rights agreement to file, and cause to become effective, a registration statement. The Exchange Notes will evidence the same debt as the Senior Notes. The Exchange Notes will be issued under and entitled to the benefits of the same indenture that authorized the issuance of the outstanding Senior Notes. Consequently, both series of notes will be treated as a single class of debt securities under the indenture.

The exchange offer is not conditioned upon any minimum aggregate principal amount of Senior Notes being tendered for exchange.

As of the date of this prospectus, $250,000,000 aggregate principal amount of the Senior Notes are outstanding. There will be no fixed record date for determining registered holders of Senior Notes entitled to participate in the exchange offer.

We intend to conduct the exchange offer in accordance with the provisions of the registration rights agreement, the applicable requirements of the Securities Act and the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the rules and regulations of the SEC. Senior Notes that are not tendered for exchange in the exchange offer will remain outstanding and continue to accrue interest and will be entitled to the rights and benefits such holders have under the indenture relating to the Senior Notes.

We will be deemed to have accepted for exchange properly tendered Senior Notes when we have given oral notice (which is subsequently confirmed in writing) or written notice of the acceptance to the exchange agent. The exchange agent will act as agent for the tendering holders for the purposes of receiving the Exchange Notes from us and delivering Exchange Notes to such holders. Subject to the terms of the registration rights agreement, we expressly reserve the right to amend or terminate the exchange offer, and not to accept for exchange any Senior Notes not previously accepted for exchange, upon the occurrence of any of the conditions specified below under the caption “—Conditions to the Exchange Offer.”

By tendering your Senior Notes, you will represent to us that, among other things:

•	any Exchange Notes that you receive will be acquired in the ordinary course of your business;

•

you are not engaging in or intending to engage in a distribution of the Exchange Notes and you have no arrangement or understanding with any person or entity, including any of our affiliates, to participate in the distribution of the Exchange Notes;

•

if you are a broker-dealer that will receive Exchange Notes for your own account in exchange for Senior Notes that were acquired as a result of market-making activities, that you will deliver a prospectus, as required by law, in connection with any resale of the Exchange Notes; and

•

you are not our “affiliate” as defined in Rule 405 under the Securities Act, or, if you are an affiliate, you will comply with any applicable registration and prospectus delivery requirements of the Securities Act.

Holders who tender Senior Notes in the exchange offer will not be required to pay brokerage commissions or fees, or transfer taxes with respect to the exchange of Senior Notes. We will pay all charges and expenses, other than those transfer taxes described below, in connection with the exchange offer. It is important that you read the section labeled “—Fees and Expenses” below for more details regarding fees and expenses incurred in the exchange offer.

Expiration Date; Extensions; Amendments

The exchange offer for the Senior Notes will expire at 5:00 p.m., New York City time, on                     , 2010, unless we extend it in our sole discretion.

In order to extend the exchange offer, we will notify the exchange agent orally or in writing of any extension. We will notify in writing or by public announcement the registered holders of old notes of the extension no later than 9:00 a.m., New York City time, on the business day after the previously scheduled expiration date.

We reserve the right, in our sole discretion:

•	to delay accepting for exchange any Senior Notes in connection with the extension of the exchange offer;

•

to extend the exchange offer or to terminate the exchange offer and to refuse to accept Senior Notes not previously accepted if any of the conditions set forth below under “Conditions” have not been satisfied, by giving oral or written notice of such delay, extension or termination to the exchange agent; or

•

subject to the terms of the registration rights agreement, to amend the terms of the exchange offer in any manner, provided that in the event of a material change in the exchange offer, including the waiver of a material condition, we will extend the exchange offer period, if necessary, so that at least five business days remain in the exchange offer following notice of the material change.

Any such delay in acceptance, extension, termination or amendment will be followed as promptly as practicable by written notice or public announcement thereof to the registered holders of Senior Notes. If we amend the exchange offer in a manner that we determine to constitute a material change, we will promptly disclose such amendment in a manner reasonably calculated to inform the holders of Senior Notes of such amendment, provided that in the event of a material change in the exchange offer, including the waiver of a material condition, we will extend the exchange offer period, if necessary, so that at least five business days remain in the exchange offer following notice of the material change. If we terminate this exchange offer as provided in this prospectus before accepting any Senior Notes for exchange or if we amend the terms of this exchange offer in a manner that constitutes a fundamental change in the information set forth in the registration statement of which this prospectus forms a part, we will promptly file a post-effective amendment to the registration statement of which this prospectus forms a part. In addition, we will in all events comply with our obligation to make prompt delivery of Exchange Notes for all Senior Notes properly tendered and accepted for exchange in the exchange offer.

Without limiting the manner in which we may choose to make public announcements of any delay in acceptance, extension, termination or amendment of the exchange offer, we shall have no obligation to publish, advertise, or otherwise communicate any such public announcement, other than by issuing a timely press release to a financial news service.

Conditions to the Exchange Offer

Despite any other term of the exchange offer, we will not be required to accept for exchange, or exchange any Exchange Notes for, any Senior Notes, and we may terminate the exchange offer as provided in this prospectus before accepting any Senior Notes for exchange if in our reasonable judgment:

•	the exchange offer, or the making of any exchange by a holder of Senior Notes, would violate applicable law or any applicable interpretation of the staff of the SEC; or

•

any action or proceeding has been instituted or threatened in any court or by or before any governmental agency with respect to the exchange offer that, in our judgment, would reasonably be expected to impair our ability to proceed with the exchange offer.

In addition, we will not be obligated to accept for exchange the Senior Notes of any holder that has not made:

•	the representations described under “—Procedures for Tendering Senior Notes” and “Plan of Distribution;” and

•

such other representations as may be reasonably necessary under applicable SEC rules, regulations or interpretations to make available to us an appropriate form for registration of the new notes under the Securities Act.

We expressly reserve the right, at any time or at various times on or prior to the scheduled expiration date of the exchange offer, to extend the period of time during which the exchange offer is open. Consequently, we may delay acceptance of any Senior Notes by giving written notice of such extension to the registered holders of the Senior Notes. During any such extensions, all Senior Notes previously tendered will remain subject to the exchange offer, and we may accept them for exchange unless they have been previously withdrawn. We will return any Senior Notes that we do not accept for exchange for any reason without expense to their tendering holder promptly after the expiration or termination of the exchange offer.

We expressly reserve the right to amend or terminate the exchange offer on or prior to the scheduled expiration date of the exchange offer, and to reject for exchange any Senior Notes not previously accepted for exchange, upon the occurrence of any of the conditions to termination of the exchange offer specified above. We will give written notice or public announcement of any extension, amendment, non-acceptance or termination to the registered holders of the Senior Notes as promptly as practicable. In the case of any extension, such notice will be issued no later than 9:00 a.m., New York City time on the business day after the previously scheduled expiration date.

These conditions are for our sole benefit and we may, in our sole discretion, assert them regardless of the circumstances that may give rise to them or waive them in whole or in part at any or at various times except that all conditions to the exchange offer must be satisfied or waived by us prior to acceptance of your notes. If we fail at any time to exercise any of the foregoing rights, that failure will not constitute a waiver of such right. Each such right will be deemed an ongoing right that we may assert at any time or at various times prior to the expiration of the exchange offer. Any waiver by us will be made by written notice or public announcement to the registered holders of the notes and any such waiver shall apply to all the registered holders of the notes.

In addition, we will not accept for exchange any Senior Notes tendered, and will not issue Exchange Notes in exchange for any such Senior Notes, if at such time any stop order is threatened or in effect with respect to the registration statement of which this prospectus constitutes a part or the qualification of the indenture under the Trust Indenture Act of 1939, as amended.

Procedures for Tendering Senior Notes

Only a holder of Senior Notes may tender such Senior Notes in the exchange offer. If you are a DTC participant that has Senior Notes which are credited to your DTC account by book-entry and which are held of record by DTC’s nominee, as applicable, you may tender your Senior Notes by book-entry transfer as if you were the record holder. Because of this, references herein to registered or record holders include DTC.

If you are not a DTC participant, you may tender your Senior Notes by book-entry transfer by contacting your broker, dealer or other nominee or by opening an account with a DTC participant, as the case may be.

If you are DTC participant, to tender Senior Notes in the exchange offer:

•	you must comply with DTC’s Automated Tender Offer Program, or ATOP, procedures described below; and

•

the exchange agent must receive a timely confirmation of a book-entry transfer of the Senior Notes into its account at DTC through ATOP pursuant to the procedure for book-entry transfer described below, along with a properly transmitted agent’s message, before the expiration date.

Participants in DTC’s ATOP program must electronically transmit their acceptance of the exchange by causing DTC to transfer the Senior Notes to the exchange agent in accordance with DTC’s ATOP procedures for transfer. DTC will then send an agent’s message to the exchange agent. With respect to the exchange of the Senior Notes, the term “agent’s message” means a message transmitted by DTC, received by the exchange agent and forming part of the book-entry confirmation, which states that:

•	DTC has received an express acknowledgment from a participant in its ATOP that is tendering Senior Notes that are the subject of the book-entry confirmation;

•	the participant has received and agrees to be bound by the terms and subject to the conditions set forth in this prospectus; and

•	we may enforce the agreement against such participant.

Delivery of an agent’s message will also constitute an acknowledgment from the tendering DTC participant that the representations described below in this prospectus are true and correct and when received by the exchange agent will form a part of a confirmation of book-entry transfer in which you acknowledge and agree to be bound by the terms of the letter of transmittal.

In addition, each broker-dealer that receives new notes for its own account in exchange for Senior Notes, where such Senior Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such Exchange Notes. See “Plan of Distribution.”

Guaranteed Delivery Procedures

If you desire to tender Senior Notes pursuant to the exchange offer and (1) time will not permit your letter of transmittal and all other required documents to reach the exchange agent on or prior to the expiration date, or (2) the procedures for book-entry transfer (including delivery of an agent’s message) cannot be completed on or prior to the expiration date, you may nevertheless tender such Senior Notes with the effect that such tender will be deemed to have been received on or prior to the expiration date if all the following conditions are satisfied:

•	you must effect your tender through an “eligible guarantor institution”;

•

a properly completed and duly executed notice of guaranteed delivery, substantially in the form provided by us herewith, or an agent’s message with respect to guaranteed delivery that is accepted by us, is received by the exchange agent on or prior to the expiration date as provided below; and

•

a book-entry confirmation of the transfer of such notes into the exchange agent account at DTC as described above, together with a letter of transmittal (or a manually signed facsimile of the letter of transmittal) properly completed and duly executed, with any signature guarantees and any other documents required by the letter of transmittal or a properly transmitted agent’s message, are received by the exchange agent within three New York Stock Exchange, Inc. trading days after the date of execution of the notice of guaranteed delivery.

The notice of guaranteed delivery may be sent by hand delivery, facsimile transmission or mail to the exchange agent and must include a guarantee by an eligible guarantor institution in the form set forth in the notice of guaranteed delivery.

Book-Entry Transfer

The exchange agent will make a request to establish an account with respect to the Senior Notes at DTC for purposes of the exchange offer promptly after the date of this prospectus; and any financial institution participating in DTC’s system may make book-entry delivery of Senior Notes by causing DTC to transfer such Senior Notes into the exchange agent’s account at DTC in accordance with DTC’s procedures for transfer.

Withdrawal Rights

Except as otherwise provided in this prospectus, you may withdraw your tender of Senior Notes at any time before 5:00 p.m., New York City time, on the expiration date.

To withdraw a tender of Senior Notes in any exchange offer, the applicable exchange agent must receive a letter or facsimile notice of withdrawal at its address set forth below under “—Exchange Agent” before the time indicated above. Any notice of withdrawal must:

•	specify the name of the person who deposited the Senior Notes to be withdrawn;

•

identify the Senior Notes to be withdrawn including the certificate number or numbers and aggregate principal amount of Senior Notes to be withdrawn or, in the case of Senior Notes transferred by book-entry transfer, the name and number of the account at DTC to be credited and otherwise comply with the procedures of the relevant book-entry transfer facility; and

•	specify the name in which the Senior Notes being withdrawn are to be registered, if different from that of the person who deposited the notes.

We will determine in our sole discretion all questions as to the validity, form and eligibility, including time of receipt, of notices of withdrawal. Our determination will be final and binding on all parties. Any Senior Notes withdrawn in this manner will be deemed not to have been validly tendered for purposes of the exchange offer. We will not issue Exchange Notes for such withdrawn Senior Notes unless the Senior Notes are validly retendered. We will return to you any Senior Notes that you have tendered but that we have not accepted for exchange without cost as soon as practicable after withdrawal, rejection of tender or termination of the exchange offer. You may retender properly withdrawn Senior Notes by following one of the procedures described above at any time before the expiration date.

Exchange Agent

We have appointed U.S. Bank National Association as exchange agent for the exchange offer of Senior Notes.

You should direct questions and requests for assistance and requests for additional copies of this prospectus to the exchange agent addressed as follows:

By Overnight Courier or Registered/Certified Mail: U.S. Bank National Association Corporate Trust Services Attn: Specialized Finance 60 Livingston Avenue St. Paul, MN 55107-2292	Facsimile Transmission: (651) 495-8158 For information or to confirm receipt of facsimile by telephone (call toll-free): (800) 934-6802

Fees and Expenses

We will bear the expenses of soliciting tenders. The principal solicitation is being made by mail; however, we may make additional solicitations by telephone or in person by our officers and regular employees and those of our affiliates.

We have not retained any dealer-manager in connection with the exchange offer and will not make any payments to broker-dealers or others soliciting acceptances of the exchange offer. We will, however, pay the exchange agent reasonable and customary fees for its services and reimburse it for its related reasonable out-of-pocket expenses.

Our expenses in connection with the exchange offer include:

•	SEC registration fees;

•	fees and expenses of the exchange agent and trustee;

•	accounting and legal fees;

•	printing costs; and

•	related fees and expenses.

Transfer Taxes

We will pay all of the transfer taxes, if any, applicable to the exchange of Senior Notes under the exchange offer. The tendering holder, however, will be required to pay any transfer taxes, whether imposed on the registered holder or any other person, if:

•

certificates representing Senior Notes for principal amounts not tendered or accepted for exchange are to be delivered to, or are to be issued in the name of, any person other than the registered holder of Senior Notes tendered; or

•	a transfer tax is imposed for any reason other than the exchange of Senior Notes under the exchange offer.

•	related fees and expenses.

If satisfactory evidence of payment of such taxes is not submitted, the amount of such transfer taxes will be billed to that tendering holder.

Consequences of Failure to Exchange

Holders of Senior Notes who do not exchange their Senior Notes for Exchange Notes under the exchange offer, including as a result of failing to timely deliver Senior Notes to the exchange agent, together with all required documentation, will remain subject to the restrictions on transfer of such Senior Notes:

•

as set forth in the legend printed on the Senior Notes as a consequence of the issuance of the Senior Notes pursuant to the exemptions from, or in transactions not subject to, the registration requirements of the Securities Act and applicable state securities laws; and

•	otherwise as set forth in the offering memorandum distributed in connection with the private offering of the Senior Notes.

In addition, holders of Senior Notes who do not exchange their Senior Notes for Exchange Notes under the exchange offer will no longer have any registration rights or be entitled to liquidated damages under the registration rights agreement.

In general, you may not offer or sell the Senior Notes unless they are registered under the Securities Act, or if the offer or sale is exempt from registration under the Securities Act and applicable state securities laws. Except as required by the registration rights agreement, we do not intend to register resales of the Senior Notes under the Securities Act. Based on interpretations of the SEC staff, Exchange Notes issued pursuant to the exchange offer may be offered for resale, resold or otherwise transferred by their holders, other than any such holder that is our “affiliate” within the meaning of Rule 405 under the Securities Act, without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that the holders acquired the Exchange Notes in the ordinary course of the holders’ business and the holders have no arrangement or understanding with respect to the distribution of the Exchange Notes to be acquired in the exchange offer. Any holder who tenders Senior Notes in the exchange offer for the purpose of participating in a distribution of the Exchange Notes:

•	cannot rely on the applicable interpretations of the SEC; and

•	must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a secondary resale transaction.

After the exchange offer is consummated, if you continue to hold any Senior Notes, you may have difficulty selling them because there will be fewer Senior Notes outstanding.

Accounting Treatment

We will record the Exchange Notes in our accounting records at the same carrying value as the Senior Notes, as reflected in our accounting records on the date of exchange. Accordingly, we will not recognize any gain or loss for accounting purposes in connection with the exchange offer.

Other

Participation in the exchange offer is voluntary, and you should carefully consider whether to accept. You are urged to consult your financial and tax advisors in making your own decision on what action to take.

We may in the future seek to acquire untendered Senior Notes in the open market or privately negotiated transactions, through subsequent exchange offers or otherwise. We have no present plans to acquire any Senior Notes that are not tendered in the exchange offer or to file a registration statement to permit resales of any untendered Senior Notes.

MATERIAL UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

The following is a summary of certain United States federal income tax considerations relating to the exchange of Senior Notes for Exchange Notes in the exchange offer. It does not contain a complete analysis of all the potential tax considerations relating to the exchange. This summary is limited to holders of Senior Notes who hold the Senior Notes as “capital assets” (in general, assets held for investment). Special situations, such as the following, are not addressed:

•

tax consequences to holders who may be subject to special tax treatment, such as tax-exempt entities, dealers in securities or currencies, banks, other financial institutions, insurance companies, regulated investment companies, traders in securities that elect to use a mark-to-market method of accounting for their securities holdings or corporations that accumulate earnings to avoid United States federal income tax;

•	tax consequences to persons holding notes as part of a hedging, integrated, constructive sale or conversion transaction or a straddle or other risk reduction transaction;

•	tax consequences to holders whose “functional currency” is not the United States dollar;

•	tax consequences to persons who hold notes through a partnership or similar pass-through entity;

•	United States federal gift tax, estate tax or alternative minimum tax consequences, if any; or

•	any state, local or non-United States tax consequences.

The discussion below is based upon the provisions of the United States Internal Revenue Code of 1986, as amended, existing and proposed Treasury regulations promulgated thereunder, and rulings, judicial decisions and administrative interpretations thereunder, as of the date hereof. Those authorities may be changed, perhaps retroactively, so as to result in United States federal income tax consequences different from those discussed below.

Consequences of Tendering Senior Notes

The exchange of your Senior Notes for Exchange Notes in the exchange offer should not constitute an exchange for United States federal income tax purposes because the Exchange Notes should not be considered to differ materially in kind or extent from the Senior Notes. Accordingly, the exchange offer should have no United States federal income tax consequences to you if you exchange your Senior Notes for Exchange Notes. For example, there should be no change in your tax basis and your holding period should carry over to the Exchange Notes. In addition, the United States federal income tax consequences of holding and disposing of your Exchange Notes should be the same as those applicable to your Senior Notes.

The preceding discussion of certain United States federal income tax considerations of the exchange offer is for general information only and is not tax advice. Accordingly, each investor should consult its own tax advisor as to particular tax consequences to it of exchanging Senior Notes for Exchange Notes, including the applicability and effect of any state, local or foreign tax laws, and of any proposed changes in applicable laws.

PLAN OF DISTRIBUTION

Each participating broker-dealer that receives Exchange Notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of such Exchange Notes. This prospectus, as it may be amended or supplemented from time to time, may be used by a participating broker-dealer in connection with resales of exchange notes received by it in exchange for Senior Notes where such Senior Notes were acquired as a result of market-making activities or other trading activities. We have agreed that, upon request, we will make a sufficient number of copies of this prospectus, as amended or supplemented, available to any participating broker-dealer for use in connection with any such resale for a period ending on the earlier of (1) 180 days from the date on which the registration statement of which this prospectus forms a part is declared effective and (2) the date on which broker-dealers are no longer required to deliver a prospectus in connection with market making or other trading activities.

We will not receive any proceeds from any sales of the Exchange Notes by participating broker-dealers. Exchange Notes received by participating broker-dealers for their own account pursuant to the exchange offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the Exchange Notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such participating broker-dealer and/or the purchasers of any such Exchange Notes. Any participating broker-dealer that resells the Exchange Notes that were received by it for its own account pursuant to the exchange offer and any broker or dealer that participates in a distribution of such Exchange Notes may be deemed to be an “underwriter” within the meaning of the Securities Act and any profit on any such resale of exchange notes and any commissions or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The letter of transmittal states that by acknowledging that it will deliver and by delivering a prospectus, a participating broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act.

We have agreed to pay all expenses incident to the exchange offer, other than commissions or concessions of any broker-dealers, and will indemnify the holders of the Senior Notes, including any broker-dealers, against certain liabilities, including liabilities under the Securities Act.

LEGAL MATTERS

The validity of the Exchange Notes and the guarantees and other legal matters, including the tax-free nature of the exchange, will be passed upon on our behalf by Kirkland & Ellis LLP, a limited liability partnership that includes professional corporations, Chicago, Illinois. Certain partners of Kirkland & Ellis LLP are members of a limited partnership that is an investor in one or more investment funds affiliated with Golden Gate. Kirkland & Ellis LLP represents entities affiliated with Golden Gate in connection with legal matters. Certain matters under Ohio law will be passed upon for us by Vorys, Sater, Seymour and Pease LLP.

EXPERTS

The financial statements of Express, Inc. as of January 30, 2010 and January 31, 2009 and for the fiscal years ended January 30, 2010 and January 31, 2009 included in this prospectus have been so included in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

The consolidated financial statements of Express, Inc. for the period from July 7, 2007 to February 2, 2008 (Successor) and the period from February 4, 2007 to July 6, 2007 (Predecessor), appearing in this prospectus and registration statement have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their report thereon appearing elsewhere herein, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

CHANGE IN ACCOUNTANTS

On October 31, 2008, our board of directors approved the engagement of PricewaterhouseCoopers LLP as our independent registered public accounting firm to audit our consolidated financial statements as of January 30, 2010 and January 31, 2009, and for the years then ended. Ernst & Young LLP (“E&Y”) had previously been engaged to audit our consolidated financial statements for the period from July 7, 2007 to February 2, 2008 (2007 Successor period) and the period from February 4, 2007 to July 6, 2007 (2007 Predecessor period). The decision to dismiss E&Y was approved by our board of directors on October 31, 2008.

The reports of E&Y on our consolidated financial statements did not contain any adverse opinion or disclaimer of opinion, nor were such reports qualified or modified as to uncertainty, audit scope or accounting principles. We had no disagreements with E&Y on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure, which disagreements, if not resolved to its satisfaction, would have caused E&Y to make reference in connection with its opinion to the subject matter of the disagreement. During the periods from February 4, 2007 to July 6, 2007 and July 7, 2007 to February 2, 2008 and through our dismissal of E&Y, there were no “reportable events” as such term is defined in Item 304(a)(1)(v) of Regulation S-K. We have provided E&Y with a copy of the foregoing disclosures and requested that they review such disclosures and furnish a letter addressed to the Securities and Exchange Commission stating whether or not E&Y agrees with such statements. The response letter from E&Y is attached hereto as an exhibit.

During the periods from July 7, 2007 to February 2, 2008 and February 4, 2007 to July 6, 2007, and through our retention of PricewaterhouseCoopers LLP as our independent registered public accounting firm in October 2008, we did not consult with PricewaterhouseCoopers LLP on matters that involved (i) the application of accounting principles to a specific transaction, either completed or proposed, or the type of audit opinion that might be rendered on the Company’s financial statements, or (ii) any matter that was either the subject of a disagreement as that term is used in Item 304 (a)(1)(iv) of Regulation S-K and the related instructions to Item 304 of Regulation S-K or a reportable event as that term is used in Item 304(a)(1)(v) and the related instructions to Item 304 of Regulation S-K.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form S-4 (Reg. No. 333-            ) with respect to the securities being offered hereby. This prospectus does not contain all of the information contained in the registration statement, including the exhibits and schedules. You should refer to the registration statement, including the exhibits and schedules, for further information about us and the securities being offered hereby. Statements we make in this prospectus about certain contracts or other documents are not necessarily complete. When we make such statements, we refer you to the copies of the contracts or documents that are filed as exhibits to the registration statement because those statements are qualified in all respects by reference to those exhibits. As described below, the registration statement, including exhibits and schedules is on file at the offices of the SEC and may be inspected without charge.

The issuers and the guarantors (other than Express, Inc.) are not currently subject to the periodic reporting and other informational requirements of the Exchange Act. Express, Inc., the indirect parent company of the issuers and a guarantor, is currently subject to the periodic reporting and other informational requirements of the Exchange Act, and Express, Inc. files annual, quarterly and current reports and other information with the SEC. Following the offering of the Exchange Notes, Express, Inc. will continue to file periodic reports and other information with the SEC. The registration statement of which this prospectus forms a part, such reports and other information can be inspected and copied at the Public Reference Room of the SEC located at Room 1580, 100 F Street, N.E., Washington D.C. 20549. Copies of such materials, including copies of all or any portion of the registration statement of which this prospectus forms a part, can be obtained from the Public Reference Room of the SEC at prescribed rates. You can call the SEC at 1-800-SEC-0330 to obtain information on the operation of the Public Reference Room. Such materials may also be accessed electronically by means of the SEC’s home page on the Internet (http://www.sec.gov). The SEC filings of Express, Inc. are also available free of charge at its Internet website (http://www.express.com). The foregoing Internet website is an inactive textual reference only, meaning that the information contained on the website is not a part of this prospectus and is not incorporated in this prospectus by reference.

INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

Page Number
Report of PricewaterhouseCoopers LLP, an Independent Registered Public Accounting Firm	F-2
Report of Ernst & Young LLP, an Independent Registered Public Accounting Firm	F-3

Audited Consolidated Financial Statements
Consolidated Balance Sheets as of January 31, 2009 and January 30, 2010	F-4

Consolidated Statements of Operations for the periods from February 4, 2007 through July  6, 2007 (Predecessor) and from July 7, 2007 through February 2, 2008 (Successor), and the fiscal years ended January 31, 2009 (Successor) and January 30, 2010 (Successor)

F-5

Consolidated Statements of Changes in Stockholders’ Equity for the periods from February  4, 2007 through July 6, 2007 (Predecessor) and from July 7, 2007 through February 2, 2008 (Successor), and the fiscal years ended January 31, 2009 (Successor) and January 30, 2010 (Successor)

F-6

Consolidated Statements of Cash Flows for the periods from February 4, 2007 through July  6, 2007 (Predecessor) and from July 7, 2007 through February 2, 2008 (Successor), and the fiscal years ended January 31, 2009 (Successor) and January 30, 2010 (Successor)

F-7
Notes to Consolidated Financial Statements	F-8

Unaudited Consolidated Financial Statements
Consolidated Balance Sheets as of January 30, 2010 and May 1, 2010	F-47
Consolidated Statements of Operations for the thirteen weeks ended May 2, 2009 and May 1, 2010	F-48
Consolidated Statements of Cash Flows for the thirteen weeks ended May 2, 2009 and May 1, 2010	F-49
Notes to Consolidated Financial Statements	F-50

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of Express, Inc.:

In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of operations, of changes in stockholders’ equity, and cash flows present fairly, in all material respects, the financial position of Express, Inc. and its subsidiaries at January 30, 2010 and January 31, 2009, and the results of their operations and their cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

/s/ PricewaterhouseCoopers LLP

March 25, 2010, except with respect to our opinion on the consolidated financial statements as it relates to the changes resulting from the conversion from a limited liability company to a corporation as discussed in Note 1 and the guarantor subsidiaries condensed financial information as discussed in Note 16, as to which the date is August 5, 2010.

Columbus, Ohio

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors and Stockholders of Express, Inc.:

We have audited the accompanying consolidated statements of operations, changes in stockholders’ equity, and cash flows of Express, Inc. and subsidiaries for the period from July 7, 2007 to February 2, 2008 (Successor) and the period from February 4, 2007 to July 6, 2007 (Predecessor). These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. We were not engaged to perform an audit of the Company’s internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated results of the operations and cash flows of Express, Inc. and subsidiaries for the period from July 7, 2007 to February 2, 2008 and the period from February 4, 2007 to July 6, 2007, in conformity with U.S. generally accepted accounting principles.

/s/    Ernst & Young LLP

Columbus, Ohio

May 2, 2008, except for Note 1 (as it pertains to segment disclosure and the impact of the recapitalization of the Company) and Note 7, as to which the date is February 15, 2010, and except for the effect of the reorganization of the Company from a limited liability company to a corporation as disclosed in Notes 1, 10, 11, and 12 and the guarantor subsidiaries condensed financial information as disclosed in Note 16, as to which the date is August 5, 2010.

EXPRESS, INC.

CONSOLIDATED BALANCE SHEETS

(in thousands, except per share amounts)

	January 31, 2009	January 30, 2010
Assets
Current assets
Cash and cash equivalents	$176,115	$234,404
Receivables, net	6,563	4,377
Inventories	170,202	171,704
Prepaid minimum rent	20,868	20,874
Other	7,269	5,289

Total current assets	381,017	436,648
Property and equipment, net	253,482	215,237
Tradename/domain name	197,394	197,414
Other assets	28,520	20,255

Total assets	$860,413	$869,554

Liabilities and stockholders’ equity
Current liabilities
Accounts payable	$47,426	$61,093
Line of credit	75,000	—
Deferred revenue	21,601	22,247
Accrued bonus	94	22,541
Accrued expenses	65,336	73,576
Accounts payable and accrued expenses—related parties	100,012	89,831

Total current liabilities	309,469	269,288

Long-term debt	422,228	415,513
Other long-term liabilities	31,617	43,300

Total liabilities	763,314	728,101

Commitments and Contingencies (Note 15)

Stockholders’ equity
Preferred Stock—$0.01 par value; 10,000 shares authorized; no shares issued or outstanding	—	—
Common Stock—$0.01 par value; 500,000 shares authorized; 78,139 and 78,246 shares issued and outstanding at January 31, 2009 and January 30, 2010, respectively	781	782
Additional paid-in capital	171,386	140,432
Accumulated (deficit) earnings	(69,435)	5,872
Notes receivable	(5,633)	(5,633)

Total stockholders’ equity	97,099	141,453

Total liabilities and stockholders’ equity	$860,413	$869,554

The accompanying notes are an integral part of these Consolidated Financial Statements.

EXPRESS, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share amounts)

	Predecessor	Successor
	Twenty-Two Weeks Ended July 6, 2007	Thirty Weeks Ended February 2, 2008	2008	2009
Net sales	$659,019	$1,137,327	$1,737,010	$1,721,066
Cost of goods sold, buying and occupancy costs	451,514	890,063	1,280,018	1,175,088

Gross profit	207,505	247,264	456,992	545,978
General, administrative, and store operating expenses	170,100	275,150	447,071	409,198
Other operating expense, net	302	5,526	6,007	9,943

Operating income (loss)	37,103	(33,412)	3,914	126,837
Interest expense	—	6,978	36,531	53,222
Interest income	—	(5,190)	(3,527)	(484)
Other expense (income), net	—	4,712	(300)	(2,444)

Income (loss) before income taxes	37,103	(39,912)	(28,790)	76,543
Provision for income taxes	7,161	487	246	1,236

Net income (loss)	$29,942	$(40,399)	$(29,036)	$75,307

Pro forma income before income taxes (Note 13, unaudited)				$102,634
Pro forma provision for income taxes (Note 13, unaudited)				39,951

Pro forma net income (Note 13, unaudited)				$62,683

Net (loss) income per share of common stock (Note 12):
Basic		$(0.57)	$(0.40)	$1.01
Diluted		$(0.57)	$(0.40)	$1.00
Pro forma net income per share (Note 13, unaudited)
Basic				$0.73
Diluted				$0.72
Pro forma weighted average shares outstanding (Note 13, unaudited)				86,302
Basic				86,945
Diluted

The accompanying notes are an integral part of these Consolidated Financial Statements.

EXPRESS, INC.

CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY

(in thousands)

	Common Stock		Additional Paid-in Capital	Accumulated (Deficit) Earnings	Notes Receivable	Total Stockholders’ Equity
	Shares	Amount
Predecessor balances, February 3, 2007	—	$—	$—	$—	$—	$265,849

Adoption of ASC Subtopic 740-10	—	—	—	—	—	(702)
Changes in Limited Brands, Inc. net investment	—	—	—	—	—	12,423
Share-based compensation expense	—	—	—	—	—	545
Net income	—	—	—	—	—	29,942
Elimination of Predecessor equity in connection with sale	—	—	—	—	—	(308,057)

Predecessor balances, July 6, 2007	—	—	—	—	—	—

Successor capital contribution, net	71,409	714	659,385	—	—	660,099
Issuance of restricted shares	6,803	68	(68)	—	—	—
Issuance of notes receivable	—	—	—	—	(5,643)	(5,643)
Share-based compensation expense	—	—	1,233	—	—	1,233
Net loss	—	—	—	(40,399)	—	(40,399)

Successor balances, February 2, 2008	78,212	782	660,550	(40,399)	(5,643)	615,290

Distributions	—	—	(491,213)	—	—	(491,213)
Repurchase of equity shares	(361)	(4)	(20)	—	—	(24)
Issuance of restricted shares	288	3	(3)	—	—	—
Repayment of notes receivable	—	—	—	—	10	10
Share-based compensation expense	—	—	2,072	—	—	2,072
Net loss	—	—	—	(29,036)	—	(29,036)

Successor balances, January 31, 2009	78,139	781	171,386	(69,435)	(5,633)	97,099

Distributions	—	—	(33,000)	—	—	(33,000)
Repurchase of equity shares	(229)	(2)	(1)	—	—	(3)
Issuance of restricted shares	336	3	(1)	—	—	2
Share-based compensation expense	—	—	2,048	—	—	2,048
Net income	—	—	—	75,307	—	75,307

Successor balances, January 30, 2010	78,246	$782	$140,432	$5,872	$(5,633)	$141,453

The accompanying notes are an integral part of these Consolidated Financial Statements.

EXPRESS, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands)

	Predecessor	Successor
	Twenty-Two Weeks Ended July 6, 2007	Thirty Weeks Ended February 2, 2008	2008	2009
Operating Activities
Net income (loss)	$29,942	$(40,399)	$(29,036)	$75,307
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	25,051	49,247	81,410	72,434
Interest expense paid in kind	—	—	6,049	132
Loss on disposal of property and equipment	—	410	1,732	545
Impairment charges	—	484	2,442	2,623
Bad debt expense	—	—	1,230	2,602
Change in fair value of interest rate swap	—	4,712	(300)	(2,444)
Share-based compensation	545	1,233	2,072	2,048
Deferred taxes	(5,023)	(381)	(234)	(337)
Change in assets and liabilities:
Receivables, net	(9,951)	11,075	3,195	4,167
Inventories	(4,970)	76,245	(5,553)	(1,502)
Accounts payable, deferred revenue, and accrued expenses	2,285	18,271	22,775	44,397
Accounts payable and accrued expenses—related parties	8,064	154,314	(54,302)	(10,181)
Other assets and liabilities	(31)	6,981	3,754	10,930

Net cash provided by operating activities	45,912	282,192	35,234	200,721

Investing Activities
Capital expenditures	(22,888)	(15,258)	(50,551)	(26,853)
Purchase of intangible asset	—	—	(1,250)	(20)

Net cash used in investing activities	(22,888)	(15,258)	(51,801)	(26,873)

Financing Activities
Borrowings under line of credit arrangement	—	—	75,000	—
Borrowings under long-term debt arrangements	—	—	294,000	—
Repayments of line of credit arrangement	—	—	—	(75,000)
Repayments of long-term debt arrangements	—	(625)	(1,250)	(7,118)
Costs incurred in connection with equity offering	—	—	—	(317)
Costs incurred in connection with debt arrangements and Senior Notes	—	—	(3,870)	(123)
Distributions paid to stockholders	—	—	(491,213)	(33,000)
Grant of equity shares	—	—	—	2
Repurchase of equity shares	—	—	(24)	(3)
Repayment of notes receivable	—	—	10	—
Cash equity contributions by stockholders	—	39,986	—	—
Decrease in Limited Brands, Inc. net investment	(29,939)	—	—	—

Net cash (used in) provided by financing activities	(29,939)	39,361	(127,347)	(115,559)

Net (decrease) increase in cash and cash equivalents	(6,915)	306,295	(143,914)	58,289
Cash and cash equivalents, beginning of period	20,649	13,734	320,029	176,115

Cash and cash equivalents, end of period	$13,734	$320,029	$176,115	$234,404

Supplemental disclosure of non-cash activities:
Borrowings to effect GGC acquisition	$—	$125,000	$—	$—
Push-down of fair value and equity contribution	$—	$287,206	$—	$—
Notes received in connection with issuance of equity	$—	$5,643	$—	$—

The accompanying notes are an integral part of these Consolidated Financial Statements.

EXPRESS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(in thousands)

1. Summary of Significant Accounting Policies

Basis of Presentation

On May 12, 2010, Express Parent LLC, a Delaware limited liability company (“LLC”) (“Parent”), converted into a Delaware corporation and changed its name from Express Parent LLC to Express, Inc. (the “Company”). This conversion was effective May 2, 2010 for tax purposes. In connection with this conversion, all the equity interest in Parent, which consisted of Class L, Class A, and Class C units was converted into shares of common stock of the Company at a ratio of .702, .649, and .442, respectively. The accounting effects of the recapitalization are reflected retrospectively for all periods presented in the accompanying Consolidated Financial Statements and notes hereto. The aforementioned events are referred to collectively as the “Reorganization” within these consolidated financial statements.

Parent was formed on June 10, 2008 and acquired all of the outstanding equity interest in Express Topco LLC, a Delaware LLC (“Topco”) which owns all of the outstanding equity interest in Express Holding, LLC, a Delaware LLC (“Holding”), on June 26, 2008. Holding owns all of the outstanding equity interest in Express, LLC (“Express”), which previously operated as a division of Limited Brands, Inc., a Delaware corporation (“LBI”), and Express Finance Corporation, a Delaware corporation (“EFC”). EFC was formed on January 28, 2010 for the purpose of serving as co-issuer of the Senior Notes described in Note 17. Express is a wholly-owned subsidiary of Holding and conducts the operations of the Company.

On June 26, 2008, the Company entered into an exchange agreement with Holding, Topco, and other security holders, whereby the members of Holding contributed, transferred, assigned, and delivered all issued and outstanding equity interests of Holding to the Company in exchange for issuance by the Company to each Holding member an equivalent number of identical equity interests of the Company (the “Recapitalization”). Upon consummation of the exchange agreement, the Company and Topco entered into a contribution agreement, pursuant to which the Company contributed all of its equity interest in Holding to Topco as a contribution to Topco’s capital. Immediately following the consummation of these transactions, Topco entered into the Second Amended and Restated LLC Agreement (“Amended LLC Agreement”) of Holding in order to recapitalize the membership interests of Holding into a single class of membership units. Following the Recapitalization, the Company owned 100% of the membership interests of Topco, and Topco owned 100% of the membership interests of Holding. Because the Recapitalization represented a transfer of equity interests between entities under common control, the Company recognized the assets and liabilities transferred at their historical carrying amounts, similar to the pooling-of-interests method.

Members of the Company are not obligated for any debts, obligations, or liabilities of the Company solely by reason of being a member. Members of the Company shall not act as agents for one another or incur debts, obligations, or liabilities on behalf of other members.

Due to the Golden Gate Capital Acquisition (“GGC Acquisition”) (see Note 2) on July 7, 2007, the Company applied purchase accounting and began a new basis of accounting. As a result, the financial reporting periods presented are as follows:

•

The 2007 periods presented reflect the twenty-two weeks of operating results of Express and its subsidiary from February 4, 2007 through July 6, 2007 (the “2007 Predecessor period”) and the thirty weeks of operating results of Holding and its subsidiary from July 7, 2007 through February 2, 2008 (the “2007 Successor period”), which includes the effects of purchase accounting as a result of the GGC Acquisition.

EXPRESS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(in thousands)

•

The 2008 presentation reflects the operating results of Holding and its subsidiary from February 3, 2008 through June 25, 2008 and the consolidated operating results of Holding, Topco, and the Company from June 26, 2008 (date of formation) through January 31, 2009 (a “Successor” period).

•	The 2009 presentation reflects the consolidated operating results of Holding, Topco, and the Company from February 1, 2009 through January 30, 2010 (a “Successor” period).

The Consolidated Financial Statements for the 2007 Predecessor period have been prepared using a historical basis of accounting. As a result of purchase accounting, the Predecessor and Successor Consolidated Financial Statements are not comparable.

The Consolidated Financial Statements for the 2007 Predecessor period have been prepared on a standalone basis and are derived from the Consolidated Financial Statements and accounting records of LBI. These Consolidated Financial Statements include all costs historically allocated to the Company by LBI as well as income taxes as if the Company had been a standalone entity. Management believes the assumptions underlying the Consolidated Statements of Operations, Changes in Stockholders’ Equity, and Cash Flows are reasonable. However, these Consolidated Statements of Operations, Changes in Stockholders’ Equity, and Cash Flows for the 2007 Predecessor period may not be indicative of the Company’s results of operations and cash flows on a standalone basis, and future results may differ materially. In the Successor periods, the Company no longer incurred these allocated costs, but does incur certain expenses as a standalone company for similar functions, including certain support services provided by LBI under the LBI Transition Services Agreements (“TSAs”) (See Note 6).

Business Description

Express is a specialty retailer of women’s and men’s apparel, offering woven and knit tops, sweaters, pants, denim, intimate apparel, and accessories to a youthful clientele targeting 20 to 30 year olds. Express merchandise is sold through retail stores and its website. Express operated 573 primarily mall-based stores in the United States as of January 30, 2010.

Principles of Consolidation

The Consolidated Financial Statements include the accounts of the Company and its subsidiary. All intercompany transactions and balances have been eliminated in consolidation.

Fiscal Year

The Company’s fiscal year ends on the Saturday closest to January 31. Fiscal years are designated in the Consolidated Financial Statements and Notes by the calendar year in which the fiscal year commences. References to 2008 and 2009 represent the fiscal years ended January 31, 2009 and January 30, 2010, respectively.

Use of Estimates in the Preparation of Financial Statements

The preparation of financial statements in conformity with generally accepted accounting principles in the United States of America (“GAAP”) requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the Consolidated Financial Statements and the reported

EXPRESS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(in thousands)

amounts of revenues and expenses during the reporting period, as well as the related disclosure of contingent assets and liabilities as of the date of the Consolidated Financial Statements. Actual results may differ from those estimates. The Company revises its estimates and assumptions as new information becomes available.

Segment Reporting

The Company defines an operating segment on the same basis that it uses to evaluate performance internally. The Company has determined that the Chief Executive Officer (“CEO”) is its Chief Operating Decision Maker and that there is one operating segment, and therefore reports as a single segment. This includes the operation of its Express brick and mortar retail stores and the Express.com e-commerce website.

	Predecessor	Successor
	Twenty-Two Weeks Ended July 6, 2007	Thirty Weeks Ended February 2, 2008	2008	2009
Classes:
Apparel	$620,204	$1,057,453	$1,592,468	$1,564,060
Accessories and other	38,308	78,569	139,703	144,806
Other revenue	507	1,305	4,839	12,200

Total net sales	$659,019	$1,137,327	$1,737,010	$1,721,066

	Predecessor	Successor
	Twenty-Two Weeks Ended July 6, 2007	Thirty Weeks Ended February 2, 2008	2008	2009
Channels:
Stores	$658,512	$1,136,022	$1,704,376	$1,616,642
E-commerce	—	—	27,795	92,224
Other revenue	507	1,305	4,839	12,200

Total net sales	$659,019	$1,137,327	$1,737,010	$1,721,066

Other revenue consists primarily of shipping and handling revenue, gift card breakage, and franchise royalties.

Cash and Cash Equivalents

Cash and cash equivalents include cash on hand, deposits with financial institutions, and treasury security investments with an original maturity of three months or less. As of January 31, 2009 and January 30, 2010, cash held primarily in treasury securities was $159,236 and $216,782, respectively.

Payments due from banks for third-party credit card and debit card transactions for up to five days of sales, classified as cash and cash equivalents, totaled approximately $10,586 and $11,412 as of January 31, 2009 and January 30, 2010, respectively.

Outstanding checks not yet presented for payment amounted to $12,901 and $18,422 as of January 31, 2009 and January 30, 2010, respectively, and are included in accounts payable on the Consolidated Balance Sheets.

EXPRESS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(in thousands)

Fair Value of Financial Assets and Liabilities

Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. Assets and liabilities measured at fair value are classified using the following hierarchy, which is based upon the transparency of inputs to the valuation as of the measurement date.

Level 1—Valuation is based upon quoted prices (unadjusted) for identical assets or liabilities in active markets.

Level 2—Valuation is based upon quoted prices for similar assets and liabilities in active markets, or other inputs that are observable for the asset or liability, either directly or indirectly, for substantially the full term of the financial instrument.

Level 3—Valuation is based upon other unobservable inputs that are significant to the fair value measurement.

The Company incorporates credit valuation adjustments (“CVAs”) to appropriately reflect its non-performance risk and the respective counterparty’s non-performance risk in its fair value measurements. Although the Company has determined that the majority of the inputs used to value its derivatives, such as forward interest rates, and the Company’s and counterparty’s credit ratings, fall within Level 2 of the fair value hierarchy, the CVAs associated with its derivatives utilize Level 3 inputs, such as estimates of current credit spreads, to evaluate the likelihood of default by itself and its counterparty. However, as of January 31, 2009 and January 30, 2010, the Company has assessed the significance of the impact of the CVAs on the overall valuation of its derivative positions and has determined that the CVAs are not significant to the overall valuation of its derivatives. As a result, the Company has determined that its derivative valuations in their entirety are classified in Level 2 of the fair value hierarchy.

The following table presents the Company’s assets and liabilities measured at fair value on a recurring basis as of January 31, 2009 and January 30, 2010, aggregated by the level in the fair value hierarchy within which those measurements fall.

	January 31, 2009
	Level 1	Level 2	Level 3
Treasury securities	$159,236	$—	$—
Interest rate swap	$—	$4,412	$—

	January 30, 2010
	Level 1	Level 2	Level 3
Treasury securities	$216,782	$—	$—
Interest rate swap	$—	$1,968	$—

The carrying amounts reflected on the Consolidated Balance Sheets for cash, cash equivalents, receivables, prepaid expenses, and payables as of January 31, 2009 and January 30, 2010 approximated their fair values.

Concentration of Credit Risk

The Company maintains cash and cash equivalents with various major financial institutions. The Company monitors the relative credit standing of these financial institutions and other entities and limits the amount of credit exposure with any one entity. The Company also monitors the creditworthiness of the entities to which it grants credit terms in the normal course of business.

EXPRESS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(in thousands)

Receivables, Net

Receivables consist primarily of tenant allowances from landlords and miscellaneous trade receivables, which are continuously reviewed for collectability. The Company maintains an allowance for doubtful accounts balance which totaled $1,230 and $3,832 as of January 31, 2009 and January 30, 2010, respectively.

Inventories

Inventories are principally valued at the lower of cost or market on a weighted-average cost basis. The Company records a lower of cost or market adjustment on its inventory, which is reflected in cost of goods sold, buying and occupancy costs in the Consolidated Statements of Operations, if the cost of specific inventory items on hand exceeds the amount it expects to realize from the ultimate sale or disposal of the inventory. These estimates are based on management’s judgment regarding future demand and market conditions and analysis of historical experience. The lower of cost or market reserve was $14,639 and $5,508 as of January 31, 2009 and January 30, 2010, respectively.

The Company also records an inventory shrink reserve for estimated merchandise inventory losses for the period between the last physical inventory and the balance sheet date. This estimate is based on management’s analysis of historical results. The shrink reserve was $17,611 and $15,415 as of January 31, 2009 and January 30, 2010, respectively.

Advertising

Advertising production costs are expensed at the time the promotion first appears in media, store, or on the website. Costs to publish or broadcast the promotion are expensed when incurred. Total advertising expense totaled $14,825 in the 2007 Predecessor period, $30,052 in the 2007 Successor period, $57,551 in 2008, and $53,685 in 2009. Advertising costs are included in general, administrative, and store operating expenses in the Consolidated Statements of Operations.

Private Label Credit Card Rewards

The Company has a credit card agreement (the “Card Agreement”) with a third party to provide customers with private label credit cards (“credit card(s)”). Each credit card bears the logo of the Express brand and can be used at any of the Company’s retail store locations or website. A third-party financing company is the sole owner of the accounts issued under the credit card program and absorbs the losses associated with non-payment by the card holders and a portion of any fraudulent usage of the accounts. The Company receives reimbursement for expenses incurred from the third-party financing company in accordance with the Card Agreement based on usage of the credit cards. Income is recognized when the amounts are fixed or determinable and collectability is reasonably assured, which is generally at the time that the actual usage of the credit cards or specified transaction occurs. In accordance with Accounting Standards Codification (“ASC”) Subtopic 605-50, Customer Payments and Incentives, the income is classified in general, administrative, and store operating expenses in the Consolidated Statements of Operations.

Card holders earn reward certificates that result in discounts on future purchases. Upon reaching the target-earned threshold, card holders receive reward certificates for these discounts that expire within three months of issuance, at which time the certificate is forfeited. The Company accrues the anticipated redemptions of the discount earned. To calculate this expense, the Company estimates margin rates and makes assumptions related

EXPRESS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(in thousands)

to card holder redemption rates, which are both based on historical experience. The accrued liability as of January 31, 2009 and January 30, 2010 was $3,842 and $3,489, respectively, and is included in accrued expenses on the Consolidated Balance Sheets.

Property and Equipment, Net

All property and equipment are stated at cost. Depreciation of property and equipment is computed on a straight–line basis, using the following useful lives:

Category	Depreciable Life
Software, including software developed for internal use	3 years
Store related assets and other property and equipment	3 – 10 years
Leasehold improvements	Shorter of lease term or 10 years

When a decision is made to dispose of property and equipment prior to the end of the previously estimated useful life, depreciation estimates are revised to reflect the use of the asset over the shortened estimated useful life. The cost of assets sold or retired and the related accumulated depreciation are removed from the accounts with any resulting gain or loss included in other operating expense, net, in the Consolidated Statements of Operations. Maintenance and repairs are charged to expense as incurred. Major renewals and betterments that extend useful lives are capitalized.

Property and equipment are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of the assets may not be recoverable. The reviews are conducted at the store asset level, the lowest identifiable level of cash flow. If the estimated undiscounted future cash flows related to the property and equipment are less than the carrying value, the Company recognizes a loss equal to the difference between the carrying value and the fair value, usually determined by the estimated discounted cash flow analysis of the asset. Factors used to assess the fair value of property and equipment include, but are not limited to, management’s plans for future operations, brand initiatives, recent operating results, and projected future cash flows. The Company recorded impairment charges related to store leasehold improvements of $0 in the 2007 Predecessor period, $484 in the 2007 Successor period, $2,442 in 2008 and $2,623 in 2009. Impairment charges are included in cost of goods sold, buying and occupancy costs in the Consolidated Statements of Operations.

On February 1, 2009, the Company adopted the authoritative guidance included in ASC Topic 820 to fair value measurements of non-financial assets and non-financial liabilities that are recognized or disclosed at fair value in the financial statements on a non-recurring basis. Non-financial assets and liabilities measured at fair value on a non-recurring basis as of January 30, 2010 consisted of the following:

	Level 1	Level 2	Level 3
Long-lived assets to be held and used	$—	$—	$712

Long-lived assets to be held and used with a carrying amount of $3,335 were written down to their fair value of $712, resulting in an impairment charge of $2,623, which is included in cost of goods sold, buying and occupancy costs in 2009.

Intangible Assets

The Company has intangible assets, primarily its tradename resulting from the GGC Acquisition, and internet domain name purchased during 2008 prior to the launch of its e-commerce website. Intangible assets

EXPRESS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(in thousands)

with indefinite lives are reviewed for impairment annually in the fourth quarter, or more frequently if indicators of impairment are present, by comparing the carrying value to the estimated fair value, usually determined using a discounted cash flow methodology. Factors used in the valuation of all intangible assets include, but are not limited to, management’s plans for future operations, brand initiatives, recent operating results, and projected future cash flows.

Intangible assets with finite lives are amortized on a basis reflecting when the economic benefits of the assets are consumed or otherwise used up over their respective estimated useful lives. Intangible assets with finite lives are reviewed for impairment when events or changes in circumstances indicate the carrying amount of the asset may not be recoverable. If the estimated undiscounted future cash flows related to the asset are less than the carrying value, the Company recognizes a loss equal to the difference between the carrying value and the estimated fair value, usually determined by the estimated discounted future cash flows of the asset.

The Company did not have any intangible assets in the 2007 Predecessor period and did not incur any impairment charges on intangible assets in the 2007 Successor period, in 2008, or in 2009.

Leases and Leasehold Improvements

The Company has leases that contain pre-determined fixed escalations of minimum rentals and/or rent abatements subsequent to taking possession of the leased property. The related rent expense is recognized on a straight-line basis commencing upon possession date. The Company records the difference between the recognized rent expense and amounts payable under the leases as deferred lease credits. The obligations for pre-determined fixed escalations of minimum rent and/or rent abatements were $7,968 and $11,775 as of January 31, 2009 and January 30, 2010, respectively, and are included in other long-term liabilities on the Consolidated Balance Sheets.

The Company receives allowances from landlords related to its retail stores. These allowances are generally comprised of cash amounts received from landlords as part of negotiated lease terms. Cash received from landlords was $398 in the 2007 Predecessor period, $4,160 in the 2007 Successor period, $5,057 in 2008, and $5,772 in 2009. The Company records a receivable and a landlord allowance upon satisfaction of the provisions for receiving the allowance. The landlord allowance is amortized on a straight-line basis as a reduction to rent expense over the term of the lease (including the pre-opening build-out period). The receivable is reduced as allowance amounts are received from landlords. The reduction to rent expense was $3,320 in the 2007 Predecessor period, $201 in the 2007 Successor period, $697 in 2008, and $1,648 in 2009, and is included in cost of goods sold, buying and occupancy costs in the Consolidated Statements of Operations. The unamortized portion of landlord allowances totaled $9,670 and $13,952 as of January 31, 2009 and January 30, 2010, respectively, and is included in other long-term liabilities on the Consolidated Balance Sheets.

Certain leases provide for contingent rents which are based on a percentage of gross sales in excess of predetermined levels and are not measured at inception. These amounts are excluded from minimum rent and are included in the determination of rent expense when it is probable that the expense has been incurred and the amount is reasonably estimable.

The Company also has leasehold improvements which are depreciated over the shorter of their estimated useful lives or the period from the date the assets are placed in service to the end of the initial lease term, including renewal periods, if reasonably assured. Leasehold improvements made after the inception of the initial lease term are depreciated over the shorter of their estimated useful lives or the remaining lease term, including renewal periods, if reasonably assured.

EXPRESS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(in thousands)

Debt Issuance Costs and Discount

Fees and costs incurred in connection with the Company’s borrowings are capitalized and included in other assets on the Consolidated Balance Sheets. Debt issuance costs and debt discounts are amortized to interest expense over the term of the respective loan agreements and are included in interest expense in the Consolidated Statements of Operations. Debt issuance costs were recorded as a result of the GGC Acquisition and the Recapitalization. As of January 31, 2009 and January 30, 2010, debt issuance costs totaled $11,488 and $10,061, respectively. The Company recorded amortization expense related to debt issuance costs of $0 in the 2007 Predecessor period, $1,052 in the 2007 Successor period, $2,001 in 2008, and $2,181 in 2009. The Company recorded amortization expense for debt discounts of $0 in the 2007 Predecessor period, $0 in the 2007 Successor period, $304 in 2008, and $584 in 2009.

Derivative Financial Instruments

The Company uses derivative financial instruments to manage its exposure to interest rates. The Company does not use derivative financial instruments to manage exposure to foreign currency exchange rates or for trading purposes. Derivative financial instruments are required to be recorded on the Consolidated Balance Sheets at fair value. The Company did not seek cash flow hedge accounting and, therefore, records the impact of the change in fair value of its derivative in other expense (income), net in the Consolidated Statements of Operations.

Income Taxes

Effective May 7, 2007, the Company became recognized as a partnership for federal income tax purposes. As such, with the exception of a limited number of state and local jurisdictions, the Company is no longer subject to income taxes. The members of the Company, and not the Company itself, are subject to income tax on their distributive share of the Company’s earnings from May 7, 2007 forward. The Company pays distributions to members to fund their tax obligations.

The Company accounts for income taxes using the asset and liability method. Under this method, the amount of taxes currently payable or refundable are accrued, and deferred tax assets and liabilities are recognized for the estimated future tax consequences of temporary differences that currently exist between the tax basis and the financial reporting basis of the Company’s assets and liabilities. For periods up to the effective date of the Company’s recognition as a partnership for federal income tax purposes, deferred taxes were recognized on a separate company basis as if the Company were taxable as a corporation. As a partnership, deferred taxes for periods ending after May 7, 2007 were related to a limited number of state and local jurisdictions.

Deferred tax assets and liabilities are measured using the enacted tax rates in effect in the years when those temporary differences are expected to reverse. The effect of a change in tax rates on deferred taxes is recognized through continuing operations in the period that includes the enactment date of the change. Changes in tax laws and rates could affect recorded deferred tax assets and liabilities in the future. The Company is not aware of any such changes that would have a material effect on its results of operations, cash flows, or financial position.

In July 2006, the Financial Accounting Standards Board (“FASB”) issued authoritative guidance included in ASC Subtopic 740-10, Income Taxes—Overall, (“ASC Subtopic 740-10”) which clarifies the accounting for uncertainty in income taxes recognized in the financial statements. ASC Subtopic 740-10 provides that a tax

EXPRESS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(in thousands)

benefit from an uncertain tax position may be recognized when it is more-likely-than-not that the position will be sustained upon examination, including resolutions of any related appeals or litigation processes, based on its technical merits. Income tax positions must meet a more-likely-than-not recognition threshold at the effective date to be recognized upon the adoption of ASC Subtopic 740-10 and in subsequent periods. This interpretation also provides guidance on measurement, derecognition, classification, interest and penalties, accounting in interim periods, disclosure, and transition.

The Company recognizes tax liabilities in accordance with ASC Subtopic 740-10 and adjusts these liabilities when judgment changes as a result of the evaluation of new information not previously available. Due to the complexity of some of these uncertainties, the ultimate resolution may result in a payment that is materially different from the current estimate of the liabilities. These differences will be reflected as increases or decreases in income tax expense and the effective tax rate in the period in which new information becomes available.

The Company adopted the authoritative guidance included in ASC Subtopic 740-10 effective February 4, 2007. As a result of the implementation of the authoritative guidance included in ASC Subtopic 740-10, the Company recognized an additional liability of $702 for unrecognized tax benefits, which was accounted for as a reduction to the February 4, 2007 retained earnings balance. LBI retained the entire ASC Subtopic 740-10 liability of $9,673 for unrecognized tax benefits for any Predecessor period up to and including the date of the GGC Acquisition. For the Successor periods, the Company recognized no liability for unrecognized tax benefits and, therefore, there was no effect on the Company’s financial condition or results of operations for any Successor period.

The Company recognizes interest and penalties related to unrecognized tax benefits in provision for income taxes in the Consolidated Statements of Operations. Accrued interest and penalties are included within the related tax liability line on the Consolidated Balance Sheets.

The Company may be subject to periodic audits by the Internal Revenue Service (“IRS”) and other taxing authorities. These audits may challenge certain of the Company’s tax positions, such as the timing and amount of deductions and allocation of taxable income to the various jurisdictions.

Self Insurance

The Company is self-insured for medical, workers’ compensation, and general liability benefits up to certain stop-loss limits. Such costs are accrued based on known claims and an estimate of incurred but not reported (“IBNR”) claims. IBNR claims are estimated using historical claim information and actuarial estimates. The accrued liability for self insurance as of January 31, 2009 and January 30, 2010 was $2,795 and $3,800, respectively, and is included in accrued expenses on the Consolidated Balance Sheets.

Revenue Recognition

The Company recognizes sales at the time the customer takes possession of the merchandise which, for e-commerce revenues, reflects an estimate of shipments that have not yet been received by the customer. The estimate of these shipments is based on shipping terms and historical delivery times. Amounts related to shipping and handling revenues billed to customers in an e-commerce sale transaction are classified as net sales, and the related shipping and handling cost are classified as cost of goods sold, buying and occupancy costs in the Consolidated Statements of Operations. The Company’s shipping and handling revenues were $2,728 and $8,913 in 2008 and 2009, respectively. The Company launched its e-commerce business in June 2008, and therefore did

EXPRESS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(in thousands)

not receive or record shipping and handling revenues for the 2007 Predecessor or 2007 Successor periods. Associate discounts are classified as a reduction of net sales. Net sales exclude sales tax collected from customers and remitted to governmental authorities.

The Company provides a reserve for projected merchandise returns based on prior experience. Merchandise returns are often resalable merchandise and are refunded by issuing the same payment tender of the original purchase. Merchandise exchanges of the same product and price, typically due to size or color preferences, are not considered merchandise returns. The sales returns reserve was $2,284 and $4,312 as of January 31, 2009 and January 30, 2010, respectively, and is included in accrued expenses on the Consolidated Balance Sheets.

The Company sells gift cards in its retail stores and through its e-commerce website and third parties, which do not expire or lose value over periods of inactivity. The Company accounts for gift cards by recognizing a liability at the time a gift card is sold. The gift card liability balance was $20,481 and $21,140, as of January 31, 2009 and January 30, 2010, respectively, and is included in deferred revenue on the Consolidated Balance Sheets. The Company recognizes income from gift cards when they are redeemed by the customer. In addition, income on unredeemed gift cards is recognized when it can be determined that the likelihood of the gift card being redeemed is remote and that there is no legal obligation to remit the unredeemed gift cards to relevant jurisdictions (gift card breakage). The gift card breakage rate is based on historical redemption patterns. Gift card breakage of $1,199 in the 2007 Predecessor period, $1,366 in the 2007 Successor period, $2,428 in 2008, and $2,328 in 2009 was recorded by the Company and is included in net sales in the Consolidated Statements of Operations.

Share-Based Compensation

The Company accounts for share-based employee compensation in accordance with ASC Topic 718, Compensation—Stock Compensation, (“ASC Topic 718”). ASC Topic 718 requires the fair value of share-based payments to employees to be recognized in the financial statements as compensation cost over the requisite service period. Compensation expense for equity shares is recognized, on a straight-line basis, net of forfeitures, over the requisite service period for the fair value of awards that actually vest.

Cost of Goods Sold, Buying and Occupancy Costs

Cost of goods sold, buying and occupancy costs includes merchandise costs, net of discounts and allowances, freight, inventory shrinkage, and other gross margin related expenses. Buying and occupancy expenses primarily include payroll, benefit costs, and other operating expenses for the buying departments (merchandising, design, manufacturing, and planning and allocation), distribution, fulfillment, rent, common area maintenance, real estate taxes, utilities, maintenance, and depreciation for stores.

General, Administrative, and Store Operating Expenses

General, administrative, and store operating expenses primarily include payroll, benefit costs, and other operating expenses for store selling and administrative departments and store marketing and advertising expenses.

Other Operating Expense, Net

Other operating expense, net consists of GGC advisory fees, LBI LLC fees, gain/loss on disposal of assets, and excess proceeds from the settlement of insurance claims.

EXPRESS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(in thousands)

Other Expense (Income), Net

Other expense (income), net consists of the change in fair market value of the interest rate swap.

Recently Issued Accounting Pronouncements

In January 2010, the FASB issued Accounting Standards Update No. 2010-06, Fair Value Measurements and Disclosures (Topic 820)—Improving Disclosures about Fair Value Measurements, (“ASU 2010-06”). ASU 2010-06 requires the following new disclosures: (i) the amounts of significant transfers in and out of Level 1 and Level 2 fair value measurements and a description of the reasons for the transfers; and (ii) a reconciliation for fair value measurements using significant unobservable inputs (Level 3), including separate information about purchases, sales, issuance, and settlements. ASU 2010-06 also clarifies existing requirements about fair value measurement disclosures and disclosures about inputs and valuation techniques. The new disclosures and clarifications of existing disclosures are effective for interim and annual reporting periods beginning after December 15, 2009, except for the reconciliation of Level 3 activity, which is effective for fiscal years beginning after December 15, 2010. The adoption of ASU 2010-06 beginning in the first quarter of fiscal 2010 will require expanded disclosure in the Notes to the Company’s Consolidated Financial Statements but will not impact amounts within its Consolidated Financial Statements.

In June 2009, the FASB issued ASC Topic 105, GAAP (“ASC Topic 105”). This standard establishes two levels of GAAP, authoritative and non-authoritative. The FASB ASC (the “Codification”) is now the source of authoritative, nongovernmental GAAP, except for rules and interpretive releases of the Securities and Exchange Commission (“SEC”), which are sources of authoritative GAAP for SEC registrants. All other non-grandfathered, non-SEC accounting literature not included in the Codification will become non-authoritative. This standard is effective for financial statements for interim or annual reporting periods ending after September 15, 2009. Effective February 1, 2009, the Company has adopted ASC Topic 105 which changed its historical U.S. GAAP references to comply with the Codification.

In May 2009, the FASB issued authoritative guidance included in ASC Topic 855, Subsequent Events. This standard is intended to establish general standards of accounting for and disclosures of events that occur after the balance sheet date but before financial statements are issued. The Company has adopted this guidance, and there was no material impact on its Consolidated Financial Statements. Refer to Note 16.

In April 2009, the FASB issued authoritative guidance included in ASC Topic 825, Financial Instruments, intended to provide additional accounting guidance and enhanced disclosures of fair values of certain financial instruments in interim and annual financial statements. The Company has adopted this guidance, and there was no impact on its Consolidated Financial Statements.

In April 2008, the FASB issued authoritative guidance included in ASC Topic 350, Intangibles—Goodwill and Other, which is intended to improve the consistency between the useful life of a recognized intangible asset and the period of expected cash flows used to measure the fair value of the asset. This guidance is effective for financial statements issued for fiscal years beginning after December 15, 2008, and interim periods within those fiscal years. The Company has adopted this guidance effective February 1, 2009, and there was no impact on its Consolidated Financial Statements.

In March 2008, the FASB issued authoritative guidance included in ASC Topic 815, Derivatives and Hedging. This guidance requires additional disclosures about the objectives and strategies for using derivative

EXPRESS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(in thousands)

instruments and is effective for financial statements issued for fiscal years and interim periods beginning after November 15, 2008, with early adoption encouraged. The Company has adopted this guidance effective February 1, 2009, the results of which are included in Note 9.

In September 2006, the FASB issued authoritative guidance included in ASC Topic 820, Fair Value Measurements and Disclosures, which provides guidance for fair value measurement of assets and liabilities and instruments measured at fair value that are classified in stockholders’ equity. This guidance defines fair value, establishes a fair value measurement framework and expands fair value disclosures. It emphasizes that fair value is market-based with the highest measurement hierarchy level being market prices in active markets. This guidance requires fair value measurements be disclosed by hierarchy level, an entity to include its own credit standing in the measurement of its liabilities and modifies the transaction price presumption. In February 2008, the FASB delayed the effective date for this guidance to fiscal years beginning after November 15, 2008 for all nonfinancial assets and nonfinancial liabilities, except those that are recognized or disclosed at fair value in the financial statements on a recurring basis (at least annually). Accordingly, as of February 3, 2008, the Company adopted the authoritative guidance for financial assets and liabilities only on a prospective basis. As of February 1, 2009, the Company adopted the remaining provisions. The adoption of this guidance did not have a material impact on the Company’s Consolidated Financial Statements.

2. The GGC Acquisition

In anticipation of the GGC Acquisition, LBI, through its subsidiaries, Limited Brands Store Operations, Inc. (“LBSO”), a Delaware corporation, and Express Investment Inc, formed Holding on May 9, 2007, whereby LBSO contributed Express to Holding in exchange for 100% of the interest in Holding. For the period from May 9, 2007 through July 2007, Holding was an indirectly, wholly-owned subsidiary of LBI. Golden Gate Capital (“GGC”) formed Express Investment Corp., a Delaware corporation (“EIC”) and in July 2007 acquired a 75% interest in Holding from LBSO in multiple steps pursuant to a Unit Purchase Agreement (the “Purchase Agreement”) dated May 15, 2007 and amended July 6, 2007.

EIC acquired an initial controlling interest of 66 2 /3% on July 7, 2007 from LBI in exchange for $513,657 in cash and acquired an incremental interest of 8 1 /3% from LBI on July 31, 2007 in exchange for $53,875 in cash, resulting in an aggregate cash consideration of $567,532. The cash consideration and certain related transaction costs were funded by cash of $452,870 from EIC and $125,000 of debt issued by Holding. Additionally, Holding received a cash contribution of $34,343 from EIC.

Pursuant to the Amended and Restated LLC Agreement (“LLC Agreement”) dated July 6, 2007, 75,000 and 25,000 Class L equity ownership units of Holding were held by GGC through EIC, and LBI, through its subsidiaries, respectively. Subsequent to July 6, 2007, certain executive management members of Holding made equity contributions of $11,285, partially funded by $5,643 of promissory notes payable to Holding, in exchange for 1,700 Class L equity ownership units, representing 1.7% ownership interest in Holding. These additional Class L equity ownership units purchased by certain executive management members resulted in dilution to the original ownership percentage of EIC and the subsidiaries of LBI to 73.7% and 24.6%, respectively. The accompanying Consolidated Financial Statements are presented for the Predecessor and Successor relating to the periods preceding and succeeding the GGC Acquisition, respectively.

Holding accounted for the GGC Acquisition in accordance with Statement of Financial Accounting Standards 141, “Business Combinations”. Holding was created in anticipation of and used to effect the GGC Acquisition. Accordingly, for accounting purposes, Holding was deemed the accounting acquirer and the

EXPRESS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(in thousands)

transaction was reflected as the acquisition of 100% of the fair value of Express by Holding in exchange for cash and a 25% equity interest, accompanied by a change in control. The value of the equity interest in Holding retained by LBI was derived from the fair value of the acquired business and determined to be $161,625. The total purchase price of $739,495, consisting of cash paid by GGC, the fair value of the 25% interest in Holding, and $10,338 of directly related transaction costs were allocated to the acquired assets and liabilities based on their respective fair values.

The allocation of the purchase price was as follows:

Cash and cash equivalents	$13,734
Receivables, net	11,709
Inventories	241,894
Other current assets	25,500
Property and equipment	309,744
Intangible assets (primarily tradename)	220,660
Other assets	11,736

Total assets acquired	834,977

Accounts payable	36,197
Accrued expenses	50,856
Other long-term liabilities	8,429

Total liabilities assumed	95,482

Net assets acquired at fair value	$739,495

The fair value of the acquired net assets, representing 100% of the assets of Express, exceeded the purchase price paid by GGC. In connection with the GGC Acquisition allocation, Holding increased the carrying amount of its inventories by $86,887, its property and equipment by $38,529, and recorded $220,660 of intangible assets. Intangible asset detail is included in Note 5.

3. Property and Equipment, Net

Property and equipment, net, consisted of:

	January 31, 2009	January 30, 2010
Building improvements	$2,817	$2,816
Furniture, fixtures and equipment, software	167,914	183,981
Leaseholds and improvements	188,911	198,425
Construction in process	9,649	10,729

Total	369,291	395,951
Less: accumulated depreciation	(115,809)	(180,714)

Property and equipment, net	$253,482	$215,237

Depreciation expense totaled $25,051 in the 2007 Predecessor period, $44,347 in the 2007 Successor period, $73,139 in 2008, and $64,664 in 2009.

EXPRESS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(in thousands)

4. Leased Facilities and Commitments

On July 6, 2007, the Company entered into a lease agreement (the “Lease”) with LBI, a related party, for its corporate home office and distribution center facility in Columbus, OH. The Lease is for a six year period that expires on July 31, 2013 and requires annual minimum rent payments of approximately $3,800 in year one and $3,300 thereafter, subject to periodic adjustments each July based on the change in the Consumer Price Index over the twelve month period ending two months prior to each July. Either party can elect to terminate the Lease prior to July 31, 2013 with written notice. On February 20, 2009, the parties amended the Lease to provide that each party’s right to terminate the Lease prior to July 31, 2013 may not be exercised by either party until April 30, 2011.

On October 5, 2009, the Company and LBI entered into a new lease agreement (the “New Lease”) for the corporate home office and distribution center facility in Columbus, OH. The New Lease is for a 75 month period that commences February 1, 2010 and expires on April 30, 2016 and requires annual minimum market rent payments of approximately $1,284 for the first five years and $1,413 thereafter. The New Lease contains a renewal option for one period of five years by written notice 365 days prior to the expiration of the New Lease term and a construction allowance of $8,000.

Annual store rent consists of a fixed minimum amount and/or contingent rent based on a percentage of sales exceeding a stipulated amount. The Company records a contingent rent liability in accrued expenses on the Consolidated Balance Sheets and the corresponding rent expense in cost of goods sold, buying and occupancy costs in the Consolidated Statements of Operations when specified levels have been achieved or when management determines that achieving the specified levels during the fiscal year is probable.

Rent expense is summarized as follows:

	Predecessor	Successor
	Twenty-Two Weeks Ended July 6, 2007	Thirty Weeks Ended February 2, 2008	2008	2009
Store rent
Fixed minimum	$60,118	$98,319	$151,381	$152,868
Contingent	3,112	5,540	6,832	6,805

Total store rent	63,230	103,859	158,213	159,673
Home office, distribution center, and other	2,911	5,540	8,965	8,551

Total rent expense	$66,141	$109,399	$167,178	$168,224

As of January 30, 2010, the Company was committed to noncancelable leases with remaining terms generally from one to ten years. A substantial portion of these commitments consist of store leases generally with an initial term of ten years. Store lease terms generally require additional payments covering real estate taxes, common area maintenance costs, and certain other expenses. The obligations for these additional payments are excluded from the table that follows.

Minimum rent commitments, net of landlord allowances, under noncancelable leases are as follows:

2010	$155,183
2011	129,512
2012	120,144
2013	106,810
2014	81,357
Thereafter	$148,867

EXPRESS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(in thousands)

The Company’s future sublease income under noncancelable subleases was $3,030 as of January 30, 2010.

On April 28, 2008, the Company issued an irrevocable stand-by letter of credit (“LBI stand-by LC”) to LBI for $34,170, which related to certain pre-existing store leases guaranteed by LBI that could not be assigned to the Company at or subsequent to the GGC Acquisition. LBI can draw from the LBI stand-by LC if the Company were to default on any of the guaranteed leases. The LBI stand-by LC is reduced through the September 30, 2010 expiration date with the overall reduction in guaranteed lease payments. The available balance of the LBI stand-by LC was $18,708 and $6,353 as of January 31, 2009 and January 30, 2010, respectively. There were no outstanding draws on the LBI stand-by LC as of January 30, 2010.

5. Intangible Assets

The following table provides the significant components of intangible assets:

	January 31, 2009
	Cost	Accumulated Amortization	Ending Net Balance
Tradename	$196,144	$—	$196,144
Internet domain name/other	1,250	—	1,250
Net favorable lease obligations	19,750	7,197	12,553
Credit card relationships & customer lists	4,766	2,929	1,837

	$221,910	$10,126	$211,784

	January 30, 2010
	Cost	Accumulated Amortization	Ending Net Balance
Tradename	$196,144	$—	$196,144
Internet domain name/other	1,270	—	1,270
Net favorable lease obligations	19,750	11,262	8,488
Credit card relationships & customer lists	4,766	3,868	898

	$221,930	$15,130	$206,800

The Company’s tradename and internet domain name have indefinite lives. Net favorable lease obligations, credit card relationships, and customer lists have finite lives and are amortized over a period of up to seven years, four years, and two years, respectively, and are included in other assets on the Consolidated Balance Sheets. Amortization expense totaled $0 in the 2007 Predecessor period, $4,160 in the 2007 Successor period, $5,966 in 2008, and $5,004 in 2009.

Estimated future amortization expense will approximate the following:

2010	$3,636
2011	2,274
2012	1,537
2013	1,221
2014	718
Thereafter	—

Total	$9,386

EXPRESS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(in thousands)

6. Related Party Transactions

Transactions with LBI

Predecessor

Prior to the GGC Acquisition, transactions between the Company and LBI and their wholly-owned subsidiaries occurred primarily in the ordinary course of business. Costs relating to these transactions were charged or allocated to the Company using the following methodologies:

Direct Costs—costs incurred by LBI and its subsidiaries on behalf of the Company were charged directly to the Company;

Allocated Costs—administrative and other shared costs incurred by a shared service provided were allocated to the Company using activity drivers or other allocation methodologies that approximate the level of effort required to provide the service.

Costs were allocated by LBI to the Company for certain functions provided by LBI including, but not limited to, general corporate expenses related to accounting, finance, legal, employee benefits and incentives, real estate and store operations, store design and construction, logistics services, technology services, loss prevention, customer marketing, and human resources.

The Company believes the allocation methodologies described above are fair and reasonable. However, the allocated costs are not necessarily indicative of the amounts that would have been or that will be incurred by the Company on a standalone basis.

Twenty-Two Weeks Ended July 6, 2007
Beginning balance	$265,849
Charges from LBI and its wholly-owned subsidiaries	407,277
Net cash transferred to LBI	(394,309)
Adoption of ASC Subtopic 740-10	(702)
Net income	29,942

Ending balance	$308,057

Successor

On July 6, 2007, in conjunction with the GGC Acquisition, the Company entered into TSAs whereby LBI provides support in various operational areas including, among other things, logistics, technology, and merchandising sourcing. The terms of these TSAs vary and range from three months to thirty-nine months. The Company is obligated to purchase a minimum of 90% of its merchandise products from LBI during the first year after the GGC Acquisition, 80% during the second year, and 60% during the third year. The Company is liable to LBI in the event of a breach of this provision in the amount of a margin rate defined in the merchandise sourcing TSA, applied to the cost of products for which the Company is otherwise required to source through LBI.

EXPRESS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(in thousands)

The Company incurred charges from LBI for various transaction services, included in general, administrative, and store operating expenses and merchandising sourcing, included in cost of goods sold, buying and occupancy costs, as follows:

	Thirty Weeks Ended February 2, 2008	2008	2009
Transaction services	$337,571	$188,216	$67,467
Merchandising sourcing	$471,378	$584,527	$464,709

The Company’s outstanding liability, included in accounts payable and accrued expenses—related parties on the Consolidated Balance Sheets, for transaction services and merchandising sourcing was as follows:

	January 31, 2009	January 30, 2010
Transaction services	$12,358	$10,881
Merchandising sourcing	$79,636	$63,643

On October 5, 2009, the parties entered into a new logistics services agreement (the “Logistics Agreement”) with an initial six year term commencing on February 1, 2010 and a renewal option which terminates the logistics services portion of the TSA described above that was nearing expiration.

Furthermore, under the LLC Agreement, LBI is entitled to receive a cash payment (at the same time payments are made under the GGC Advisory Agreement (“Advisory Agreement”)) equal to the product of (i) the amount of the fees actually paid in cash under the Advisory Agreement and (ii) the quotient of the number of units held by LBI over the number of units held by GGC at the time of payment of such fees. These fees, included in other operating expense, net in the Consolidated Statements of Operations, were as follows:

	Thirty Weeks Ended February 2, 2008	2008	2009
LBI LLC fee	$1,152	$1,262	$2,275

The Company’s outstanding liability related to the LBI LLC fee, included in accounts payable and accrued expenses—related parties on the Consolidated Balance Sheets, was $2,414 and $4,688 as of January 31, 2009 and January 30, 2010, respectively.

Transactions with GGC

In connection with the GGC Acquisition, the Company entered into the Advisory Agreement with GGC that expires in July 2017. In exchange for on-going consulting and management advisory services provided by GGC, the Company reimburses GGC for reasonable out-of-pocket expenses incurred in connection with providing on-going services and an annual management fee equal to the greater of (i) $2,000 per fiscal year or (ii) 3% of adjusted EBITDA of Holding as defined in the term loan agreement (see Note 8).

The Company incurred advisory fees and out-of-pocket expenses, included in other operating expense, net in the Consolidated Statements of Operations, as follows:

	Thirty Weeks Ended February 2, 2008	2008	2009
Advisory fees and out-of-pocket expenses	$3,625	$4,206	$7,153

EXPRESS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(in thousands)

The Company’s outstanding liability related to the advisory fees and out-of-pocket expenses, included in accounts payable and accrued expenses—related parties on the Consolidated Balance Sheets, was $2,513 and $7,128 as of January 31, 2009 and January 30, 2010, respectively.

Transactions with Other GGC Affiliates

The Company also transacts with affiliates of GGC for the software license purchases, consulting and software maintenance services, and e-commerce warehouse and fulfillment services. The Company incurred charges, included in general, administrative, and store operating expenses in the Consolidated Statement of Operations, as follows:

	Thirty Weeks Ended February 2, 2008	2008	2009
Software licenses and maintenance, and consulting	$0	$576	$255
E-commerce warehouse and fulfillment	$0	$7,846	$19,248

The Company’s outstanding liability to other GGC affiliates, included in accounts payable and accrued expenses—related parties on the Consolidated Balance Sheets, was $3,092 and $3,491 as of January 31, 2009 and January 30, 2010, respectively.

In 2009, the Company began providing real estate services to multiple GGC affiliates. Income recognized for these services in 2009 was nominal.

An affiliate of GGC is a lender under the Topco Term Loan and is owed $100,000 in original principal. Terms of the Topco Term Loan are the same for all lenders in the facility (see Note 8 for further discussion).

7. Income Taxes

For the Predecessor period through May 6, 2007, the Company provided for income taxes on a separate company basis as if the Company was taxable as a corporation. Effective May 7, 2007, the Company became recognized as a partnership for federal income tax purposes. With limited exception as noted below, the Company recognizes no federal, state, or local income taxes for periods subsequent to May 7, 2007, as the members of the Company, and not the Company itself, are subject to income tax on their distributive share of the Company’s earnings from May 7, 2007 forward. The Company pays distributions to members to fund their tax obligations. In 2009, $33,000 of tax distributions were paid to members of the Company.

There are a limited number of state and local jurisdictions that subject the Company to income tax even though it is recognized as a partnership for federal income tax purposes. The Company provides for income taxes related to these jurisdictions for periods ending subsequent to May 7, 2007. LBI retained current income tax liabilities and related income tax contingencies and reserves for any Predecessor period up to and including the date of the GGC Acquisition.

EXPRESS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(in thousands)

The provision for income taxes consists of the following:

	Predecessor	Successor
	Twenty-Two Weeks Ended July 6, 2007	Thirty Weeks Ended February 2, 2008	2008	2009
Current:
U.S. federal	$10,730	$0	$0	$0
U.S. state and local	1,454	868	480	1,572

Total:	12,184	868	480	1,572

Deferred:
U.S. federal	(4,665)	0	0	0
U.S. state and local	(358)	(381)	(234)	(336)

Total:	(5,023)	(381)	(234)	(336)

Provision for income taxes	$7,161	$487	$246	$1,236

The following table provides the reconciliation between the statutory federal income tax rate and the effective tax rate:

	Predecessor	Successor
	Twenty-Two Weeks Ended July 6, 2007	Thirty Weeks Ended February 2, 2008	2008	2009
Federal income tax rate	35.00%	0.00%	0.00%	0.00%
State income taxes, net of federal income tax effect	1.93%	1.22%	0.85%	1.61%
Entity status change to partnership	(18.04)%	0.00%	0.00%	0.00%
Other items, net	0.41%	0.00%	0.00%	0.00%

Effective tax rate	19.30%	1.22%	0.85%	1.61%

The following table provides the effect of temporary differences that created deferred income taxes as of January 31, 2009 and January 30, 2010. Deferred tax assets and liabilities represent the future effects on income taxes resulting from temporary differences and carry-forwards at the end of the respective periods.

	January 31, 2009	January 30, 2010
Deferred tax assets:
Accrued expenses and deferred compensation	$114	$223
Property and equipment	0	89
Other	74	1

Total deferred tax assets	188	313

Deferred tax liabilities:
Intangible assets	676	615
Property and equipment	164	0
Other	39	53

Total deferred tax liabilities	879	668

Net deferred tax liabilities	$691	$355

EXPRESS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(in thousands)

The Company had a net current deferred tax assets balance of $83 and $82 as of January 31, 2009 and January 30, 2010, respectively, which is included in other current assets on the Consolidated Balance Sheets. The Company also recorded a net receivable for state and local income taxes, primarily related to the estimated amount of tax overpayments, of approximately $201 and $112 as of January 31, 2009 and January 30, 2010, respectively, which is included in receivables, net on the Consolidated Balance Sheets. State and local income tax payments totaled $345 and $310 during 2008 and 2009, respectively.

Uncertain Tax Positions

The Company adopted the authoritative guidance included in ASC Subtopic 740-10 effective February 4, 2007. As a result of the implementation of the authoritative guidance included in ASC Subtopic 740-10, the Company recognized an additional liability of $702 for uncertain tax positions, which was accounted for as a reduction to the February 4, 2007 retained earnings balance. Including this adjustment, the Company had $9,673 of uncertain tax positions as of February 4, 2007. LBI retained the entire ASC Subtopic 740-10 liability for uncertain tax positions for any Predecessor period up to and including the date of the GGC Acquisition. For the Successor periods, the Company recognized no liability for uncertain tax positions and, therefore, there was no effect on the Company’s financial condition or results of operations for any Successor period.

The Company believes the increase or decrease in the liability for uncertain tax positions will not be significant within the next twelve months. However, changes could result from examinations, the expiration of the statute of limitations or other circumstances. Thus, an estimate of the range of the reasonably possible change cannot be made.

The Company recognizes interest and penalties related to uncertain tax positions in income tax expense in the Consolidated Statements of Operations. Accrued interest and penalties are included within the related tax liability line, which is included within accrued expenses on the Consolidated Balance Sheets.

The Company files a partnership income tax return for federal purposes and in most state and local jurisdictions. The Company may be subject to periodic audits by the IRS and other taxing authorities. These audits may challenge certain of the Company’s tax positions, such as the timing and amount of deductions and allocation of taxable income to the various jurisdictions. As of January 30, 2010, the tax years that remain subject to examination by the major tax jurisdictions under the statute of limitations are the fiscal year ended 2007 and forward.

The Company is currently not under examination by the IRS or state taxing authorities.

8. Credit Facility and Long-Term Debt

Credit Facility

On July 6, 2007, the Company entered into a $200,000 secured Asset-Based Loan Credit Facility (“Credit Facility”) with a lender. The Credit Facility is available to be used for working capital and other general corporate purposes and expires on July 6, 2012. The Credit Facility borrowing rate is equal to LIBOR plus an applicable margin rate or the higher of the Wall Street Journal’s prime lending rate or 0.5% per annum above the Federal Funds Rate, plus an applicable margin rate. The applicable margin rate is determined based on the Company’s most recent Borrowing Base Certificate equal to 90% (credit card advance rate) of credit card receivables plus 90% (inventory advance rate) of the liquidation value of eligible inventory during year one

EXPRESS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(in thousands)

(through July 6, 2008) and 85% thereafter, less certain reserves. During 2008, the Company borrowed $75,000 under the Credit Facility, which is reflected as a current liability on the Consolidated Balance Sheets as of January 31, 2009. The $75,000 Credit Facility outstanding balance was repaid by the Company in the first quarter of 2009. As of January 30, 2010, the weighted average borrowing rate was 3.25%.

Fees payable under the Credit Facility are based on 0.25% of the average daily unused balance during each quarter payable quarterly in arrears. Additionally, fees for outstanding letter of credit balances are 0.125% based on the average daily aggregate available amount during the quarter of all letters of credit outstanding payable quarterly in arrears. The Credit Facility requires the Company to maintain an agreed upon fixed charge coverage ratio if excess availability plus eligible cash collateral is less than $20,000. The Company’s excess availability was $135,153 as of January 30, 2010. The Company was not subject to this covenant as of January 30, 2010 because excess availability plus eligible cash collateral was greater than $20,000 as of January 30, 2010.

All obligations under the Credit Facility are guaranteed and secured by substantially all the assets of Holding and its subsidiary, including: all accounts arising from the sale or other disposition of goods or services; all inventory; letter-of-credit rights and supporting obligations related to the accounts arising from the sale or other disposition of goods or services and inventory; all collection accounts, deposit accounts, commodity accounts, security accounts and any cash, cash equivalents or other assets in any such accounts (excluding any net cash proceeds from the sale or other disposition of any Holding Term Loan first lien collateral); all books, property, and records (including, without limitation, ledgers, customer lists, credit files, printouts, computer software, data processing and other records); and all products and proceeds, including proceeds of insurance and claims against third parties.

Letters of Credit

The Company periodically enters into various trade letters of credit (“trade LCs”) for certain beneficiary vendors to secure merchandise goods. These trade LCs are issued for a defined period of time and for specific shipments and generally expire three weeks after the date of merchandise shipment. As of January 31, 2009 and January 30, 2010, outstanding trade LCs totaled $145 and $0, respectively. Additionally, the Company enters into stand-by letters of credit (“stand-by LCs”) on an as-need basis. As of January 31, 2009 and January 30, 2010, outstanding stand-by LCs, including the LBI stand-by LC, totaled $20,489 and $8,160, respectively.

Holding Term Loan

On July 6, 2007, the Company entered into a $125,000 secured term loan (“Holding Term Loan”) with a different lender. The proceeds of these borrowings were used to finance, in part, the GGC Acquisition and pay transaction fees and expenses related to the GGC Acquisition. The Holding Term Loan borrowing rate is equal to LIBOR plus an applicable margin rate or the higher of the Wall Street Journal’s prime lending rate or 0.5% per annum above the Federal Funds Rate, plus an applicable margin rate. The applicable margin rate is determined by the leverage ratio in effect on the first day of each interest period.

Principal payments under the Holding Term Loan are due in equal quarterly installments of 0.25% of the initial principal balance through the maturity date on July 6, 2014. The Holding Term Loan also requires the Company to maintain a certain leverage ratio of consolidated debt, including letters of credit (net of cash and cash equivalents) to consolidated adjusted EBITDA (earnings before interest, taxes, depreciation and amortization, adjusted for certain items such as non-cash deductions and non-recurring expenses) for the most

EXPRESS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(in thousands)

recently completed reporting period (last twelve months as of the end of each quarter). The Holding Term Loan contains various customary covenants, including certain restrictions on the Company’s ability and the ability of its subsidiary to pay distributions.

Effective July 6, 2007, the Company entered into a receive variable/pay fixed interest rate swap agreement to mitigate exposure to interest rate fluctuations on a notional amount of $75,000 of the Company’s $125,000 variable-rate Holding Term Loan. The Company did not seek cash flow hedge accounting and, therefore, records the impact of the change in fair value of the swap in other expense (income), net in the Consolidated Statements of Operations. The interest rate swap agreement terminates on August 6, 2010. The fair value of the interest rate swap was a liability of $4,412 and $1,968 as of January 31, 2009 and January 30, 2010, respectively. The short-term portion of the fair value of interest rate swap is included in accrued expenses, and the long-term portion is included in other long-term liabilities on the Consolidated Balance Sheets.

All obligations under the Holding Term Loan are guaranteed and secured by substantially all the assets of the Company and its subsidiaries, including: owned real property, all fixtures and equipment; all intellectual property; all equity interests in Holding and its subsidiary; all intercompany indebtedness of Holding and its subsidiary; all permits and licenses related to ownership or operation of real property, fixtures or equipment; all proceeds of insurance; all books and records not constituting the Credit Facility first lien collateral; all other collateral not constituting the Credit Facility first lien collateral; and all product and proceeds.

Topco Term Loan

On June 26, 2008, the Company entered into a $300,000 Term Loan (“Topco Term Loan”), a portion of which is with a GGC affiliate. The proceeds of these borrowings were used to pay a distribution to members and associated transaction fees and expenses related to the Recapitalization. The Topco Term Loan was issued at 98% with the face value due at maturity on June 26, 2015. Interest on $150,000 of the borrowings (“Topco Term B Loan”) is due semi-annually, on the last calendar day of each January and July, at a rate of 13.5% per annum.

Interest on the remaining $150,000 of borrowings (“Topco Term C Loan”) is due quarterly, on the last calendar day of each January, April, July, and October, at a rate of 14.5% per annum. The Company may elect to pay in kind (“PIK”) all or any portion of the quarterly interest on the Topco Term C Loan at a rate of 16.0% per annum. The Company elected to pay the quarterly interest due on January 31, 2009 for $150,000 of the borrowings as PIK interest. Accordingly, the Company recognized accrued PIK interest of $6,049 as of January 31, 2009, which is included in long-term debt on the Consolidated Balance Sheets. During 2009, the Company fully repaid this PIK interest.

The Topco Term Loan requires the Company to maintain a certain leverage ratio of consolidated debt, including letters of credit (net of cash and cash equivalents) to consolidated adjusted EBITDA (earnings before interest, taxes, depreciation and amortization, adjusted for certain items such as non-cash deductions and non-recurring expenses) for the most recently completed reporting period (last twelve months as of the end of each quarter). The Topco Term Loan also requires the Company to maintain a certain interest coverage ratio of consolidated adjusted EBITDA to interest expense for the most recently completed twelve months. The Topco Term Loan contains various customary covenants, including certain restrictions on the Company’s ability and the ability of its subsidiary to pay distributions.

The Company is required to make mandatory prepayments on the Topco Term Loan upon the occurrence of certain events defined in the Topco Term Loan agreement. The Company may, at its option, prepay all or any

EXPRESS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(in thousands)

portion of the Topco Term Loan principal amount plus accrued interest at redemption prices set forth in the loan agreement. The Topco Term Loan is collateralized by 100% of the membership interests in Holding, but is not guaranteed by Topco’s subsidiary.

Borrowings outstanding consisted of the following:

	January 31, 2009	January 30, 2010
Holding Term Loan	$123,125	$121,875
Topco Term Loan, including PIK interest	306,049	300,000
Debt discount on Topco Term Loan	(5,696)	(5,112)

Total	423,478	416,763
Less: current portion	(1,250)	(1,250)

Total long-term debt	$422,228	$415,513

Annual maturities of long-term debt on the Holding Term Loan and Topco Term Loan are as follows over the next five years and thereafter:

2010	$1,250
2011	1,250
2012	1,250
2013	1,250
2014	116,875
Thereafter	300,000

Total	$421,875

The fair value of the Company’s variable rate debt was estimated using quoted market prices for similar debt issues. As of January 31, 2009, the estimated fair value of the Holding Term Loan and Topco Term Loan was $115,738 and $261,540, respectively. As of January 30, 2010, the estimated fair value of the Holding Term Loan and Topco Term Loan was $126,029 and $312,022, respectively.

The Company incurred interest expense of $0 in the 2007 Predecessor period, $6,978 in the 2007 Successor period, $36,531 in 2008, and $53,222 in 2009. Interest expense incurred for the GGC affiliate’s portion of the Topco Term Loan was $0 in the 2007 Predecessor period, $0 in the 2007 Successor period, $8,513 in 2008, and $14,499 in 2009. Cash paid for interest was $0 in the 2007 Predecessor period, $5,198 in the 2007 Successor period, $16,349 in 2008, and $51,610 in 2009. The GGC affiliate’s portion of cash paid for interest under the Topco Term Loan was $2,927 and $14,445 in 2008 and 2009, respectively.

9. Derivative Instrument

Effective July 6, 2007, the Company entered into a receive variable/pay fixed interest rate swap agreement to mitigate exposure to interest rate fluctuations on a notional amount of $75,000 of the Company’s $125,000 variable-rate Holding Term Loan. The Company did not seek cash flow hedge accounting and, therefore, records the impact of the change in fair market value of the swap in other expense (income), net in the Consolidated Statements of Operations. The interest rate swap agreement terminates on August 6, 2010.

EXPRESS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(in thousands)

The Company recorded the interest rate swap at fair value as follows:

	January 31, 2009		January 30, 2010
Derivative Instrument	Balance Sheet Location	Fair Value	Balance Sheet Location	Fair Value
Interest rate swap agreement—short term	Accrued expenses	$2,275	Accrued expenses	$1,968
Interest rate swap agreement—long term	Other long-term liabilities	2,137	Other long-term liabilities	—

Total derivative instruments		$4,412		$1,968

The effect of the derivative instrument on other expense (income), net in the Consolidated Statements of Operations was $300 and $2,444 in 2008 and 2009, respectively, both a reduction of expense.

10. Stockholders’ Equity

Prior to the Reorganization (see Note 1), the Company was a partnership and held equity units of Class L, A, and C.

Certain executive management members were provided the opportunity to purchase equity ownership for a combination of cash and promissory notes payable to Holding. These seven-year promissory notes are fully-recourse to the employee, accrue interest on an arm’s length rate basis, and are secured by a pledge of all equity interests of Holding by the executive management member. The promissory notes require mandatory prepayments upon certain events defined in the agreements, including upon receipt of any cash proceeds received by the executive management members in connection with their membership interests.

The promissory notes will be repaid at maturity, unless the mandatory prepayment is triggered or the executive management member elects to prepay. Pursuant to the Recapitalization, the executive management members contributed their equity ownership in Holding in exchange for an equivalent equity ownership in the Company. Notes receivable of $5,633 related to the purchase of executive management equity interest in the Company are reflected as a reduction of stockholders’ equity as of January 31, 2009 and January 30, 2010. The Company received interest income on the notes receivable of $0 in the 2007 Successor period, $266 in 2008, and $265 in 2009, which is included in interest income in the Consolidated Statements of Operations.

The Company owns 100% of the membership interests of Topco, and Topco owns 100% of the membership interests of Holding.

During 2008 and 2009, the Company repurchased certain shares at cost from employees who were separated from the Company.

In addition to $33,610 of tax distributions, the Company declared and approved $168,074 of other distributions to its stockholders during 2008. In July 2008, the Company distributed $289,529 to stockholders from the proceeds of the Topco Term Loan. The Company waived the promissory note mandatory prepayment requirement in connection with the distributions to stockholders during 2008.

11. Share-Based Compensation

Predecessor

Prior to the GGC Acquisition, officers and key employees were granted share-based awards to participate in the LBI 1993 Stock Option and Performance Incentive Plan as amended (the “LBI Stock Plan”). The LBI Stock

EXPRESS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(in thousands)

Plan provided for the grant of incentive stock options, non-qualified stock options, stock appreciation rights, restricted stock, performance-based restricted stock, performance units, and unrestricted shares. LBI grants stock options at a price equal to the fair market value of the stock on the date of the grant. Stock options generally vested over four years with 25% vesting each year. Restricted stock generally vests (the restrictions lapse) over a two or three year period.

Stock options of 51 were granted during the 2007 Predecessor period at a weighted average option price per share of $26.12.

Restricted stock shares of 137 were granted during the 2007 Predecessor period at a weighted average grant date fair value of $24.66.

Intrinsic value for stock options is the difference between the current market value of LBI’s stock as of July 6, 2007 and the option strike price. The total intrinsic value of options exercised in the 2007 Predecessor period was $651. The total intrinsic value of restricted stock vested in the 2007 Predecessor period was $4,197.

Valuation Methodology

LBI used the Black-Scholes option pricing model for valuations of options granted to employees and directors. The weighted average estimated fair value of stock options granted in the 2007 Predecessor Period was $7.03 based on the following weighted-average assumptions.

2007 Predecessor Period
Risk-free interest rate	3.2%
Expected volatility	45%
Dividend yield	3.0%
Expected life	5.3
The risk-free interest rate assumption is based upon the average daily closing rates during the period for U.S. treasury notes that have a life which approximates the expected life of the option. The expected volatility assumption is based on LBI’s analysis of historical volatility of LBI’s stock. The dividend yield assumption is based on LBI’s history and expectation of dividend payouts. The expected life of employee stock options represent the weighted-average period the stock options are expected to remain outstanding. Fair value of restricted stock awards is based on the market value of an unrestricted share on the grant date adjusted for anticipated dividend yields.

Compensation expense for stock options was recognized, net of forfeitures, over the requisite service period on a straight-line basis, using a single option approach (each option is valued as one grant, irrespective of the number of vesting tranches). Restricted stock expense was recognized, net of forfeitures over the requisite service period on a straight-line basis.

Successor

Equity Incentive Shares

In December 2007, the Board of Directors (the “Board”) approved, and the Company implemented, a management equity program (the “Equity Program”). The Equity Program authorizes equity incentive shares to

EXPRESS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(in thousands)

be granted to certain management employees upon the approval of the Board. Pursuant to the Recapitalization, the management members contributed their equity incentive shares of Holding in exchange for an equivalent number of equity incentive shares of the Company. As of January 30, 2010, approximately 4,002 equity incentive shares were vested. Under the Equity Program, as of January 30, 2010, approximately 8,311 equity incentive shares were authorized to be granted, and approximately 1,474 equity incentive shares were available for grant.

Equity incentive share grants vest over four years in equal 25% increments each year and have pro-rata vesting for each quarter elapsed since the prior annual vesting date. These incentive shares have no exercise price and as such the fair value of the incentive shares is equal to the fair value of the underlying shares of common stock on the date of grant.

The Company recognized compensation expense related to equity incentive shares of $1,233 in the 2007 Successor period, $2,072 in 2008, and $2,048 in 2009. As of January 30, 2010, there was approximately $3,364 of total unrecognized compensation expense related to unvested equity incentive shares. That cost is expected to be recognized over a weighted-average period of 1.5 years.

The Company’s activity with respect to equity incentive shares for 2009 was as follows:

(in thousands, except per share amounts)	Number of Shares	Grant Date Weighted Average Fair Value
Unvested, January 31, 2009	4,319	$1.22
Granted	336	1.51
Vested	(1,590)	1.23
Repurchased	(229)	0.01

Unvested, January 30, 2010	2,836	$1.19

The weighted average grant date fair value of equity incentive shares granted during the 2007 Successor period, 2008, and 2009 was $1.24, $0.90, and $1.51, respectively.

No incentive shares vested during the 2007 Successor period. The total fair value of incentive shares that vested during 2008 and 2009 was $3,007 and $1,955, respectively.

Valuation of Underlying Equity Shares

Fair value of the underlying equity shares is determined by applying a contingent claims approach utilizing the Black-Scholes pricing model and taking into consideration the rights and preferences of the underlying equity shares. This model assumes asset volatility for comparable company’s equity volatility and leverage, and a marketability discount to reflect the lack of liquidity and ready market.

The following table illustrates the assumptions used in the Black-Scholes pricing model:

	February 2, 2008	January 31, 2009	January 30, 2010
Risk-free interest rate	3.15%	1.69%	0.20%
Asset volatility	35%	40%	50%
Time to liquidity event	3 years	2-3 years	7 months
Marketability discount	25%	34%	10%
Equity dividend yield	—	—	—

EXPRESS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(in thousands)

Risk-free interest rate—This is an interpolated rate from the U.S. constant maturity treasury rate for a term corresponding to the time to liquidity event, as described below. An increase in the risk-free interest rate will increase compensation expense.

Asset volatility—This is a measure of the amount by which the price of various comparable companies common stock has fluctuated or is expected to fluctuate, as the Company’s common stock is not publicly-traded. The comparable companies were selected by analyzing public companies in the industry based on various factors including, but not limited to, company size, financial data availability, active trading volume, and capital structure. An increase in the expected volatility will increase compensation expense.

Time to liquidity event—This is the period of time over which the underlying equity shares are expected to remain outstanding. An increase in the expected term will increase compensation expense.

Marketability discount—This is a measure of the amount by which the value of the underlying equity shares units is reduced as the value of privately-held shares is not directly comparable to the value of publicly-traded shares of similar common stock. An increase in the marketability discount will decrease compensation expense.

The Finnerty Model was utilized to calculate a discount on the underlying equity shares. The Finnerty Model provides for a valuation discount reflecting the holding period restriction embedded in a restricted stock preventing its sale over a certain period of time.

The Finnerty Model proposes to estimate a discount for lack of marketability such as transfer restrictions by using an option pricing theory. This model has gained recognition through its ability to address the magnitude of the discount by considering the volatility of a company’s stock price and the length of restriction. The concept underpinning the Finnerty Model is that restricted stock cannot be sold over a certain period of time. Further simplified, a restricted share of equity in a company can be viewed as having forfeited a put on the average price of the marketable equity over the restriction period (also known as an “Asian Put Option”). If an Asian Put Option is priced and compared to that of the assumed fully marketable underlying stock, the marketability discount can be effectively estimated.

The assumptions utilized in the model included (i) length of holding period of 2 years, 2 years and 7 months for 2007 successor period, 2008 and 2009, respectively, (ii) equity volatility of 41%, 80% and 80% for 2007 successor period, 2008 and 2009, respectively, (iii) dividend yield of zero for each period, and (iv) risk free rate of 3.12%, 1.43%, and 0.20% for 2007 Successor period, 2008 and 2009, respectively.

EXPRESS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(dollars and shares in thousands)

12. Net (Loss) Income Per Share

The weighted-average shares used to calculate basic and diluted net (loss) income per share has been retroactively adjusted based on the Reorganization (see Note 1).

The following table provides reconciliation between basic and diluted net (loss) income per share:

				Fiscal Years
	Thirty weeks ended February 2, 2008			2008			2009
	Loss	Weighted Average Shares	Per Share Amount	Loss	Weighted Average Shares	Per Share Amount	Income	Weighted Average Shares	Per Share Amount
Basic EPS
Net (loss) income	$(40,399)	71,409	$(0.57)	$(29,036)	72,516	$(0.40)	$75,307	74,566	$1.01
Effect if Dilutive Securities
Stock options and non-vested shares	—	—	—	—	—	—	—	1,038	(0.01)

Diluted EPS	$(40,399)	71,409	$(0.57)	$(29,036)	72,516	$(0.40)	$75,307	75,604	$1.00

Due to the GGC Acquisition, the Company’s capital structure, for the periods before and after the GGC Acquisition, is not comparable. Prior to the GGC Acquisition, Express operated as a division of LBI without a defined capital structure or designated shares. As a result, net (loss) income per share is presented only for periods subsequent to the GGC Acquisition.

Diluted net loss per common share is the same as basic net loss per share for the 2007 Successor period and 2008, since the effect of any potentially dilutive shares was excluded, as they were anti-dilutive due to the net loss attributable to all classes of common shares.

The following potentially dilutive shares were excluded from the calculation of diluted net loss per share:

	Thirty Weeks Ended February 2, 2008	2008
Unvested shares:	6,803	5,479

13. Pro forma Information (unaudited)

Pro forma basic and diluted net income per share of common stock (unaudited) has been computed to give effect to the pro forma adjustments discussed below, including the issuance of an additional 10,500 shares.

The pro forma net income applied in computing the unaudited pro forma income per share for the year ended January 30, 2010 is based upon the Company’s historical net income as adjusted to reflect:

•	The elimination of the GGC Advisory fee and LBI LLC fee in the amount of $9,427,

•

The net effect of $(16,912) on interest expense, including amortization of debt issuance costs and debt discounts, arising from prepayment of the Topco Term Loan with the proceeds from the Senior Notes and this initial public offering (“IPO”) of the Company’s common stock and the incremental interest expense of the Senior Notes issued,

EXPRESS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(in thousands)

•	The elimination of interest income from the management notes due to their repayment in anticipation of the IPO,

•

The conversion of the Company to a corporation. Prior to such conversion, the Company was a partnership and generally not subject to income taxes. The pro forma net income, therefore, also includes adjustments for income tax expense as if the Company had been a corporation at an assumed combined federal, state, and local income tax rate of 38.7%.

14. Retirement Benefits

The employees of the Company, if eligible, participate in a qualified defined contribution retirement plan (the “Qualified Plan”) and a non-qualified supplemental retirement plan (the “Non-Qualified Plan”) sponsored by the Company.

Participation in the Company’s Qualified Plan is available to employees who meet certain age and service requirements. The Qualified Plan permits employees to elect contributions up to the maximum limits allowable under the Internal Revenue Code (“IRC”). The Company matches employee contributions according to a pre-determined formula and contributes additional amounts based on a percentage of the employees’ eligible annual compensation and years of service. Employee contributions and Company matching contributions vest immediately.

Additional Company contributions and the related investment earnings are subject to vesting based on years of service. Total expense recognized related to the Qualified Plan was $879 in the 2007 Predecessor period, $3,552 in the 2007 Successor period, $2,508 in 2008, and $379 in 2009.

The Company elected not to fund an additional amount to the Qualified Plan for 2008. Additionally, the Company elected to suspend the employer matching contribution to the Qualified Plan effective March 6, 2009.

Participation in the Non-Qualified Plan is made available to employees who meet certain age, service, job level and compensation requirements. The Non-Qualified Plan is an unfunded plan which provides benefits beyond the IRC limits for qualified defined contribution plans. The plan permits employees to elect contributions up to a maximum percentage of eligible compensation. The Company matches employee contributions according to a pre-determined formula and credits additional amounts based on a percentage of the employees’ eligible compensation and years of service. The Non-Qualified Plan also permits employees to defer additional compensation up to a maximum amount. The Company does not match the contributions for additional deferred compensation. Employees’ accounts are credited with interest using a rate determined annually by the Retirement Plan Committee based on a methodology consistent with historical practices. Employee contributions and the related interest vest immediately. Company contributions and the related interest are subject to vesting based on years of service. Employees may elect an in-service distribution for the additional deferred compensation component only. Employees are not permitted to take a withdrawal from any other portion of the Non-Qualified Plan while actively employed with the Company. The remaining vested portion of employees’ accounts in the Non-Qualified Plan will be distributed upon termination of employment in either a lump sum or in equal annual installments over a specified period of up to ten years. Total expense recognized related to the Non-Qualified Plan was $471 in the 2007 Predecessor period, $831 in the 2007 Successor period, $2,241 in 2008, and $1,256 in 2009.

The Company elected to account for this cash balance plan based on the participant account balances, excluding actuarial considerations as permitted by the applicable authoritative guidance.

EXPRESS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(in thousands)

The annual activity for the Company’s Non-Qualified Plan and the year-end liability, which is included in other long-term liabilities on the Consolidated Balance Sheets, was as follows:

	2008	2009
Balance, beginning of period	$7,208	$11,119
Contributions:
Employee	1,209	422
Company	2,226	—
Interest	680	762
Distributions	(191)	(1,541)
Forfeitures	(13)	(29)

Balance, end of period	$11,119	$10,733

15. Commitments and Contingencies

Express is named as a defendant in a purported class action lawsuit action alleging various California state labor law violations. The complaint was originally filed on February 18, 2009, and an amended complaint was filed on March 18, 2009. The amended complaint contains six counts: (1) failure to provide required meal breaks to the class members and failure to pay the class members for missed meal breaks, including premium payments required by California law; (2) failure to provide required rest breaks to the class members and failure to pay the class members for missed rest breaks, including premium payments required by California law; (3) failure to pay wages in a timely manner to employees who were terminated or quit; (4) failure to pay overtime or premium payments in a timely manner; (5) failure to provide accurate wage statements; and (6) violations of Section 17200 of the California Business and Professions Code. The Company estimated that the potential exposure for losses related to this lawsuit ranges from approximately $1,900 to $3,400 and has accrued an amount on the January 30, 2010 Consolidated Balance Sheet to reflect its best estimate of this risk. As the situation develops and more information becomes available, the amount of the reserve may increase or decrease accordingly. The amount of any such change may be material to the Company’s results of operations or financial condition.

The Company is subject to various claims and contingencies related to other lawsuits and pending action arising out of the normal course of business. Management believes that the ultimate liability arising from such claims and contingencies, if any, is not likely to have a material adverse effect on the Company’s results of operations, financial condition, or cash flows.

EXPRESS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(in thousands)

16. Guarantor subsidiaries

On March 5, 2010, Express and Express Finance Corp. (the “Subsidiary Issuers”), both wholly-owned indirect subsidiaries of the Company, issued $250,000 8.75% Senior Notes. The Company (“Guarantor”) and certain of the Company’s indirect wholly-owned subsidiaries (“Guarantor Subsidiaries”) have fully and unconditionally guaranteed on a joint and several basis the Company’s obligations under the Senior Notes. The following consolidating schedules present the condensed financial information on a combined basis.

SUCCESSOR

CONDENSED CONSOLIDATING BALANCE SHEET

(in thousands)

	January 31, 2009
	Express Inc.	Subsidiary Issuers	Guarantor Subsidiaries	Other Subsidiaries	Eliminations	Consolidated Total
Assets
Current assets
Cash and cash equivalents	$192	$175,923	$—	$—	$—	$176,115
Receivables, net	—	6,439	—	124	—	6,563
Inventories	—	170,202	—	—	—	170,202
Prepaid minimum rent	—	20,868	—	—	—	20,868
Intercompany receivable	—	6	23,010	—	(23,016)	—
Other	—	7,269	—	—	—	7,269

Total current assets	192	380,707	23,010	124	(23,016)	381,017

Property and equipment, net	—	253,482	—	—	—	253,482
Tradename/domain name	—	197,394	—	—	—	197,394
Investment in Subsidiary	96,907	2,529	—	403,678	(503,114)	—
Other assets	—	24,848	—	3,672	—	28,520

Total assets	$97,099	$858,960	$23,010	$407,474	$(526,130)	$860,413

Liabilities and stockholders’ equity
Current liabilities
Accounts payable	$—	$47,426	$—	$—	$—	$47,426
Line of credit	—	75,000	—	—	—	75,000
Deferred revenue	—	21,601	—	—	—	21,601
Accrued bonus	—	94	—	—	—	94
Accrued expenses	—	34,645	20,481	10,210	—	65,336
Accounts payable and accrued expenses—related parties	—	100,012	—	—	—	100,012
Intercompany payable	—	23,010	—	6	(23,016)	—

Total current liabilities	—	301,788	20,481	10,216	(23,016)	309,469

Long-term debt	—	121,875	—	300,353	—	422,228

Other long-term liabilities	—	31,619	—	(2)	—	31,617

Total liabilities	—	455,282	20,481	310,567	(23,016)	763,314
Commitments and Contingencies (Note 15)

Total stockholders’ equity	97,099	403,678	2,529	96,907	(503,114)	97,099

Total liabilities and stockholders’ equity	$97,099	$858,960	$23,010	$407,474	$(526,130)	$860,413

EXPRESS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(in thousands)

SUCCESSOR

CONDENSED CONSOLIDATING BALANCE SHEET

(in thousands)

	January 30, 2010
	Express Inc.	Subsidiary Issuers	Guarantor Subsidiaries	Other Subsidiaries	Eliminations	Consolidated Total
Assets
Current assets
Cash and cash equivalents	$192	$234,212	$—	$—	$—	$234,404
Receivables, net	—	4,377	—	—	—	4,377
Inventories	—	171,704	—	—	—	171,704
Prepaid minimum rent	—	20,874	—	—	—	20,874
Intercompany receivable	—	856	23,972	—	(24,828)	—
Other	879	4,410	—	—	—	5,289

Total current assets	1,071	436,433	23,972	—	(24,828)	436,648

Property and equipment, net	—	215,237	—	—	—	215,237
Tradename/domain name	—	197,414	—	—	—	197,414
Investment in Subsidiary	141,281	2,831	—	448,030	(592,142)	—
Other assets	—	16,962	—	3,293	—	20,255

Total assets	$142,352	$868,877	$23,972	$451,323	$(616,970)	$869,554

Liabilities and stockholders’ equity
Current liabilities
Accounts payable	$—	$61,093	$—	$—	$—	$61,093
Deferred revenue	—	22,247	—	—	—	22,247
Accrued bonus	—	22,541	—	—	—	22,541
Accrued expenses	43	37,234	21,141	15,158	—	73,576
Accounts payable and accrued expenses—related parties	—	89,831	—	—	—	89,831
Intercompany payable	856	23,972	—	—	(24,828)	—

Total current liabilities	899	256,918	21,141	15,158	(24,828)	269,288

Long-term debt	—	120,629	—	294,884	—	415,513
Other long-term liabilities	—	43,300	—	—	—	43,300

Total liabilities	899	420,847	21,141	310,042	(24,828)	728,101
Commitments and Contingencies (Note 15)

Total stockholders’ equity	141,453	448,030	2,831	141,281	(592,142)	141,453

Total liabilities and stockholders’ equity	$142,352	$868,877	$23,972	$451,323	$(616,970)	$869,554

EXPRESS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(in thousands)

PREDECESSOR

CONDENSED CONSOLIDATING STATEMENT OF OPERATIONS

(in thousands)

	Twenty-Two Weeks Ended July 6, 2007
	Express Inc.	Subsidiary Issuers	Guarantor Subsidiaries	Other Subsidiaries	Eliminations	Consolidated Total
Net sales	$—	$659,019	$—	$—	$—	$659,019
Cost of goods sold, buying and occupancy costs	—	451,514	—	—	—	451,514

Gross profit	—	207,505	—	—	—	207,505
General, administrative, and store operating expenses	—	170,207	(107)	—	—	170,100
Other operating expense, net	—	302	—	—	—	302

Operating income (loss)	—	36,996	107	—	—	37,103
(Income) loss in subsidiary		(107)	—	—	107	—

Income (loss) before income taxes	—	37,103	107	—	(107)	37,103
Provision for income taxes	—	7,161	—	—	—	7,161

Net income (loss)	$—	$29,942	$107	$—	$(107)	$29,942

SUCCESSOR

CONDENSED CONSOLIDATING STATEMENT OF OPERATIONS

(in thousands)

	Thirty Weeks Ended February 2, 2008
	Express Inc.	Subsidiary Issuers	Guarantor Subsidiaries	Other Subsidiaries	Eliminations	Consolidated Total
Net sales	$—	$1,137,327	$—	$—	$—	$1,137,327
Cost of goods sold, buying and occupancy costs	—	890,063	—	—	—	890,063

Gross profit	—	247,264	—	—	—	247,264
General, administrative, and store operating expenses	—	275,346	(196)	—	—	275,150
Other operating expense, net	—	5,526	—	—	—	5,526

Operating income (loss)	—	(33,608)	196	—	—	(33,412)
Interest expense	—	6,978	—	—	—	6,978
Interest income	—	(5,190)	—	—	—	(5,190)
(Income) loss in subsidiary		(196)	—	—	196	—
Other expense (income), net	—	4,712	—	—	—	4,712

Income (loss) before income taxes	—	(39,912)	196	—	(196)	(39,912)
Provision for income taxes	—	487	—	—	—	487

Net income (loss)	$—	$(40,399)	$196	$—	$(196)	$(40,399)

EXPRESS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(in thousands)

SUCCESSOR

CONDENSED CONSOLIDATING STATEMENT OF OPERATIONS

(in thousands)

	2008
	Express Inc.	Subsidiary Issuers	Guarantor Subsidiaries	Other Subsidiaries	Eliminations	Consolidated Total
Net sales	$—	$1,737,010	$—	$—	$—	$1,737,010
Cost of goods sold, buying and occupancy costs	—	1,280,018	—	—	—	1,280,018

Gross profit	—	456,992	—	—	—	456,992
General, administrative, and store operating expenses	—	446,766	(304)	609	—	447,071
Other operating expense, net	—	6,007	—	—	—	6,007

Operating income (loss)	—	4,219	304	(609)	—	3,914
Interest expense	—	10,991	—	25,540	—	36,531
Interest income	(192)	(3,335)	—	—	—	(3,527)
(Income) loss in subsidiary	62,400	(304)	—	36,376	(98,472)	—
Other income, net	—	(300)	—	—	—	(300)

Income (loss) before income taxes	(62,208)	(2,833)	304	(62,525)	98,472	(28,790)
Provision for income taxes	—	371	—	(125)	—	246

Net income (loss)	$(62,208)	$(3,204)	$304	$(62,400)	$98,472	$(29,036)

SUCCESSOR

CONDENSED CONSOLIDATING STATEMENT OF OPERATIONS

(in thousands)

	2009
	Express Inc.	Subsidiary Issuers	Guarantor Subsidiaries	Other Subsidiaries	Eliminations	Consolidated Total
Net sales	$—	$1,721,066	$—	$—	$—	$1,721,066
Cost of goods sold, buying and occupancy costs	—	1,175,088	—	—	—	1,175,088

Gross profit	—	545,978	—	—	—	545,978
General, administrative, and store operating expenses	19	409,414	(302)	67	—	409,198
Other operating expense, net	—	9,943	—	2	(2)	9,943

Operating income (loss)	(19)	126,621	302	(69)	2	126,837
Interest expense	—	9,726	—	43,496	—	53,222
Interest income	—	(484)	—	—	—	(484)
(Income) loss in subsidiary	(75,324)	(302)	—	(118,668)	194,294	—
Other income, net	—	(2,444)	—	—	—	(2,444)

Income (loss) before income taxes	75,305	120,125	302	75,103	(194,292)	76,543
Provision for income taxes	—	1,457	—	(221)	—	1,236

Net income (loss)	$75,305	$118,668	$302	$75,324	$(194,292)	$75,307

EXPRESS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(in thousands)

PREDECESSOR

CONDENSED CONSOLIDATING STATEMENT OF CASH FLOWS

(in thousands)

	Twenty-Two Weeks Ended July 6, 2007
	Express Inc.	Subsidiary Issuers	Guarantor Subsidiaries	Other Subsidiaries	Eliminations	Consolidated Total
Operating Activities
Net cash provided by operating activities	$—	$45,912	$—	$—	$—	$45,912

Investing Activities
Capital expenditures	—	(22,888)	—	—	—	(22,888)

Net cash used in investing activities	—	(22,888)	—	—	—	(22,888)

Financing Activities
Decrease in Limited Brands, Inc. net investment	—	(29,939)	—	—	—	(29,939)

Net cash used in financing activities	—	(29,939)	—	—	—	(29,939)

Net decrease in cash and cash equivalents	—	(6,915)	—	—	—	(6,915)
Cash and cash equivalents, beginning of period	—	20,649	—	—	—	20,649

Cash and cash equivalents, end of period	$—	$13,734	$—	$—	$—	$13,734

SUCCESSOR

CONDENSED CONSOLIDATING STATEMENT OF CASH FLOWS

(in thousands)

	Thirty Weeks Ended February 2, 2008
	Express Inc.	Subsidiary Issuers	Guarantor Subsidiaries	Other Subsidiaries	Eliminations	Consolidated Total
Operating Activities
Net cash provided by operating activities	$—	$282,192	$—	$—	$—	$282,192

Investing Activities
Capital expenditures	—	(15,258)	—	—	—	(15,258)

Net cash used in investing activities	—	(15,258)	—	—	—	(15,258)

Financing Activities
Repayments of long-term debt arrangements	—	(625)	—	—	—	(625)
Cash equity contributions by stockholders	—	39,986	—	—	—	39,986

Net cash provided by financing activities	—	39,361	—	—	—	39,361

Net increase in cash and cash equivalents	—	306,295	—	—	—	306,295
Cash and cash equivalents, beginning of period	—	13,734	—	—	—	13,734

Cash and cash equivalents, end of period	$—	$320,029	$—	$—	$—	$320,029

EXPRESS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(in thousands)

SUCCESSOR

CONDENSED CONSOLIDATING STATEMENT OF CASH FLOWS

(in thousands)

	2008
	Express Inc.	Subsidiary Issuers	Guarantor Subsidiaries	Other Subsidiaries	Eliminations	Consolidated Total
Operating Activities
Net cash provided by (used in) operating activities	$192	$44,424	$—	$(9,382)	$—	$35,234

Investing Activities
Capital expenditures	—	(50,551)	—	—	—	(50,551)
Purchase of intangible asset	—	(1,250)	—	—	—	(1,250)
Dividends received	289,548	—	—	210,465	(500,013)	—

Net cash provided by (used in) investing activities	289,548	(51,801)	—	210,465	(500,013)	(51,801)

Financing Activities
Borrowings under line of credit arrangement	—	75,000	—	—	—	75,000
Borrowings under long-term debt arrangements	—	—	—	294,000	—	294,000
Repayments of long-term debt arrangements	—	(1,250)	—	—	—	(1,250)
Costs incurred in connection with debt arrangements and Senior Notes	—	—	—	(3,870)	—	(3,870)
Distributions paid to stockholders	(289,548)	(210,465)	—	(491,213)	500,013	(491,213)
Repurchase of equity shares	—	(24)	—	—	—	(24)
Repayment of notes receivable	—	10	—	—	—	10

Net cash (used in) provided by financing activities	(289,548)	(136,729)	—	(201,083)	500,013	(127,347)

Net (decrease) increase in cash and cash equivalents	192	(144,106)	—	—	—	(143,914)
Cash and cash equivalents, beginning of period	—	320,029	—	—	—	320,029

Cash and cash equivalents, end of period	$192	$175,923	$—	$—	$—	$176,115

PREDECESSOR

CONDENSED CONSOLIDATING STATEMENT OF CASH FLOWS

(in thousands)

	2009
	Express Inc.	Subsidiary Issuers	Guarantor Subsidiaries	Other Subsidiaries	Eliminations	Consolidated Total
Operating Activities
Net cash provided by (used in) operating activities	$317	$237,586	$—	$(37,182)	$—	$200,721

Investing Activities
Capital expenditures	—	(26,853)	—	—	—	(26,853)
Purchase of intangible asset	—	(20)	—	—	—	(20)
Distributions received	33,000	—	—	76,363	(109,363)	—

Net cash (used in) provided by investing activities	33,000	(26,873)	—	76,363	(109,363)	(26,873)

Financing Activities
Repayments of line of credit arrangement	—	(75,000)	—	—	—	(75,000)
Repayments of long-term debt arrangements	—	(937)	—	(6,181)	—	(7,118)
Costs incurred in connection with equity offering	(317)	—	—	—	—	(317)
Costs incurred in connection with debt arrangements and Senior Notes	—	(123)	—	—	—	(123)
Distributions paid to stockholders	(33,000)	(76,363)	—	(33,000)	109,363	(33,000)
Grant of equity shares	—	2	—	—	—	2
Repurchase of equity shares	—	(3)	—	—	—	(3)

Net cash (used in) provided by financing activities	(33,317)	(152,424)	—	(39,181)	109,363	(115,559)

Net increase in cash and cash equivalents	—	58,289	—	—	—	58,289
Cash and cash equivalents, beginning of period	192	175,923	—	—	—	176,115

Cash and cash equivalents, end of period	$192	$234,212	$—	$—	$—	$234,404

EXPRESS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(in thousands)

17. Subsequent Events

Management has evaluated all events and transactions that occurred after January 30, 2010 through March 25, 2010, which is the date the financial statements are available to be issued.

On February 1, 2010, the Company made interest payments of $15,686 on the Topco Term Loan.

On February 9, 2010, the management promissory notes totaling $5,633 were repaid in full by each member of management.

As of February 2010, all of the Chief Executive Officer’s equity shares were vested.

In February 2010, in anticipation of the issuance of Senior Notes, the Company amended the respective debt arrangements as follows:

The Credit Facility was amended to permit the incurrence of the Senior Notes debt not to exceed $250,000 aggregate principle. The applicable margin rate was increased by 1.00 basis point and is based on the existing excess availability calculation illustrated in Note 8. The fee payable on the average daily unused balance was increased from 0.25% to 0.50%. The excess availability covenant was increased to not be less than $30,000, up from $20,000 in the original agreement.

The Holding Term Loan was amended to permit the incurrence of the Senior Notes debt not to exceed $250,000 aggregate principle. The applicable margin rate was increased by 1.50 basis points (increased by an additional 0.50% in the event that the Company’s Moody’s corporate family rating is not B2 or better or Standard & Poor’s corporate credit rating is not B or better) and is based on the existing leverage ratio calculation illustrated in Note 8. The leverage ratio was revised to require that no more than $75,000 of cash and cash equivalents be netted against debts.

The Topco Term Loan was amended to permit the incurrence of the Senior Notes debt not to exceed $250,000 aggregate principle and requires the prepayment of the $150,000 Topco Term C Loan at 102% with the proceeds from the issuance of the Senior Notes.

On February 16, 2010, the Company filed an S-1 registration statement with the Securities and Exchange Commission (the “Registration Statement”).

On March 5, 2010, the Company issued $250,000 8  3 /4% Senior Notes due 2018 at a 1.4% discount, including a GGC affiliate purchasing $50,000 of the $250,000 Senior Notes. On March 5, 2010, net proceeds of $241,397 were received from the Senior Notes. The net proceeds were used to pay off $154,907 of the Topco Term C Loan (including principal, interest and prepayment penalty), $85,210 was allocated to the Company, and the remainder was used to pay related transaction fees and expenses, including $2,700 to Golden Gate in transaction advisory fees. On March 10, 2010, the Company utilized the cash received from the issuance of the Senior Notes and cash on hand to pay a distribution of $230,000 to its stockholders.

On March 25, 2010, the Company elected to prepay its e-commerce service provider, a GGC affiliate, $10,240 for services from April 2010 through January 2011 in exchange for a discount on those services.

18. Subsequent Events (unaudited)

On April 8, 2010, EIC purchased $8,304 face value of the Topco Term B Loan at a 5% premium from KKR SCF Loan Administration, LLC for a total of $8,719.

EXPRESS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(in thousands)

On April 23, 2010, the Board approved the accelerated vesting of certain equity shares upon consummation of an IPO.

On May 4, 2010, the Company made a distribution of $31,000 to its stockholders to fund tax obligations.

In connection with the Reorganization and the related termination of the advisory agreements with Golden Gate and Limited Brands, we approved payment to Golden Gate of an amount equal to $10,000 and Limited Brands an amount equal to $3,333.

UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

EXPRESS, INC.

CONSOLIDATED BALANCE SHEET

(unaudited, in thousands except per share amounts)

	January 30, 2010	May 1, 2010	Pro forma Stockholders’ Equity (Note 13)

ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$234,404	$83,270
Receivables, net	4,377	3,706
Inventories	171,704	155,575
Prepaid minimum rent	20,874	21,152
Other	5,289	18,486

Total current assets	436,648	282,189

PROPERTY AND EQUIPMENT	395,951	404,802
Less: accumulated depreciation	(180,714)	(194,874)

Property and equipment, net	215,237	209,928

TRADENAME/DOMAIN NAME	197,414	197,414
OTHER ASSETS	20,255	28,586

Total assets	$869,554	$718,117

LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES:
Accounts payable	$61,093	$49,558
Deferred revenue	22,247	18,008
Accrued bonus	22,541	6,099
Accrued expenses	73,576	69,507
Distributions payable	—	31,000
Accounts payable and accrued expenses—related parties	89,831	69,622

Total current liabilities	269,288	243,794

LONG-TERM DEBT	415,513	514,372
OTHER LONG-TERM LIABILITIES	43,300	41,741

Total liabilities	728,101	799,907

COMMITMENTS AND CONTINGENCIES (Note 14)

STOCKHOLDERS’ EQUITY (Notes 1 and 11):
Preferred Stock—$0.01 par value; 10,000 shares authorized; no shares issued or outstanding	—	—	$—
Common Stock—$0.01 par value; 500,000 shares authorized; 78,246, 78,236 and 88,736 shares issued and outstanding at January 31, 2010 and May 1, 2010, respectively	782	782	887
Additional paid-in capital	140,432	—	112,232
Retained (deficit) earnings	5,872	(82,572)	(17,580)
Notes receivable	(5,633)	—	—

Total stockholders’ equity	141,453	(81,790)	95,539

Total liabilities and stockholders’ equity	$869,554	$718,117	$743,575

The accompanying notes are an integral part of these Consolidated Financial Statements.

EXPRESS, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(unaudited, in thousands, except per share amounts)

	Thirteen Weeks Ended
	May 2, 2009	May 1, 2010

NET SALES	$374,358	$426,462
COST OF GOODS SOLD, BUYING AND OCCUPANCY COSTS	262,274	269,256

Gross profit	112,084	157,206

OPERATING EXPENSES:
General, administrative, and store operating expenses	89,524	102,910
Other operating expense, net	1,617	3,014

Total operating expenses	91,141	105,924

OPERATING INCOME	20,943	51,282
INTEREST EXPENSE	13,649	20,780
OTHER INCOME, NET	(519)	(442)

INCOME BEFORE INCOME TAXES	7,813	30,944
PROVISION FOR INCOME TAXES	214	383

NET INCOME	$7,599	$30,561

Pro forma income before income taxes (Note 13)		$42,683
Pro forma provision for income taxes (Note 13)		17,293

Pro forma net income (Note 13)		$25,390

EARNINGS PER SHARE:
Basic	$0.10	$0.40
Diluted	$0.10	$0.39

WEIGHTED AVERAGE SHARES OUTSTANDING:
Basic	73,963	76,470
Diluted	73,963	78,142

PRO FORMA EARNINGS PER SHARE (Note 13):
Basic		$0.29
Diluted		$0.29

PRO FORMA WEIGHTED AVERAGE SHARES OUTSTANDING (Note 13):
Basic		86,970
Diluted		88,642

The accompanying notes are an integral part of these Consolidated Financial Statements.

EXPRESS, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(unaudited, in thousands)

	Thirteen Weeks Ended
	May 2, 2009	May 1, 2010

CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$7,599	$30,561
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	19,472	17,009
Loss on disposal of property and equipment	69	1,145
Non-cash interest expense	132	—
Change in fair value of interest rate swap	(444)	(964)
Share-based compensation	504	1,563
Non-cash loss on extinguishment of debt	—	4,157
Changes in operating assets and liabilities:
Receivables, net	262	2,062
Inventories	22,055	16,129
Accounts payable, deferred revenue, and accrued expenses	(22,331)	(33,008)
Accounts payable and accrued expenses—related parties	(18,894)	(20,209)
Other assets and liabilities	2,525	(13,725)

Net cash provided by operating activities	10,949	4,720

CASH FLOWS FROM INVESTING ACTIVITIES:
Capital expenditures	(5,682)	(13,226)

Net cash used in investing activities	(5,682)	(13,226)

CASH FLOWS FROM FINANCING ACTIVITIES:
Borrowings under Senior Notes	—	246,498
Repayments of short-term debt arrangements	(75,000)	—
Repayments of long-term debt arrangements	(312)	(150,312)
Costs incurred in connection with debt arrangements and Senior Notes	—	(11,986)
Costs incurred in connection with equity offering	—	(2,461)
Repayment of notes receivable	—	5,633
Distributions	—	(230,000)

Net cash used in financing activities	(75,312)	(142,628)

NET DECREASE IN CASH AND CASH EQUIVALENTS	(70,045)	(151,134)
CASH AND CASH EQUIVALENTS, Beginning of period	176,115	234,404

CASH AND CASH EQUIVALENTS, End of period	$106,070	$83,270

The accompanying notes are an integral part of these Consolidated Financial Statements.

EXPRESS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(unaudited, in thousands)

1. Description of Business and Basis of Presentation

On May 12, 2010, Express Parent LLC, a Delaware limited liability company (“Parent”), converted into a Delaware corporation and changed its name from Express Parent LLC to Express, Inc. (the “Company”). This conversion was effective May 2, 2010 for tax purposes. In connection with this conversion, all the equity interest in Parent, which consisted of Class L, Class A, and Class C units, was converted into shares of common stock of the Company at a ratio of .702, .649, and .442, respectively. All share and per share information has been retrospectively recast to reflect this conversion in the accompanying Consolidated Financial Statements and notes hereto. The aforementioned events are referred to collectively as the “Reorganization” within these Consolidated Financial Statements. As of May 1, 2010, prior to the Reorganization, the Company was owned 67.3% by an affiliate of Golden Gate Capital (“GGC”), 22.4% by affiliates of Limited Brands, Inc., a Delaware Corporation (“LBI”), and 10.3% by certain executive management members. The Company holds all of the outstanding equity interests in Express Topco LLC, a Delaware limited liability company (“Topco”), which owns all of the outstanding equity interests in Express Holding, LLC, a Delaware limited liability company (“Holding”). Holding owns all of the outstanding equity interest in Express, LLC, a Delaware limited liability company (“Express”), and Express Finance Corporation, a Delaware corporation (“EFC”). EFC was formed on January 28, 2010 for the purpose of serving as co-issuer of the Senior Notes described in Note 9. Express conducts the operations of the Company.

Express is a specialty retailer of women’s and men’s apparel targeting 20 to 30 year olds. Express merchandise is sold through retail stores and its website. As of May 1, 2010, the Company operated 576 primarily mall-based stores in the United States and Puerto Rico. Additionally, the Company earns royalties on a development agreement (“Development Agreement”) with an unaffiliated franchisee which operates six stores located in the Middle East. Under the Development Agreement, the third party operates stores that sell Express-branded apparel and accessories purchased directly from the Company.

The Company’s fiscal year ends on the Saturday closest to January 31. Fiscal years are referred to in the Consolidated Financial Statements and Notes by the calendar year in which the fiscal year commences. All references herein to “2010” and “2009” represent the 52-week periods ended January 29, 2011 and January 30, 2010, respectively. All references herein to “the first quarter of 2010” and “the first quarter of 2009” represent the thirteen weeks ended May 1, 2010 and May 2, 2009, respectively.

The accompanying unaudited Consolidated Financial Statements have been prepared in accordance with generally accepted accounting principles in the United States of America (“GAAP”) for interim financial information. Accordingly, they do not include all of the information and footnotes required by GAAP for complete financial statements. In the opinion of management, the accompanying unaudited Consolidated Financial Statements reflect all adjustments necessary to present fairly the financial position, results of operations, and cash flows for the interim periods, but are not necessarily indicative of the results of operations to be anticipated for 2010. Therefore, these statements should be read in conjunction with the Consolidated Financial Statements and Notes thereto for the year ended January 30, 2010, included in the Company’s Registration Statement on Form S-1 (File No. 333-164906), as amended (“Registration Statement”) filed with the Securities and Exchange Commission (“SEC”).

Subsequent to May 1, 2010, on May 18, 2010, the Company completed its initial public offering of common stock (“IPO”). As part of its IPO, the Company sold 10,500 shares of newly issued common stock, raising net proceeds of approximately $166,898, after deducting the underwriting discount (see Note 15).

EXPRESS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(unaudited, in thousands)

2. Segment Reporting

The Company defines an operating segment on the same basis that it uses to evaluate performance internally. The Company has determined that its Chief Executive Officer (“CEO”) is its Chief Operating Decision Maker, and there is one operating segment. Therefore, the Company reports results as a single segment, which includes the operation of its brick and mortar retail stores and the e-commerce website, express.com.

The following is information regarding the Company’s major product classes and sales channels:

	Thirteen Weeks Ended
	May 2, 2009	May 1, 2010
Classes:
Apparel	$339,491	$384,983
Accessories and other	32,189	37,731
Other revenue	2,678	3,748

Total net sales	$374,358	$426,462

	Thirteen Weeks Ended
	May 2, 2009	May 1, 2010
Channels:
Stores	$354,314	$395,439
E-commerce	17,366	27,275
Other revenue	2,678	3,748

Total net sales	$374,358	$426,462

Other revenue consists primarily of shipping and handling revenue related to e-commerce, gift card breakage, and royalties from the Development Agreement.

3. Earnings Per Share

The weighted-average shares used to calculate basic and diluted earnings per share (“EPS”) have been retrospectively adjusted to reflect the Reorganization that occurred on May 12, 2010 (see Note 1).

Basic EPS data is based on weighted average common shares outstanding during the period. Diluted EPS data is based on weighted average common shares outstanding, including the effect of all potential dilutive common shares.

	Thirteen Weeks Ended May 2, 2009			Thirteen Weeks Ended May 1, 2010
	Net Income	Weighted Average Shares	Per Share Amount	Net Income	Weighted Average Shares	Per Share Amount
Basic EPS	$7,599	73,963	$0.10	$30,561	76,470	$0.40
Effect of dilutive securities:
Non-vested shares	—	—	—	—	1,672	(0.01)

Diluted EPS	$7,599	73,963	$0.10	$30,561	78,142	$0.39

EXPRESS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(unaudited, in thousands)

4. Fair Value of Financial Assets and Liabilities

Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. Assets and liabilities measured at fair value are classified using the following hierarchy, which is based upon the transparency of inputs to the valuation as of the measurement date.

Level 1 – Valuation is based upon quoted prices (unadjusted) for identical assets or liabilities in active markets.

Level 2 – Valuation is based upon quoted prices for similar assets and liabilities in active markets or other inputs that are observable for the asset or liability, either directly or indirectly, for substantially the full term of the financial instrument.

Level 3 – Valuation is based upon other unobservable inputs that are significant to the fair value measurement.

The Company incorporates credit valuation adjustments (“CVAs”) to appropriately reflect its non-performance risk and the respective counterparty’s non-performance risk in the fair value measurements, where appropriate. Although the Company has determined that the majority of the inputs used to value its derivatives fall within Level 2 of the fair value hierarchy, the CVAs associated with its derivatives utilize Level 3 inputs, such as estimates of current credit spreads, to evaluate the likelihood of default by itself and its counterparty. However, as of May 1, 2010 and January 30, 2010, the Company assessed the significance of the impact of CVAs on the overall valuation of its derivative positions and determined that the CVAs are not significant to the overall valuation of its derivatives. As a result, the Company has determined that its derivative valuations, in their entirety, are classified in Level 2 of the fair value hierarchy.

The following table presents the Company’s assets and liabilities measured at fair value on a recurring basis as January 30, 2010 and May 1, 2010, respectively, aggregated by level in the fair value hierarchy within which those measurements fall.

	January 30, 2010
	Fair Value Measurements at Reporting Date Using:
	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Total
Assets/(Liabilities):
Treasury securities	$216,782	$—	$—	$216,782
Interest rate swap	$—	$(1,968)	$—	$(1,968)

	May 1, 2010
	Fair Value Measurements at Reporting Date Using:
	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Total
Assets/(Liabilities):
Treasury securities	$58,819	$—	$—	$58,819
Interest rate swap	$—	$(1,004)	$—	$(1,004)

EXPRESS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(unaudited, in thousands)

The carrying amounts reflected on the Consolidated Balance Sheets for cash, cash equivalents, receivables, prepaid expenses, and payables approximated their fair values as of May 1, 2010 and January 30, 2010.

5. Leased Facilities and Commitments

On October 5, 2009, the Company and LBI entered into a lease agreement (“Lease”) for the corporate home office and distribution center office space in Columbus, Ohio. The Lease is for a 75-month period that commenced February 1, 2010, expires on April 30, 2016, and requires annual minimum market rent payments of approximately $1,284 for the first five years and $1,413 thereafter, plus operating expenses. The Lease contains a renewal option for one period of five years by written notice 365 days prior to the expiration of the initial 75-month lease term and a construction allowance of $8,000.

On April 28, 2008, the Company issued an irrevocable standby letter of credit to LBI (“LBI stand-by LC”) for $34,170, which relates to certain pre-existing store leases guaranteed by LBI that could not be assigned to the Company at or subsequent to the purchase of the Company by GGC (“GGC Acquisition”). LBI can draw from the LBI stand-by LC if the Company defaults on any payment related to the guaranteed leases. The amount of the LBI stand-by LC is reduced as the guaranteed lease payments decrease over time. The LBI standy-by LC expires on September 30, 2010. The outstanding balance of the LBI stand-by LC was $6,353 and $3,318 as of January 30, 2010 and May 1, 2010, respectively.

6. Intangible Assets

The significant components of intangible assets are as follows:

	January 30, 2010		May 1, 2010
	Gross Amount	Accumulated Amortization	Gross Amount	Accumulated Amortization

Tradename	$196,144	$—	$196,144	$—
Internet domain name/other	1,270	—	1,270	—
Net favorable lease obligations	19,750	(11,262)	19,750	(12,184)
Credit card relationships & customer lists	4,766	(3,868)	4,766	(3,980)

	$221,930	$(15,130)	$221,930	$(16,164)

The Company’s tradename and internet domain name/other have indefinite lives. Net favorable lease obligations, credit card relationships, and customer lists have finite lives that are amortized over a period of up to seven years, four years, and two years, respectively, and are included in other assets on the Consolidated Balance Sheets. Amortization expense totaled $1,267 and $1,034 during the first quarter of 2009 and first quarter of 2010, respectively.

7. Related Party Transactions

Transactions with LBI

The Company incurred charges from LBI for various transaction services, included in general, administrative, and store operating expenses, and merchandising sourcing, included in cost of goods sold, buying and occupancy costs, respectively, in the Consolidated Statements of Income, as follows:

	Thirteen Weeks Ended
	May 2, 2009	May 1, 2010
Transaction Services	$16,017	$16,181
Merchandise Sourcing	$89,059	$86,834

EXPRESS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(unaudited, in thousands)

The Company’s outstanding liability related to transaction services and merchandise sourcing provided by LBI, included in accounts payable and accrued expenses—related parties on the Consolidated Balance Sheets, was as follows:

	January 30, 2010	May 1, 2010
Transaction Services	$10,881	$9,515
Merchandise Sourcing	$63,643	$56,606

Furthermore, under the Limited Liability Company Agreement of Parent (“LLC Agreement”), LBI is entitled to receive a cash payment (at the same time payments are made under the GGC Advisory Agreement (“Advisory Agreement”)) equal to the product of (i) the amount of the fees actually paid in cash under the Advisory Agreement and (ii) the quotient of the number of units held by LBI over the number of units held by GGC at the time of payment of such Advisory Agreement fees. The Company incurred the following charges from LBI related to this fee, which is included in other operating expense, net, in the Consolidated Statements of Income:

	Thirteen Weeks Ended
	May 2, 2009	May 1, 2010
LBI LLC Agreement Fee	$357	$755

The Company’s outstanding liability related to the LBI LLC Agreement fee, included in accounts payable and accrued expenses—related parties on the Consolidated Balance Sheets, was $4,688 and $755 as of January 30, 2010 and May 1, 2010, respectively. The LLC Agreement, including the advisory arrangement with LBI, was terminated in connection with the Company’s conversion to a corporation and IPO effectiveness on May 12, 2010 (see Note 15). As a result of terminating the LLC Agreement, the Company paid LBI $3,333.

Transactions with GGC

In connection with the GGC Acquisition, the Company entered into the Advisory Agreement with GGC that originally expired in July 2017. In exchange for on-going consulting and management advisory services provided by GGC, the Company pays GGC an annual management fee equal to the greater of (i) $2,000 per fiscal year or (ii) 3% of adjusted EBITDA of Holding. Additionally, the Company reimburses GGC for reasonable out-of-pocket expenses incurred as a result of providing on-going advisory services.

The Company incurred the following advisory fees and out-of-pocket expenses, which are included in other operating expense, net in the Consolidated Statements of Income:

	Thirteen Weeks Ended
	May 2, 2009	May 1, 2010
Advisory fees and out-of-pocket expenses	$1,192	$2,275

The Company’s outstanding liability for GGC advisory fees and out-of-pocket expenses, included in accounts payable and accrued expenses—related parties on the Consolidated Balance Sheets, was $7,128 and $1,985, as of January 30, 2010 and May 1, 2010, respectively. The Advisory Agreement was terminated in connection with the Company’s conversion to a corporation and IPO effectiveness on May 12, 2010 (see Note 15). As a result of terminating the Advisory Agreement, the Company paid GGC $10,000.

EXPRESS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(unaudited, in thousands)

Transactions with Other GGC Affiliates

The Company also transacts with affiliates of GGC for software license purchases, consulting and software maintenance services, and e-commerce warehouse and fulfillment services. The Company incurred the following charges, included in general, administrative, and store operating expenses in the Consolidated Statements of Income:

	Thirteen Weeks Ended
	May 2, 2009	May 1, 2010
Software licenses and maintenance and consulting	$117	$65
E-commerce warehouse and fulfillment	$3,368	$3,624

On March 25, 2010, the Company elected to prepay its e-commerce service provider, a GGC affiliate, $10,240 for services from April 2010 through January 2011 in exchange for a discount on those services. This prepaid amount is expensed as services are incurred.

The Company’s outstanding liability to other GGC affiliates, included in accounts payable and accrued expenses -related parties on the Consolidated Balance Sheets, was $3,491 and $761 as of January 30, 2010 and May 1, 2010, respectively.

In 2009, the Company began providing real estate services to multiple GGC affiliates. Income recognized for these services for the first quarter of 2010 was nominal. No income was recognized during the first quarter of 2009, as the Company began providing real estate services to GGC affiliates in December 2009.

An affiliate of GGC is a lender under the Topco Term B Loan and is owed $50,000 in original principal. Terms of the Topco Term B Loan are the same for all lenders in the facility. On April 8, 2010, a different affiliate of GGC purchased $8,304 face value of the Topco Term B Loan at a 5% premium from KKR SCF Loan Administration, LLC for a total of $8,719 (see Notes 9 and 15). Interest expense incurred on the Topco Term B Loan attributable to GGC affiliates was $3,642 and $2,444 for the first quarter of 2009 and the first quarter of 2010, respectively.

8. Income Taxes

There are a limited number of state and local jurisdictions that subject the Company to income tax even though it was recognized as a partnership for federal income tax purposes until its conversion to a corporation on May 12, 2010, which was effective as of May 2, 2010 for tax purposes. The Company’s provisions for income taxes for interim reporting periods are based on estimates of the annual effective tax rate for the full year. The computation of the annual effective tax rate includes a forecast of the Company’s estimated ordinary income (loss), which is the annual income (loss) from operations before income tax, excluding unusual or infrequently occurring (or discrete) items. Significant management judgment is required in projecting ordinary income (loss) in order to determine the Company’s estimated annual effective tax rate. The effective tax rate was 2.74% and 1.24% for the first quarter of 2009 and the first quarter of 2010, respectively.

The Company evaluates tax positions using a more-likely-than-not recognition criterion. The adoption of the provisions of Accounting Standards Codification 740, Income Taxes, did not result in recording a liability for uncertain tax positions. As of May 1, 2010, the Company had no liability for uncertain tax positions.

EXPRESS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(unaudited, in thousands)

9. Debt

Long-term debt consisted of the following as of May 1, 2010:

Holding Term Loan	$121,562
8.75% $250,000 Senior Notes	250,000
Debt discount on Senior Notes	(3,454)
Topco Term B Loan	150,000
Debt discount on Topco Term B Loan	(2,486)

Total debt	515,622
Short term portion of debt	1,250

Total long-term debt	$514,372

As of May 1, 2010, there were no borrowings outstanding and approximately $123,992 available under the Company’s $200,000 secured asset-based loan revolving credit facility (the “Credit Facility”).

Refinancing Transactions

Senior Notes

On March 5, 2010, Express and EFC co-issued, in a private placement, $250,000 of 8 3/4% Senior Notes (“Senior Notes”) due March 1, 2018 at an offering price of 98.599% of the face value. An affiliate of GGC purchased $50,000 of Senior Notes. Interest on the Senior Notes is payable on March 1 and September 1 of each year beginning September 1, 2010. On March 5, 2010, net proceeds of $241,397 (net of original issuance and underwriting discount) were received from the Senior Notes. Net proceeds from the Senior Notes offering were used to prepay $154,907 related to the Topco Term C Loan (including principal, interest, and prepayment penalty), $85,210 was allocated to the Company, and the remainder was used to pay related transaction fees and expenses, including $2,700 to GGC for transaction fees. Of the $154,907 used to prepay the Topco Term C Loan, $50,000 of principal, $636 of interest, and $1,000 of the prepayment penalty was paid to a GGC affiliate.

In connection with issuing the Senior Notes, $10,802 of costs were capitalized as debt issuance costs within other assets on the Consolidated Balance Sheets (including the $2,700 transaction fee paid to GGC described above) and will be amortized over the eight year term of the Senior Notes using the effective interest method. On March 10, 2010, the Company utilized the cash received from issuing the Senior Notes, along with cash on hand of $153,802, to pay a distribution of $230,000 to its equity holders.

Prior to March 1, 2014, the Senior Notes may be redeemed in part or in full at a redemption price equal to 100% of the principal amount, plus a make-whole premium calculated in accordance with the indenture governing the Senior Notes and accrued and unpaid interest. In addition, prior to March 1, 2013, a portion of the Senior Notes may be redeemed at 108.75% with the net proceeds of certain equity offerings. On or after March 1, 2014, the Senior Notes may be redeemed in part or in full at the following percentages of the outstanding principal amount prepaid: 104.375% prior to March 1, 2015; 102.188% on or after March 1, 2015, but prior to March 1, 2016; and 100% on or after March 1, 2016.

The indenture governing the Senior Notes contains customary covenants and restrictions on the activities of Express and EFC and Express’ restricted subsidiaries, including, but not limited to, the incurrence of additional indebtedness; payment of dividends or distributions in respect of capital stock or certain other restricted

EXPRESS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(unaudited, in thousands)

payments or investments; entering into agreements that restrict distributions from restricted subsidiaries; the sale or disposal of assets, including capital stock of restricted subsidiaries; transactions with affiliates; the incurrence of liens; and mergers, consolidations, or the sale of substantially all the Company’s assets. The covenants in the Senior Notes indenture are subject to certain thresholds and exceptions described in the Senior Notes indenture, including exceptions that permit Express, EFC, and Express’ restricted subsidiaries to enter into affiliate transactions with, and to make restricted payments to, GGC and LBI, under certain circumstances specified in the Senior Notes indenture. Certain of these covenants will be suspended if the Senior Notes are assigned an investment grade rating by both Standard & Poor’s Rating Services (“S&P”) and Moody’s Investor Service, Inc. (“Moody’s”) and no default has occurred or is continuing. If either rating on the Senior Notes should subsequently decline to below investment grade, the suspended covenants will be reinstated. The Senior Notes are general unsecured obligations of Express and EFC and rank equally in right of payment with all existing and future senior indebtedness of Express and EFC. The Senior Notes are unconditionally guaranteed by the Company and all of the domestic subsidiaries of Express, other than immaterial subsidiaries.

In connection with the issuance of the Senior Notes, the Company entered into a registration rights agreement ( “Registration Rights Agreement”) which requires the use of commercially reasonable efforts to register notes having substantially identical terms as the Senior Notes with the SEC prior to March 5, 2011. In the event that a registration default (“Registration Default”) occurs (as defined in the Registration Rights Agreement), then additional interest on the Senior Notes in an amount equal to 0.25% per annum during the first 90-day period immediately following the occurrence of the first Registration Default will be required. The additional interest will increase by 0.25% per annum for each subsequent 90-day period until all Registration Defaults have been cured, up to a maximum amount of 1.0% per annum.

Amendments to Debt Arrangements

In February 2010, in anticipation of issuing the Senior Notes due March 1, 2018, the Company amended the respective debt arrangements as follows:

The Credit Facility was amended to permit the incurrence of the Senior Notes not to exceed $250,000 aggregate principal. The applicable margin rate was increased by 100 basis points and is based on the existing excess availability calculation. The fee payable on the average daily unused balance was increased from 0.25% to 0.50%, and the excess availability covenant was increased to not be less than $30,000, up from $20,000 in the original agreement.

The $125,000 variable-rate secured Holding Term Loan (“Holding Term Loan”) was amended to permit the incurrence of the Senior Notes not to exceed $250,000 aggregate principal. The applicable margin rate was increased by 150 basis points (increased by an additional 0.50% in the event that the Moody’s corporate family rating is not B2 or better or the S&P corporate credit rating is not B or better) and is based on the existing leverage ratio calculation. The leverage ratio for purposes of calculating excess cash flow was revised to require that no more than $75,000 of cash and cash equivalents be netted against debts.

The $300,000 Topco Term Loan (“Topco Term Loan”) consisting of a $150,000 Topco Term B Loan (“Topco Term B Loan “) and a $150,000 Topco Term C Loan (“Topco Term C Loan”) was amended to permit the issuance of up to $250,000 of aggregate principal amount of Senior Notes and required the prepayment of the $150,000 Topco Term C Loan at 102% with the proceeds from issuing the Senior Notes.

In connection with these amendments $1,756 was capitalized as additional debt issuance costs within other assets on the Consolidated Balance Sheets and will be amortized over the remaining term of the corresponding debt arrangements.

EXPRESS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(unaudited, in thousands)

Loss on Extinguishment

In connection with the prepayment of the Topco Term C Loan on March 10, 2010, the Company recognized a loss on extinguishment of debt totaling $7,157. This amount consisted of a $3,000 prepayment penalty, the write-off of $2,523 of unamortized discount, and the write-off of $1,634 of unamortized debt issuance costs. The loss on extinguishment of debt was recorded as interest expense in the Consolidated Statements of Income. The $2,523 write-off of unamortized discount and $1,634 write-off of unamortized debt issuance costs represent a non-cash adjustment to reconcile net income to net cash provided by operating activities within the Consolidated Statements of Cash Flows.

Fair Value of Debt

The fair value of the Company’s debt was estimated using quoted market prices for similar debt issues. As of May 1, 2010, the estimated fair value of the Topco Term Loan was $151,486, the estimated fair value of the Holding Term Loan was $128,328, and the estimated fair value of the Senior Notes approximated net book value.

Letters of Credit

The Company periodically enters into various trade letters of credit (“trade LCs”) for certain beneficiary vendors to secure merchandise. These trade LCs are issued for a defined period of time, for specific shipments, and generally expire three weeks after the merchandise shipment date. As of January 30, 2010 and May 1, 2010, there were no outstanding trade LCs. Additionally, the Company enters into stand-by letters of credit (“stand-by LCs”) on an as-need basis to secure merchandise and fund other general and administrative costs. As of January 30, 2010 and May 1, 2010, outstanding stand-by LCs, including the LBI stand-by LC, totaled $8,160 and $12,125, respectively.

10. Derivative Instrument

Effective July 6, 2007, the Company entered into a receive variable/pay fixed interest rate swap agreement to mitigate exposure to interest rate fluctuations on a notional amount of $75,000 of the Company’s $125,000 variable-rate Holding Term Loan. The Company did not seek cash flow hedge accounting and, therefore, records the impact of the change in fair market value of the swap in other income, net in the Consolidated Statements of Income. The interest rate swap agreement terminates on August 6, 2010. The effect of the derivative instrument on other income, net in the Consolidated Statements of Income was $444 and $964 for the first quarter of 2009 and the first quarter of 2010, respectively, both a reduction of expense. The fair value of the interest rate swap was $1,968 and $1,004 as of January 30, 2010 and May 1, 2010, respectively, and is recorded in accrued expenses on the Consolidated Balance Sheets.

11. Stockholders’ Equity

On February 9, 2010, the management promissory notes totaling $5,633 were repaid in full by each member of management.

On February 16, 2010, the Company initially filed its Registration Statement with the SEC. The Registration Statement became effective on May 12, 2010, and the IPO closed on May 18, 2010.

In conjunction with the Reorganization described in Note 1, the Company’s certificate of incorporation authorized 500,000 shares of common stock and 10,000 shares of preferred stock. No preferred stock was issued or outstanding as of May 1, 2010.

EXPRESS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(unaudited, in thousands)

On April 30, 2010, the Company declared a distribution of $31,000 to its equity holders to fund estimated tax obligations for 2009 and through the Reorganization date. The $31,000 tax distribution was paid subsequent to May 1, 2010.

12. Stock-Based Compensation

The Company recognized $504 and $1,563 of compensation expense during the first quarter of 2009 and the first quarter of 2010, respectively. As of May 1, 2010, there was $1,788 of total unrecognized compensation expense related to equity incentive shares, which is expected to be recognized over a weighted-average period of approximately 0.5 years.

As of February 2010, all of the CEO’s equity shares were vested, and on April 23, 2010, the Board of Directors approved the accelerated vesting of certain other equity shares upon consummation of the IPO.

13. Pro forma Information

Pro forma basic and diluted net income per share of common stock has been computed to give effect to the pro forma adjustments discussed below, including the issuance of an additional 10,500 shares.

The pro forma net income applied in computing the unaudited pro forma income per share for the first quarter of 2010 is based upon the Company’s historical net income as adjusted to reflect:

•	The elimination of the GGC Advisory fee and LBI LLC fee in the amount of $3,030,

•

The net effect of $(8,716) on interest expense, including amortization of debt issuance costs and debt discounts, arising from prepayment of the Topco Term Loan with the proceeds from the Senior Notes and this initial public offering (“IPO”) of the Company’s common stock and the incremental interest expense of the Senior Notes issued,

•	The elimination of interest income from the management notes due to their repayment in anticipation of the IPO,

•

The conversion of the Company to a corporation. Prior to such conversion, the Company was a partnership and generally not subject to income taxes. The pro forma net income, therefore, also includes adjustments for income tax expense as if the Company had been a corporation at an assumed combined federal, state, and local income tax rate of 40.9%.

Pro forma stockholders’ equity (unaudited) is based upon the Company’s historical stockholders’ equity as of May 1, 2010 and has been computed to give effect to the pro forma adjustments discussed below:

•	The reclassification of accumulated deficit to additional paid-in capital upon a reorganization to a Delaware corporation,

•

The write-off of debt issuance costs, recognition of the remaining debt discount, payment of a transaction fee to GGC, and payment of a prepayment penalty and related tax effects, all of which is in connection with the prepayment of the Topco Term B Loan,

EXPRESS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(unaudited, in thousands)

•	The issuance of common shares, whose proceeds plus cash on hand is equal to the amounts paid in the preceding bullet point.

•	A fee to terminate the Advisory Agreement payable to Golden Gate and a fee to terminate Limited Brands’ advisory fee arrangement under the LLC Agreement.

•	The acceleration of certain incentive shares upon IPO.

•	Adjustments to deferred income tax assets and liabilities in connection with the Company’s reorganization to a Delaware corporation.

14. Commitments and Contingencies

Express is named as a defendant in a purported class action lawsuit action alleging various California state labor law violations. The complaint was originally filed on February 18, 2009, and an amended complaint was filed on March 18, 2009. The amended complaint contains six counts: (1) failure to provide required meal breaks to the class members and failure to pay the class members for missed meal breaks, including premium payments required by California law; (2) failure to provide required rest breaks to the class members and failure to pay the class members for missed rest breaks, including premium payments required by California law; (3) failure to pay wages in a timely manner to employees who were terminated or quit; (4) failure to pay overtime or premium payments in a timely manner; (5) failure to provide accurate wage statements; and (6) violations of Section 17200 of the California Business and Professions Code. The Company estimated that the potential exposure for losses related to this lawsuit ranges from approximately $1,900 to $3,400 and has accrued an amount on the Consolidated Balance sheet as of May 1, 2010 to reflect its best estimate of this risk. As the situation develops and more information becomes available, the amount of the reserve may increase or decrease accordingly. The amount of any such change may be material to the Company’s results of operations or financial condition.

The Company is subject to various claims and contingencies related to other lawsuits and pending action arising out of the normal course of business. Management believes that the ultimate liability arising from such claims and contingencies, if any, is not likely to have a material adverse effect on the Company’s results of operations, financial condition, or cash flows.

EXPRESS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(unaudited, in thousands)

15. Guarantor Subsidiaries

Certain of the Company’s subsidiaries (the “Guarantor”) have fully and unconditionally guaranteed on a joint and several basis the Company’s obligations under the Senior Notes. The Guarantor and all other subsidiaries are direct or indirect wholly-owned subsidiaries of the Company. The following consolidating schedules present condensed financial information on a combined basis.

CONDENSED CONSOLIDATING BALANCE SHEET

(in thousands)

	January 30, 2010
	Express Inc.	Subsidiary Issuers	Guarantor Subsidiaries	Other Subsidiaries	Eliminations	Consolidated Total
Assets
Current assets
Cash and cash equivalents	$192	$234,212	$—	$—	$—	$234,404
Receivables, net	—	4,377	—	—	—	4,377
Inventories	—	171,704	—	—	—	171,704
Prepaid minimum rent	—	20,874	—	—	—	20,874
Intercompany receivable	—	856	23,972	—	(24,828)	—
Other	879	4,410	—	—	—	5,289

Total current assets	1,071	436,433	23,972	—	(24,828)	436,648
Property and equipment, net	—	215,237	—	—	—	215,237
Tradename/domain name	—	197,414	—	—	—	197,414
Investment in Subsidiary	141,281	2,831	—	448,030	(592,142)	—
Other assets	—	16,962	—	3,293	—	20,255

Total assets	$142,352	$868,877	$23,972	$451,323	$(616,970)	$869,554

Liabilities and stockholders’ equity
Current liabilities
Accounts payable	$—	$61,093	$—	$—	$—	$61,093
Deferred revenue	—	22,247	—	—	—	22,247
Accrued bonus	—	22,541	—	—	—	22,541
Accrued expenses	43	37,234	21,141	15,158	—	73,576
Accounts payable and accrued expenses—related parties	—	89,831	—	—	—	89,831
Intercompany payable	856	23,972	—	—	(24,828)	—

Total current liabilities	899	256,918	21,141	15,158	(24,828)	269,288
Long-term debt	—	120,629	—	294,884	—	415,513
Other long-term liabilities	—	43,300	—	—	—	43,300

Total liabilities	899	420,847	21,141	310,042	(24,828)	728,101
Commitments and Contingencies (Note 14)
Total stockholders’ equity	141,453	448,030	2,831	141,281	(592,142)	141,453

Total liabilities and stockholders’ equity	$142,352	$868,877	$23,972	$451,323	$(616,970)	$869,554

EXPRESS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(unaudited, in thousands)

CONDENSED CONSOLIDATING BALANCE SHEET

(unaudited, in thousands)

	May 1, 2010
	Express Inc.	Subsidiary Issuers	Guarantor Subsidiaries	Other Subsidiaries	Eliminations	Consolidated Total
Assets
Current assets
Cash and cash equivalents	$192	$83,078	$—	$—	$—	$83,270
Receivables, net	—	3,706	—	—	—	3,706
Inventories	—	155,575	—	—	—	155,575
Prepaid minimum rent	—	21,152	—	—	—	21,152
Intercompany receivable	—	5,167	19,379	3	(24,549)	—
Other	4,335	14,151	—	—	—	18,486

Total current assets	4,527	282,829	19,379	3	(24,549)	282,189
Property and equipment, net	—	209,928	—	—	—	209,928
Tradename/domain name	—	197,414	—	—	—	197,414
Investment in Subsidiary	(49,487)	2,909	—	100,438	(53,860)	—
Other assets	—	26,448	—	2,138	—	28,586

Total assets	$(44,960)	$719,528	$19,379	$102,579	$(78,409)	$718,117

Liabilities and stockholders’ equity
Current liabilities
Accounts payable	$—	$49,558	$—	$—	$—	$49,558
Deferred revenue	—	18,008	—	—	—	18,008
Accrued bonus	—	6,099	—	—	—	6,099
Accrued expenses	663	47,818	16,470	4,556	—	69,507
Distributions payable	31,000	—	—	—	—	31,000
Accounts payable and accrued expenses—related parties	—	69,622	—	—	—	69,622
Intercompany payable	5,167	19,382	—	—	(24,549)	—

Total current liabilities	36,830	210,487	16,470	4,556	(24,549)	243,794
Long-term debt	—	366,858	—	147,514	—	514,372
Other long-term liabilities	—	41,745	—	(4)	—	41,741

Total liabilities	36,830	619,090	16,470	152,066	(24,549)	799,907
Commitments and Contingencies (Note 14)

Total stockholders’ equity	(81,790)	100,438	2,909	(49,487)	(53,860)	(81,790)

Total liabilities and stockholders’ equity	$(44,960)	$719,528	$19,379	$102,579	$(78,409)	$718,117

EXPRESS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(unaudited, in thousands)

CONDENSED CONSOLIDATING STATEMENT OF OPERATIONS

(unaudited, in thousands)

	Thirteen Weeks Ended May 2, 2009
	Express Inc.	Subsidiary Issuers	Guarantor Subsidiaries	Other Subsidiaries	Eliminations	Consolidated Total
Net sales	$—	$374,358	$—	$—	$—	$374,358
Cost of goods sold, buying and occupancy costs	—	262,274	—	—	—	262,274

Gross profit	—	112,084	—	—	—	112,084
General, administrative, and store operating expenses	19	89,552	(70)	23	—	89,524
Other operating expense, net	—	1,617	—	—	—	1,617

Operating income (loss)	(19)	20,915	70	(23)	—	20,943
Interest expense	—	2,722	—	10,927	—	13,649
Interest income	—	(76)	—	—	—	(76)
(Income) loss in subsidiary	(7,618)	(70)	—	(18,472)	26,160	—
Other expense (income), net	—	(443)	—	—	—	(443)

Income (loss) before income taxes	7,599	18,782	70	7,522	(26,160)	7,813
Provision for income taxes	—	310	—	(96)	—	214

Net income (loss)	$7,599	$18,472	$70	$7,618	$(26,160)	$7,599

CONDENSED CONSOLIDATING STATEMENT OF OPERATIONS

(unaudited, in thousands)

	Thirteen Weeks Ended May 1, 2010
	Express Inc.	Subsidiary Issuers	Guarantor Subsidiaries	Other Subsidiaries	Eliminations	Consolidated Total
Net sales	$—	$426,462	$—	$—	$—	$426,462
Cost of goods sold, buying and occupancy costs	—	269,256	—	—	—	269,256

Gross profit	—	157,206	—	—	—	157,206
General, administrative, and store operating expenses	1,475	101,494	(78)	19	—	102,910
Other operating expense, net	—	3,014	—	—	—	3,014

Operating income (loss)	(1,475)	52,698	78	(19)	—	51,282
Interest expense	—	6,364	—	14,416	—	20,780
Interest income	—	(10)	—	—	—	(10)
(Income) loss in subsidiary	(32,036)	(78)	—	(46,366)	78,480	—
Other expense (income), net	—	(432)	—	—	—	(432)

Income (loss) before income taxes	30,561	46,854	78	31,931	(78,480)	30,944
Provision for income taxes	—	488	—	(105)	—	383

Net income (loss)	$30,561	$46,366	$78	$32,036	$(78,480)	$30,561

EXPRESS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(unaudited, in thousands)

CONDENSED CONSOLIDATING STATEMENT OF CASH FLOWS

(unaudited, in thousands)

	Thirteen Weeks Ended May 2, 2009
	Express Inc.	Subsidiary Issuers	Guarantor Subsidiaries	Other Subsidiaries	Eliminations	Consolidated Total
Operating Activities
Net cash provided by (used in) operating activities	$—	$26,666	$—	$(15,717)	$—	$10,949

Investing Activities
Capital expenditures	—	(5,682)	—	—	—	(5,682)
Dividends received	—	—	—	15,717	(15,717)	—

Net cash (used in) provided by investing activities	—	(5,682)	—	15,717	(15,717)	(5,682)

Financing Activities
Repayments of short-term debt arrangements	—	(75,000)	—	—	—	(75,000)
Repayments of long-term debt arrangements	—	(312)	—	—	—	(312)
Distributions	—	(15,717)	—	—	15,717	—

Net cash (used in) provided by financing activities	—	(91,029)	—	—	15,717	(75,312)

Net decrease in cash and cash equivalents	—	(70,045)	—	—	—	(70,045)
Cash and cash equivalents, beginning of period	192	175,923	—	—	—	176,115

Cash and cash equivalents, end of period	$192	$105,878	$—	$—	$—	$106,070

CONDENSED CONSOLIDATING STATEMENT OF CASH FLOWS

(unaudited, in thousands)

	Thirteen Weeks Ended May 1, 2010
	Express Inc.	Subsidiary Issuers	Guarantor Subsidiaries	Other Subsidiaries	Eliminations	Consolidated Total
Operating Activities
Net cash provided by (used in) operating activities	$2,461	$22,853	$—	$(20,594)	$—	$4,720

Investing Activities
Capital expenditures	—	(13,226)	—	—	—	(13,226)
Investment in subsidiary	(5,633)	—	—	(5,633)	11,266	—
Dividends received	230,000	—	—	401,154	(631,154)	—

Net cash provided by (used in) investing activities	224,367	(13,226)	—	395,521	(619,888)	(13,226)

Financing Activities
Borrowings under Senior Notes	—	246,498	—	—	—	246,498
Repayments of long-term debt arrangements	—	(312)	—	(150,000)	—	(150,312)
Costs incurred in connection with debt arrangements and Senior Notes	—	(11,426)	—	(560)	—	(11,986)
Equity contributions	5,633	—	—	5,633	(11,266)	—
Costs incurred in connection with equity offering	(2,461)	—	—	—	—	(2,461)
Repayment of notes receivable	—	5,633	—	—	—	5,633
Distributions	(230,000)	(401,154)	—	(230,000)	631,154	(230,000)

Net cash (used in) provided by financing activities	(226,828)	(160,761)	—	(374,927)	619,888	(142,628)

Net decrease in cash and cash equivalents	—	(151,134)	—	—	—	(151,134)
Cash and cash equivalents, beginning of period	192	234,212	—	—	—	234,404

Cash and cash equivalents, end of period	$192	$83,078	$—	$—	$—	$83,270

EXPRESS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(unaudited, in thousands)

16. Subsequent Events

In connection with the Reorganization and the related termination of the Advisory Agreement with GGC and LLC Agreement with LBI, the Company paid GGC and LBI $10,000 and $3,333, respectively.

In connection with the Reorganization, the Company filed Form 8832 and, therefore, elected to be treated as a corporation effective May 2, 2010 and as such, will be subject to federal and state income tax expense. The Reorganization, for tax purposes, is deemed a contribution by Parent of its assets and liabilities to the Company, followed by the liquidation of Parent. The Reorganization will result in a taxable gain to the equity holders which will correspondingly increase the inside tax basis in the assets acquired by the Company in the Reorganization. The Company will also have to increase the rate used to calculate deferred taxes to equal the anticipated enacted rate for a corporation. As a result, the Company expects to record a net deferred tax asset and one time non-cash tax benefit of approximately $31,800.

The Company expects the effective tax rate as of the May 2, 2010 Reorganization will be between 38% and 41%. Actual tax payments may differ from such effective tax rate due to timing and permanent differences between book income and taxable income.

On May 18, 2010, the Company completed its IPO. As part of its IPO, the Company sold 10,500 shares of newly-issued common stock, raising net proceeds of approximately $166,898, after deducting the underwriting discount.

On May 18, 2010, net proceeds from the IPO were used to prepay $164,881 related to the Topco Term B Loan (including principal, interest, and prepayment penalty). Of the $164,881 used to prepay the Topco Term B Loan, $58,304 of principal, $2,083 of interest, and $3,498 of the prepayment penalty was paid to a GGC affiliate. In connection with the prepayment of the Topco Term B Loan on May 18, 2010, the Company recognized a loss on extinguishment of debt totaling $13,624 in the second quarter of 2010. This amount consisted of a $9,000 prepayment penalty, the write off of $2,486 of unamortized discount, and the write off of $2,138 of unamortized debt issuance costs.

On May 12, 2010, prior to the Registration Statement being declared effective, (1) Express Investment Corporation (“EIC”), the holding company that held 67.3% of the equity interests in the Company on behalf of certain investment funds managed by GGC and (2) the management holding companies that directly or indirectly held 6.1% of the equity interests in the Company on behalf of certain members of management, merged with and into the Company. The merger did not have a material effect on the financial position or results of operations of the Company. In conjunction with the merger, GGC and each management holder have indemnified the Company against any tax or tax related costs of EIC relating to pre-merger tax periods.

Express, LLC

Express Finance Corp.

Offer to Exchange

Up to $250,000,000 aggregate principal amount

of our 8 3/4% Senior Notes due 2018

and the guarantees thereof which have been registered

under the Securities Act of 1933, as amended,

for all of our outstanding unregistered

8  3/4% Senior Notes due 2018 issued on March 2, 2010

and the guarantees thereof.

PROSPECTUS

                    , 2010

PART II INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 20	INDEMNIFICATION OF DIRECTORS AND OFFICERS.

Delaware Corporations

Section 102(b)(7) of the General Corporation Law of the State of Delaware (the “DGCL”) allows a corporation to provide in its certificate of incorporation that a director of the corporation will not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except where the director breached the duty of loyalty, failed to act in good faith, engaged in intentional misconduct or knowingly violated a law, authorized the payment of a dividend or approved a stock repurchase in violation of Delaware corporate law or obtained an improper personal benefit. The certificates of incorporation of Express, Inc. and Express Finance Corp. provide for this limitation of liability.

Section 145 of the DGCL (“Section 145”) provides that a Delaware corporation may indemnify any person who was, is or is threatened to be made, party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation), by reason of the fact that such person is or was an officer, director, employee or agent of such corporation or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the corporation’s best interests and, with respect to any criminal action or proceeding, had no reasonable cause to believe that his or her conduct was illegal. A Delaware corporation may indemnify any persons who are, were or are a party to any threatened, pending or completed action or suit by or in the right of the corporation by reason of the fact that such person is or was a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit, provided such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the corporation’s best interests, provided that no indemnification is permitted without judicial approval if the officer, director, employee or agent is adjudged to be liable to the corporation. Where an officer or director is successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify him against the expenses which such officer or director has actually and reasonably incurred.

Section 145 further authorizes a corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or enterprise, against any liability asserted against him and incurred by him in any such capacity, or arising out of his or her status as such, whether or not the corporation would otherwise have the power to indemnify him under Section 145.

The certificates of incorporation of Express, Inc. and Express Finance Corp. provide that Express, Inc. and Express Finance Corp. must indemnify its directors and officers to the fullest extent authorized by the DGCL and must also pay expenses incurred in defending any such proceeding in advance of its final disposition upon delivery of an undertaking, by or on behalf of an indemnified person, to repay all amounts so advanced if it should be determined ultimately that such person is not entitled to be indemnified under this section or otherwise.

Express, Inc. has entered into indemnification agreements with each of its executive officers and directors. The indemnification agreements provide the executive officers and directors with contractual rights to indemnification, expense advancement and reimbursement, to the fullest extent permitted under the DGCL. Express, Inc. has also entered into an indemnification priority agreement with each of Golden Gate Private Equity, Inc. and Limited Brands, Inc. to clarify the priority of advancement of expenses and indemnification obligations among Express, Inc., its subsidiaries and any of Express, Inc.’s directors appointed by Golden Gate Private Equity, Inc. or its affiliates and Limited Brands, Inc. and its affiliates and other related matters.

The indemnification rights set forth above shall not be exclusive of any other right which an indemnified person may have or hereafter acquire under any statute, provision of the certificates of incorporation, bylaws, agreement, vote of stockholders or disinterested directors or otherwise.

Express, Inc. maintains standard policies of insurance that provide coverage (1) to its directors and officers against loss rising from claims made by reason of breach of duty or other wrongful act and (2) to Express, Inc. with respect to indemnification payments that Express, Inc. may make to such directors and officers. The Underwriting Agreement filed as Exhibit 1.1 to the Company’s Registration Statement on Form S-1 (Registration No. 333-164906) provides for indemnification to our directors and officers by the underwriters party thereto against certain liabilities incurred in connection with the Company’s initial public offering.

Delaware Limited Liability Companies

Section 18-108 of the Delaware Limited Liability Company Act provides that a Delaware limited liability company (“LLC”) may, and shall have the power to, indemnify and hold harmless any member or manager or other person from and against any and all claims and demands whatsoever, subject to the standards and restrictions, if any, set forth in its LLC agreement. The LLC Agreement of Express, LLC does not contain any provisions that restrict Express, LLC from indemnifying its sole member or managers.

Ohio Limited Liability Companies

Section 1705.32(A) of the Ohio Revised Code provides that an Ohio LLC may indemnify or agree to indemnify any person who was or is a party, or who is threatened to be made a party, to any threatened, pending or completed civil, criminal, administrative, or investigative action, suit or proceeding, other than an action by or in the right of the company, because he is or was a manager, member, partner, officer, employee or agent of the company or is or was serving at the request of the company as a manager, director, trustee, officer, employee or agent of another LLC, corporation, partnership, joint venture, trust or other enterprise. The company may indemnify or agree to indemnify a person in that position against expenses, including attorney’s fees, judgments, fines and amounts paid in settlement that actually and reasonably were incurred by him in connection with the action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the company and, in connection with any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The LLC Agreement of Express GC, LLC does not contain any provisions that restrict Express GC, LLC from indemnifying its sole member or managers.

ITEM 21.	EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

The attached Exhibit Index is incorporated herein by reference.

ITEM 22.	UNDERTAKINGS.

(a)	The undersigned registrants hereby undertake:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)

to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

(2)	That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)	That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5)	That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell securities to such purchaser:

(i)	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)	The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(6)	The undersigned registrants hereby undertake that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Sections 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(b)	The undersigned registrants hereby undertake to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

(c)	The undersigned registrants hereby undertake to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, Express, LLC, a Delaware limited liability company, has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Columbus, State of Ohio, on August 5, 2010.

EXPRESS, LLC

By:	/S/ MATTHEW C. MOELLERING
Matthew C. Moellering
Executive Vice President, Chief Administrative Officer, Chief
Financial Officer, Treasurer and Secretary

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Stefan L. Kaluzny and Matthew C. Moellering, and each of them, his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any or all amendments (including post-effective amendments) to this registration statement under the Securities Act of 1933, as amended, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their, or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement and power of attorney have been signed by the following persons in the capacities and on the dates indicated on August 5, 2010.

Signature	Title

/S/ MICHAEL A. WEISS Michael A. Weiss	President, Chief Executive Officer and Manager

/S/ MATTHEW C. MOELLERING Matthew C. Moellering	Executive Vice President, Chief Administrative Officer, Chief Financial Officer, Treasurer, Secretary and Manager

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, Express Finance Corp., a Delaware corporation, has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Columbus, State of Ohio, on August 5, 2010.

EXPRESS FINANCE CORP.

By:	/S/ MATTHEW C. MOELLERING
Matthew C. Moellering
Executive Vice President, Chief Administrative Officer, Chief
Financial Officer, Treasurer and Secretary

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Stefan L. Kaluzny and Matthew C. Moellering, and each of them, his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any or all amendments (including post-effective amendments) to this registration statement under the Securities Act of 1933, as amended, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their, or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement and power of attorney have been signed by the following persons in the capacities and on the dates indicated on August 5, 2010.

Signature	Title

/S/ MICHAEL A. WEISS Michael A. Weiss	President, Chief Executive Officer and Director

/S/ MATTHEW C. MOELLERING Matthew C. Moellering	Executive Vice President, Chief Administrative Officer, Chief Financial Officer, Treasurer, Secretary and Director

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, Express, Inc., a Delaware corporation, has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Columbus, State of Ohio, on August 5, 2010.

EXPRESS, INC.

By:	/S/ MATTHEW C. MOELLERING
Matthew C. Moellering
Executive Vice President, Chief Administrative Officer, Chief
Financial Officer, Treasurer and Secretary

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Stefan L. Kaluzny and Matthew C. Moellering, and each of them, his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any or all amendments (including post-effective amendments) to this registration statement under the Securities Act of 1933, as amended, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their, or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement and power of attorney have been signed by the following persons in the capacities and on the dates indicated on August 5, 2010.

Signature	Title

/S/ MICHAEL A. WEISS Michael A. Weiss	President, Chief Executive Officer and Director

/S/ MATTHEW C. MOELLERING Matthew C. Moellering	Executive Vice President, Chief Administrative Officer, Chief Financial Officer, Treasurer and Secretary

/S/ MICHAEL F. DEVINE Michael F. Devine, III	Director

/S/ DAVID C. DOMINIK David C. Dominik	Director

/S/ STEFAN L. KALUNZY Stefan L. Kalunzy	Director

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, Express GC, LLC, an Ohio limited liability company, has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Columbus, State of Ohio, on August 5, 2010.

EXPRESS GC, LLC

By:	/S/ MATTHEW C. MOELLERING
Matthew C. Moellering
Executive Vice President, Chief Administrative Officer, Chief
Financial Officer, Treasurer and Secretary

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Stefan L. Kaluzny and Matthew C. Moellering, and each of them, his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any or all amendments (including post-effective amendments) to this registration statement under the Securities Act of 1933, as amended, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their, or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement and power of attorney have been signed by the following persons in the capacities and on the dates indicated on August 5, 2010.

Signature	Title

/S/ MICHAEL A. WEISS Michael A. Weiss	President, Chief Executive Officer and Manager

/S/ MATTHEW C. MOELLERING Matthew C. Moellering	Executive Vice President, Chief Administrative Officer, Chief Financial Officer, Treasurer, Secretary and Manager

EXHIBIT INDEX

Exhibit Number	Description

2.1	Unit Purchase Agreement, dated as of May 15, 2007, among Express Investment Corp., Limited Brands Store Operations, Inc., Express Holding, LLC and Limited Brands, Inc. (“Unit Purchase Agreement”) (incorporated by reference from Exhibit 2.1 to Express, Inc.’s registration statement on Form S-1, as amended, filed with the Commission on March 25, 2010 (File No. 333-164906)).

2.2	Amendment No. 1 to Unit Purchase Agreement, dated as of July 6, 2007 (incorporated by reference from Exhibit 2.2 to Express, Inc.’s registration statement on Form S-1, as amended, filed with the Commission on March 25, 2010 (File No. 333-164906)).

2.3	Conversion Agreement, dated as of May 10, 2010, by and among Express Parent LLC, Express Management Investors Blocker, Inc., Express Investment Corp., Limited Brands Store Operations, Inc. and EXP Investments, Inc. (incorporated by reference from Exhibit 2.3 to Express, Inc.’s registration statement on Form S-1, as amended, filed with the Commission on May 11, 2010 (File No. 333-164906)).

2.4	Form of Agreement and Plan of Merger among Express, Inc., Express Management Investors Blocker, Inc., Express Management Investors LLC, Express Investment Corp., Multi-Channel Retail Holdings LLC - Series G and Express Holding, LLC (incorporated by reference from Exhibit 2.4 to Express, Inc.’s registration statement on Form S-1, as amended, filed with the Commission on May 11, 2010 (File No. 333-164906)).

3.1	Certificate of Formation of Express, LLC.

3.2	Limited Liability Company Agreement of Express, LLC.

3.3	Certificate of Incorporation of Express Finance Corp.

3.4	Bylaws of Express Finance Corp.

3.5	Certificate of Incorporation of Express, Inc. (incorporated by reference from Exhibit 4.1 to Express, Inc.’s registration statement on Form S-8, filed with the Commission on July 14, 2010 (File No. 333-168097)).

3.6	Bylaws of Express, Inc. (incorporated by reference from Exhibit 4.2 to Express, Inc.’s registration statement on Form S-8, filed with the Commission on July 14, 2010 (File No. 333-168097))

3.7	Certificate of Formation of Express GC, LLC.

3.8	Limited Liability Company Agreement of Express GC, LLC.

4.1	Indenture, dated March 5, 2010, among Express, LLC, Express Finance Corp., the Guarantors and U.S. National Bank Association, as trustee (incorporated by reference from Exhibit 4.2 to Express, Inc.’s registration statement on Form S-1, as amended, filed with the Commission on March 25, 2010 (File No. 333-164906)).

4.2	Registration Rights Agreement, by and among Express, LLC, Express Finance Corp., Express Parent LLC, Express GC, LLC and Banc of America Securities LLC, Goldman, Sachs & Co. and Morgan Stanley & Co. Incorporated (incorporated by reference from Exhibit 4.3 to Express, Inc.’s registration statement on Form S-1, as amended, filed with the Commission on March 25, 2010 (File No. 333-164906)).

Exhibit Number	Description

4.3	Form of Note (attached as exhibit to Exhibit 4.1).

5.1	Opinion of Kirkland & Ellis LLP.

5.2	Opinion of Vorys, Sater, Seymour and Pease LLP.

10.1	Asset-Based Loan Credit Agreement, dated as of July 6, 2007, among Express Holding, LLC, as Parent, Express, LLC, as Borrower, the Initial Lenders, the Initial Issuing Bank, the Swing Line Bank, Wells Fargo Retail Finance, LLC, as Administrative Agent and Collateral Agent, Morgan Stanley Senior Funding, Inc., as Syndication Agent, The CIT Group/Business Credit, Inc. and Wachovia Capital Finance Corporation (Central), as Co-Documentation Agents, and Morgan Stanley Senior Funding, Inc., as Sole Lead Arranger and Sole Bookrunner (the “Asset-Based Loan Credit Agreement”) (incorporated by reference from Exhibit 10.1 to Express, Inc.’s registration statement on Form S-1, as amended, filed with the Commission on March 25, 2010 (File No. 333-164906)).

10.2	Amendment No. 1 to Asset-Based Loan Credit Agreement, dated as of June 3, 2008 (incorporated by reference from Exhibit 10.2 to Express, Inc.’s registration statement on Form S-1, as amended, filed with the Commission on February 16, 2010 (File No. 333-164906)).

10.3	Amendment No. 2 to Asset-Based Loan Credit Agreement, dated as of February 5, 2010 (incorporated by reference from Exhibit 10.3 to Express, Inc.’s registration statement on Form S-1, as amended, filed with the Commission on March 25, 2010 (File No. 333-164906)).

10.4	Term Loan Credit Agreement, dated as of July 6, 2007, among Express Holding, LLC, as Parent, Express, LLC, as Borrower, the Initial Lenders, Morgan Stanley & Co. Incorporated, as Collateral Agent, and Morgan Stanley Senior Funding, Inc., as Administrative Agent, Syndication Agent, Sole Lead Arranger and Sole Bookrunner (the “Term Loan Credit Agreement”) (incorporated by reference from Exhibit 10.4 to Express, Inc.’s registration statement on Form S-1, as amended, filed with the Commission on March 25, 2010 (File No. 333-164906)).

10.5	Amendment to Term Loan Credit Agreement, dated as of February 5, 2010 (incorporated by reference from Exhibit 10.5 to Express, Inc.’s registration statement on Form S-1, as amended, filed with the Commission on March 25, 2010 (File No. 333-164906)).

10.6	Credit Agreement, dated as of June 26, 2008, among Express Topco LLC, as Borrower, the Lenders party thereto and KKR SCF Loan Administration, LLC, as Administrative Agent (“Topco Credit Agreement”) (incorporated by reference from Exhibit 10.6 to Express, Inc.’s registration statement on Form S-1, as amended, filed with the Commission on March 25, 2010 (File No. 333-164906)).

10.7	Amendment to Topco Credit Agreement, dated as of February 5, 2010 (incorporated by reference from Exhibit 10.7 to Express, Inc.’s registration statement on Form S-1, as amended, filed with the Commission on March 25, 2010 (File No. 333-164906)).

10.8+	Employment Agreement, dated as of February 12, 2010, by and among Express, LLC, Express Parent LLC and Michael A. Weiss (incorporated by reference from Exhibit 10.8 to Express, Inc.’s registration statement on Form S-1, as amended, filed with the Commission on March 25, 2010 (File No. 333-164906)).

10.9+	Form of Employment Agreement (incorporated by reference from Exhibit 10.9 to Express, Inc.’s registration statement on Form S-1, as amended, filed with the Commission on March 25, 2010 (File No. 333-164906)).

Exhibit Number	Description

10.10+	Express, Inc. 2010 Incentive Compensation Plan (incorporated by reference from Exhibit 10.10 to Express, Inc.’s registration statement on Form S-1, as amended, filed with the Commission on April 30, 2010 (File No. 333-164906)).

10.11+	Form of Incentive Stock Option Agreement (incorporated by reference from Exhibit 10.11 to Express, Inc.’s registration statement on Form S-1, as amended, filed with the Commission on April 30, 2010 (File No. 333-164906)).

10.12	Master Sublease, dated as of July 6, 2007, between Limited Brands, Inc. and Express, LLC (incorporated by reference from Exhibit 10.12 to Express, Inc.’s registration statement on Form S-1, as amended, filed with the Commission on April 30, 2010 (File No. 333-164906)).

10.13+	Form of Restricted Stock Agreement (incorporated by reference from Exhibit 10.13 to Express, Inc.’s registration statement on Form S-1, as amended, filed with the Commission on April 30, 2010 (File No. 333-164906)).

10.14	Store Leases Agreement, dated as of July 6, 2007, by and among Limited Stores, LLC, Bath & Body Works, LLC, Victoria’s Secret Stores, LLC, Diva US, LLC, Express, LLC and Limited Brands, Inc. (incorporated by reference from Exhibit 10.14 to Express, Inc.’s registration statement on Form S-1, as amended, filed with the Commission on February 16, 2010 (File No. 333-164906)).

10.15	Logistics Services Agreement, dated October 5, 2009, by and between Express, LLC and Limited Logistics Services, Inc. (incorporated by reference from Exhibit 10.15 to Express, Inc.’s registration statement on Form S-1, as amended, filed with the Commission on February 16, 2010 (File No. 333-164906)).

10.16	Exchange Agreement, dated June 26, 2008, by and among Express Parent LLC, Express Topco LLC, Express Holding, LLC and the securityholders listed thereto (incorporated by reference from Exhibit 10.16 to Express, Inc.’s registration statement on Form S-1, as amended, filed with the Commission on February 16, 2010 (File No. 333-164906)).

10.17+	Form of Nonqualified Stock Option Agreement (incorporated by reference from Exhibit 10.17 to Express, Inc.’s registration statement on Form S-1, as amended, filed with the Commission on April 30, 2010 (File No. 333-164906)).

10.18+	Form of Stock Appreciation Rights Agreement (incorporated by reference from Exhibit 10.18 to Express, Inc.’s registration statement on Form S-1, as amended, filed with the Commission on April 30, 2010 (File No. 333-164906)).

10.19+	Form of Restricted Stock Unit Agreement (incorporated by reference from Exhibit 10.19 to Express, Inc.’s registration statement on Form S-1, as amended, filed with the Commission on April 30, 2010 (File No. 333-164906)).

10.20	Amended and Restated Services Agreement, dated as of April 8, 2010, between Express, Inc. and Limited Brands, Inc. (incorporated by reference from Exhibit 10.20 to Express, Inc.’s registration statement on Form S-1, as amended, filed with the Commission on April 4, 2010 (File No. 333-164906))

10.21+	Amendment No. 1 dated as of April 14, 2010 by and among Express, LLC, Express Parent LLC and Michael A. Weiss (incorporated by reference from Exhibit 10.21 to Express, Inc.’s registration statement on Form S-1, as amended, filed with the Commission on April 19, 2010 (File No. 333-164906)).

10.22+	Form of Indemnification Agreement (incorporated by reference from Exhibit 10.22 to Express, Inc.’s registration statement on Form S-1, as amended, filed with the Commission on April 30, 2010 (File No. 333-164906)).

Exhibit Number	Description

10.23	Form of Letter Agreement by and among Limited Brands, Inc., Express, Inc., Express Topco LLC, Express Holding, LLC, Express, LLC, Express Finance Corp. and Express GC, LLC (incorporated by reference from Exhibit 10.23 to Express, Inc.’s registration statement on Form S-1, as amended, filed with the Commission on April 30, 2010 (File No. 333-164906)).

10.24	Form of Letter Agreement by and among Golden Gate Private Equity, Inc., Express, Inc., Express Topco LLC, Express Holding, LLC, Express, LLC, Express Finance Corp. and Express GC, LLC (incorporated by reference from Exhibit 10.24 to Express, Inc.’s registration statement on Form S-1, as amended, filed with the Commission on April 30, 2010 (File No. 333-164906)).

10.25	Amendment No. 2 to Topco Credit Agreement, dated as of April 26, 2010 (incorporated by reference from Exhibit 10.25 to Express, Inc.’s registration statement on Form S-1, as amended, filed with the Commission on April 30, 2010 (File No. 333-164906)).

10.26+	Letter Agreement, dated as of April 28, 2010 between Michael F. Devine, III and Express Parent LLC (incorporated by reference from Exhibit 10.26 to Express, Inc.’s registration statement on Form S-1, as amended, filed with the Commission on April 30, 2010 (File No. 333-164906)).

10.27+	Letter Agreement between Mylle H. Mangum and Express, Inc. (incorporated by reference from Exhibit 10.1 to Express, Inc.’s 8-K filed with the Commission on August 3, 2010).

12.1	Statement Regarding Computation of Ratio of Earnings to Fixed Charges

16.1	Letter from Ernst & Young LLP, independent registered public accounting firm.

21.1	List of subsidiaries of Registrant.

23.1	Consent of PricewaterhouseCoopers LLP, independent registered public accounting firm.

23.2	Consent of Ernst & Young LLP, independent registered public accounting firm.

23.3	Consent of Kirkland & Ellis LLP (included in Exhibit 5.1).

23.4	Consent of e-Rewards, Inc.

24.1	Powers of Attorney (included on signature pages hereto).

25.1	Statement of Eligibility of Trustee on Form T-1 under the Trust Indenture Act of 1939 of U.S. Bank National Association.

99.1	Form of Letter of Transmittal.

99.2	Form of Guaranteed Delivery.

99.3	Form of Tender Instructions

+	Indicates a management contract or compensatory plan or arrangement.